As filed with the Securities and Exchange Commission on December 22, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	7389	20-4531180
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12500 East Belford Avenue

Englewood, Colorado 80112

Telephone: (866) 405-5012

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

David Schlapbach

Executive Vice President, General Counsel and Secretary

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

Telephone: (866) 405-5012

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For service)

Copies to:

Frederick C. Lowinger, Esq.

Paul L. Choi, Esq.

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
5.400% Notes due 2011	$1,000,000,000	100%	$1,000,000,000	$107,000
5.930% Notes due 2016	$1,000,000,000	100%	$1,000,000,000	$107,000
6.200% Notes due 2036	$500,000,000	100%	$500,000,000	$53,500
Floating Rate Notes due 2008	$500,000,000	100%	$500,000,000	$53,500
Total	$3,000,000,000	100%	$3,000,000,000	$321,000

(1)	Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2006

PROSPECTUS

Offer to Exchange

$1,000,000,000 5.400% Notes due 2011

$1,000,000,000 5.930% Notes due 2016

$500,000,000 6.200% Notes due 2036

and

$500,000,000 Floating Rate Notes due 2008

For

$1,000,000,000 5.400% Notes due 2011

$1,000,000,000 5.930% Notes due 2016

$500,000,000 6.200% Notes due 2036

and

$500,000,000 Floating Rate Notes due 2008

Which Have Been Registered Under the Securities Act of 1933

Material Terms to the Exchange Offer and Exchange Notes

•      We are offering to exchange the notes we sold previously in private offerings (referred to as the old notes) for new registered exchange notes (referred to as the exchange notes).

•      You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•      This exchange offer expires at                     , New York City time, on                     , 2007, unless we extend the offer.

•      The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except for the transfer restrictions, and registration rights and the obligation to pay additional interest under specified circumstances.

•      No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•      The exchange notes, like the old notes, will be unsecured and will rank equally in right of payment with all of our other existing unsecured senior indebtedness. The exchange notes will effectively rank junior to all indebtedness and other liabilities of our subsidiaries.

•      Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for old notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•      If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 13 of this prospectus before participating in this exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,         .

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

In this prospectus, unless the context otherwise requires or as otherwise indicated:

•	“Western Union,” “we,” “our,” “us” and “our company” refer to The Western Union Company, a Delaware corporation, and its subsidiaries, for all periods following the spin-off; and

•	“First Data” refers to First Data Corporation, a Delaware corporation, and its subsidiaries, other than, for all periods following the spin-off, Western Union.

We completed our spin-off from First Data, our former parent company, on September 29, 2006.

We describe in this prospectus the businesses transferred to us by First Data in connection with the spin-off as though the transferred businesses were our business for all historical periods described. However, Western Union is a newly formed entity that did not conduct any operations prior to the spin-off. Accordingly, financial information in this prospectus for the periods presented prior to the spin-off are presented on a combined basis and represent those entities that were ultimately transferred to us as part of the spin-off. Financial information in

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this prospectus for periods ending on or after the spin-off are presented on a condensed consolidated basis. Our historical combined financial information as part of First Data and condensed consolidated information following the spin-off contained in this prospectus are not necessarily indicative of our future financial position, future results of operations or future cash flows, nor do they reflect what our financial position, results of operations or cash flows would have been had we been operated as a stand-alone company during the periods presented.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information. You should be aware of certain risks relating to our business and ownership of the notes, which are described under the heading “Risk Factors.”

Trademarks, Service Marks and Trade Names

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks and service marks that we own or have rights to use that appear in this prospectus include the WESTERN UNION®, VIGOSM, ORLANDI VALUTA®, WESTERN UNION QUICK COLLECT®, SPEEDPAY® and PAYMAP® marks. The trademarks are registered in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to our knowledge, owned by such company.

Industry Data

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. The primary sources for third-party industry data and forecasts are Aite Group, LLC, or “Aite,” the United Nations, the World Bank and other industry reports and articles. These third-party publications and surveys generally state that the information included therein is believed to have been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions on which such data are based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

Company Information

The Western Union Company was incorporated in Delaware in February 2006. Our principal executive offices are located at 12500 East Belford Avenue, Englewood, Colorado 80112. Our main telephone number is (866) 405-5012.

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SUMMARY

The following summary contains certain information from this prospectus relating to us and the securities offered in the exchange offer. It does not contain all the details concerning us or the exchange notes, including information that may be important to you. To understand our business and financial position and this exchange offer, you should carefully review this entire prospectus.

Our Company

Western Union, a leader in global money transfer, provides people with fast, reliable and convenient ways to send money around the world, pay bills and purchase money orders. The Western Union brand is globally recognized. Our services are available through a network of approximately 285,000 agent locations that offer Western Union services in more than 200 countries and territories. Each location in our agent network is capable of providing one or more of our services. As of September 30, 2006, approximately 75% of our locations had experienced money transfer activity in the prior twelve months. Our consumer-to-consumer money transfer service enables people to send money around the world in minutes. Our consumer-to-business service provides consumers with flexible and convenient options for making one-time or recurring payments.

In 2005, we generated $4.0 billion in total combined revenues and $927.4 million in combined net income. Demand for our services has steadily increased over the past several years. Our consumer-to-consumer transactions grew at a compound annual growth rate of 21% from 2001 to 2005. We handled 119 million consumer-to-consumer money transfers in 2005, an increase of 23% over 2004. Our 215 million consumer-to-business transactions in 2005 represented a 12% increase over 2004.

We believe that brand strength, the size and reach of our global network, convenience and reliability for our consumers have been key to the growth of our business. As we continue to meet the needs of our consumers for fast, reliable and convenient money transfer services, we are also working to enhance our existing services and provide our consumers with broad access to an expanding portfolio of payment and other financial services.

We completed our spin-off from First Data, our former parent company, on September 29, 2006. For more information on the spin-off, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—The Separation of Western Union from First Data.”

The Western Union Business

The Western Union business model is straight-forward. Our revenue is principally generated by money transfer and payment transactions. We derive our revenue primarily from two sources. Most of our revenue comes from fees that consumers pay when they send money. In certain consumer money transfer transactions involving different send and receive currencies, we generate revenue based on the difference between the exchange rate set by us to the consumer and the rate at which we or our agents are able to acquire currency.

We operate primarily in two business segments.

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In our consumer-to-consumer segment we provide our third-party agents with our multi-currency, real-time money transfer processing systems used to originate and pay money transfers. Our agents provide the physical infrastructure and staff required to complete the transfers. We generally pay our agents a commission based on a percentage of revenue. The commission is shared between the agent that initiated the transaction, the “send agent,” and the agent that paid out the transaction, the “receive agent.” For most agents, the costs of providing the physical infrastructure and staff are typically covered by the agent’s primary business (e.g., postal services, banking, check cashing, travel and retail businesses), making the economics of being a Western Union agent attractive to our agents. Western Union’s global reach and loyal consumer base allow us to attract agents we believe to be high quality.

We take little credit risk associated with consumer delinquency, because the vast majority of our transactions are initiated in cash.

•	In our consumer-to-business segment we offer consumers the option to make consumer-to-business payments electronically over the telephone or the Internet or through cash payments in person at an agent location. We process electronic payments using the consumer’s credit card, debit card or bank account. We process cash payments much like we process consumer-to-consumer transactions.

Our Strengths

We believe our strengths position us to continue as the provider of choice for millions of consumers when they send money. Our strengths include our:

Strong relationships with high quality agents and businesses. We interact with millions of consumers around the world primarily through our global agent network. Our agents facilitate the global distribution and convenience that help define our Western Union brand, which in turn helps create demand for our services and helps us to recruit and retain agents. Our agents tend to be established organizations that provide an array of other consumer products and services, including postal services, groceries, banking, check cashing, travel and other daily necessities. Many are open during nontraditional banking hours, such as nights and weekends, making it easier for consumers to use our services. Although our agent contracts are generally for 5-year terms, our top 40 agents globally have been with us an average of more than 12 years; in 2005, these agents generated approximately 50% of our consumer-to-consumer combined revenues.

We have strong relationships with a number of businesses and other organizations that receive consumer payments, including utilities, auto finance companies, mortgage servicers, financial service providers and government agencies (all sometimes referred to as “billers”). These relationships are a core component of our consumer-to-business payment services. On average, we have provided bill payment services for our top 20 billers for more than 10 years.

Global distribution network. The Western Union®, Orlandi Valuta® and VigoSM agent networks are the foundation of our international presence. We have approximately 285,000 agent locations worldwide, with the vast majority offering Western Union branded service and a small number offering service under two or three brands. Our global footprint is based on more than a decade of building relationships with agents worldwide.

Success in the consumer-to-consumer money transfer business depends in large part on providing quality service at convenient send and receive locations. Our global network, extending to over 200 countries and territories, provides that convenience. We have emphasized the development of our receive network around the world over the last five years to align the supply of agent locations in the markets that primarily send transactions with those that pay them. Today, we believe we are well-positioned in key receive markets, such as China and India, to meet consumer demand as it evolves with shifts in migration patterns.

To complement the convenience offered by our network’s global physical locations, in certain countries we have made our services available through other channels, such as our Internet service, westernunion.com, which allows consumers to send funds through our website, our telephone money transfer service and our direct-to-bank money transfer service, which allows consumers to send money directly to a bank account.

Established brands. Our Western Union® brand is built on a foundation of more than a century of history and consumer-focused service. Our consumers have told us that they believe the Western Union brand represents speed, reliability, trust, value and convenience. In the United States, where the brand has existed the longest, there is a very high level of brand awareness among money transfer users. The international expansion of our agent network over the past decade has made the Western Union brand visible today virtually everywhere consumers send and receive money. We are building the level of awareness in Europe and Asia. As people move and travel around the world, they are able to find a well recognized service to send funds to others.

We also offer money transfer services under the Orlandi Valuta® and VigoSM brands. Over the past three years, Western Union branded transactions have grown the fastest of the three brands. Through our Western Union Quick Collect brand, as well as our Speedpay brand, we offer cash-based and electronic consumer-to-business payment services.

Our operating results over the past several years have allowed us to invest significantly each year to support our brands. In 2005, we invested more than $270 million to market, advertise and promote our services and our agents made significant additional investments.

Consumer relationships. One of our strengths has been our focus on our consumers and offering them fast, reliable money transfer services. Our global loyalty card program, offered for both consumer-to-consumer and consumer-to-business services, is available in a growing number of countries. We launched our Gold Card, the principal feature of the program, in the United States in 2002. As of September 30, 2006, the loyalty program was available in 60 countries and had more than 7.5 million active cards, primarily in the United States. The Gold Card offers consumers faster service at the point-of-sale, rewards such as free telephone time and service enhancements including, on a pilot basis in select markets, remittance protection insurance. On average, a Gold Card consumer initiates more transactions and has a higher rate of retention than a non-carded consumer. In the United States more than 30% of consumer-to-consumer transactions are completed using a Gold Card. We are also seeing increases in usage in Europe and Asia where we began offering the Gold Card in 2004.

Operational excellence. An important part of operational excellence is steadfastly reliable technology. Our systems enable us to provide worldwide, multi-currency and real-time money transfer processing with a high degree of reliability. We provide dynamic computer host-to-host interfaces to our agents and billers that enable them to offer money transfer and payment services within their own computer environment. We also provide settlement and reconciliation software to our agents and billers with reporting and analysis tools to help them monitor many aspects of their money transfer business, including transactions, profitability and cash flow. Behind the scenes, our settlement systems facilitate the periodic settlement of accounts between our company and our agents and billers. Our systems and processes enable our agents to pay money transfers in over 120 currencies.

Flexibility is another important component of operational excellence. We continue to work to implement consumer focused enhancements to our services. These efforts have resulted in offerings like telephone and Internet services, and money transfers paid directly to a bank account or to a stored-value card.

Attractive financial profile. While we have a significant amount of indebtedness outstanding, our significant revenue and net cash flow will provide us with opportunities to invest in our core business growth, in new services and in new markets. In 2005, we generated $4.0 billion in combined revenues and over $1.0 billion in combined net cash provided by operating activities. Our combined revenues have grown at a compound annual growth rate of 15% since 2001.

Experienced management team. Our management team is substantially the same team that managed the Western Union business for First Data before the spin-off. Business leaders at the senior management level and below were involved in Western Union’s global expansion and creating and implementing our long-term strategy. Collectively, members of our executive team have an average of eight years with us or First Data.

Our Strategy

We believe that our strengths position us well to continue to pursue global markets and remain focused on our consumers and their needs. To do so, we developed a number of strategies, including:

Expand and diversify global distribution. We intend to continue to identify and create opportunities to generate new revenue from our existing distribution channels, including through acquisitions and by equity investments in our agents. We are focused on selectively expanding our agent network and relationships with billers.

Our strategy is to align the number of send and receive agent locations in our markets to correspond to the send and receive demands of our consumers in each market. We have focused on building receive networks in countries with large inbound remittance markets, particularly in Latin America, Africa and eastern Europe, as well as key countries like China, India and elsewhere in Asia. This increased presence in receive markets provides immigrants from these countries confidence that money they send home will be delivered to a convenient location they know. In the United States, western Europe and other predominantly send markets, we add agent locations in locales that tend to attract immigrants. While we continue to develop our global network, we expect the majority of our growth in the future to come from existing locations.

Today, we offer cash-based bill payment services primarily in the United States, and we offer consumer-to-business payment services to and from other countries served by our agent network. We intend to pursue continued global expansion of cash and electronic consumer-to-business payments services through our existing agent network and other channels.

Build our brands and enhance our consumers’ experience. We remain focused on our brands and make sizable investments to build our brands and enhance our consumers’ experience. In each of the last three years, we have spent approximately 7% of our revenues on marketing, including advertising, events, loyalty programs and employees dedicated to marketing activities. In addition, in each of the last three years we invested in consumer-to-consumer pricing decreases designed to meet consumer needs, maximize market opportunities and strengthen our overall competitive positioning. Building our brands and enhancing the consumer experience are strategies that are grounded in our global consumer relationship management, or “CRM,” programs, which emphasize building a lifetime relationship with our consumers and their families. The Western Union Gold Card is a key part of this strategy.

Develop consumer convenience and choice. We focus our product development strategy on providing money transfer services that meet consumers’ needs for convenience, choice and control. Our Internet service (westernunion.com), Telephone Money Transfer (a service that allows consumers to speak with Western Union operators in a number of languages by phone to send funds), Money Transfer by Phone (a service that allows consumers to speak with Western Union operators in a number of languages by phone from agent locations to send funds), Direct to Bank (a service that allows consumers to send funds directly to a bank account), Account to Cash (a service that allows consumers to debit their bank accounts and send the money through Western Union for payment at any agent location), Home Delivery of remittances (a service that allows funds to be delivered to the recipient rather than picked up at an agent location) and Western Union@ATM (a service that allows consumers to transfer funds to or from an ATM) are all examples of service enhancements that address our consumers’ needs. We intend to continue to develop these types of enhancements, building on insights from our agents and the knowledge we gain from CRM activities.

In the United States, we offer consumers the ability to send payments to billers through a variety of channels, including walk-in locations, telephone service, interactive voice response units, or “IVR,” and Internet-based service. In order to pay their bills through these channels, consumers can use various means of payments—checks, credit cards, debit cards or cash. We intend to increase our consumer payments business in the United States by pursuing existing and emerging electronic payments services and technologies. Equally as important, we plan to expand this business outside the United States in ways that will vary from market to market.

Explore new service offerings. Western Union is exploring new ways to bring additional services to our consumers around the world. For example, Western Union International Bank, based in Vienna, Austria, has the ability to establish branches and offer money transfer and other financial services directly to consumers in each of the 25 member states of the European Union. We continue to investigate new services—either offered by our company directly or through third parties—that are meaningful to our large consumer base.

The Exchange Offer

In connection with the issuance of $1,000,000,000 aggregate principal amount of our 5.400% Notes due 2011, $1,000,000,000 aggregate principal amount of our 5.930% Notes due 2016, $500,000,000 aggregate principal amount of our 6.200% Notes due 2036 and $500,000,000 aggregate principal amount of our Floating Rate Notes due 2008 (collectively, the “old notes”), we entered into registration rights agreements with the initial purchasers of the old notes. Under those agreements, we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete this exchange offer within 360 days after the dates of original issuance of the old notes. You are entitled to exchange in this exchange offer each applicable series of old notes for a like principal amount of our 5.400% Notes due 2011, 5.930% Notes due 2016, 6.200% Notes due 2036 or Floating Rate Notes due 2008, as applicable (collectively, the “exchange notes”), which are substantially identical to the old notes except that:

•	the exchange notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act, and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreements; and

•	our obligation to pay additional interest on the old notes as described under “The Exchange Offer—Purpose and Effect of This Exchange Offer” does not apply to the exchange notes.

The Exchange Offer

We are offering to exchange up to the entire aggregate principal amount of each series of the exchange notes in exchange for a like aggregate principal amount of the corresponding series of the old notes. We are commencing four separate exchange offers with respect to each series of old notes. We refer to these exchange offers, collectively, as the “exchange offer” in this prospectus. Old notes may be exchanged only in integral multiples of $1,000. For a description of the procedures for tendering the old notes, see “The Exchange Offer—Procedures for Tendering Old Notes.”

Resales

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Expiration Date; Withdrawal of Tenders

This exchange offer will expire at                     , New York City time,                     , 2007, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to This Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of it, according to the instructions contained in this prospectus and the letter of transmittal. You must mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you may use DTC’s Automated Tender Offer Program to tender, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not an affiliate of ours or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you are acquiring the exchange notes in the ordinary course of its business;

•	at the time of the exchange offer, you have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the old notes or the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of this exchange offer, and upon our acceptance for exchange of all old notes validly tendered pursuant to this exchange offer, we will have fulfilled a covenant contained in each registration rights agreement applicable to the respective series of old notes. Accordingly, we will not be obligated to pay damages as described in the registration rights agreements. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture related to the applicable series of old notes, except for any rights under the registration rights agreements that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture related to that series of notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreements, we do not currently anticipate that we will register the old notes under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange.”

Summary of Certain United States Federal Income Tax Considerations

The exchange of old notes for exchange notes will not be a taxable event to you for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging your old notes for exchange notes; (2) the holding period of the exchange notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted issue price and the adjusted tax basis of the exchange notes will be the same as the adjusted issue price and adjusted tax basis of the old notes exchanged therefor immediately before the exchange. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for this exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

The Exchange Notes

The following summary of the terms of the exchange notes is not intended to be complete. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	The Western Union Company

Principal Amounts	2011 Notes: $1,000,000,000
2016 Notes: $1,000,000,000
2036 Notes: $500,000,000
Floating Rate Notes: $500,000,000

Maturity Dates	2011 Notes: November 17, 2011
2016 Notes: October 1, 2016
2036 Notes: November 17, 2036
Floating Rate Notes: November 17, 2008

Interest Rates	2011 Notes: 5.400%
2016 Notes: 5.930%
2036 Notes: 6.200%
Floating Rate Notes: Three-month LIBOR plus 0.15%

Interest Payment Dates	2011 Notes: May 17 and November 17
2016 Notes: April 1 and October 1
2036 Notes: May 17 and November 17
Floating Rate Notes: February 17, May 17, August 17 and November 17

Ranking

The exchange notes will be Western Union’s senior unsecured obligations and will rank equally with all of its existing and future senior unsecured indebtedness. The exchange notes will effectively rank junior to all indebtedness and other liabilities of Western Union’s subsidiaries.

Listing	We do not intend to list the exchange notes on any exchange or to include the exchange notes in any automated quotation system.

Additional Notes

The indenture governing each series of the exchange notes does not limit the aggregate principal amount of notes or other debt securities that we may issue. We may issue as many distinct series of debt securities under the indenture as we wish. The indentures, however, do limit the amount of indebtedness that our restricted subsidiaries may incur. See “Description of the Exchange Notes—Certain Covenants.”

Optional Redemption

We may redeem some or all of the 2011 Notes, 2016 Notes, 2036 Notes at any time. We may redeem some or all of the Floating Rate Notes on or after May 17, 2007. See “Description of the Exchange Notes—Optional Redemption.”

Guarantee

On September 29, 2006, our subsidiary, First Financial Management Corporation (“FFMC”) agreed to fully and unconditionally guarantee our obligations under the 2016 Notes and our revolving credit facility. These guarantees were released and terminated on November 17, 2006, in accordance with their terms, when we repaid the entire $2.4 billion in principal amount outstanding under a bridge loan facility entered into by FFMC.

Covenants

The indenture governing the applicable series of the exchange notes contains covenants that limit the ability of Western Union and its restricted subsidiaries to, among other things, create liens. These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” for a discussion of the factors that you should consider before buying the exchange notes.

Summary Historical Data

The following tables set forth our summary historical data prepared on a combined and consolidated basis. Financial information in this prospectus for the periods prior to the spin-off are presented on a combined basis and represent those entities that were ultimately transferred to us as part of the spin-off. Financial information in this prospectus for periods ending on or after the spin-off are presented on a condensed consolidated basis.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical combined and condensed consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The statements of income and cash flow data for the years ended December 31, 2005, 2004 and 2003 and the balance sheet data as of December 31, 2005 and 2004 set forth below are derived from our audited combined financial statements included elsewhere in this prospectus. The statements of income and cash flow data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2003, 2002 and 2001 set forth below are derived from our unaudited combined financial statements not included in this prospectus. The statements of income and cash flow data for the nine-month periods ended September 30, 2006 and 2005 and the balance sheet data as of September 30, 2006 set forth below are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements are not necessarily indicative of the results to be expected for any other interim period or for the year ending December 31, 2006. However, in the opinion of management, the unaudited interim condensed consolidated financial statements include all normal recurring adjustments that are necessary for the fair presentation of the results for the interim periods. See “Index to Combined and Condensed Consolidated Financial Statements.”

Our summary combined and condensed consolidated financial data are not necessarily indicative of our future financial position, future results of operations or future cash flows and do not reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

	Nine Months Ended September 30,		Years Ended December 31,
(in millions, except ratios)	2006	2005	2005	2004	2003	2002	2001
	(unaudited)					(unaudited)	(unaudited)
Statements of Income Data:
Revenues (a)	$3,297.0	$2,919.7	$3,987.9	$3,547.6	$3,151.6	$2,743.4	$2,314.4
Operating expenses (a) (b) (c) (d)	2,320.8	1,964.4	2,718.7	2,435.5	2,148.6	1,919.9	1,651.0
Operating income	976.2	955.3	1,269.2	1,112.1	1,003.0	823.5	663.4
Other income/(expense), net (e)	52.4	50.6	74.9	(13.5)	(40.4)	(24.2)	(1.1)
Net income (b) (c) (d)	696.8	693.5	927.4	751.6	633.7	494.1	407.9

Cash Flow Data:
Net cash provided by operating activities	777.6	711.0	1,002.8	930.2	792.8	607.5	526.1
Dividends to First Data	2,953.9	—	417.2	659.8	324.2	486.8	1,047.3

Key Indicators (unaudited):
Consumer-to-consumer transactions (f)	107.5	84.4	118.52	96.66	81.04	67.84	55.78
Consumer-to-business transactions (g)	180.1	157.2	215.11	192.57	179.39	145.01	113.79

Growth Rates (unaudited):
Revenue	13%		12%	13%	15%	19%
Operating income	2%		14%	11%	22%	24%
Net income	—		23%	19%	28%	21%
Consumer-to-consumer transactions	27%		23%	19%	19%	22%
Consumer-to-business transactions	15%		12%	7%	24%	27%

	As of September 30, 2006	As of December 31,
		2005	2004	2003	2002	2001
	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Total assets	$5,038.6	$4,606.4	$3,330.2	$3,029.9	$2,472.4	$2,189.8
Total liabilities	5,613.2	1,794.6	1,395.7	1,201.0	1,001.7	846.4
Total Stockholders’ (Deficiency)/Net investment in The Western Union Company	(574.6)	2,811.8	1,934.5	1,828.9	1,470.7	1,343.4

Other Data:
Ratio of earnings to fixed charges (h)	210.1	170.2	114.3	380.7	536.2	539.1

(a)	In January 2002, our company adopted Emerging Issues Task Force 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” or “EITF 01-14,” which requires that reimbursements received for “out-of-pocket” expenses be characterized as revenue. The year ended December 31, 2001 has been adjusted for this adoption. Operating expenses include cost of services and selling, general and administrative expenses.
(b)	In January 2002, our company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which requires that goodwill no longer be amortized effective January 1, 2002. Prior to our adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over estimated useful lives ranging from 10 to 40 years.
(c)	In 2002, our company recorded expenses of $41.0 million related to the settlement of certain class action litigation and regulatory matters.
(d)	We adopted SFAS No. 123R, “Share-Based Payment,” or “SFAS No. 123R,” following the modified prospective method effective January 1, 2006. SFAS No. 123R requires all stock-based payments to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. Stock-based compensation expense, including the impact of adopting SFAS No. 123R, was $16.3 million for the nine months ended September 30, 2006.
(e)	Primarily includes derivative gains and losses, the net foreign exchange effect on notes receivable from First Data and related foreign currency swaps with First Data, and net interest income due from First Data. Prior to September 29, 2006, we did not have any forward contracts that qualified as hedges, and therefore, the gains and losses on these contracts were reflected in income prior to that date. On September 29, 2006, we re-established our foreign currency forward positions to qualify for cash flow hedge accounting. As a result, on a go-forward basis, we anticipate the amounts reflected in the caption “Derivative gains/(losses), net” will be minimal. The notes receivable from First Data affiliates and related foreign currency swap agreements were settled in cash in connection with the spin-off. Accordingly, we will no longer have any amounts related to the revaluation of notes receivable from First Data and the related foreign currency swap arrangements recognized on the statement of income in the caption “Foreign exchange effect on notes receivable from First Data, net.” During the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, the pre-tax derivative (loss)/gain was $(21.8) million, $38.6 million, $45.8 million, $(30.2) million, and $(37.9) million, respectively. During the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005 and 2004, the pre-tax gain/(loss) on foreign exchange translation of notes receivable from First Data and valuation of related foreign currency swap agreements was $10.1 million, $(10.6) million, $(5.9) million, and $7.5 million, respectively. There was no gain or loss during 2003.
(f)	Consumer-to-consumer transactions include consumer-to-consumer money transfer services worldwide. Amounts include Vigo Remittance Corp. transactions since the acquisition date of October 21, 2005.
(g)	Consumer-to-business transactions include Quick Collect, Convenience Pay, Speedpay and Equity Accelerator transactions processed by us. Amounts include E Commerce Group, Inc. (Speedpay) transactions since its acquisition in June 2002 and Paymap Inc. (Equity Accelerator and Just-in-Time) transactions since its acquisition in April 2002.
(h)	For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding income before income taxes, fixed charges, and distributions from equity method investments, and then subtracting income from equity method investments. Fixed charges consist of interest expense and an estimated interest portion of rental expense.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this prospectus before participating in the exchange offer. Some of these risks relate principally to our business and the industry in which we operate, while others relate principally to our spin-off from First Data, and other risks relate principally to the exchange offer and the exchange notes.

Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks, and, as a result, our ability to comply with our obligations with respect to the exchange notes could be materially and adversely affected.

Risks Relating to Our Business and Industry

If we are unable to maintain our agent network, our business, financial position and results of operations would be adversely affected.

Most of our revenue is derived through our agent network. Transaction volumes at existing agent locations often increase over time and new agents provide us with additional revenue. If agents decide to leave our network, or if we are unable to sign new agents, our revenue and profit growth rates may be adversely affected. Agent attrition might occur for a number of reasons, including a competitor engaging an agent or an agent’s dissatisfaction with its relationship with us or the revenue derived from that relationship. In addition, agents may generate fewer transactions or less revenue for various reasons, including the appearance of competitors close to our agent locations or increased competition. Because an agent is a third party that engages in a variety of activities in addition to providing our services, it may encounter business difficulties unrelated to its provision of our services, which could cause the agent to reduce its number of locations, hours of operation, or cease doing business altogether.

Our business is subject to a wide variety of laws and regulations, especially laws designed to prevent money laundering and terrorist financing. Failure by us or our agents to comply with those laws and regulations could have an adverse effect on our business, financial position and results of operations.

As described under “Our Business—Regulation,” our business is subject to a wide range of laws and regulations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations, money transfer and payment instrument licensing regulations, escheat laws and laws covering consumer privacy, data protection and information security. Our services also are subject to an increasingly strict set of legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. For example, certain economic and trade sanctions programs that are administered by the Treasury Department’s Office of Foreign Assets Control prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. As federal and state legislative and regulatory scrutiny and action in these areas increase, we expect that our costs of complying with these requirements will increase, perhaps substantially. Failure to comply with any of these requirements—by either us or our agents (which are third parties, over which we have limited legal and practical control)—could result in the suspension or revocation of a license or registration required to provide money transfer services, the limitation, suspension or termination of services and/or the imposition of civil and criminal penalties, including fines. In addition to those direct costs, a failure by us or our agents to comply with applicable laws and regulations also could seriously damage our reputation and brands, and result in diminished revenue and profit and increased operating costs.

In connection with governmental efforts to prevent money laundering and terrorist financing and pursuant to legal obligations and authorizations, Western Union makes information available to United States federal and state, as well as certain foreign, law enforcement agencies. In recent years, government agencies have increased their requests for such information from Western Union and other companies (both financial service providers and others), particularly in connection with efforts to prevent terrorist financing. During the same period, there has also been increased public attention to concerns about consumer privacy, accompanied by legislation and regulations intended to address issues of data protection, information security and privacy. These two policy goals—the prevention of money laundering and terrorist financing and the protection of consumer privacy—may conflict, and the law in these areas is not consistent or settled. While we believe that Western Union is compliant with its legal responsibilities, the legal, political and business environments in this area are rapidly evolving, and subsequent legislation, regulation, litigation, court rulings or other events could expose Western Union to liability and reputational damage.

As noted above, most of our revenue is derived through our agent network. The types of enterprises that are legally authorized to act as our agents vary significantly from one country to another. Changes in the laws affecting the kinds of entities that are permitted to act as money transfer agents (such as changes in requirements for capitalization or ownership) could adversely affect our ability to distribute our services and the cost of providing such services, both by us and our agents. For example, a requirement that a money transfer provider be a bank or other highly regulated financial entity could increase significantly the cost of providing our services in many countries where that requirement does not exist today or could prevent us from offering our services in an affected country. Further, any changes in law that would require us to provide directly the money transfer services to consumers as opposed to through an agent network—effectively changing our business model—could significantly adversely impact our ability to provide our services, and/or the cost of our services, in the relevant jurisdiction.

Our fees may be reduced because of regulatory initiatives or proceedings that are either industry wide or specifically targeted at our company. For example, recent initiatives both in the United States and at G-8 summit meetings have focused on lowering international remittance costs. These initiatives may have an adverse impact on our business, financial position and results of operations.

Our agents are subject to a variety of regulatory requirements, which differ from jurisdiction to jurisdiction and are subject to change. A material change in the regulatory requirements necessary to offer money transfer services in a jurisdiction important to our business could mean increased costs and/or operational demands on our agents, which could result in the attrition of agents, a decrease in the number of locations at which money transfer services are offered and other negative consequences. The regulatory status of our agents could affect their ability to offer our services. For example, our agents in the United States are considered Money Service Businesses, or “MSBs,” under the Bank Secrecy Act. An increasing number of financial institutions view MSBs, as a class, as higher risk customers for purposes of their anti-money laundering programs. As a result, several financial institutions have terminated their banking relationships with some of our agents and with us. If a significant number of agents are unable to maintain existing or establish new banking relationships, they may not be able to continue to offer our services.

Virtually all of the Western Union branded agents offer our services on an exclusive basis—that is, they have agreed by contract not to provide any non-Western Union branded money transfer services. While we believe that these agreements generally are valid and enforceable, changes in laws regulating competition or in the interpretation of those laws could undermine our ability to enforce them in the future. For example, Russia and Ukraine have each enacted laws that effectively prohibit payment service providers, such as money transfer companies, from agreeing to exclusive arrangements with banks in those countries. The inability to enforce our exclusivity rights under our contracts could adversely affect our operations and revenue by, for example, allowing competitors to benefit from the goodwill associated with the Western Union brand at our agent locations.

We face competition from global and niche or corridor money transfer providers, United States and international banks, card associations, card-based payments providers and a number of other types of service providers. Our continued growth depends on our ability to compete effectively in the industry.

Money transfer and consumer payments are highly competitive industries comprised of players from a variety of financial and non-financial business groups. Our competitors include banks, credit unions, ATM providers and operators, card associations, card-based payments providers such as issuers of e-money, travel cards or stored-value cards, informal remittance systems, web-based services, telephone payment systems (including mobile phone networks), postal organizations, retailers, check cashers, mail and courier services, currency exchanges and traditional money transfer companies. These services are differentiated by features and functionalities such as speed, convenience, network size, hours of operations, loyalty programs, reliability and price. Our continued growth depends on our ability to compete effectively in these industries. We have made periodic pricing decreases in response to competition and to implement our brand investment strategy, which includes better meeting consumer needs, maximizing market opportunities and strengthening our overall competitive positioning. Net consumer-to-consumer price decreases have been approximately 3% of our annual combined revenues in each of the last two years. In addition, failure to compete on service differentiation could significantly affect our future growth potential and related profitability.

Recently, card associations have become more active in promoting stored-value cards and other services that compete with our money transfer and consumer payments businesses. These associations, as well as debit networks, can be effective competitors because of the ubiquity of their brands, their large number of financial institution issuers and their extensive merchant networks. In addition, we offer consumers the option of using credit or debit cards in connection with certain of our services. The card associations and debit networks set the charge, known as an interchange fee, that we as a merchant must pay for accepting their cards. Their association and network rules also categorize transactions or cause us to categorize transactions in a manner that can affect the cost of the transaction to us or the consumer. Changes to interchange fees could increase our costs to accept cards in payment for services, while changes in how our services are categorized could make the use of cards to pay for our services less attractive to the consumer.

Many of our agents outside the United States are national post offices. These entities are usually governmental organizations that may enjoy special privileges or protections that could allow them to simultaneously develop their own money transfer businesses. International postal organizations could agree to establish a money transfer network among themselves. Due to the size of these organizations and the number of locations they have, any such network could represent significant competition to us. Because these entities are governmental organizations, they may be able to—or be required to—offer their money transfer services at, near or below their cost of providing such services.

Risks associated with operations outside the United States could adversely affect our business, financial position and results of operations.

Because an increasing portion of our revenue is generated in currencies other than the United States dollar, we are subject to risks related to changes in currency rates and foreign exchange regulation (such as the ability to repatriate funds to the United States, and the cost of repatriation). We use foreign currency forward contracts to mitigate the risks associated with changes in foreign currency. However, these derivative contracts do not eliminate all of the risks related to foreign currency translation.

Money transfers to, from or within or between countries may be limited or prohibited by law. At times in the past, we have been required to cease operations in particular countries due to political uncertainties or government restrictions imposed by foreign governments or the United States. Additionally, economic or political instability or natural disasters may make money transfers to, from or within a particular country difficult, such as when banks are closed, when currency devaluation makes exchange rates difficult to manage or when natural disasters or civil unrest makes access to agent locations unsafe. These risks could negatively impact our ability to make payments to or receive payments from international agents or our ability to recoup funds that have been advanced to international agents and could adversely affect our business, financial position and results of operations. In addition, the general state of telecommunications and infrastructure in some lesser developed countries creates operational risks for us and our agents that generally are not present in our operations in the United States and other more developed countries.

As noted above, many of our agents outside the United States are post offices, which are usually owned and operated by national governments. These governments may decide to change the terms under which they allow post offices to offer remittances and other financial services. For example, governments may decide to separate financial service operations from postal operations, or mandate the creation or privatization of a “post bank.” These changes could have an adverse effect on our ability to distribute and offer our services in countries that are material to our business.

Interruptions in international migration patterns could adversely affect our business, financial position and results of operations.

The money transfer business relies in part on migration patterns, which bring workers into countries with greater economic opportunities than their native countries. A significant portion of money transfers is initiated by immigrants. Changes in immigration laws, such as those currently being considered by the United States Congress, economic development patterns that discourage international migration and political or other events (such as war, terrorism or health emergencies) that would make it more difficult for workers to migrate or work abroad could adversely affect our remittance volume or growth rate and could each have an adverse effect on our business, financial position and results of operations. For example, beginning in the second quarter of 2006, the United States to Mexico and United States domestic corridors and United States outbound business to Latin American countries were adversely impacted by the immigration debate and related activities in the United States. This controversy around the subject of immigration and the changes in the approach of various government entities to the regulation of businesses that employ or sell to immigrants has created fear and distrust among many Hispanic consumers in the United States. As a result, the frequency of money transfer transactions involving these consumers has decreased and competitors have lowered prices and foreign exchange spreads in certain markets. Collectively, these issues adversely affected our Mexico and United States domestic businesses through the third quarter of this year, and we expect them to continue to impact our businesses in the future.

Unfavorable resolution of tax contingencies could adversely affect our tax expense.

Our tax returns and positions are subject to review and audit by federal, state, local and international taxing authorities. An unfavorable outcome to a tax audit could result in higher tax costs, thereby negatively impacting our results of operations. We have established contingency reserves for material, known tax exposures, including potential tax audit adjustments with respect to our foreign business which was restructured in 2003. Our reserves reflect what we believe to be reasonable assumptions as to the likely resolution of the issues involved if subject to judicial review. While we believe that our reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed our related reserve. Any difference from our position as recorded in our financial statements and the final resolution of a tax issue will be reflected in our income tax expense in the period during which the issue is resolved. Such resolution could also affect our effective tax rate for future periods. To address certain tax aspects of the 2003 restructuring of our international operations, discussions were initiated with the Internal Revenue Service pursuant to the Internal Revenue Service’s Advance Pricing Agreement, or “APA,” Program. We were notified by the Internal Revenue Service in late October 2006, however, that we will not be able to conclude an arrangement acceptable to us through the APA Program and, therefore, expect that the tax aspects of the 2003 restructuring will be addressed as part of the ongoing federal income tax audit. We have benefited from the 2003 restructuring by having our income from certain foreign-to-foreign money transfer transactions taxed at relatively low foreign tax rates rather than the U.S. and state combined statutory tax rate. The amount of taxes attributable to such rate differential is included in the “Foreign rate differential” line in the effective rate reconciliation in Note 9—“Income Taxes” to our historical combined financial statements and cumulatively totaled $190.7 million through September 30, 2006 and $131.6 million through December 31, 2005.

Acquisitions and integrating new businesses create risks and may affect operating results.

We occasionally acquire businesses both inside and outside the United States. The acquisition and integration of businesses involve a number of risks. The core risks involve valuation (negotiating a fair price for the business based on inherently limited due diligence) and integration (managing the complex process of integrating the acquired company’s people, products and services, technology and other assets in an effort to realize the projected value of the acquired company and the projected synergies of the acquisition). In addition, international acquisitions often involve additional or increased risks including, for example:

•	managing geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	integrating systems that may not have been designed or maintained to the same standards as those in the United States;

•	complying with foreign regulatory requirements;

•	fluctuations in currency exchange rates;

•	enforcement of intellectual property rights in some foreign countries;

•	difficulty entering new markets due to, among other things, customer acceptance and business knowledge of these new markets; and

•	general economic and political conditions, including legal and other barriers to cross-border investment in general, or by United States companies in particular.

Integrating operations could cause an interruption of, or divert resources from, one or more of our businesses and could result in the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with an acquisition and the integration of the acquired company’s operations could have an adverse effect on our business, financial position and results of operations.

Our ability to adopt technology in response to changing industry and consumer needs or trends poses a challenge to our business.

Our ability to compete in the markets we serve may be threatened by change, including changes in technology, changes with respect to consumer needs, competition and industry standards. We actively seek solutions that respond in a timely manner to new technology-based money transfer services such as Internet, land and mobile phone based money transfer services and prepaid, stored-value and other card-based money transfer services. Failure to respond well to these challenges could adversely impact our business, financial position and results of operations.

Western Union has been the subject of class-action litigation, and remains the subject of other litigation as well as consent agreements with or enforcement actions by regulators.

Western Union has been the subject of class-action litigation in the United States, alleging that its foreign exchange rate disclosures failed to adequately inform consumers about the revenue that Western Union and its agents derive from international remittances. These suits all have been settled without an admission of liability, and we have made certain changes in our advertising and consumer forms. It is possible that because of changes in law or future litigation or regulatory action, we could be required to modify our disclosures or our practices further. These modifications could be costly to implement, restrict our ability to advertise or promote our services and/or limit the amount of our foreign exchange income.

In addition, as a company that provides global financial services primarily to consumers, we could be subject to future class-action, other litigation or regulatory action alleging violations of consumer protection or other laws. We also are subject to claims asserted by consumers based on individual transactions.

We are subject to unclaimed or abandoned property (escheat) laws in the United States and abroad which require us to turn over to certain government authorities the property of others held by us that has been unclaimed for a specified period of time, such as unredeemed money transfers. We hold property subject to escheat laws and we have an ongoing program to comply with those laws. In addition, we are subject to audit with regard to our escheatment practices. Any difference between the amounts we have accrued for unclaimed property and amounts that are claimed by a state or foreign jurisdiction could have a significant impact on our results of operations and cash flows. See “Our Business—Regulation—Escheat Regulations.”

Our consumer payments business is subject to various United States federal, state and local laws and regulations, as well as laws and regulations outside the United States. Our United States business is subject to reporting, recordkeeping and anti-money laundering provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and to regulatory oversight and enforcement by the United States Department of Treasury’s Financial Crimes Enforcement Network, or “FinCEN.” In addition, as a money transmitter, we are subject to licensing, regulation and examination by almost all the states and the District of Columbia.

Over the past several years, we have entered into a number of consent agreements with federal and state authorities, including FinCEN, the New York State Banking Department, the California Department of Financial Institutions and the Arizona Department of Financial Institutions, relating to the Bank Secrecy Act and anti-money laundering requirements and related consumer identification matters. These agreements required us to pay civil penalties and to take certain measures to enhance our compliance with recordkeeping, reporting, training and agent oversight requirements under applicable state and federal law. The financial services industry and businesses like ours continue to be under significant federal and state regulatory scrutiny with respect to the Bank Secrecy Act and anti-money laundering compliance matters. It is possible that as a result of periodic examinations or otherwise, we could be subject to deficiency findings, fines, criminal penalties, enforcement actions or similar consent agreements in the future that could adversely affect our business, financial position and results of operations.

Our ability to remain competitive depends in part on our ability to protect our brands and our other intellectual property rights and to defend ourselves against potential patent infringement claims.

The Western Union® brand, consisting of trademark registrations in various countries, is material to our company. The loss of the Western Union trademark or a diminution in the perceived quality associated with the name would harm our business. Similar to the Western Union trademark, the VigoSM service mark and the Orlandi Valuta®, Speedpay®, Western Union Quick Collect® and Paymap® trademarks are important to our company and a loss of the service mark or trademarks or a diminution in the perceived quality associated with these names could harm our business.

The laws of certain foreign countries in which we do business either do not recognize intellectual property rights or do not protect them to the same extent as do the laws of the United States. Adverse determinations in judicial or administrative proceedings in the United States or in foreign countries could impair our ability to sell our services or license or protect our intellectual property, which could adversely affect our business, financial position and results of operations.

We have been, and in the future may be, subject to claims alleging that our technology or business methods infringe patents owned by others, both in and outside the United States. Unfavorable resolution of these claims could require us to change how we deliver a service, result in significant financial consequences, or both, which could adversely affect our business, financial position and results of operations.

Interruptions in our systems may have a significant effect on our business.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer information systems. Any significant interruptions could harm our business and reputation and result in a loss of consumers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or other causes, many of which may be beyond our control. Although we have taken steps to prevent a system failure, our measures may not be successful and we may experience problems other than system failures.

We also may experience software defects, development delays, installation difficulties and other systems problems, which would harm our business and reputation and expose us to potential liability which may not be fully covered by our business interruption insurance. Our data applications may not be sufficient to address technological advances, changing market conditions or other developments.

Breaches of our information security policies or safeguards could adversely affect our ability to operate and could damage our reputation, business, financial position and results of operations.

We collect, transfer and retain consumer data as part of our business. These activities are subject to laws and regulations in the United States and other jurisdictions in which our services are available. These requirements, which often differ materially among the many jurisdictions, are designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately disclosed. We have developed and maintain technical and operational safeguards designed to comply with applicable legal requirements. However, despite those safeguards, it is possible that hackers, employees acting contrary to our policies or others could improperly access our systems or improperly obtain or disclose data about our consumers. Any breach of our security policies or applicable legal requirements resulting in a compromise of consumer data could expose us to regulatory enforcement action, limit our ability to provide services, subject us to litigation and/or damage our reputation.

We face credit and fraud risks from our agents and from consumers that could adversely affect our business, financial position and results of operations.

The vast majority of our global funds transfer business is conducted through third-party agents that provide our services to consumers at their retail locations. These agents sell our services, collect funds from consumers and are required to pay the proceeds from these transactions to us. As a result, we have credit exposure to our agents. In some countries, our agent networks are comprised of agents that establish subagent relationships; these agents must collect funds from their subagents in order to pay us. We are not insured against credit losses, except in certain circumstances (generally only limited instances and only in the United States) related to agent theft or fraud. If an agent becomes insolvent, files for bankruptcy, commits fraud or otherwise fails to pay money order or money transfer proceeds to us, we must nonetheless pay the money order or complete the money transfer on behalf of the consumer.

From time to time, we have made, and may in the future make, short term advances and longer term loans to our agents. These advances and loans generally are secured by settlement funds payable by us to these agents. However, the failure of these borrowing agents to repay these advances and loans constitutes a credit risk to us.

We offer consumers the ability to transfer money utilizing their credit or debit card, through various distribution channels such as the Internet or telephone. Because they are not face-to-face transactions, these transactions involve a greater risk of fraud. We apply verification and other tools to help authenticate transactions and protect against fraud. However, these tools may not be successful in protecting us against fraud. As the merchant of these transactions, we are not insured for losses and bear the financial risk of the full amount sent.

We previously identified a material weakness in the design and operation of our internal control related to compliance with SFAS No. 133.

Based upon an evaluation of our documentation of hedging arrangements in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS No. 133”), we concluded that certain of our foreign exchange forward contracts did not qualify for cash flow hedge accounting since the initial documentation with respect to these instruments did not meet the technical requirements of SFAS No. 133. Accordingly, we previously restated our historical combined financial statements. Subsequently, under the direction of our Chief Executive Officer and Co-Principal Financial Officers, we have implemented new internal control procedures to improve the effectiveness of our review over accounting for derivative financial instruments and to ensure that these transactions are accounted for in accordance with generally accepted accounting principles in the United States of America. These remedial actions include an additional review by a combination of internal and external personnel of hedging strategies and related documentation prior to implementing new or modified strategies, processes or documentation to ensure hedge accounting is appropriately applied with respect to SFAS No. 133. In addition, we have revised and improved the documentation required at the initiation of a derivative instrument and also during the required periodic reviews. We will continue to monitor the effectiveness of these processes, procedures and controls, and will make any further changes as management determines appropriate. Although we believe that we have identified the problem and taken adequate steps to cause our accounting practices to comply with SFAS No. 133, there can be no assurance that additional significant deficiencies or material weaknesses in our internal controls will not be discovered in the future. Any failure to sufficiently address this material weakness, or the identification of additional significant deficiencies or material weaknesses, could have an adverse effect on our business, reputation, financial position and results of operations.

We have substantial debt obligations that could restrict our operations. In addition, our business, financial position and results of operations could be harmed by adverse rating actions by credit rating agencies.

In connection with the spin-off we incurred approximately $3.5 billion in consolidated indebtedness, and we may also incur additional substantial indebtedness in the future.

Our indebtedness could have adverse consequences, including:

•	limiting our ability to pay dividends to our stockholders;

•	increasing our vulnerability to changing economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;

•	limiting our ability to borrow additional funds; and

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes.

There would be adverse tax consequences associated with using earnings generated outside the United States to pay the interest and principal on our indebtedness. Accordingly, this portion of our cash flow will be unavailable under normal circumstances to service our debt obligations.

It is important to our business to receive and maintain an investment grade long-term credit rating. Currently, each of the major credit rating agencies has given our outstanding indebtedness an investment grade rating, and we expect the exchange notes to receive investment grade ratings as well. If the exchange notes do not receive these ratings, if our current rating is downgraded, or if ratings agencies indicate that a downgrade may occur, our business, financial position and results of operations could be adversely affected and perceptions of our financial strength could be damaged. This could adversely affect our relationships with our agents, particularly those agents that are financial institutions or post offices. In addition, a downgrade or an indication that a downgrade may occur also could result in regulators imposing additional capital and other requirements on us, including imposing restrictions on the ability of our regulated subsidiaries to pay dividends. Also, a downgrade could increase our costs of borrowing money, adversely affecting our business, financial position and results of operations.

Our balance sheet as a stand-alone company may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, financial position and results of operations.

In connection with the spin-off we incurred substantial indebtedness. As a result, our stockholders’ deficiency as of September 30, 2006 was $574.6 million. Our regulators likely will expect us to possess sufficient financial soundness and strength to adequately support our regulated subsidiaries. In addition, although we are not a bank holding company for purposes of United States law or the law of any other jurisdiction, as a global provider of payments services and in light of the changing regulatory environment in various jurisdictions, we could be subject to new capital requirements introduced or imposed by our regulators that could require us to issue securities that would qualify as Tier 1 regulatory capital under the Basel Committee accords or retain earnings over a period of time. Any of these requirements could adversely affect our business, financial position and results of operations.

Risks Relating to the Spin-Off

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from First Data. We have described those anticipated benefits elsewhere in this prospectus. In addition, we have incurred and will incur significant costs, including those described below, which may exceed our estimates, and we have incurred some negative effects from our separation from First Data, including loss of access to the financial, managerial and professional resources from which we have benefited in the past.

Our historical combined and consolidated financial information are not necessarily indicative of our future financial position, future results of operations or future cash flows nor do they reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

Our historical combined and consolidated financial information included in this prospectus does not reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented and is not necessarily indicative of our future financial position, future results of operations or future cash flows. This is primarily a result of the following factors:

•	Our historical combined and consolidated financial results reflect allocation of expenses from First Data. Those allocations may be lower than the comparable expenses we would have incurred as a stand-alone company.

•	Our working capital requirements historically were satisfied as part of First Data’s corporate-wide cash management policies. Following the spin-off, our cost of debt and our capitalization are significantly different from that reflected in our historical combined and consolidated financial statements.

•	Significant changes in our cost structure, financing and business operations are occurring as a result of our spin-off from First Data, including the costs for us to establish our operating infrastructure and costs related to being a stand-alone company.

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined and consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

We are incurring significant expenses to create the infrastructure necessary to operate as a stand-alone company, and we will experience increased on-going costs in connection with being a stand-alone company.

Prior to the spin-off, we used First Data’s infrastructure to support our business functions, including the telecommunications system that supported our operations and the systems that provided for accounting and financial reporting, accounts payable and receivable processing, procurement and human resource management. The expenses related to establishing and maintaining this infrastructure were spread among all of the First Data businesses. As a result of the spin-off, we no longer have access to First Data’s infrastructure, and we are in the process of establishing our own, at a significant cost.

First Data also performed many important corporate functions for us, including treasury, tax administration, accounting, financial reporting, human resources, employee benefits and incentives, legal, procurement and other services. Prior to the spin-off, we paid First Data for these services on a cost-allocation basis. As a result of the spin-off, First Data is continuing to provide some of these services to us on a transitional basis for a period of up to one year, pursuant to a transition services agreement we entered into with First Data. For more information regarding the transition services agreement, see “Our Relationship with First Data—Transition Services Agreement.” At the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may exceed those charged by First Data when we were part of First Data or during the transition period. A significant increase in the costs of performing or outsourcing these functions could adversely affect our business, financial position and results of operations.

Prior to the spin-off, our business benefited from First Data’s purchasing power when procuring goods and services, including telecommunications services, computer hardware and software licenses, office supplies and equipment and travel services. As a stand-alone company, we may be unable to obtain goods and services at comparable prices or on terms as favorable as those obtained prior to the spin-off, which could decrease our overall profitability.

If the spin-off does not qualify as a tax-free transaction, First Data and its stockholders could be subject to material amounts of taxes and, in certain circumstances, our company could be required to indemnify First Data for material taxes pursuant to indemnification obligations under the tax allocation agreement.

First Data received a private letter ruling from the Internal Revenue Service to the effect that, among other things, the spin-off (including certain related transactions) qualifies as tax-free to First Data, us and First Data stockholders for U.S. federal income tax purposes under sections 355, 368 and related provisions of the Internal Revenue Code, assuming, among other things, the accuracy of the representations made by First Data with respect to the matters on which the Internal Revenue Service did not rule. Although a private letter ruling from the Internal Revenue Service generally is binding on the Internal Revenue Service, if the factual assumptions or representations made in the private letter ruling request, including those described above, were untrue or incomplete in any material respect, then First Data will not be able to rely on the ruling. Furthermore, the Internal Revenue Service will not rule on whether a distribution such as a spin-off satisfies certain requirements necessary to obtain tax-free treatment under section 355 of the Internal Revenue Code. Rather, the private letter ruling was based upon representations by First Data that those requirements would be satisfied, and any inaccuracy in such representations could invalidate the ruling.

The spin-off was conditioned upon First Data’s receipt of an opinion of Sidley Austin LLP, counsel to First Data, to the effect that, with respect to the requirements referred to above on which the Internal Revenue Service did not rule, those requirements would be satisfied. The opinion assumed the effectiveness of the Internal Revenue Service private letter ruling as to matters covered by the ruling. The opinion was based on, among other things, certain assumptions and representations as to factual matters made by First Data and us which, if untrue or incomplete in any material respect, would jeopardize the conclusions reached by counsel in its opinion. The opinion is not binding on the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may not agree with the opinion.

Western Union is not aware of any facts or circumstances that would cause the assumptions or representations relied upon in the private letter ruling or the opinion of counsel to be untrue or incomplete in any material respect. If, notwithstanding receipt of the private letter ruling and opinion of counsel, the spin-off were determined to be a taxable transaction, each holder of First Data common stock who received shares of our common stock in connection with the spin-off would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock received. First Data would recognize taxable gain equal to the excess of the fair market value of the consideration received by First Data in the contribution over First Data’s tax basis in the assets contributed to us in the contribution.

With respect to taxes and other liabilities that could be imposed in connection with the spin-off (and certain related transactions), as a result of a final determination that is inconsistent with the anticipated tax consequences, as set forth in the private letter ruling, under the terms of the tax allocation agreement we entered into with First Data prior to the spin-off, we will be liable to First Data for any such taxes or liabilities attributable solely to actions taken by or with respect to us, one of our affiliates, or any person that, after the spin-off, is an affiliate thereof. See “Our Relationship with First Data—Tax Allocation Agreement” on page 75. In addition, we will be liable for 50% of any such taxes or liabilities (i) that would not have been imposed but for the existence of both an action by us and an action by First Data or (ii) where we and First Data each take actions that, standing alone, would have resulted in the imposition of such taxes or liabilities. We may be similarly liable if we breach certain representations or covenants set forth in the tax allocation agreement. If we are required to indemnify First Data for taxes incurred as a result of the spin-off being taxable to First Data, it would have a material adverse effect on our business, financial position and results of operations.

Our separation from First Data could have negative consequences on our effective tax rate.

As a result of the spin-off, we are no longer able to file a consolidated U.S. federal income tax return with First Data. As a consequence, net operating and capital losses, credits and other tax attributes generated by the First Data group are not available to offset income earned or taxes owed by our consolidated group for U.S. federal income tax purposes. Any benefits relating to taxes arising from being part of the larger First Data group also may not be available. As a result of these and other inefficiencies, the aggregate amount of U.S. federal income tax that we pay may increase after the spin-off, and, in addition, we may not be able to realize fully certain of our deferred tax assets.

We have accumulated approximately $552.5 million of foreign earnings at December 31, 2005, which were reinvested indefinitely outside the United States primarily through certain First Data international acquisitions. As a result, no provision has been made for U.S. federal income taxes on those foreign earnings. As a result of the spin-off, the opportunity to use those foreign earnings to fund First Data international acquisitions no longer exists. We intend to reinvest those funds in foreign business as investment needs and opportunities arise. If such foreign investment needs and opportunities are not sufficient at some point in the future, we could be required to report incremental U.S. federal income tax on the excess foreign earnings whether or not actually repatriated. Under such circumstances, our effective tax rate would increase.

Under some circumstances, we could be prevented from engaging in strategic or capital raising transactions, and we could be liable to First Data for any resulting adverse tax consequences.

Even if the spin-off otherwise qualified as a tax-free distribution under section 355 of the Internal Revenue Code, the spin-off may result in significant U.S. federal income tax liabilities to First Data if 50% or more of First Data’s stock or our stock (in each case, by vote or value) is treated as having been acquired, directly or indirectly, by one or more persons as part of a plan (or series of related transactions) that includes the spin-off. For purposes of this test, any acquisitions of First Data stock or our stock, or any understanding, arrangement or substantial negotiations regarding an acquisition of First Data stock or our stock, within two years before or after the spin-off are subject to special scrutiny.

The process for determining whether a change in control prohibited under the foregoing rules has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If a direct or indirect acquisition of First Data stock or our stock resulted in a change in control prohibited under those rules, First Data (but not its stockholders) would recognize taxable gain. Under the tax allocation agreement, we will be required to indemnify First Data against any such tax liabilities attributable solely to actions taken by or with respect to us (including certain of our affiliates). In addition, we will be liable for 50% of any such tax liabilities (i) that would not have been imposed but for the existence of both an action by us and an action by First Data or (ii) where we and First Data each take actions that, standing alone, would have resulted in the imposition of such tax liabilities. We may be similarly liable if we breach certain representations or covenants set forth in the tax allocation agreement. See “Our Relationship with First Data—Tax Allocation Agreement” on page 89. As a result, we may be unable to engage in strategic or capital raising transactions that our stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are now subject. If we are unable to achieve and maintain effective internal controls, our business, financial position and results of operations could be adversely affected.

Our financial results previously were included within the consolidated results of First Data, and our reporting and control systems were appropriate for those of subsidiaries of a public company. However, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As a result of the spin-off, we are directly subject to reporting and other obligations under the Exchange Act. Beginning with our annual report for 2007, we will also be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Furthermore, we need to compile and submit data for financial service regulators (such as various state banking regulators and European central banks). These reporting and other obligations place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we are in the process of upgrading our systems, including information technology, implementing additional financial and management controls, reporting systems and procedures and hiring additional accounting and finance staff. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations.

Risks Relating to the Exchange Offer

Failure to exchange your old notes will leave them subject to transfer restrictions.

Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further rights under the registration rights agreement that applies to their notes, with limited exceptions. In general, old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the old notes under the Securities Act. As old notes are tendered and accepted in the exchange offer, the aggregate principal amount of old notes will decrease, which will decrease their liquidity. Any market for old notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Late deliveries of the old notes and other required documents could prevent a holder from exchanging its notes.

Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering Old Notes.” Therefore, holders of old notes who wish to exchange them for exchange notes should allow sufficient time for completion of the exchange procedures. We are not obligated to notify you of any failure to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.

A broker-dealer that purchased old notes for its own account as part of market making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Relating to the Exchange Notes

We are a holding company that conducts all of our business through subsidiaries. The debt and other liabilities of our subsidiaries will be effectively senior to the exchange notes.

We conduct all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the exchange notes, are dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the exchange notes or to make cash available for that purpose. In addition, many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct debt service requirements.

The exchange notes will be Western Union’s senior unsecured obligations and will rank equally with all of its existing and future senior unsecured indebtedness. To the extent that any of Western Union’s subsidiaries have outstanding indebtedness, the exchange notes will effectively rank junior to such indebtedness. See “Description of the Exchange Notes—Ranking.”

There are no covenants in the indentures governing the applicable series of exchange notes relating to our ability to incur future indebtedness or pay dividends and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the exchange notes.

The indenture governing the applicable series of exchange notes does not contain any financial covenants. The indentures permit us and, subject to certain limitations, our restricted subsidiaries to incur additional debt, including secured debt. Because the exchange notes will be unsecured, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us, whether voluntary or involuntary, the holders of our secured debt will be entitled to receive payment to the extent of the assets securing that debt before we can make any payment with respect to the exchange notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our debt and the exchange notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

While the indentures limit the amount of indebtedness our restricted subsidiaries can incur, they do not limit our or our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in transactions with affiliates. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the exchange notes.

There may not be a public market for the exchange notes.

The exchange notes have no established trading market. We do not intend to list the exchange notes on any securities exchange or to include the exchange notes in any automated quotation system. Accordingly, no market for the exchange notes may develop, and any market that develops may not last. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your exchange notes at their fair market value or at all.

FORWARD-LOOKING STATEMENTS

This prospectus and materials we have filed or will file with the Securities and Exchange Commission (the “SEC”) (as well as information included in our other written or oral statements) contain or will contain certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those described under “Risk Factors.” The statements are only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate;

•	the impact of our spin-off from First Data;

•	changes in immigration laws, patterns and other factors related to immigrants;

•	technological changes, particularly with respect to e-commerce;

•	our ability to attract and retain qualified key employees;

•	changes in foreign exchange rates, including the impact of foreign exchange spreads on money transfer transactions;

•	adverse movements and volatility in debt and equity capital markets;

•	political conditions and related actions by the United States and abroad which may adversely affect our businesses and economic conditions as a whole;

•	continued growth in the money transfer market and other markets in which we operate at rates approximating recent levels;

•	our ability to maintain our agent network;

•	successfully managing credit and fraud risks from our agents and consumers;

•	liabilities resulting from litigation and regulatory investigations, including costs, expenses, settlements and judgments;

•	changes in domestic or foreign laws, rules and regulations as well as Internal Revenue Service or other governmental agencies’ interpretations thereof;

•	changes in accounting standards, rules and interpretations;

•	competition with banks and other nonbank money transfer services providers;

•	our ability to grow our core businesses;

•	our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products;

•	mergers, acquisitions and integration of acquired businesses into our company;

•	decisions to downsize, sell or close units or otherwise change the business mix; and

•	management’s ability to manage these and other risks.

THE EXCHANGE OFFER

We are commencing four separate exchange offers with respect to each series of old notes. We refer to these exchange offers, collectively, as the “exchange offer” in this prospectus. When we refer to exchanging old notes for exchange notes, we mean exchanging old notes of an applicable series for exchange notes of a corresponding series. The following is a summary of the exchange offer relating to the old notes. As a summary, this section does not contain all of the information you might find useful. For further information, you should read the registration rights agreements with the initial purchasers of the old notes and the form of letter of transmittal, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose and Effect of This Exchange Offer

In connection with the sale of the old notes, we entered into two separate registration rights agreements, with the initial purchasers of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause such offer to be consummated within 360 calendar days following the issuance of the applicable series of old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have the registration statement of which this prospectus forms a part declared effective within 330 calendar days after the issuance of the applicable series of old notes or this exchange offer consummated within 360 calendar days after the issuance of the applicable series of old notes.

Each holder of old notes that wishes to exchange old notes in this exchange offer will be required to make the representations discussed below under “—Procedures for Tendering Old Notes.”

If: (i) because of any change in law or in currently prevailing interpretations of the SEC staff, we are not permitted to effect the exchange offer with respect to a series of notes, (ii) the exchange offer with respect to a series of notes is not consummated within 360 calendar days of the date of issuance of the old notes, (iii) in the case of any holder of any series of notes that participates in the exchange offer, such holder does not receive exchange notes of such series on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act or as a broker-dealer), or (iv) we so elect, then in each case we will (1) promptly deliver to the holders written notice thereof and (2) at our sole expense, (a) file, as promptly as practicable (but in no event more than 45 days after so required pursuant to the applicable registration rights agreement), a shelf registration statement covering resales of such notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the date of the issuance of the old notes or such time as all of the applicable notes have been sold thereunder. We will, if a shelf registration statement is filed with respect to one or more series of notes, provide to each holder of such notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder of such notes when the shelf registration statement for such notes has become effective and take certain other actions as are required to permit unrestricted resales of such notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver such information to us.

Resale of Exchange Notes

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holder’s business and such holder has no arrangement with any person to participate in a distribution of such exchange notes. However, any purchaser of notes who is an affiliate of ours or who has an arrangement or understanding with any person to participate in a distribution of the exchange notes, or any broker-dealer who purchased the notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there can be no assurance that the SEC staff would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, in connection with any resale of the exchange notes, any broker-dealer who acquired the exchange notes for its own account as a result of market-making or other trading activities (a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, to the extent required by the applicable rules of the SEC, we will make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any exchange notes for a period of not less than 90 calendar days after the consummation of the exchange offer. Please see “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not properly withdrawn prior to the expiration date, as defined below. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer. The exchange notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid, from the issue date of the applicable series of old notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the old notes. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Accordingly, holders whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer. Old notes may only be tendered in denominations of principal amount of $1,000 and any integral multiple thereof.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer, will not be subject to the registration rights relating to the old notes and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under the applicable indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes but will not retain any rights under the applicable registration rights agreement except as specified therein.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate this exchange offer because of any change in law or in currently prevailing interpretations of the SEC staff, which prevents us from effecting the exchange offer with respect to a series of notes. See “—Certain Conditions to This Exchange Offer.”

Expiration Date; Extensions; Amendments

This exchange offer will expire at                     , New York City time on                     , 2007, which we refer to as the expiration date, unless, in our sole discretion, we extend it. As soon as practicable after the close of the exchange offer, we will accept for exchange all outstanding notes properly tendered and not validly withdrawn prior to             , New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

In order to extend this exchange offer, we will notify the exchange agent in writing of any extension of the expiration date. We will notify each registered holder of old notes by making a public announcement or by press release of any extension no later than                     , New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend this exchange offer;

•	to terminate this exchange offer because of any change in law or in currently prevailing interpretations of the SEC staff which prevents us from effecting the exchange offer with respect to a series of notes; or

•	subject to the terms of the registration rights agreements, to amend the terms of this exchange offer in any manner.

We will promptly notify the exchange agent and the registered holders of the old notes of any delay in acceptance, extension, termination or amendment by written notice or by public announcement. During any extension, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to This Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate or amend this exchange offer as provided in this prospectus before accepting any old notes for exchange if this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff. This condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to it. Our failure at any time to exercise the foregoing right shall not be deemed a waiver of such right, and such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Old Notes

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a copy of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or copy to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive the tendering holder’s old notes along with the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message (as defined below); or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the appropriate address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such beneficial owner’s name; or

•	obtain a properly completed bond power from the registered holder of the old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each referred to as an eligible institution), unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal with respect to any old notes is signed by a person other than the registered holder of such old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be properly signed by the registered holder and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of old notes will represent, among other things:

•	that it is not an affiliate of ours or if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes will be acquired in the ordinary course of its business;

•	at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the notes or the exchange notes; and

•	if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus, and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	on or prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, overnight courier or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the appropriate address set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must submit:

•	the serial numbers of the specific certificates to be withdrawn; and

•	a signed notice of withdrawal as set forth above with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent, addressed as follows:

By Overnight Delivery, Registered or Certified Mail:

Wells Fargo Bank, National Association

Attn: Connell/Rubin

Sixth Street and Marquette Avenue

N9303-110

Minneapolis, MN 55479

By Hand:

Wells Fargo Bank, National Association

Attn: Connell/Rubin

Sixth Street and Marquette Avenue

N9303-110

Minneapolis, MN 55479

By Facsimile Transmission (612) 667-2160 For informational requests: Wells Fargo Bondholder Communications (800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above will not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone or in person by our officers and employees and those of our affiliates.

Except for certain expenses incurred in connection with a shelf registration statement, expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, SEC registration fees, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other related fees and expenses. In the event that we are required to file a shelf registration statement, the holders who tender old notes pursuant to a shelf registration statement shall pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, with respect to such sale or disposition of old notes.

Transfer Taxes

Except for transfer taxes incurred in connection with sales pursuant to a shelf registration statement and as described below, we will pay any transfer taxes applicable to the exchange of old notes under this exchange offer. Holders of old notes who tender their old notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon. In these cases, if satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequence of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the exchange notes.

Other

Participation in this exchange offer is voluntary, and holders of old notes should carefully consider whether to accept. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. The 2016 Notes were issued to First Data as partial consideration for the contribution by First Data of its money transfer and consumer payments businesses to us. The net proceeds from the 2011 Notes, 2036 Notes and Floating Rate Notes, together with the proceeds of commercial paper we issued, were used to repay the entire $2.4 billion in principal amount outstanding under the FFMC bridge loan and for general corporate purposes, including the repayment of other indebtedness.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of September 30, 2006 and as adjusted to reflect (i) the offering of the 2011 Notes, 2036 Notes and Floating Rate Notes and the issuance of commercial paper ($439.6 million principal amount of which was outstanding as of November 30, 2006), (ii) the use of the net proceeds of the 2011 Notes, 2036 Notes and Floating Rate Notes private offering and the issuance of such commercial paper to repay in full amounts outstanding under the FFMC bridge loan facility and (iii) the repayment of amounts outstanding under our revolving credit facility subsequent to September 30, 2006 using existing cash reserves.

You should read this table together with “Selected Historical Combined and Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and the notes to those statements included elsewhere in this prospectus.

	Actual	As adjusted
(in millions, except per share amounts)	(unaudited)
Short-term borrowings:
Commercial paper program (a)	$—	$439.6
Revolving credit facility (b)	100.0	—
Bridge loan facility, due September 2007 (c)	2,400.0	—

Total short-term borrowings	2,500.0	439.6

Long-term borrowings:
5.930% notes due 2016 (d)	999.6	999.6
5.400% notes due 2011 (e)	—	999.9
6.200% notes due 2036 (e)	—	497.2
Floating rate notes due 2008 (e)	—	500.0

Total long-term borrowings	999.6	2,996.7

Stockholders’ deficiency:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 766.5 shares issued and outstanding	7.7	7.7
Capital deficiency	(525.4)	(525.4)
Retained earnings/(deficit)	(1.5)	(1.5)
Accumulated other comprehensive loss	(55.4)	(55.4)

Stockholders’ deficiency	(574.6)	(574.6)

Total capitalization	$2,925.0	$2,861.7

(a)	On November 3, 2006, we established a commercial paper program in an amount not to exceed $1.5 billion outstanding at any time. The commercial paper notes may have maturities of up to 397 days from the date of issuance. As of November 30, 2006, we had issued commercial paper notes in an aggregate principal amount of $439.6 million.
(b)	On September 27, 2006, we entered into a five-year unsecured revolving credit facility, which includes a $1.5 billion revolving line of credit facility, a $250.0 million letter of credit sub-facility and a $150 million swing line sub-facility. The borrowings under the revolving credit facility as of September 30, 2006 were subsequently repaid using existing cash reserves.
(c)	On September 27, 2006, our subsidiary, FFMC, entered into an unsecured bridge financing facility in an aggregate principal amount of $2.4 billion with a syndicate of lenders. The as adjusted column reflects the repayment in full of amounts outstanding under the FFMC bridge loan facility using the net proceeds of the 2011 Notes, 2036 Notes and Floating Rate Notes private offering and of the commercial paper discussed in note (a) above.

(d)	On September 29, 2006, we issued to First Data $1.0 billion aggregate principal amount of unsecured notes maturing October 1, 2016, which First Data exchanged with two financial institutions for indebtedness of First Data that these two financial institutions held at that time. The financial institutions then received the proceeds from the subsequent sale of the notes in a private offering.
(e)	On November 17, 2006, the Company issued $2 billion aggregate principal amount of the Company’s fixed and floating rate notes, comprised of $500 million aggregate principal amount of the Company’s Floating Rate Notes, $1 billion aggregate principal amount of the 2011 Notes and $500 million aggregate principal amount of the 2036 Notes. The Company used the net proceeds of the offering of the Floating Rate Notes, 2011 Notes, and 2036 Notes, together with the proceeds of approximately $400 million of commercial paper the Company issued, to repay the entire $2.4 billion in principal amount outstanding under the bridge loan facility. All borrowings pursuant to the 2011 Notes, 2036 Notes and Floating Rate Notes private offering are presented net of discounts on the issuance date.

SELECTED HISTORICAL COMBINED AND CONDENSED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical financial data prepared on a combined and consolidated basis. Financial information in this prospectus for the periods prior to the spin-off are presented on a combined basis and represent those entities that were ultimately transferred to us as part of the spin-off. Financial information in this prospectus for periods ending on or after the spin-off are presented on a condensed consolidated basis.

Our selected historical combined and consolidated financial data are not necessarily indicative of our future financial position, future results of operations or future cash flows and do not reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the notes to those statements included elsewhere in this prospectus. The statements of income and cash flow data for the years ended December 31, 2005, 2004 and 2003 and the balance sheet data as of December 31, 2005 and 2004 set forth below are derived from our audited combined financial statements included elsewhere in this prospectus. The statements of income and cash flow data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2003, 2002 and 2001 set forth below are derived from our unaudited combined financial statements not included in this prospectus. The statements of income and cash flow data for the nine-month periods ended September 30, 2006 and 2005 and the balance sheet data as of September 30, 2006 set forth below are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements are not necessarily indicative of the results to be expected for any other interim period or for the year ending December 31, 2006. However, in the opinion of management, the unaudited interim condensed consolidated financial statements include all normal recurring adjustments that are necessary for the fair presentation of the results for the interim periods.

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
(in millions, except ratios)	(unaudited)					(unaudited)	(unaudited)
Statements of Income Data:
Revenues (a)	$3,297.0	$2,919.7	$3,987.9	$3,547.6	$3,151.6	$2,743.4	$2,314.4
Operating expenses (a) (b) (c) (d)	2,320.8	1,964.4	2,718.7	2,435.5	2,148.6	1,919.9	1,651.0
Operating income	976.2	955.3	1,269.2	1,112.1	1,003.0	823.5	663.4
Other income/(expense), net (e)	52.4	50.6	74.9	(13.5)	(40.4)	(24.2)	(1.1)
Income before income taxes (b) (c) (d)	1,028.6	1,005.9	1,344.1	1,098.6	962.6	799.3	662.3
Net income (b) (c) (d)	696.8	693.5	927.4	751.6	633.7	494.1	407.9
Depreciation and amortization (b)	75.2	57.9	79.5	79.2	78.4	60.2	92.9
Cash Flow Data:
Net cash provided by operating activities	777.6	711.0	1,002.8	930.2	792.8	607.5	526.1
Dividends to First Data	2,953.9	—	417.2	659.8	324.2	486.8	1,047.3
Key Indicators (unaudited):
Consumer-to-consumer transactions (f)	107.5	84.4	118.52	96.66	81.04	67.84	55.78
Consumer-to-business transactions (g)	180.1	157.2	215.11	192.57	179.39	145.01	113.79

	As of September 30, 2006	As of December 31,
		2005	2004	2003	2002	2001
	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Settlement assets	$1,218.3	$929.1	$716.9	$586.4	$475.9	$445.5
Total assets	5,038.6	4,606.4	3,330.2	3,029.9	2,472.4	2,189.8
Settlement obligations	1,216.5	926.7	711.0	576.1	463.3	441.2
Total liabilities	5,613.2	1,794.6	1,395.7	1,201.0	1,001.7	846.4
Total Stockholders’ (Deficiency)/Net investment in The Western Union Company	(574.6)	2,811.8	1,934.5	1,828.9	1,470.7	1,343.4
Other Data:
Ratio of earnings to fixed charges (h)	210.1	170.2	114.3	380.7	536.2	539.1

(a)	In January 2002, our company adopted Emerging Issues Task Force 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” or “EITF 01-14,” which requires that reimbursements received for “out-of-pocket” expenses be characterized as revenue. The year ended December 31, 2001 has been adjusted for this adoption. Operating expenses include cost of services and selling, general and administrative expenses.
(b)	In January 2002, our company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which requires that goodwill no longer be amortized effective January 1, 2002. Prior to our adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over estimated useful lives ranging from 10 to 40 years.
(c)	In 2002, our company recorded expenses of $41.0 million related to the settlement of certain class action litigation and regulatory matters.
(d)	We adopted SFAS No. 123R, “Share-Based Payment,” or “SFAS No. 123R,” following the modified prospective method effective January 1, 2006. SFAS No. 123R requires all stock-based payments to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. Stock-based compensation expense, including the impact of adopting SFAS No. 123R, was $16.3 million for the nine months ended September 30, 2006.
(e)	Primarily includes derivative gains and losses, the net foreign exchange effect on notes receivable from First Data and related foreign currency swaps with First Data, and net interest income due from First Data. Prior to September 29, 2006, we did not have any forward contracts that qualified as hedges, and therefore, the gains and losses on these contracts were reflected in income prior to that date. On September 29, 2006, we re-established our foreign currency forward positions to qualify for cash flow hedge accounting. As a result, on a go-forward basis, we anticipate the amounts reflected in the caption “Derivative gains/(losses), net” will be minimal. The notes receivable from First Data affiliates and related foreign currency swap agreements were settled in cash in connection with the spin-off. Accordingly, we will no longer have any amounts related to the revaluation of notes receivable from First Data and the related foreign currency swap arrangements recognized on the statement of income in the caption “Foreign exchange effect on notes receivable from First Data, net.” During the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, the pre-tax derivative (loss)/gain was $(21.8) million, $38.6 million, $45.8 million, $(30.2) million, and $(37.9) million, respectively. During the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005 and 2004, the pre-tax gain/(loss) on foreign exchange translation of notes receivable from First Data and valuation of related foreign currency swap agreements was $10.1 million, $(10.6) million, $(5.9) million, and $7.5 million, respectively. There was no gain or loss during 2003.
(f)	Consumer-to-consumer transactions include consumer-to-consumer money transfer services worldwide. Amounts include Vigo Remittance Corp. transactions since the acquisition date of October 21, 2005.
(g)	Consumer-to-business transactions include Quick Collect, Convenience Pay, Speedpay and Equity Accelerator transactions processed by us. Amounts include E Commerce Group, Inc. (Speedpay) transactions since its acquisition in June 2002 and Paymap Inc. (Equity Accelerator and Just-in-Time) transactions since its acquisition in April 2002.
(h)	For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding income before income taxes, fixed charges, and distributions from equity method investments, and then subtracting income from equity method investments. Fixed charges consist of interest expense and an estimated interest portion of rental expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the combined and condensed consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Certain statements contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in other sections of this prospectus. See “Risk Factors” and “Forward-Looking Statements.”

Overview

We are a leading provider of money transfer services, operating in two business segments. We provide consumer-to-consumer money transfer services, primarily through a global network of third-party agents using our multi-currency, real-time money transfer processing systems. In most countries, this service is available for both international cross-border transactions—that is, the transfer of funds from one country to another—and intra-country transfers—that is, money transfers from one location to another in the same country. We also provide consumer-to-business payment services, which allow consumers to send funds to businesses and other organizations that receive consumer payments, including utilities, auto finance companies, mortgage servicers financial service providers and government entities (all sometimes referred to as “billers”) through our network of third-party agents and various electronic channels. Consumer-to-business payment services are generally available only within the United States. Businesses not considered part of the segments described above are categorized as “Other” and generated approximately 3% of our total combined revenue for the year ended December 31, 2005.

The consumer-to-consumer money transfer service is available through an extensive network of agent locations that offer Western Union services around the world. Some of our agent locations only pay and do not send money. In addition to our agent locations, we are expanding the ability of consumers to send money through other channels, such as our Internet site, westernunion.com, and the telephone. Consumer-to-consumer money transfer service is available through the Western Union®, Orlandi Valuta® and VigoSM brands, and includes locations offering any of our three brands.

The consumer-to-business service allows consumers to transfer money to a biller. This service is available at many of our Western Union agent locations, and in some instances through the Internet or by telephone. In 2005, substantially all of our consumer-to-business segment revenue was generated from transactions in the United States.

Factors that we believe are important to our long-term success include increasing international growth by expanding and diversifying our consumer-to-consumer global distribution network, building our brands, enhancing the consumer experience, expanding the channels by which consumers can send or receive money and diversifying our consumer-to-consumer service offerings, expanding into new biller and other business and government relationships, and expanding the international presence of our consumer-to-business offerings. Significant factors affecting our financial position and results of operations include:

•

Transaction volume is the primary generator of revenue in our businesses. Transaction volume in our consumer-to-consumer segment is affected by, among other things, the size of the international migrant population and individual needs to transfer funds in emergency situations. We anticipate the demand for money transfer services will be strong as individuals continue to migrate to countries outside of their countries of origin. As noted elsewhere in this prospectus, a reduction in the size of the migrant population, interruptions in migration patterns or reduced employment opportunities including those resulting from any changes in immigration laws, economic development patterns or political events, could adversely affect our transaction volume. For example, beginning in the second quarter of 2006, the United States to Mexico and United States domestic corridors and United States outbound business to Latin American countries were adversely impacted by the immigration debate and related activities in the United States. This controversy around the subject of immigration and the changes in the approach of various government entities to the regulation of businesses that employ or sell to immigrants has created fear and distrust among many Hispanic consumers in the United States. As a result, the frequency of money transfer transactions involving these consumers has decreased and competitors have lowered prices and foreign exchange spreads in certain markets. Collectively, these issues adversely affected our Mexico and United States domestic businesses through the third quarter of this year, and we expect them to continue to impact our businesses in the future.

•	Revenue is also impacted by prices charged to the consumer, the amount of money sent, and by changes in the exchange rate between foreign currencies, particularly the euro, and the United States dollar. We have made periodic pricing decreases in response to competition and to implement our brand investment strategy, which includes better meeting consumer needs, maximizing market opportunities and strengthening our overall competitive positioning. Net price decreases have been approximately 3% of our annual combined revenues in each of the last two years, a trend that is expected to continue.

•	We continue to face robust competition in both our consumer-to-consumer and consumer-to-business segments from a variety of money transfer and consumer payment providers. We believe the most significant competitive factors in the consumer-to-consumer segment relate to brand recognition, distribution network, consumer experience and price and in the consumer-to-business segment relate to brand recognition, convenience, variety of payment methods and price.

•	Regulation of the money transfer industry is increasing. The number and complexity of regulations around the world and the pace at which regulation is changing are factors that pose significant challenges to our business. We continue to implement policies and programs and adapt our business practices and strategies to help us comply with current legal requirements, as well as with new and changing legal requirements affecting particular services, or the conduct of our business in general. Our activities include dedicated compliance personnel, training and monitoring programs, government relations and regulatory outreach efforts and support and guidance to the agent network on compliance programs. These efforts increase our costs of doing business.

•	We have historically intended to use derivative instruments to mitigate changes in foreign currency exchange rates. We had intended to apply hedge accounting to these derivatives, which produced financial statement results that appeared to be consistent with the economics of these transactions. However, based upon an evaluation of our hedge documentation, we determined that our hedge documentation was not adequate at the inception of the derivative agreements to qualify for hedge accounting treatment and accordingly, have previously restated our combined financial statements. As a result, changes in the fair market value of our outstanding derivative instruments, which are impacted primarily by fluctuations in the euro, were recognized in our statements of income. Had these instruments qualified for hedge accounting treatment, changes to the fair value of our derivative instruments would have been recognized on our balance sheets and would not directly impact our net income until such instruments matured. The failure of these instruments to qualify for hedge accounting treatment has resulted in volatility in our net income for the periods presented. For example, during the nine months ended September 30, 2006, we had pre-tax derivative losses of $21.8 million, and for the nine months ended September 30, 2005 we had pre-tax derivative gains of $38.6 million. In addition, during the year ended December 31, 2005, we had pre-tax derivative gains of $45.8 million, and we had pre-tax derivative losses of $30.2 million and $37.9 million during the years ended December 31, 2004 and 2003, respectively. On September 29, 2006, we re-established our foreign currency forward positions to qualify for cash flow hedge accounting. As a result, on a go-forward basis, we anticipate the amounts reflected in “Derivative gains/(losses), net” will be minimal.

•	We also previously restated our combined financial statements to reflect foreign currency translation adjustments of certain notes receivable from First Data denominated in euros and changes in the market value of certain foreign currency swap agreements with First Data in the combined statements of income. These notes and foreign currency swap agreements were settled in connection with our spin-off from First Data.

•	Our consumer-to-business segment continues to experience a shift in demand from cash-based walk-in payment services to lower margin, higher volume electronic payment services.

Significant Financial and Other Highlights

Significant financial and other highlights for the year ended December 31, 2005 and the nine months ended September 30, 2006 include:

•	For the year ended December 31, 2005, we generated $3,987.9 million in total revenues and $927.4 million in net income. This resulted in year-over-year growth of 12% in total revenues and 23% in net income.

•	For the nine months ended September 30, 2006, we generated $3,297.0 million in total revenues and $696.8 million in net income.

•	For the year ended December 31, 2005, we completed 119 million consumer-to-consumer transactions worldwide, an increase of 23% over 2004. Consumer-to-consumer transactions grew 27% in the nine months ended September 30, 2006 compared to the same period in 2005. Excluding transactions attributable to Vigo Remittance Corporation, or “Vigo,” consumer-to-consumer transactions increased 21% in 2005 compared to 2004 and 18% for the nine months ended September 30, 2006 compared to the same period in 2005.

•	Consumer-to-business transactions increased 12% from 2004 to 2005 to 215 million transactions, and increased 15% to 180.1 million transactions in the nine months ended September 30, 2006 over the corresponding period in 2005.

•	Our spin-off from First Data was completed on September 29, 2006. As such, profit and cash flow comparisons with prior year are and will continue to be meaningfully impacted by the fact that, up until September 29, 2006, we were a segment of First Data, while now we are a stand alone company. In particular, interest expense and corporate overhead costs will be higher in the future than they were in the past.

In October 2005, First Data acquired Vigo, a provider of consumer-to-consumer money transfer services primarily from the United States to Latin America, which First Data contributed to Western Union as part of the spin-off.

The Separation of Western Union from First Data

The spin-off by First Data of its money transfer and consumer payments business to us became effective on September 29, 2006 through a distribution of 100% of the common stock of The Western Union Company to the holders of record of First Data’s common stock (the “Distribution”). The Distribution was pursuant to the separation and distribution agreement by which First Data contributed to The Western Union Company the subsidiaries that operated its money transfer and consumer payments businesses and its interest in a Western Union money transfer agent, as well as related assets, including real estate. First Data received a private letter ruling from the Internal Revenue Service and an opinion from tax counsel to the effect that the spin-off was tax free to the stockholders, First Data and Western Union. First Data distributed all of the shares of Western Union common stock as a dividend on First Data common stock as of the record date for the Distribution.

In connection with the spin-off, we transferred to First Data approximately $3.5 billion in the form of a combination of cash and our debt securities, which included a dividend paid to First Data in the form of a promissory note from our subsidiary, FFMC, in an aggregate principal amount of $2.4 billion, which we subsequently settled through borrowings under a bridge loan facility as part of the Distribution, the issuance of $1.0 billion in Western Union notes, and a cash payment to First Data of $100.0 million, which was financed through borrowings under the $1.5 billion revolving credit facility that we entered into in connection with the spin-off. The remaining approximately $602 million reflected as a dividend to First Data in our condensed consolidated statements of stockholders’ (deficiency)/net investment in The Western Union Company was comprised of cash, consideration for an ownership interest held by a First Data subsidiary in one of our agents which had already been reflected as part of our company, settlement of net intercompany receivables (exclusive of certain intercompany notes as described in the following paragraph), and transfers of certain liabilities, net of assets.

We also settled certain intercompany notes receivable and payable with First Data along with related interest and currency swap agreements associated with these notes as part of the spin-off. The net settlement of the principal and related swaps resulted in a net cash inflow to our cash flows from financing activities of $724.0 million. The net settlement of interest on these notes receivable and payable of $40.7 million was reflected in cash flows from operating activities in our condensed consolidated statement of cash flows.

A significant portion of the expenses to effect the separation were incurred by First Data, such as investment banker fees, outside legal and accounting fees relating to the spin-off, office move costs, costs to separate information systems and temporary consulting costs. Western Union incurred separation costs that have a future benefit to our company, including stock compensation expense related to the Distribution, reorganization expenses, and other items such as recruiting and relocation expenses associated with hiring key senior management positions new to our company, and the temporary labor costs incurred to develop ongoing processes.

Adoption of SFAS No. 123R

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” (“SFAS No. 123R”), following the modified prospective method effective January 1, 2006. SFAS No. 123R requires all stock-based payments to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. Stock-based compensation expense, including the impact of adopting SFAS No. 123R, was $16.3 million for the nine months ended September 30, 2006.

In December 2005, First Data accelerated vesting of all outstanding unvested stock options granted to its officers and employees under its 2002 Long-Term Incentive Plan. The decision to accelerate the vesting of these stock options was made primarily to reduce stock-based compensation expense that otherwise likely would have been recorded in future periods following First Data’s adoption of SFAS No. 123R. We recognized compensation expense of $1.8 million during the fourth quarter of 2005 related to accelerated vesting.

Refer to the “Stock Compensation Plans” notes in our historical combined and condensed consolidated financial statements for a more detailed discussion of First Data’s and our stock-based compensation plans and the adoption of SFAS No. 123R.

Basis of Presentation

Our historical financial statements prior to September 29, 2006 are presented on a combined basis and are comprised of certain entities included in First Data’s consolidated financial statements and accounting records, principally representing the consumer-to-consumer money transfer and consumer-to-business payment services businesses, and reflect the historical results of operations and the historical basis of assets and liabilities as if such businesses had been consolidated for all periods presented. Financial information for periods ending on or after the spin-off are presented on a condensed consolidated basis. All significant intercompany accounts and transactions between our company’s segments have been eliminated. The historical statements of income include expense allocations for certain corporate functions historically provided to Western Union by First Data, including treasury, tax, accounting and reporting, mergers and acquisitions, risk management, legal, internal audit, procurement, human resources, investor relations and information technology. If possible, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to Western Union by First Data were allocated to Western Union based on the relative percentages, as compared to First Data’s other businesses, of headcount or other appropriate methods depending on the nature of each item of cost to be allocated. Pursuant to a transition services agreement we entered into with First Data prior to the spin-off, First Data will continue to provide Western Union with certain of these services at prices agreed upon by First Data and Western Union for a period of up to one year from the date of the spin-off. Western Union has arranged to procure other services pursuant to arrangements with third parties. See “Our Relationship with First Data” for a description of the transition services agreement. The costs historically allocated to us by First Data for the services it has provided us may have been lower than the costs we will incur to obtain these services following the spin-off. In addition to the transition services agreement, we have entered into a number of commercial agreements with First Data in connection with the spin-off, many of which are expected to have terms longer than a year. See “Our Relationship with First Data—Other Spin-Off Agreements.”

We expect that certain expenses related to being a stand-alone company will be higher in the future than the historical amounts reflected in the statements of income. The financial information presented in this prospectus prior to the spin-off date of September 29, 2006 does not reflect what our financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented and is not necessarily indicative of our future consolidated financial position, results of operations or cash flows.

Financing

Revolving Credit Facility

On September 27, 2006, we entered into a five-year unsecured revolving credit facility, which includes a $1.5 billion revolving credit facility, a $250.0 million letter of credit sub-facility and a $150.0 million swing line sub-facility (the “Revolving Credit Facility”). The Revolving Credit Facility contains certain covenants that limit or restrict the ability of our company and other significant subsidiaries to incur debt, collateralize, sell, assign, transfer or otherwise dispose of specified assets, or enter into specified sale and leaseback transactions. We are also required to maintain compliance with a consolidated interest coverage ratio covenant. In addition, until the amount of indebtedness of our subsidiaries was below an amount specified in the Revolving Credit Facility, FFMC fully and unconditionally guaranteed our obligations under the agreement. On September 29, 2006, we made an initial borrowing under the Revolving Credit Facility in an aggregate principal amount equal to $100.0 million in connection with the spin-off. The unused commitment on the Revolving Credit Facility as of September 30, 2006 was $1.4 billion.

Interest due under the Revolving Credit Facility is fixed for the term of each borrowing and is payable according to the terms of that borrowing. Generally, interest is calculated using LIBOR plus an interest rate margin. A facility fee is also payable quarterly on the total facility, regardless of usage (6 basis points as of September 30, 2006). The facility fee percentage is determined based on our credit rating assigned by Standard & Poor’s Ratings Services (“S&P”) and/or Moody’s Investor Services, Inc. (“Moody’s”). In addition, to the extent the aggregate outstanding borrowings under the Revolving Credit Facility exceed 50% of the related aggregate commitments, a utilization fee based upon such ratings is payable to the lenders on the aggregate outstanding borrowings (5 basis points as of September 30, 2006). As of September 30, 2006, our interest rate on the outstanding borrowing was 5.51%.

Bridge Loan

On September 27, 2006, FFMC entered into an unsecured bridge financing facility in an aggregate principal amount of $2.4 billion (the “Bridge Loan”) with a syndicate of lenders. On September 29, 2006, FFMC borrowed under the Bridge Loan an aggregate principal amount equal to $2.4 billion in connection with the spin-off. The Bridge Loan was scheduled to mature on September 26, 2007, and contained certain covenants that limited or restricted the ability of FFMC and other significant subsidiaries to incur debt, collateralize, sell, assign, transfer or otherwise dispose of specified assets, or enter into specified sale and leaseback transactions.

Interest due under the Bridge Loan was fixed for the term of each borrowing and was payable quarterly on the last day of each calendar quarter. Generally, the applicable interest rate was calculated using LIBOR plus an interest rate margin. A facility fee was also payable quarterly on the total facility, regardless of usage (6 basis points as of September 30, 2006). The facility fee percentage was determined based on our credit rating assigned by S&P and/or Moody’s.

We used the net proceeds from the 2011 Notes, 2036 Notes and Floating Rate Notes private offering, together with the proceeds of the commercial paper we issued, to repay the entire $2.4 billion in principal amount outstanding under the FFMC bridge loan on November 17, 2006.

Notes

On September 29, 2006, we issued to First Data $1.0 billion aggregate principal amount of unsecured notes maturing on October 1, 2016 (the “2016 Notes”), in partial consideration for the contribution by First Data to Western Union of its money transfer and consumer payments businesses in connection with the spin-off. The 2016 Notes were issued in reliance on exemptions from the registration requirements of the Securities Act. Immediately after the spin-off, First Data exchanged the 2016 Notes with two financial institutions for indebtedness of First Data that the financial institutions held at that time. The financial institutions then sold the 2016 Notes in transactions exempt from the registration requirements of the Securities Act. We did not receive any of the proceeds from the sale of the 2016 Notes.

Interest with respect to the 2016 Notes is payable semiannually on April 1 and October 1 each year based on a fixed per annum interest rate of 5.930%. The indenture governing the 2016 Notes contains covenants that limit or restrict the ability of Western Union and its significant subsidiaries to incur debt (in the case of significant subsidiaries) or enter into sale and leaseback transactions. We may redeem the 2016 Notes at any time prior to maturity at the applicable treasury rate plus 20 basis points.

In connection with the issuance of the 2016 Notes, on September 29, 2006, we entered into a registration rights agreement which will give the holders of the 2016 Notes certain exchange and registration rights with respect to the 2016 Notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation.

On November 17, 2006, we issued $2 billion aggregate principal amount of unsecured fixed and floating rate notes, comprised of $500 billion aggregate principal amount of our Floating Rate Notes due 2008 (the “Floating Rate Notes”), $1 billion aggregate principal amount of our 5.400% Notes due 2011 (the “2011 Notes”) and $500 million aggregate principal amount of our 6.200% Notes due 2036 (the “2036 Notes”). The 2011 Notes, 2036 Notes and Floating Rate Notes were issued in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended.

We used the net proceeds of the offering of the 2011 Notes, 2036 Notes and Floating Rate Notes, together with the proceeds of commercial paper we issued, to repay the entire $2.4 billion in principal amount outstanding under a bridge loan facility entered into by FFMC, as described above. This repayment resulted in the release and termination of the outstanding guarantees, in accordance with its terms, by FFMC of the Company’s 2016 Notes and the Company’s revolving credit facility.

Interest with respect to the 2011 Notes and 2036 Notes is payable semiannually on May 17 and November 17 each year based on a fixed per annum interest rate of 5.400% and 6.200%, respectively. Interest with respect to the Floating Rate Notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 each year and will be set at a per annum rate equal to the three-month LIBOR plus 15 basis points, which will be reset quarterly. The indenture governing the 2011 Notes, 2036 Notes and Floating Rate Notes contains covenants that limit or restrict the ability of Western Union and its significant subsidiaries to incur debt (in the case of significant subsidiaries) or enter into sale and leaseback transactions. We may redeem the 2011 Notes and 2036 Notes at any time prior to maturity at the applicable treasury rate plus 15 basis points in the case of the 2011 Notes and 25 basis points in the case of the 2036 Notes. We may redeem the Floating Rate Notes on or after May 17, 2007 at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued interest thereon to the date of redemption.

In connection with the issuance of the 2011 Notes, 2036 Notes and Floating Rate Notes, on November 17, 2006, we entered into a registration rights agreement which will give the holders of the notes certain exchange and registration rights with respect to the notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation.

Commercial Paper Program

On November 3, 2006, we established a commercial paper program pursuant to which we are authorized to issue unsecured commercial paper notes (the “Commercial Paper Notes”) in an amount not to exceed $1.5 billion outstanding at any time. The Commercial Paper Notes may have maturities of up to 397 days from the date of issuance.

Components of Revenue and Expenses

The following briefly describes the components of revenue and expenses as presented in the statements of income. Descriptions of our revenue recognition policies are included in Note 2—“Summary of Significant Accounting Policies” of our historical combined financial statements.

Transaction fees—Transaction fees are charged to consumers for sending money transfers and consumer-to-business payments. Consumer-to-consumer transaction fees generally vary according to the principal amount of the money transfer and the locations from and to which the funds are sent. Transaction fees represented 84% and 83% of Western Union’s total revenues for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively, and are most reflective of our performance.

Foreign exchange revenue—In certain consumer money transfer transactions involving different send and receive currencies, we generate revenue based on the difference between the exchange rate set by us to the consumer and the rate at which we or our agents are able to acquire currency. Foreign exchange revenue growth has historically been driven principally by growth in cross-currency transactions rather than changes to the foreign exchange spread. Foreign exchange revenue represented 13% of Western Union’s total revenues for the year ended December 31, 2005 and 15% for the nine months ended September 30, 2006.

Commission and other revenues—Commission and other revenues represented approximately 3% and 2% of our total revenue for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively. Commission and other revenues consist of commissions we receive in connection with the sale of money orders, enrollment fees received when consumers enroll in the Equity Accelerator program (a recurring mortgage payment service program), revenue recorded for reimbursable costs incurred to operate payment services programs and investment income primarily derived from interest generated on money transfer settlement assets as well as realized net gains and losses from such assets.

Cost of services—Cost of services includes the costs directly associated with providing services to consumers, including commissions paid to agents and billers, personnel expenses, software maintenance costs, equipment, telecommunications costs, bank fees, infrastructure costs to provide the resources and materials necessary to offer money transfer and other payment services (including reimbursable costs), depreciation and amortization expense, and other operating expenses.

Selling, general and administrative—Selling, general and administrative, or “SG&A,” primarily consists of salaries, wages and related expenses paid to sales and administrative personnel, as well as advertising and promotional costs and other selling and administrative expenses. SG&A also includes allocations of general corporate overhead costs from First Data.

Derivative (losses)/gains, net—Derivative gains and losses include realized and unrealized gains and losses associated with certain foreign currency forward contracts that did not qualify as hedges under derivative accounting rules during the periods presented and do not mitigate exposures related to settlement assets and settlement obligations. Fluctuations in foreign currency forward contracts that mitigate exposures related to the settlement activities of our money transfer business, along with the gains and losses on the revaluation of the related settlement assets and obligations, are recorded to operating expenses.

Foreign exchange effect on notes receivable from First Data, net—Certain of the notes receivable from First Data in our balance sheets are repayable in euros, and certain of those euro denominated notes also have foreign currency swap agreements associated with them. These notes receivable are translated based on current exchange rates between the euro and the United States dollar, and changes in fair value of the related foreign currency swap agreements are recorded based on current market valuations. The effect of translation adjustments and recording the foreign currency swaps to market is reflected in our statements of income as foreign exchange effect on notes receivable from First Data.

Interest income from First Data, net—Interest income from First Data, net consists of interest income earned on notes receivable from First Data net of interest expense incurred on notes payable to First Data. All notes receivable and payable were settled in connection with the spin-off on September 29, 2006.

Interest expense

Interest expense represents interest on the debt incurred in connection with the spin-off.

Other income/(expense), net

Other income/(expense), net is comprised primarily of interest income recorded in connection with a loan made to one of our agents, interest income on cash balances, and equity earnings from equity investments.

Results of Operations

The following discussion for both our combined and condensed consolidated results of operations, as applicable, and segment results refers to the nine months ended September 30, 2006 compared to the same period in 2005, the year ended December 31, 2005 compared to the same period in 2004, and the year ended December 31, 2004 compared to the same period in 2003. The results of operations should be read in conjunction with segment results of operations, which provide more detailed discussions concerning certain components of the statements of income. All significant intercompany accounts and transactions between our company’s segments have been eliminated.

The following table sets forth our combined and condensed consolidated results of operations, as applicable, for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003.

	Nine Months Ended September 30,		% Change	Years Ended December 31,			% Change
	2006	2005	YTD 2006 vs. YTD 2005	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
	(unaudited)
(in millions)
Revenues:
Transaction fees	$2,731.7	$2,458.1	11%	$3,354.8	$3,006.1	$2,679.0	12%	12%
Foreign exchange revenue	478.6	386.0	24%	531.0	449.6	380.9	18%	18%
Commission and other revenues	86.7	75.6	15%	102.1	91.9	91.7	11%	—

Total revenues	3,297.0	2,919.7	13%	3,987.9	3,547.6	3,151.6	12%	13%

Expenses:
Cost of services	1,779.4	1,523.8	17%	2,118.9	1,859.4	1,618.6	14%	15%
Selling, general and administrative	541.4	440.6	23%	599.8	576.1	530.0	4%	9%

Total expenses	2,320.8	1,964.4	18%	2,718.7	2,435.5	2,148.6	12%	13%

Operating income	976.2	955.3	2%	1,269.2	1,112.1	1,003.0	14%	11%
Derivative (losses)/gains, net	(21.8)	38.6	*	45.8	(30.2)	(37.9)	*	20%
Foreign exchange effect on notes receivable from First Data, net	10.1	(10.6)	*	(5.9)	7.5	—	*	*
Interest income from First Data, net	35.7	14.3	*	24.3	9.1	—	*	*
Interest expense	(1.1)	—	*
Other income/(expense), net	29.5	8.3	*	10.7	0.1	(2.5)	*	*

Income before income taxes	1,028.6	1,005.9	2%	1,344.1	1,098.6	962.6	22%	14%
Provision for income taxes	331.8	312.4	6%	416.7	347.0	328.9	20%	6%

Net income	$696.8	$693.5	—	$927.4	$751.6	$633.7	23%	19%

*	Calculation not meaningful

Revenues overview

The following provides highlights of revenue growth while a more detailed discussion is included in “Segment Discussion”:

Transaction fees and foreign exchange revenue

The majority of transaction fees and foreign exchange revenue are contributed from our consumer-to-consumer segment, which is discussed in greater detail in “Segment Discussion.” Transaction fees and foreign exchange revenue grew 13% in the nine months ended September 30, 2006 due to increased money transfers at existing agent locations and, to a lesser extent, new agent locations. Our acquisition of Vigo in October 2005 contributed $105.6 million in total revenue to the nine months ended September 30, 2006 compared to no revenue for the first nine months of 2005. The anniversary date of the acquisition of Vigo occurred in October 2006, which will have an impact on reported revenue growth rates. In addition, for the nine months ended September 30, 2006, the exchange rates between the euro and the United States dollar resulted in a reduction to consumer-to-consumer revenue of $9.2 million, compared to a benefit to consumer-to-consumer revenue of $19.9 million for the same period in 2005, assuming a constant exchange ratio between the euro and the United States dollar (i.e., as if there was no change in exchange rates from the same periods in the previous year).

Beginning in the second quarter 2006, Western Union’s business was adversely impacted by the immigration debate and related activities in the United States. This controversy around the subject of immigration and the changes in the approach of various government entities to the regulation of businesses that employ or sell to immigrants has created fear and distrust among many Hispanic consumers in the United States. As a result, the frequency of money transfer transactions involving these consumers has decreased and competitors have lowered prices and foreign exchange spreads in certain markets. Collectively, these issues adversely affected our Mexico and United States domestic businesses through the third quarter of this year, and we expect these issues to continue to impact our businesses in the future. Certain actions taken by the State of Arizona with respect to money transfer service providers have added to the uncertainty of our consumers. For more discussion on this matter, refer to the consumer-to-consumer segment discussion below.

Transaction fee and foreign exchange revenue increased 12% and 13%, respectively, for the years ended December 31, 2005 and 2004. Increased money transfers at existing agent locations and, to a lesser extent, new agent locations contributed to increased consumer-to-consumer transaction volume and fee revenue for the years ended December 31, 2005 and 2004. Vigo contributed $24.2 million of revenue in 2005. Exchange rates between the euro and United States dollar resulted in a negative year over year impact of $1.4 million for the year ended December 31, 2005 compared to a benefit of $73.4 million in 2004. On a euro adjusted basis and excluding Vigo, transaction fee and foreign exchange revenue increased 12% and 11%, respectively, for the years ended December 31, 2005 and 2004. Consumer-to-business transaction fees increased for the year ended December 31, 2005 compared to 2004 due to increased consumer-to-business payment transactions. For the year ended December 31, 2004 consumer-to-business transaction fees were impacted by a decline in cash-based consumer-to-business payments.

Foreign exchange revenue increased for the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004 over each respective previous period due to an increase in cross-currency transactions primarily as a result of strong growth in international consumer-to-consumer transactions and the acquisition of Vigo partially offset by reduced foreign exchange spreads on selected United States markets to Mexico during the nine months ended September 30, 2006. Foreign exchange revenue growth generally corresponds to increases in cross-border transactions and a significant amount of such transactions are included within international transaction growth, which increased 25% in the first nine months of 2006, 26% in 2005 and 24% in 2004, excluding Vigo.

Transaction fees and foreign exchange revenue for the nine months ended September 30, 2006 were impacted by the seasonal nature of the consumer-to-consumer segment. Consumer-to-consumer segment revenue typically increases sequentially from the first quarter to the fourth quarter each year and declines from the fourth quarter to the first quarter of the following year. This seasonal fluctuation is related to the holiday season in various countries during the fourth quarter. This trend occurred in 2004 and 2005 and is expected to continue.

Commission and other revenues

During the nine months ended September 30, 2006, commission and other revenues increased primarily as a result of increased money order commissions due to higher investment income on higher money transfer settlement assets.

The increase in commission and other revenues for the year ended December 31, 2005 compared to the year ended December 31, 2004 was driven primarily by an increase in money order commissions due to higher investment balances in the money order investment portfolio and more consumers participating in the Equity Accelerator program. Commission and other revenues in 2004 remained consistent with 2003 as increases in money order commissions were offset by lower investment income on money transfer settlement assets and lower enrollment fees from the Equity Accelerator program.

Operating expenses overview

The following provides highlights of expenses:

Cost of services

Cost of services as a percentage of revenue was 54% and 52% for the nine months ended September 30, 2006 and 2005, respectively, and 53%, 52% and 51% the years ended December 31, 2005, 2004 and 2003, respectively.

The majority of the increase in cost of services in the nine months ended September 30, 2006 compared to the respective period in 2005 was attributable to a shift in our business mix reflecting stronger growth from our international business, which carries higher cost of services compared to slower growth from our domestic and Mexico businesses which carry lower cost of services. Also impacting cost of services as a percent of revenue is the October 2005 acquisition of Vigo, which has higher cost of services compared to Western Union money transfers.

The majority of the increase in cost of services for the year ended December 31, 2005 compared to 2004 and 2004 compared to 2003 was attributable to an increase in agent commissions corresponding to the increase in revenue. In addition, an $8.7 million impairment charge was recorded in 2005 due to a change in strategic direction related to Eposs Limited, or “Eposs,” a United Kingdom-based seller of cellular prepaid services. We sold our majority interest in Eposs on April 28, 2006. We also recognized an $8.2 million charge in the fourth quarter of 2005 related to an additional accrual of domestic and international escheatment liabilities as further discussed in Note 12—“Commitments and Contingencies” to our combined financial statements.

The year ended December 31, 2005 included lower employee incentive compensation expense compared to 2004 primarily as a result of certain internal performance targets for First Data not being achieved in 2005 whereas all targeted discretionary incentive compensation was paid in 2004. Based on the internal performance targets that have been established in 2006, and the related performance so far, we have recorded higher employee incentive compensation accruals in 2006 compared to 2005 when such accruals were lower in anticipation that certain 2005 internal performance targets would not be achieved.

The increase in cost of services for the year ended December 31, 2004 compared to 2003 was driven by a similar increase in agent commissions as a result of increased revenues as noted above.

Selling, general and administrative

Selling, general and administrative expenses (“SG&A”) increased for the nine months ended September 30, 2006 driven by spin-off costs, which are described below. In addition, the October 2005 acquisition of Vigo, increased overhead allocations from First Data and SFAS No. 123R stock compensation expense contributed to the higher costs in nine months ended September 30, 2006 compared to the corresponding period in 2005.

In line with our strategic objective of building the Western Union brand, marketing related expenditures increased during the nine months ended September 30, 2006 over the comparable period in 2005 and were approximately 6.5% of consolidated revenue.

Based on the internal performance targets that have been established in 2006, and the related performance so far, we have recorded higher employee incentive compensation accruals in 2006 compared to 2005 when such accruals were lower in anticipation that certain 2005 internal performance targets would not be achieved.

Spin-off expenses, primarily classified in SG&A, incurred in the nine months ended September 30, 2006 were approximately $16 million, and were comprised of stock compensation expense incurred on the spin-off date, reorganization expense, recruiting and relocation expenses associated with hiring senior management positions new to our company, temporary labor costs incurred to develop ongoing processes, and other items. During the fourth quarter, we estimate spin-off related expenses of approximately $20 million, the majority of which we expect will be ongoing expenses. During 2007, we expect that we will have incremental annualized costs associated with being a stand-alone company in the range of $65 million to $75 million.

SG&A expenses increased for the years ended December 31, 2005 and 2004 due to an increase in marketing related expenses over that in the prior years. In each of the last three years, we spent approximately 7% of our combined revenue on marketing, including advertising, events, loyalty programs and employees dedicated to marketing activities.

The year ended December 31, 2005 included lower employee incentive compensation expense compared to 2004 primarily as a result of certain internal performance targets for First Data not being achieved in 2005 whereas all targeted discretionary incentive compensation was paid in 2004.

SG&A expenses increased for the year ended December 31, 2004 compared to December 31, 2003 due to increased marketing related expenses, increased corporate overhead allocations from First Data and increased employee incentive compensation.

Derivative (losses)/gains, net

Our foreign currency forward contracts that are not held to mitigate foreign exchange rate fluctuations in settlement assets and settlement obligations and do not qualify as hedges in accordance with applicable accounting rules are held primarily in the euro and British pound and have a maturity of one year or less. Gains and losses are recognized as a result of variations between foreign currency market exchange rates and the forward contract rates. Prior to September 29, 2006, we did not have any forward contracts that qualified as hedges, and therefore the gains and losses on these contracts were reflected in income prior to that date. On September 29, 2006, we re-established our foreign currency forward positions to qualify for cash flow hedge accounting. As a result, on a go-forward basis, we anticipate the amounts reflected in this income statement caption will be minimal.

Foreign exchange effect on notes receivable from First Data, net

The revaluation to fair market value of notes receivable from First Data and the related foreign currency swap arrangements that are denominated in euro benefited income before income taxes in the nine months ended September 30, 2006 by $10.1 million compared to a reduction to income in the corresponding period in 2005 by $10.6 million. For the years ended 2005 compared to 2004 and 2004 compared to 2003, these mark-to-market valuations resulted in decreased income before income taxes of $13.4 million and increased income before income taxes of $7.5 million, respectively. Such fluctuations typically correspond to changes in the value of the euro.

All notes receivable from First Data and related foreign currency swap agreements were settled in cash in connection with the spin-off on September 29, 2006. Accordingly, no such amounts will be recognized in the future.

Interest income from First Data, net

Interest income from First Data, net consists of interest income earned on notes receivable from First Data, partially offset by interest incurred on notes payable to First Data. Interest income from First Data increased for all periods presented due to increased average net borrowings by First Data from Western Union affiliates. As part of the spin-off, all remaining notes payable and notes receivable to or from First Data were settled in cash on September 29, 2006. As a result, no interest income from First Data will be recognized in the future, however, we will earn interest income on our cash balances.

Interest expense

Interest expense of $1.1 million for the nine months ended September 30, 2006 represents two days of interest expense on $3.5 billion of debt incurred in connection with the spin-off. Interest expense will increase significantly in the fourth quarter of 2006 and in 2007, when interest expense will be incurred during the full periods presented.

Other income/(expense), net

The increase in other income, net during the nine months ended September 30, 2006 was driven by the interest income recorded in connection with a loan made to one of our agents in the first quarter of 2006 for $140.0 million, higher interest income on cash balances internationally, and higher equity earnings from equity investments.

Based on the debt balance of $3.5 billion at September 30, 2006 described above, and our cash balance of $1.3 billion, we estimate interest income, interest expense, and other income will be a net expense of between $30 to $35 million in the fourth quarter of 2006.

Income taxes

Our effective tax rates on pretax income were 32.0% and 31.0% for the nine months ended September 30, 2006 and 2005, respectively, and 31.0%, 31.6% and 34.2% for the years ended December 31, 2005, 2004 and 2003, respectively. The increase in the effective tax rate in the nine months ended September 30, 2006 over the comparable period in 2005 is attributable to certain state tax adjustments that benefited the tax provision in 2005 and the impact of certain non-deductible 2006 foreign exchange losses related to currency swap agreements with First Data. The effective tax rate in 2005 compared to 2004 remained relatively constant but benefited slightly from the state tax adjustments previously noted. The decrease in the effective tax rate in 2004 compared to 2003 resulted from the restructuring of our international operations in 2003 only being in place during the latter half of 2003 versus the full year in 2004, resulting in higher foreign income taxed at lower rates for 2004 compared to 2003.

We have established contingency reserves for material, known tax exposures, including potential tax audit adjustments with respect to our foreign business which was restructured in 2003. Our reserves reflect what we believe to be reasonable assumptions as to the likely resolution of the issues involved if subject to judicial review. While we believe that our reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed our related reserve. Any difference from our position as recorded in our financial statements and the final resolution of a tax issue will be reflected in our company’s income tax expense in the period during which the issue is resolved. Such resolution could also affect our effective tax rate in future periods.

To address certain tax aspects of the 2003 restructuring of our international operations, discussions were initiated with the Internal Revenue Service (“IRS”) pursuant to the IRS’s Advance Pricing Agreement, or “APA,” Program. We were notified by the IRS in late October 2006, however, that we will not be able to conclude an arrangement acceptable to us through the APA Program and, therefore, expect that the tax aspects of the 2003 restructuring will be addressed as part of the ongoing federal income tax audit.

We have benefited from the 2003 restructuring by having our income from certain foreign-to-foreign money transfer transactions taxed at relatively low foreign tax rates rather than the U.S. and state combined statutory tax rate. The amount of taxes attributable to such rate differential cumulatively totaled $190.7 million through September 30, 2006 and $131.6 million through December 31, 2005.

Earnings per share

During the nine months ended September 30, 2006, basic and diluted earnings per share were $0.91. All issued and outstanding shares of Western Union common stock, consisting of 100 shares, were held by First Data prior to September 29, 2006. Accordingly, for all periods presented prior to the spin-off which occurred on September 29, 2006, basic and diluted earnings per share were computed using our shares outstanding as of the spin-off date. Unvested shares of restricted stock are excluded from basic shares outstanding. Diluted earnings per share subsequent to September 29, 2006 reflects the potential dilution that could occur if outstanding stock options on the presented dates are exercised and shares of restricted stock have vested. Dilutive shares included in the earnings per share calculation going forward will increase as such potentially dilutive shares will be outstanding during the entire periods presented.

Segment Discussion

We manage our business around the consumers we serve and the types of services we offer. Each of our two segments addresses a different combination of consumer groups, distribution networks and services offered. Our segments are:

•	Consumer-to-consumer—provides money transfer services between consumers, primarily through a global network of third-party agents using our multi-currency, real-time money transfer processing systems. This service is available for both international cross-border transfers—that is, the transfer of funds from one country to another—and intra-country transfers—that is, money transfers from one location to another in the same country.

•	Consumer-to-business—focuses on payments from consumers to billers through our networks of third-party agents and various electronic channels. This service is generally available only within the United States.

Businesses not considered part of the segments described above are categorized as “Other.” Also included in “Other” are recruiting and relocation expenses associated with hiring senior management positions new to our company and temporary labor used to develop ongoing processes in connection with completing the spin-off.

The business segment measurements provided to, and evaluated by, our chief operating decision maker are computed in accordance with the following principles:

•	The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies.

•	Segment revenue includes intersegment revenue.

•	Corporate overhead is allocated to the segments based on a percentage of the segments’ revenue.

•	Costs incurred to effect the spin-off are not allocated to reporting segments.

•	Exclude all items not included in operating income.

The following table sets forth the different components of segment revenues as a percentage of the combined total for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003.

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
Consumer-to-consumer	84%	82%	82%	81%	78%
Consumer-to-business	14%	15%	15%	16%	19%
Other	2%	3%	3%	3%	3%

Total	100%	100%	100%	100%	100%

Consumer-to-Consumer Segment

The following table sets forth our consumer-to-consumer segment results of operations for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003.

	Nine Months Ended September 30,		% Change	Years Ended December 31,			% Change
	2006	2005	YTD 2006 vs. YTD 2005	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
(in millions)	(unaudited)
Revenues:
Transaction fees	$2,253.0	$1,985.8	13%	$2,724.0	$2,390.9	$2,050.8	14%	17%
Foreign exchange revenue	477.5	385.0	24%	529.6	448.3	379.7	18%	18%
Other revenues	24.5	19.6	25%	25.6	22.5	23.4	14%	(4)%

Total revenues	$2,755.0	$2,390.4	15%	$3,279.2	$2,861.7	$2,453.9	15%	17%

Operating income	$796.8	$778.1	2%	$1,047.9	$886.5	$765.2	18%	16%
Operating margin	29%	33%		32%	31%	31%
Key indicators:
Consumer-to-consumer transactions (unaudited)	107.5	84.4	27%	118.52	96.66	81.04	23%	19%

Since 2003, international, domestic and Mexico revenue represented approximately 70%, 20% and 10% of our consumer-to-consumer revenue, respectively. The table below sets forth performance indicators for the consumer-to-consumer segment for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003.

	Nine Months Ended September 30,			Years Ended December 31,
	2006	2006 (excluding Vigo)	2005	2005	2005 (excluding Vigo)	2004	2003
Consumer-to-consumer transaction growth
International (a)	32%	25%	26%	27%	26%	24%	25%
Domestic (b)	0%	0%	4%	5%	5%	8%	6%
Mexico (c)	45%	8%	21%	28%	21%	16%	22%
Consumer-to-consumer revenue growth
International (a)	17%	14%	17%	16%	15%	21%	25%
Domestic (b)	(1)%	(1)%	3%	4%	4%	8%	3%
Mexico (c)	39%	10%	26%	33%	27%	6%	16%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada paid in foreign countries and foreign country transactions paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.
(b)	Represents all transactions between and within the United States and Canada.
(c)	Represents all transactions to and from Mexico.

Transaction fees and foreign exchange revenue

Consumer-to-consumer money transfer revenue growth in the nine months ended September 30, 2006 over the same period in 2005 was driven by international revenue growth and the acquisition of Vigo, which was completed in October 2005. Vigo contributed $105.6 million in total revenue for the nine months ended September 30, 2006. The anniversary date of the acquisition of Vigo occurred in October 2006, which will have an impact on reported revenue growth rates. Excluding Vigo, growth in international consumer-to-consumer revenue partially offset the slowing of Mexico and domestic revenue growth in the nine months ended September 30, 2006 compared to the same period in 2005. Beginning in the second quarter of 2006, the United States to Mexico and United States domestic corridors, and United States outbound business to Latin American countries were adversely impacted by the immigration debate and related activities in the United States. This controversy around the subject of immigration and the changes in the approach of various government entities to the regulation of businesses that employ or sell to immigrants has created fear and distrust among many Hispanic consumers in the United States. As a result, the frequency of money transfer transactions involving these consumers has decreased and competitors have lowered prices and foreign exchange spreads in certain markets. Collectively, these issues adversely affected our Mexico and United States domestic businesses through the third quarter of this year, and we expect them to continue to impact our businesses in the future.

International revenue growth in the nine months ended September 30, 2006 compared to the same period in 2005 resulted from growth in money transfer transactions and the acquisition of Vigo. International money transfer transaction growth in the nine months ended September 30, 2006 compared to the prior year period was driven most significantly by growth in the United States and European outbound businesses. The key inbound markets of India and China continued to grow, with transactions in India more than doubling and China transaction growth rates exceeding 35% for the nine months ended September 30, 2006. The international transaction growth rate excluding Vigo for the nine months ended September 30, 2006 of 25% was consistent with the 26% growth rate for the comparable period in 2005.

Assuming a constant exchange ratio between the euro and the United States dollar versus the comparable period in the prior year (i.e., as if there was no change in exchange rates from the same periods in the previous year) the impact to consumer-to-consumer revenue for the nine months ended September 30, 2006 would have been a reduction to revenue of $9.2 million compared to a benefit of $19.9 million for the same period in 2005. On a euro-adjusted basis, international revenue grew 17% for the nine months ended September 30, 2006, compared to 16% in the comparable period in 2005, with Vigo contributing 3% to the growth rates for the nine months ended September 30, 2006.

The difference between international transaction growth and revenue growth increased 600 basis points during the nine months ended September 30, 2006 compared to the corresponding period in 2005. The acquisition of Vigo contributed to the increase in the difference between international transaction growth and revenue growth for the nine months ended September 30, 2006 as Vigo transactions are generated at a lower revenue per transaction compared to our existing business.

Growth in Mexico money transfer transactions for the nine months ended September 30, 2006 compared to the same period in 2005 was driven by the acquisition of Vigo and growth in Western Union branded transactions, partially offset by a decline in Orlandi Valuta branded transactions, primarily in the second and third quarters of 2006. Revenues from Western Union branded U.S. to Mexico transactions increased 10% for the nine months ended September 30, 2006, compared to 25% for the same period in 2005. The decline in revenue was primarily due to the uncertainty created by the immigration debate in the United States as described above. Foreign exchange revenue increased for the nine months ended September 30, 2006 due to the acquisition of Vigo and an increase in cross-currency transactions.

Domestic transaction growth rates in the nine months ended September 30, 2006 over the same period in 2005 declined compared to increases observed for the full year 2005 due in part to the uncertainty created by the immigration debate in the United States, as described above.

A driver of our growth continues to be existing agent locations. Our Western Union United States and Canada same-store transaction growth, which includes domestic transactions, transactions destined for Mexico and other countries, and transactions through westernunion.com, was 12% and 14% for the nine month periods ended September 30, 2006 and 2005, respectively.

Contributing to the increase in total consumer-to-consumer money transfer revenue and transaction growth was the growth in transactions at existing agent locations, the number of agent locations and marketing campaigns promoting Western Union services.

The majority of transaction growth is derived from more mature agent locations as new agent locations typically contribute only marginally to revenue growth in the first few years of their operation. Increased productivity, measured by transactions per location, often is experienced as locations mature. We believe that new agent locations will help drive growth by increasing the number of locations available to send and receive money. We generally refer to locations with more than 50% of transactions being initiated versus paid out as “send locations” and to the balance of locations as “receive locations.” Send locations are the engine that drives consumer-to-consumer revenue. They contribute more transactions per location than receive locations. However, a wide network of receive locations is necessary to build each corridor and help ensure global distribution. The number of send and receive transactions at an agent location can vary significantly due to such factors as customer demographics around the location, immigration patterns, the location’s class of trade, hours of operation, length of time the location has been offering Western Union services, regulatory limitations and competition. Each of the over 285,000 agent locations in our agent network is capable of providing one or more of our services; however not every location completes a transaction in a given period. For example, as of September 30, 2006, approximately 85% of the combined locations in the United States, Canada and Western Europe experienced money transfer activity in the last 12 months. In the developing regions of Asia and other areas where there are predominantly receive locations, approximately 65% of locations experienced money transfer activity in the last 12 months. We periodically review locations to determine whether they remain enabled to perform money transfer transactions.

Consumer-to-consumer revenue growth in 2005 was driven by growth in consumer-to-consumer transactions and the acquisition of Vigo in October 2005. International transaction growth benefited from growth in the United States and European outbound businesses and strong growth in China, India and the Philippines, including the Philippines intra-country business. Consumer-to-consumer revenue growth was also impacted by exchange rates. For the year ended December 31, 2005, the exchange rates between the euro and the United States dollar resulted in a year-over-year negative impact to revenue of $1.4 million compared to benefits of $73.4 million and $109.7 million in 2004 and 2003, respectively, assuming a constant exchange ratio (i.e., as if there were no change in exchange rates from the same period in the previous year) between the euro and the United States dollar. Changes in exchange rates primarily impact international revenue. On a euro-adjusted basis, international revenue growth was 16%, 17% and 17% for the years ended December 31, 2005, 2004 and 2003, respectively. Growth in Mexico transactions for the year ended December 31, 2005 was driven by growth in Western Union branded transactions. The lower transaction and revenue growth rates in domestic money transfer for the year ended December 31, 2005 compared to 2004 are not attributable to any specific event. Domestic transaction growth increased from 3% in the first quarter of 2005 to 6% in the third and fourth quarters of 2005.

Consumer-to-consumer revenue growth for the year ended December 31, 2004 was driven by growth in the international business. Growth in international transactions resulted from continued strength in the United States outbound business and the performance of the international business outside the United States. The growth from the maturing of existing locations and new international locations also contributed to sustained growth. International revenue and transaction growth rates in 2004 were negatively impacted, although not significantly, by political events, economic conditions and compliance related activity when compared to 2003. Growth in Mexico transactions in 2004 was 16%. We were able to achieve this growth rate in this highly competitive market by implementing next day service offerings, executing marketing programs and offering payment services at over 7,000 Western Union branded and Orlandi Valuta branded locations in Mexico. Domestic transaction growth in 2004 was driven by increased marketing.

The difference between international transaction growth and revenue growth increased in 2005 compared to 2004 primarily as a result of the negative currency conversion impact of the euro compared to the benefit in the prior year as noted above, which negatively impacted revenue growth compared to the prior year. Intra-country business is incremental to both transactions and revenue but benefited transaction growth more than revenue growth. Consumer-to-consumer net pricing decreases, as a percentage of our total revenue, were consistent from 2004 to 2005.

Western Union’s United States and Canada same-store-sales transaction growth which includes domestic transactions and westernunion.com, as well as transactions destined for Mexico and other countries, was 15% in 2005 compared to 2004 and 16% in 2004 compared to 2003.

Contributing to the increase in consumer-to-consumer revenue and transaction growth in all periods presented were the maturing of existing agent locations, the increased number of agent locations and targeted marketing campaigns promoting Western Union services.

Foreign exchange revenue increased in 2005 compared to 2004 and in 2004 compared to 2003 due to an increase in cross-currency transactions. In addition, growth in 2005 was impacted by the acquisition of Vigo.

Arizona Proceedings

Western Union is a party in two legal disputes pending in Arizona. One concerns the authority of the Arizona Attorney General to request bulk data regarding money transfers sent from states other than Arizona to Sonora, Mexico. The other concerns the Attorney General’s authority to seize money transfers sent from states other than Arizona to Sonora, Mexico. We believe that we are taking appropriate measures to address this situation and that the impact of the litigation should not be material to our consumer-to-consumer business. However, publicity following an adverse ruling in this litigation, should that occur, could negatively impact the United States domestic and United States to Mexico consumer-to-consumer business.

Operating income

The consumer-to-consumer segment’s operating income increased for the nine months ended September 30, 2006 compared to the same period in 2005 as a result of the items noted in “Transaction fees and foreign exchange revenue” above. Operating income during the nine months ended September 30, 2006 was impacted by a variety of factors, including a shift in our business mix reflecting stronger growth from our international business, which carries lower profit margins, and slower growth from our domestic and U.S. to Mexico businesses which have higher margins. In addition, the decrease in operating income is due to spin-off costs, which consisted of stock compensation expense from stock options, restricted stock and stock units granted on the spin-off date of September 29, 2006, reorganization expenses, and other spin-off related items, as well as the accrual of additional expenses related to a consent agreement with the Arizona Department of Financial Institutions. SFAS No. 123R stock compensation expense and increased employee incentive compensation expense also contributed to the decrease in operating income for the nine months ended September 30, 2006 compared to the corresponding period in 2005.

Consumer-to-consumer operating income increased for the year ended December 31, 2005 versus 2004 and for the year ended December 31, 2004 compared to 2003 due to the increase in revenue. Also benefiting 2005 operating income was significantly lower employee incentive compensation due to a certain First Data performance measure not being met, which positively impacted operating margins in 2005 compared to 2004. Marketing expenses increased in 2005 and 2004, but remained relatively consistent as a percentage of total revenue.

Consumer-to-Business Segment

The following table sets forth our consumer-to-business segment results of operations for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003.

	Nine Months Ended September 30,		% Change	Years Ended December 31,			% Change
	2006	2005	YTD 2006 vs. YTD 2005	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
(in millions)	(unaudited)
Revenues:
Transaction fees	$444.5	$422.8	5%	$565.0	$545.4	$553.7	4%	(1)%
Other revenues	29.6	25.6	16%	35.2	30.9	32.4	14%	(5)%

Total revenues	$474.1	$448.4	6%	$600.2	$576.3	$586.1	4%	(2)%

Operating income	$166.0	$168.6	(2)%	$220.4	$219.5	$230.0	—%	(5)%
Operating margin	35%	38%		37%	38%	39%
Key indicators:
Consumer-to-business transactions (unaudited)	180.1	157.2	15%	215.11	192.57	179.39	12%	7%

Transaction fees

Transaction and revenue growth in the nine months ended September 30, 2006 compared to the same period in 2005 resulted from strong transaction growth in electronic bill payments driven primarily by our Speedpay and Equity Accelerator services. The growth rates also benefited, compared to the prior period, from cash bill payments experiencing a slight revenue growth for the nine month period in 2006 versus a decline in 2005. In addition, our Convenience Pay® business benefited from the addition of a large new biller client in the third quarter of 2005 which had a positive impact to transaction and revenue growth rates for the nine months ended September 30, 2006, compared to the same period in 2005. Reported transaction growth rates and, to a lesser extent, reported revenue growth rates in the fourth quarter will be negatively impacted as a result of the anniversary date for the signing of this large biller client occurring in the third quarter of 2005.

Transaction fee growth for the year ended December 31, 2005 was driven by growth in our electronic payment services as well as the new Convenience Pay biller relationship discussed above. Transaction fee revenue decreased for the year ended December 31, 2004 compared to 2003 as a result of a decline in the cash payments business due to the shift in demand from cash-based walk-in payment services to electronic payment services.

Operating income

For the nine months ended September 30, 2006, operating income decreased over the same period in 2005, despite growth in transactions and revenue. The shift to electronic-based products, which have lower operating margins compared to cash-based products that have higher operating margins, negatively impacted operating income. In addition, operating income for the nine months ended September 30, 2006 was impacted by spin-off costs, which consisted of stock compensation expenses from stock options, restricted stock and stock units granted on the spin-off date of September 29, 2006, reorganization expenses and other spin-off related items. Increased overhead allocations from First Data, SFAS No. 123R stock compensation expense, and increased employee incentive compensation expense also contributed to the decrease in operating income for the nine months ended September 30, 2006 compared to the corresponding period in 2005.

The increase in operating income from 2004 to 2005 was due to growth in electronic-based transactions, offset by increased corporate overhead allocations from First Data. The consumer shift from cash-based walk-in payment services to electronic payment services contributed to the decline in operating income from 2003 to 2004. Recent trends in consumer-to-business operating margins are impacted by the shift from cash-based services to electronic payment services.

Other

The following table sets forth other results for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003.

	Nine Months Ended September 30,		% Change	Years Ended December 31,			% Change
	2006	2005	YTD 2006 vs. YTD 2005	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
(dollars in millions)	(unaudited)
Revenues	$68.8	$84.8	(19)%	$113.7	$115.6	$113.1	(2)%	2%
Operating income	13.4	8.6	56%	0.9	6.1	7.8	*	*

*	Calculation not meaningful

Revenues

Our money order and prepaid services businesses accounted for 70%, 64% and 65% of other revenue in 2005, 2004 and 2003, respectively, and 92% and 70% of other revenue for the nine months ended September 30, 2006 and 2005, respectively. These two businesses are the only businesses classified in “Other” with expected future recurring revenue. We previously operated internet auction payments, a messaging and international prepaid cellular top-up businesses, which were shut down or disposed of in 2005 and early 2006. The decrease in the nine months ended September 30, 2006 is due to declines in revenue from these businesses while revenues from our money order and prepaid services businesses remained consistent.

Operating Income

For the nine months ended September 30, 2006 and 2005, operating income was driven by the money order business and the elimination of operating losses of the businesses shut down or disposed of primarily in 2006, partially offset by spin-off expenses, consisting of recruiting and relocation expenses associated with hiring senior management positions to our company and temporary labor used to develop ongoing processes.

The decrease in operating income during the year ended December 31, 2005 from the year ended December 31, 2004 was due primarily to a goodwill impairment charge recognized in 2005 of $8.7 million due to a change in strategic direction relating to our majority interest in Eposs. The decrease in operating income during the year ended December 31, 2004 from the year ended December 31, 2003 was due to declines in operating performance of Eposs and our auction payments and messaging businesses. Aggregate operating losses related to these businesses for the years ended December 31, 2005, 2004 and 2003 were $16.2 million, $8.2 million and $1.4 million, respectively.

Capital Resources and Liquidity

Historically, our source of liquidity was cash generated from our operating activities. Management believes that Western Union’s current level of cash and future cash flows from operating activities are sufficient to meet the needs of its existing business.

We believe historical cash flow generated from operations provides a reasonable expectation of future cash flows. In addition, we anticipate dividends paid to our stockholders will be significantly less than historical dividends that were paid to First Data prior to the spin-off, and we will no longer make loans to First Data. Based on annual estimated interest expense of approximately $200 million, estimated capital expenditures in 2007 of

$200 to $250 million and estimated additional annualized costs associated with being a stand alone company of between $65 million and $75 million annually, our cash flow will provide us with opportunities to invest in our core business growth, new services and new markets. The timing of these investments will be based on specific opportunities.

In connection with the spin-off, Western Union incurred $3.5 billion of debt, consisting of a $2.4 billion bridge facility, a borrowing of $100.0 million under a $1.5 billion unsecured, revolving credit facility, and $1.0 billion as a result of the issuance of the 2016 Notes to First Data, which First Data exchanged with two financial institutions for indebtedness of First Data that these two financial institutions held at that time. The financial institutions then received the proceeds from the subsequent sale of the notes in a private offering. Refer to the “Cash Flows from Financing Activities” and “Significant Non-Cash Transactions” sections for further discussion of our financing facilities.

On November 17, 2006, we used the net proceeds of the offering of the 2011 Notes, 2036 Notes and Floating Rate Notes, together with the proceeds of commercial paper we issued, to repay the entire $2.4 billion in principal amount outstanding under a bridge loan facility entered into by FFMC. This repayment resulted in the release and termination of the outstanding guarantees, in accordance with its terms, by FFMC of the 2016 Notes and the Revolving Credit Facility.

Commercial Paper Program

On November 3, 2006, we established a commercial paper program pursuant to which we are authorized to issue unsecured commercial paper notes (the “Commercial Paper Notes”) in an amount not to exceed $1.5 billion outstanding at any time. The Commercial Paper Notes may have maturities of up to 397 days from date of issue.

As an integral part of our business, we receive funds from money transfers and certain other payment processing services sold in advance of settlement with payment recipients. These funds (referred to as “Settlement assets” on our balance sheets) are not used to support our operations. However, we do have the opportunity to earn income from investing these funds. We maintain a portion of these settlement assets in highly liquid investments (classified as “Cash and cash equivalents” within “Settlement assets”) to fund settlement obligations.

Cash and Cash Equivalents

Highly liquid investments (other than those included in Settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates fair market value. At September 30, 2006, December 31, 2005 and 2004, we held $1,327.6 million, $510.2 million and $469.7 million in cash and cash equivalents, respectively. The increase in cash and cash equivalents is primarily due to the $724.0 million net cash settlement of the principal and related swaps relating to the notes receivable and payable from and to First Data, as well as the net cash settlement of $40.7 million related to the net interest receivable from First Data on the spin-off date.

At September 30, 2006, December 31, 2005 and 2004, $973.6 million, $184.9 million and $165.7 million, respectively, of our cash and cash equivalents were held by foreign subsidiaries. The increase in cash and cash equivalents held outside the United States is due to the settlement of notes receivable and payable from and to First Data in connection with the spin-off, as described above. We currently plan to invest these funds through these foreign subsidiaries, as repatriating these funds to the United States would result in the incurrence of significant taxes.

The following discussion highlights our cash flow activities during the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003.

Cash Flows from Operating Activities

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
(in millions)	(unaudited)
Net income	$696.8	$693.5	$927.4	$751.6	$633.7
Depreciation	24.8	23.8	32.0	34.0	35.8
Amortization	50.4	34.1	47.5	45.2	42.6
Deferred income tax provision	19.5	21.5	24.9	47.6	63.3
Realized (gain)/loss on derivative instruments	(4.1)	7.9	0.5	23.2	30.8
Other non-cash items, net	34.9	12.9	25.8	13.9	18.7
(Decrease)/increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	(37.1)	(39.2)	(8.8)	(13.8)	(27.5)
Accounts payable and accrued liabilities	(6.4)	(9.0)	(17.9)	(6.3)	(11.8)
Other liabilities	(1.2)	(34.5)	(28.6)	34.8	7.2

Net cash provided by operating activities	$777.6	$711.0	$1,002.8	$930.2	$792.8

Cash provided by operating activities increased during the nine months ended September 30, 2006 compared to the corresponding period in the prior year despite net income being consistent from period to period. Net income in the current year included non-cash charges for stock compensation in connection with the adoption of SFAS No. 123R in 2006, increased amortization expense as a result of certain large strategic agent contracts being executed earlier in the year for which initial payments were made, and increased intangible assets as a result of the acquisition of Vigo. Had these additional non-cash expenses not been incurred, the increase in cash flow from operating activities would have been more in line with the increase in net income, which is attributed to consumer-to-consumer transaction growth. Also contributing to the increase was a net $40.7 million cash settlement of interest on notes receivable with First Data which is not expected to recur because the intercompany notes were settled in connection with the spin-off; however, we do expect to receive interest in the future on our higher cash balance as a result of the settlement of these notes.

Cash provided by operations has historically been driven by net income, and increased in 2005 compared to 2004, and 2004 compared to 2003, primarily due to consumer-to-consumer transaction growth as previously discussed. Changes in components of working capital are subject to fluctuations based on the timing of cash transactions related to settlements of certain liabilities.

Other non-cash items include stock compensation expense, bad debt reserves and other non-cash items.

Cash Flows from Investing Activities

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
Source (use) (in millions)	(unaudited)
Capitalization of contract costs	$(106.7)	$(9.4)	$(22.5)	$(7.3)	$(57.7)
Capitalization of software development costs	(8.4)	(7.0)	(7.7)	(15.7)	(18.5)
Purchases of property and equipment	(42.5)	(23.2)	(34.8)	(26.5)	(23.6)
Notes receivable issued to agents	(140.0)	(8.4)	(8.4)	—	—
Proceeds from notes receivable issued to agents	12.8
Acquisition of businesses, net of cash acquired, and contingent purchase consideration paid	—	—	(349.1)	(28.7)	(43.7)
Cash received/(paid) on maturity of foreign currency forwards	4.1	(7.9)	(0.5)	(23.2)	(30.8)
Purchase of equity method investments	—	(5.8)	(5.4)	(42.0)	—

Net cash used in investing activities	$(280.7)	$(61.7)	$(428.4)	$(143.4)	$(174.3)

Capital expenditures

Total aggregate payments capitalized for purchases of property and equipment, software development and contract costs were $157.6 million and $39.6 million for the nine months ended September 30, 2006 and 2005, respectively, and $65.0 million, $49.5 million and $99.8 million in 2005, 2004 and 2003, respectively. Amounts capitalized for contract costs relate to initial payments for new and renewed agent contracts and vary depending on the timing of when new contracts are signed and existing contracts are renewed. During the first quarter of 2006, we purchased an office building which contributed to the increase in property and equipment for the nine months ended September 30, 2006. In addition, during 2006, we entered into certain large strategic agent contracts for which initial payments were made which drove the increase in capitalized contract costs. The decrease in software development costs during 2005 compared to 2004 relates primarily to the timing of internally developed software projects. We estimate that capital expenditures in 2007 will be between approximately $200 million and $250 million. The expected increase in capital expenditures is primarily due to the initiation and renewal of certain large strategic agent contracts in 2006.

Notes receivable issued to agents and proceeds from notes receivable issued to agents

From time to time, we make advances and loans to agents. In January 2006, we signed a six year agreement with one of our existing agents which included a four year loan of $140.0 million to the agent. The terms of the loan agreement require that a percentage of commissions earned by the agent (39% in 2006, 52% in 2007, 61% in 2008 and 64% in 2009) be withheld by us as repayment of the loan and the agent remains obligated to repay the loan if commissions earned are not sufficient. The loan receivable was recorded in “Other assets” in the Condensed Consolidated Balance Sheet as of September 30, 2006. We impute interest on this below market rate note receivable and have recorded this note net of a discount of $41.9 million as of September 30, 2006. Repayments of $12.8 million were received on notes receivable issued to agents during the nine months ended September 30, 2006.

Acquisition of businesses, net of cash acquired, and contingent purchase consideration paid

During 2005, First Data acquired 100% of Vigo for $349.1 million, net of cash acquired. In 2004 and 2003, the majority of contingent consideration payments were made by First Data in connection with the acquisitions of Paymap Inc., or “Paymap,” and E Commerce Group, Inc., or “ECG,” made in the second quarter of 2002. First Data contributed Vigo, Paymap and ECG to us as part of the spin-off.

Cash received/(paid) on maturity of foreign currency forwards

Our foreign currency forward contracts that are not held to mitigate foreign currency exchange rate fluctuations in settlement assets and settlement obligations, and that do not qualify as hedges in accordance with applicable accounting rules, have maturities of one year or less, and the amounts received or paid on maturity for such contracts are driven primarily by variations in the market foreign exchange rate at the time of maturity and the forward contract rate. Since the cash received relates to derivatives that do not qualify for hedge accounting treatment, they have been classified in the Condensed Consolidated Statement of Cash Flows as investing activities. Prior to September 29, 2006, we did not have any forward contracts that qualified as hedges, and accordingly, all realized gains and losses on these contracts have been reflected in investing activities prior to that date. On September 29, 2006, we re-established our foreign currency forward positions to qualify for cash flow hedge accounting. As a result, on a go-forward basis, we anticipate the amounts reflected in investing activities related to “Cash received/(paid) on maturity of foreign currency forwards” will be minimal.

Purchase of equity method investments

In 2004, we purchased 30% interests in two of our international money transfer agents. The aggregate purchase price paid was $42.0 million, net of $5.4 million of holdback reserves to cover claims arising from the acquisitions. The holdback reserves were paid in the first quarter of 2005.

Cash Flows from Financing Activities

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
Source (use) (in millions)	(unaudited)
Advances from/(to) affiliates of First Data	$160.2	$(525.7)	$(153.2)	$250.0	$(359.0)
Dividends to First Data	(2,953.9)	—	(417.2)	(659.8)	(324.2)
Proceeds from the issuance of debt	2,500.0	—	—	—	—
Capital contributed by First Data in connection with acquisitions	—	—	369.2	28.7	44.1
Repayments of notes payable to First Data	(154.5)	(227.0)	(246.5)	(255.0)	—
Notes payable issued to First Data	—	262.8	400.1	255.0	9.9
Proceeds from repayments of notes receivable from First Data	776.2	—	18.4	—	—
Additions to notes receivable from First Data	(7.5)	(374.7)	(504.7)	(270.7)	—

Net cash provided by/(used in) financing activities	$320.5	$(864.6)	$(533.9)	$(651.8)	$(629.2)

Advances from/(to) affiliates of First Data

Prior to the spin-off, excess cash generated from our domestic operations that was not required to meet certain regulatory requirements was paid periodically to First Data and was reflected as a receivable from First Data. In addition, First Data and its subsidiaries provided a number of services on behalf of our businesses, including shared services, which were reimbursed periodically. The net payable to and receivable from First Data was a function of the timing of cash sweeps to First Data net of any services First Data and its affiliates had provided. These balances were settled at the time of the spin-off as part of the dividend to First Data.

Dividends to First Data

In connection with the spin-off, our subsidiary FFMC paid a $2.4 billion dividend to First Data in the form of a promissory note that was repaid immediately following the spin-off, and we paid an additional $100.0 million to First Data financed through borrowings under our revolving credit facility as discussed below. The remaining $453.9 million reflected as a cash dividend was comprised of cash, consideration for an ownership interest held by a First Data subsidiary in one of our agents which had already been reflected as part of our company, and settlement of net intercompany receivables (exclusive of certain intercompany notes discussed below).

In 2005, 2004 and 2003, we paid dividends to First Data from profit generated from operations. The amount of dividends distributed in each year was impacted by the cash balances available as a result of loans made to affiliates.

Capital contributed by First Data in connection with acquisitions

In 2005, Western Union received a contribution of capital from First Data in connection with the acquisition of Vigo. In 2004 and 2003, First Data contributed capital in connection with contingent consideration payments made by First Data in connection with the acquisitions of Paymap and ECG, both of which were contributed to Western Union as part of the spin-off.

Proceeds from the issuance of debt

On September 27, 2006, we entered into a five-year unsecured revolving credit facility, which includes a $1.5 billion revolving credit facility, a $250.0 million letter of credit sub-facility and a $150.0 million swing line sub-facility (the “Revolving Credit Facility”). On September 29, 2006, we made an initial borrowing under the Revolving Credit Facility in an aggregate principal amount equal to $100.0 million in connection with the spin-off. The unused commitment on September 30, 2006 was $1.4 billion.

Interest due under the Revolving Credit Facility is fixed for the term of each borrowing and is payable according to the terms of that borrowing. Generally, interest is calculated using LIBOR plus an interest rate margin. A facility fee is also payable quarterly on the total facility, regardless of usage (6 basis points as of September 30, 2006). The facility fee percentage is determined based on our credit rating assigned by Standard & Poor’s Ratings Services (“S&P”) and/or Moody’s Investor Services, Inc. (“Moody’s”). In addition, to the extent the aggregate outstanding borrowings under the Revolving Credit facility exceed 50% of the related aggregate commitments, a utilization fee based upon such ratings is payable to the lenders on the aggregate outstanding borrowings (5 basis points as of September 30, 2006). As of September 30, 2006, our interest rate on the outstanding borrowing was 5.51%.

On September 27, 2006, FFMC entered into an unsecured bridge financing facility in an aggregate amount of $2.4 billion (the “Bridge Loan”) with a syndicate of lenders. On September 29, 2006, FFMC borrowed under the Bridge Loan an aggregate principal amount equal to $2.4 billion in connection with the spin-off to pay off the promissory note to First Data described above. The Bridge Loan provided for a $2.4 billion term credit facility maturing on September 26, 2007.

Interest due under the Bridge Loan was fixed for the term of each borrowing and was payable according to the terms of that borrowing. Generally, the applicable interest rate was calculated using LIBOR plus an interest rate margin. A facility fee was also payable quarterly on the total facility, regardless of usage (6 basis points as of September 30, 2006). The facility fee percentage was determined based on our credit rating assigned by S&P and/or Moody’s. We repaid the entire $2.4 billion in principal amount outstanding under the Bridge Loan on November 17, 2006 with the net proceeds from the 2011 Notes, 2036 Notes and Floating Rate Notes private offering, together with the proceeds of the commercial paper we issued.

In addition to the above borrowings, as discussed further in “Significant Non-Cash Transactions” below, we also issued $1.0 billion aggregate principal amount of 2016 Notes in connection with the spin-off for which we received no cash proceeds. Interest on the 2016 Notes is payable semiannually on April 1 and October 1 each year based on a fixed per annum interest rate of 5.93%. The indenture governing the 2016 Notes allows us to redeem the 2016 Notes at any time prior to maturity at the applicable treasury rate plus 20 basis points.

Notes payable to and receivable from First Data

In connection with the spin-off on September 29, 2006, funds previously advanced to First Data to finance certain international acquisitions made by First Data were repaid to us in cash. These notes were funded primarily through cash generated from our international operations and notes payable issued to First Data. As part of the spin-off, we also paid back the remaining notes payable balance to First Data in cash.

In 2005 and 2004, we made advances to First Data in the form of notes of $504.7 million and $270.7 million, respectively, to finance certain international acquisitions made by First Data. These notes were funded primarily through cash generated from our international operations and notes payable issued to First Data with balances of $153.6 million at December 31, 2005.

Significant Non-Cash Transactions

On September 29, 2006, we issued to First Data $1.0 billion aggregate principal amount of the 2016 Notes in partial consideration for the contribution by First Data to us of its money transfer and consumer payments businesses in connection with the spin-off. Immediately after the Distribution, First Data exchanged the 2016 Notes with two financial institutions for indebtedness of First Data that the financial institutions held at that time. The financial institutions received the proceeds from the subsequent sale of the 2016 Notes in a private offering.

On September 29, 2006, we also issued 765.3 million shares of our common stock to First Data in partial consideration for the contribution by First Data to us of its money transfer and consumer payments businesses in connection with the spin-off. First Data then distributed the 765.3 million shares of our common stock to First Data’s shareholders.

First Data transferred to us our headquarters in Englewood, Colorado and certain other fixed assets with a net book value of $66.5 million, and we transferred to First Data certain investments with a net book value of $20.9 million. We also reclassified liabilities totaling $193.8 million relating to certain tax and employee-related obligations from “Receivables from First Data, net.”

During the years ended December 31, 2005 and 2004, approximately 50,000 shares, per year, of restricted common stock of First Data were issued to certain Western Union employees in conjunction with First Data’s incentive compensation plans. There were no restricted shares of First Data common stock issued to Western Union employees during 2003.

Off-Balance Sheet Arrangements

Other than facility and equipment leasing arrangements, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Pension Plans

We have two frozen defined benefit plans that together were underfunded by $69.2 million as of September 30, 2006. We have not made a contribution to these plans and do not intend to contribute to these plans in 2006 since, based on current asset return calculations and minimum funding requirements, no such contribution is required. We do not believe that recently enacted legislation relating to pension plans will have an impact on our funding requirement until at least 2008.

Letters of Credit

We had $38.7 million and $32.8 million in outstanding letters of credit at September 30, 2006 and December 31, 2005, respectively, with expiration dates through 2010, certain of which contain a one-year renewal option. The letters of credit are held in connection with lease arrangements and agent settlement agreements. We expect to renew the letters of credit prior to their expiration.

Contractual Obligations

The following table summarizes our contractual obligations to third parties as of December 31, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in millions).

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Notes payable to First Data (a):	$163.5	$163.5	$—	$—	$—
Operating leases	99.3	25.1	43.4	7.0	23.8
Purchase obligations (b)	23.8	14.9	6.2	2.7	—

	$286.6	$203.5	$49.6	$9.7	$23.8

(a)	Balances have been paid in full or forgiven at September 29, 2006.
(b)	Many of our contracts contain clauses that allow us to terminate the contract with notice, and with or without a termination penalty. Termination penalties are generally an amount less than the original obligation. Certain contracts also have an automatic renewal clause if we do not provide written notification of our intent to terminate the contract. Obligations under certain contracts are usage-based and are, therefore, estimated in the above amounts. Historically, we have not had any significant defaults of our contractual obligations or incurred significant penalties for termination of our contractual obligations.

Critical Accounting Policies

Management’s discussion and analysis of results of operations and financial condition is based on our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that management make estimates and assumptions that affect the amounts reported for revenues, expenses, assets, liabilities and other related disclosures. Actual results may or may not differ from these estimates. We believe that the understanding of certain key accounting policies and estimates are essential in achieving more insight into our operating results and financial condition. These key accounting policies include stock-based compensation, income taxes, derivative financial instruments and capitalized costs.

Stock-Based Compensation

We adopted SFAS No. 123R effective January 1, 2006. SFAS No. 123R requires all stock-based payments to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. We selected the modified-prospective method of adoption and straight-line amortization of compensation cost over the requisite service period. We currently utilize the Black-Scholes option pricing model to measure the fair value of stock options granted to employees and directors. While SFAS No. 123R permits entities to continue to use such a model, the standard also permits the use of a more complex binomial, or “lattice” model. Based upon the type and number of stock options expected to be issued in the future, we have determined that we will continue to use the Black-Scholes model for option valuation. Option-pricing models require us to estimate a number of key valuation inputs including expected volatility, expected dividend yield, expected term and risk-free interest rate. The most subjective estimates are the expected volatility of the underlying stock and the expected term. Accordingly, the fair value of stock options are affected by the assumptions we select. Stock-based compensation expense, including the impact of adopting SFAS No. 123R, was $16.3 million for the nine months ended September 30, 2006.

Refer to the “Stock Compensation Plans” notes in our historical combined financial statements for a discussion of First Data’s and our stock-based compensation plans and the adoption of SFAS No. 123R.

Income taxes

Income taxes, as reported in our combined and condensed consolidated financial statements, represent the net amount of income taxes we expect to pay or receive from various taxing jurisdictions in connection with our operations. We provide for income taxes based on amounts that we believe we will ultimately owe. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items and the realization of certain offsets and credits. In the event that the ultimate tax treatment of items or the realizations of offsets or credits differ from our estimates, we may be required to significantly change the provision for income taxes recorded in our financial statements.

We have established contingency reserves for material, known tax exposures, including potential tax audit adjustments with respect to our international operations, which was restructured in 2003. Our reserves reflect what we believe to be reasonable assumptions as to the likely resolution of the issues involved if subject to judicial review. While we believe that our reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed our related reserve. Any difference from our position as recorded in our financial statements and the final resolution of a tax issue will be reflected in our income tax expense in the period during which the issue is resolved. Such resolution could also affect our effective tax rate for future periods.

To address certain tax aspects of the 2003 restructuring of our international operations, discussions were initiated with the Internal Revenue Service pursuant to the Internal Revenue Service’s APA Program. We were notified by the IRS in late October 2006, however, that we will not be able to conclude an arrangement acceptable to us through the APA Program and, therefore, expect that the tax aspects of the 2003 restructuring will be addressed as part of the ongoing federal income tax audit.

We have benefited from the 2003 restructuring by having our income from certain foreign-to-foreign money transfer transactions taxed at relatively low foreign tax rates rather than the U.S. and state combined statutory tax rate. The amount of taxes attributable to such rate differential is included in the “Foreign rate differential” line in the effective rate reconciliation in Note 9—“Income Taxes” to our historical combined financial statements and cumulatively totaled $190.7 million through September 30, 2006 and $131.6 million through December 31, 2005.

Derivative Financial Instruments

We use foreign currency forward contracts to mitigate the risks associated with changes in foreign currency. As required, these instruments are reflected in our combined balance sheets at fair value. Although we had intended for certain of these derivatives to qualify for hedge accounting, during a previous evaluation of the documentation requirements under applicable derivative accounting rules, we determined that our hedge documentation was not adequate at the inception of the derivative agreements to qualify for hedge accounting. Through September 29, 2006, all increases or decreases in the fair market value of the derivative instruments are recognized in the combined or condensed consolidated statements of income whereas increases and decreases to such derivatives were previously recognized in accumulated other comprehensive income or loss on our combined or condensed consolidated balance sheets.

On September 29, 2006, we re-established our foreign currency forward positions to qualify for cash flow hedge accounting. To the extent our hedges do not qualify as cash flow hedges, or if any portion of the hedge is considered ineffective, or if we cease to believe that forecasted transactions would occur, the changes in the fair value of those derivatives used as hedges would be reflected in earnings. Our company does not believe it is exposed to more than a nominal amount of credit risk with respect to its currency forward contracts, as the counterparties are established, well-capitalized financial institutions. The estimated fair value of our derivative financial instruments is based on market and dealer quotations. Accordingly, these estimated values may not be representative of actual values that could have been realized as of September 30, 2006 or December 31, 2005 or 2004 or that will be realized in the future.

For derivatives designated as hedges, the details of the hedging arrangement are formally documented at the inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risks being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness, if any, will be measured. Derivatives must be highly effective in offsetting the changes in cash flows, and effectiveness is continually evaluated on a retrospective and prospective basis. For foreign currency forwards designated as hedges, we assess the effectiveness of our hedges based on changes in the spot rate of the affected currencies; accordingly, the primary ineffectiveness that could be recorded in earnings is the interest rate differential between the two currencies.

Capitalized Costs

We capitalize initial payments for new contracts and contract renewals associated with agent contracts and software costs. Capitalization of these costs is subject to strict accounting policy criteria and requires management judgment as to the appropriate time to initiate capitalization.

Our accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees we would receive in the event of early termination of the contract.

We develop software used in providing services. Software development costs are capitalized once technological feasibility of the software has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when we have completed all planning, designing, coding and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is available for general use. Currently unforeseen circumstances in software development could require us to implement alternative plans with respect to a particular effort, which could result in the impairment of previously capitalized software development costs.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109” (“FIN 48”), regarding accounting for, and disclosure of, uncertain tax positions. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the potential impact of the adoption of FIN 48 on our consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact of the adoption of SFAS No. 157 on our consolidated financial position, results of operations and cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, An Amendment of SFAS No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). The statement requires employers to recognize the overfunded and underfunded portion of a defined benefit plan as an asset or liability, respectively, and any unrecognized gains and losses or prior service costs as a component of accumulated other comprehensive income. SFAS No. 158 also requires a plan’s funded status to be measured at the employer’s fiscal year-end. The requirement to recognize the funded status of a defined benefit plan and the disclosure requirements of SFAS No. 158 are effective for us as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end is effective for us in 2008. We are currently evaluating the potential impact of the adoption of SFAS No. 158 but we do not expect it to have a material impact due to the frozen status of our defined benefit pension plans. However, we will need to change our measurement date from September 30 to December 31 no later than 2008.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currencies, exchange rates and interest rates. A risk management program is in place to manage these risks.

Foreign Currency Risk

We provide money transfer services in more than 200 countries and territories. Foreign exchange risk is managed through the structure of the business and an active risk management process. We settle with the vast majority of our agents in United States dollars or euros. However, in certain circumstances, we settle in the agents’ local currencies. We typically require the agent to obtain local currency to pay recipients. Thus, we generally are not reliant on international currency markets to obtain and pay illiquid currencies. The foreign currency exposure that does exist is limited by the fact that the majority of transactions are paid within 24 hours after they are initiated. In certain consumer money transfer transactions involving different send and receive currencies, we generate revenue based on the difference between the exchange rate set by us to the consumer and the rate at which we or our agents are able to acquire currency helping to further provide protection against currency fluctuations. Our policy is not to speculate in foreign currencies and we promptly buy and sell foreign currencies as necessary to cover our net payables and receivables which are denominated in foreign currencies.

We use foreign currency forward exchange contracts to mitigate risks associated with changes in foreign currency exchange rates on transactions denominated primarily in the euro and British pound. We had historically intended to apply hedge accounting to these derivatives which produced financial statement results that appeared to be consistent with the economics of these transactions. However, based upon an evaluation of our initial hedge documentation, we determined that our hedge documentation was not adequate at the inception of the derivative agreements to qualify for hedge accounting treatment, and accordingly, have previously restated our financial statements. As a result, changes in the fair market value of our outstanding derivative instruments, which are impacted primarily by fluctuations in the euro, have been recognized in net income for all derivatives entered into prior to September 29, 2006. Had these instruments qualified for hedge accounting treatment, changes to the fair value of our derivative instruments would have been recognized on our condensed consolidated balance sheets and would not have directly impacted our net income until such instruments matured. The failure of these instruments to qualify for hedge accounting treatment has resulted in volatility in our net income for the periods presented. For example, during the nine months ended September 30, 2006, we had pre-tax derivative losses of $21.8 million, and for the nine months ended September 30, 2005 we had pre-tax derivative gains of $38.6 million. In addition, during the year ended December 31, 2005, we had pre-tax derivative gains of $45.8 million, and we had pre-tax derivative losses of $30.2 million and $37.9 million during the years ended December 31, 2004 and 2003, respectively. On September 29, 2006, we revised our hedge documentation and re-established our foreign currency forward positions to qualify for cash flow hedge accounting. As a result, on a go-forward basis, we anticipate significantly less volatility in our condensed consolidated statements of income.

A hypothetical uniform 10% strengthening or weakening in the value of the United States dollar relative to all the currencies in which our profits are denominated would result in a decrease/increase to pretax income of approximately $16.6 million as of December 31, 2005. There are inherent limitations in the sensitivity analysis presented, primarily due to the assumption that foreign exchange rate movements are linear and instantaneous. As a result, the analysis is unable to reflect the potential effects of more complex market changes that could arise, which may positively or negatively affect income.

Interest Rate Risk

A portion of our investments are fixed rate interest-bearing securities, which may include investments made from cash received from our money transfer business and other related payment services awaiting redemption. We have classified these investments as available-for-sale, and accordingly, record these instruments at their fair market value with the net unrealized gains and losses, net of the applicable deferred income tax effect, being added to or deducted from our total stockholders’ deficiency on our condensed consolidated balance sheet. As interest rates rise, the fair market value of these securities will decrease; conversely, a decrease to interest rates would result in an increase to the fair market values of the securities.

Currently, the majority of our investments are floating interest rate investments. Interest income on these investments will increase and decrease with changes in the underlying short term interest rates.

As of September 30, 2006, $2.5 billion of our total $3.5 billion in debt is based on a floating interest rate. The interest rate on our debt is based on LIBOR, plus an interest rate margin. In order to mitigate the risk from fluctuating interest rates as it relates to the Notes private offering, we entered into $875 million of fixed-rate forward starting contracts subsequent to September 30, 2006. These interest rates swaps have a weighted average rate of 5.31%.

A hypothetical uniform 10% increase or decrease in interest rates would result in a decrease/increase to pretax income of approximately $7 million on an annual basis as of September 30, 2006. There are inherent limitations in the sensitivity analysis presented, primarily due to the assumption that interest rate changes would be linear and instantaneous. As a result, the analysis is unable to reflect the potential effects of more complex market changes that could arise, which may positively or negatively affect income. In addition the current mix of fixed versus floating rate debt and investments and the level of assets and liabilities will change over time.

OUR BUSINESS

Overview

Western Union, a leader in global money transfer, provides people with fast, reliable and convenient ways to send money around the world, pay bills and purchase money orders. The Western Union® brand is globally recognized. Our services are available through a network of approximately 285,000 agent locations that offer Western Union services in more than 200 countries and territories. Each location in our agent network is capable of providing one or more of our services. As of September 30, 2006, approximately 75% of our locations had experienced money transfer activity in the prior twelve months. Our consumer-to-consumer money transfer service enables people to send money around the world in minutes. Our consumer-to-business service provides consumers with flexible and convenient options for making one-time or recurring payments.

In 2005, we generated $4.0 billion in total combined revenues and $927.4 million in combined net income. Demand for our services has steadily increased over the past several years. Our consumer-to-consumer transactions grew at a compound annual growth rate of 21% from 2001 to 2005. We handled 119 million consumer-to-consumer money transfers in 2005, an increase of 23% over 2004. Our 215 million consumer-to-business transactions in 2005 represented a 12% increase over 2004.

We believe that brand strength, the size and reach of our global network, convenience and reliability for our consumers have been key to the growth of our business. As we continue to meet the needs of our consumers for fast, reliable and convenient money transfer services, we are also working to enhance our existing services and provide our consumers with broad access to an expanding portfolio of payment and other financial services.

History and Development

The Western Union Company has roots back to 1851. It first traded on the New York Stock Exchange in 1865. In 1884, Western Union was one of the original 11 companies included on the first Dow Jones average listing. We have a long history of providing innovative services, including creating the universal stock ticker and launching the first United States commercial communications satellite service. We introduced our consumer-to-consumer money transfer service in 1871. We began offering consumer-to-business payment services in 1989 when we introduced Western Union Quick Collect, providing consumers in the United States with convenient walk-in access to our agent network to pay bills in cash.

Over the past decade, we have become a leader in the development of a formal global remittance market. Today, we offer money transfer services under the Western Union, Orlandi Valuta and Vigo brands in over 200 countries and territories.

The Western Union Business

The Western Union business model is straight-forward. Our revenue is principally generated by money transfer and payment transactions. We derive our revenue primarily from two sources. Most of our revenue comes from fees that consumers pay when they send money. In certain consumer money transfer transactions involving different send and receive currencies, we generate revenue based on the difference between the exchange rate set by us to the consumer and the rate at which we or our agents are able to acquire currency.

In our consumer-to-consumer segment we provide our third-party agents with our multi-currency, real-time money transfer processing systems used to originate and pay money transfers. Our agents provide the physical infrastructure and staff required to complete the transfers. We generally pay our agents a commission based on a percentage of revenue. The commission is shared between the agent that initiated the transaction, the “send agent,” and the agent that paid out the transaction, the “receive agent.” For most agents, the costs of providing the physical infrastructure and staff are typically covered by the agent’s primary business (e.g., postal services, banking, check cashing, travel and retail businesses), making the economics of being a Western Union agent attractive to our agents. Western Union’s global reach and loyal consumer base allow us to attract agents we believe to be high quality. We take little credit risk associated with consumer delinquency, because the vast majority of our transactions are initiated in cash.

In our consumer-to-business segment we offer consumers the option to make consumer-to-business payments electronically over the telephone or the Internet or through cash payments in person at an agent location. We process electronic payments using the consumer’s credit card, debit card or bank account. We process cash payments much like we process consumer-to-consumer transactions.

Geographic Presence

Approximately 80% of our agent locations are outside the United States. Our services are available in almost every country or territory. We have offices in more than 40 countries. In the United States, Costa Rica, Russia and Australia, our offices include customer service centers, where our employees answer operational questions from agents. Other offices, including regional management offices in Denver, Dublin, Miami, Vienna and Hong Kong, provide sales, marketing, data processing and other services. Our employees and members of senior management reflect the global nature of our business; natives of dozens of countries, they speak many languages.

Western Union agents include large networks such as post offices, banks and retailers. We have agreements with postal organizations in France, Germany, Spain, Russia, Argentina, Australia, China, India, New Zealand and elsewhere. Our services are offered through banks such as Société Générale, BNP Paribas, Credit Lyonnais, Millennium BCP and the State Bank of India. National and international retailers in the network include Kroger and Publix in the United States and Travelex and DHL International. Many of our agents have multiple locations. Our agents know the markets they serve. They work with our management to develop strategic plans for their markets, and many of our larger agents contribute financial resources to marketing the business.

Our Strengths

We believe our strengths position us to continue as the provider of choice for millions of consumers when they send money. Our strengths include our:

Strong relationships with high quality agents and businesses. We interact with millions of consumers around the world primarily through our global agent network. Our agents facilitate the global distribution and convenience that help define our Western Union brand, which in turn helps create demand for our services and helps us to recruit and retain agents. Our agents tend to be established organizations that provide an array of other consumer products and services, including postal services, groceries, banking, check cashing, travel and other daily necessities. Many are open during nontraditional banking hours, such as nights and weekends, making it easier for consumers to use our services. Although our agent contracts are generally for 5-year terms, our top 40 agents globally have been with us an average of more than 12 years; in 2005, these agents generated approximately 50% of our consumer-to-consumer combined revenue. We occasionally acquire equity interests in certain of our agents to align their long-term interests with ours. Currently we hold minority interests in agents that have a presence in Ireland, the United Kingdom, Spain, Greece and Italy.

We have relationships with more than 4,500 businesses and other organizations that receive consumer payments, including utilities, auto finance companies, mortgage servicers, financial service providers and government agencies (all sometimes referred to as “billers”). These relationships are a core component of our consumer-to-business payment services. In 2005, our top 20 billers represented approximately 45% of our consumer-to-business revenue. On average, we have provided our bill payment services to our top 20 billers for more than 10 years.

Global distribution network. The Western Union®, Orlandi Valuta® and VigoSM agent networks are the foundation of our international presence. We have approximately 285,000 agent locations worldwide, with the vast majority offering Western Union branded service and a small number offering service under two or three brands. Our global footprint is based on more than a decade of building relationships with agents worldwide.

Success in the consumer-to-consumer money transfer business depends in large part on providing quality service at convenient send and receive locations. Our global network, extending to over 200 countries and territories, provides that convenience. We have emphasized the development of our receive network around the world over the last five years to align the supply of agent locations in the markets that primarily send transactions with those that pay them. Today, we believe we are well-positioned in key receive markets, such as China and India, to meet consumer demand as it evolves with shifts in migration patterns.

To complement the convenience offered by our network’s global physical locations, in certain countries we have made our services available through other channels, such as our Internet service, westernunion.com, which allows consumers to send funds through our website, our telephone money transfer service and our direct-to-bank money transfer service, which allows consumers to send money directly to a bank account. For financial information regarding our foreign and United States operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes to those statements included elsewhere in this prospectus.

Established brands. Our Western Union® brand is built on a foundation of more than a century of history and consumer-focused service. Our consumers have told us that they believe the Western Union brand represents speed, reliability, trust, value and convenience. In the United States, where the brand has existed the longest, there is a very high level of brand awareness among money transfer users. The international expansion of our agent network over the past decade has made the Western Union brand visible today virtually everywhere consumers send and receive money. We are building the level of awareness in Europe and Asia. As people move and travel around the world, they are able to find a well recognized service to send funds to others.

We also offer money transfer services under the Orlandi Valuta® and VigoSM brands. Over the past three years, Western Union branded transactions have grown the fastest of the three brands. Through our Western Union Quick Collect brand, as well as our Speedpay brand, we offer cash-based and electronic consumer-to-business payment services.

Our operating results over the past several years have allowed us to invest significantly each year to support our brands. In 2005, we invested more than $270 million to market, advertise and promote our services and our agents made significant additional investments.

Consumer relationships. One of our strengths has been our focus on our consumers and offering them fast, reliable money transfer services. Our global loyalty card program, offered for both consumer-to-consumer and consumer-to-business services, is available in a growing number of countries. We launched our Gold Card, the principal feature of the program, in the United States in 2002. As of September 30, 2006, the loyalty program was available in 60 countries and had more than 7.5 million active cards, primarily in the United States. The Gold Card offers consumers faster service at the point-of-sale, rewards such as free telephone time and service enhancements including, on a pilot basis in select markets, remittance protection insurance. On average, a Gold Card consumer initiates more transactions and has a higher rate of retention than a non-carded consumer. In the United States more than 30% of consumer-to-consumer transactions are completed using a Gold Card. We are also seeing increases in usage in Europe and Asia where we began offering the Gold Card in 2004. The global loyalty program is one component of our CRM program designed to support and enhance long-term relationships with our consumers. Consumer databases supplement these efforts by providing insight on consumer preferences so that we can selectively target consumer communications and marketing.

Operational excellence. An important part of operational excellence is steadfastly reliable technology. Our systems enable us to provide worldwide, multi-currency and real-time money transfer processing with a high degree of reliability. We provide dynamic computer host-to-host interfaces to our agents and billers that enable them to offer money transfer and payment services within their own computer environment. We also provide settlement and reconciliation software to our agents and billers with reporting and analysis tools to help them monitor many aspects of their money transfer business, including transactions, profitability and cash flow. Behind the scenes, our settlement systems facilitate the periodic settlement of accounts between our company and our agents and billers. Our systems and processes enable our agents to pay money transfers in over 120 currencies. Many of our agents can also pay in multiple currencies at a single location, a function that is being utilized in a number of locations in the agent network.

Flexibility is another important component of operational excellence. We continue to work to implement consumer focused enhancements to our services. These efforts have resulted in offerings like telephone and Internet services, and money transfers paid directly to a bank account or to a stored-value card.

Attractive financial profile. While we have a significant amount of indebtedness outstanding, our revenue and net cash flow will provide us with opportunities to invest in our core business growth, in new services and in new markets. In 2005, we generated $4.0 billion in combined revenues and over $1.0 billion in combined net cash provided by operating activities. Our combined revenue has grown at a compound annual growth rate of 15% since 2001.

Experienced management team. Our management team is substantially the same team that managed the Western Union business for First Data before the spin-off. Business leaders at the senior management level and below were involved in Western Union’s global expansion and creating and implementing our long-term strategy. Collectively, members of our executive team have an average of eight years with us or First Data.

Our Strategy

We believe that our strengths position us well to continue to pursue global markets and remain focused on our consumers and their needs. To do so, we developed a number of strategies, including:

Expand and diversify global distribution. We are focused on selectively expanding our agent network and relationships with billers. Examples of this strategy and our recent success in implementing it include:

•	Using existing agent locations to launch new services, such as outbound service from Mexico in 2004, which generated over $10 million of revenue in 2005.

•	Adding or enhancing services allowing consumers in many countries to send and receive money transfers within the same country. Excluding the United States and Canada, these intra-country transactions generated over $50 million in revenue in 2005.

•	Launching our Internet service, westernunion.com, outside the United States and Canada, beginning with the United Kingdom in 2004. Our Internet service generated nearly $70 million in revenue in 2005, up 47% from 2004, and is profitable.

•	Expanding our network in key receive markets, such as China and India. Combined, China and India represented about 3% of our total combined revenue in 2005.

We intend to continue to identify and create opportunities to generate new revenue from our existing distribution channels, including through acquisitions and by equity investments in our agents. An example of our execution on this strategy is our acquisition of Servicio Electronico De Pago S.A. (“SEPSA”), a provider of consumer-to-business money transfer services and a processor of public services cash payments in Argentina, in December 2006.

Our strategy is to align the number of send and receive agent locations in our markets to correspond to the send and receive demands of our consumers in each market. We have focused on building receive networks in countries with large inbound remittance markets, particularly in Latin America, Africa and eastern Europe, as well as key countries like China, India and elsewhere in Asia. This increased presence in receive markets provides immigrants from these countries confidence that money they send home will be delivered to a convenient location they know. In the United States, western Europe and other predominantly send markets, we add agent locations in locales that tend to attract immigrants. While we continue to develop our global network, we expect the majority of our growth in the future to come from existing locations.

Today, we offer cash-based bill payment services primarily in the United States, and we offer consumer-to-business payment services to and from other countries served by our agent network. We intend to pursue continued global expansion of cash and electronic consumer-to-business payments services, through our existing agent network and other channels.

Build our brands and enhance our consumers’ experience. We remain focused on our brands and make sizable investments to build our brands and enhance our consumers’ experience. In each of the last three years, we have spent approximately 7% of our revenue on marketing, including advertising, events, loyalty programs, and employees dedicated to marketing activities. Building our brands and enhancing the consumer experience are strategies that are grounded in our global CRM programs, which emphasize building a lifetime relationship with our consumers and their families. The Western Union Gold Card is a key part of this strategy. The Gold Card program helps build satisfaction and loyalty by offering consumer recognition, added convenience at the point-of-sale and rewards for multiple transactions. As we continue to introduce the Gold Card in additional countries, we expect to combine the benefits of increased usage with enhanced consumer relationships. In addition, in each of the last three years we have invested in consumer-to-consumer pricing decreases designed to meet consumer needs, maximize market opportunities and strengthen our overall competitive position. Pricing decreases are implemented in selected corridors or zip codes. The impact of each pricing decrease and any offsetting increase in volume is shared with our agents through commissions.

Develop consumer convenience and choice. We focus our product development strategy on providing money transfer services that meet consumers’ needs for convenience, choice and control. Our Internet service (westernunion.com), Telephone Money Transfer (a service that allows consumers to speak with Western Union operators in a number of languages by phone to send funds), Money Transfer by Phone (a service that allows consumers to speak with Western Union operators in a number of languages by phone from agent locations to send funds), Direct to Bank (a service that allows consumers to send funds directly to a bank account), Account to Cash (a service that allows consumers to debit their bank accounts and send the money through Western Union for payment at any agent location), Home Delivery of remittances (a service that allows funds to be delivered to the recipient rather than picked up at an agent location) and Western Union@ATM (a service that allows consumers to transfer funds to or from an ATM) are all examples of service enhancements that address our consumers’ needs. We intend to continue to develop these types of enhancements, building on insights from our agents and the knowledge we gain from CRM activities.

In the United States, we offer consumers the ability to send payments to billers through a variety of channels, including walk-in locations, telephone service, IVR and Internet-based service. In order to pay their bills through these channels, consumers can use various means of payments—checks, credit cards, debit cards or cash. We intend to increase our consumer payments business in the United States by pursuing existing and emerging electronic payments services and technologies. Equally as important, we plan to expand this business outside the United States, in ways that will vary from market to market.

Explore new service offerings. Western Union is exploring new ways to bring additional services to our consumers around the world. For example, Western Union International Bank, based in Vienna, Austria, has the ability to establish branches and offer money transfer and other financial services directly to consumers in each of the 25 member states of the European Union. We continue to investigate new services—either offered by our company directly or through third parties—that are meaningful to our large consumer base.

Our Segments

We manage our business around the consumers we serve and the type of services we offer. Each segment addresses a different combination of consumer needs, distribution networks and services.

•	Consumer-to-consumer—provides money transfer services between consumers, primarily through a global network of third-party agents using our multi-currency, real-time money transfer processing systems.

•	Consumer-to-business—focuses on payments from consumers to billers through our networks of third-party agents and various electronic channels. This service is generally available only within the United States.

Our other businesses not included in these segments include Western Union branded money orders, available through a network of third-party agents, and prepaid services. Prepaid services include a Western Union branded phone card and top-up services for third parties that allow consumers to pay in advance for mobile phone and other services.

Consumer-to-Consumer Segment

Individual money transfers from one consumer to another are the core of our business, representing 82% of our total combined revenues for 2005. We offer consumers a choice of ways to send money. Although most remittances are sent in cash at one of our hundreds of thousands of agent locations worldwide, in some countries we also offer the ability to send money over the Internet or the telephone, using a credit or debit card or, in some cases, through bank debits (automated clearing house, or “ACH,” withdrawals). Some agent locations also accept credit or debit cards to initiate a transaction. We also offer consumers several options to receive a money transfer. While the vast majority of transfers are paid in cash at agent locations, in some places we offer payments directly to the receiver’s bank account or a stored-value card.

Operations

Our revenue is derived primarily from transaction fees charged to consumers to transfer money. In certain consumer money transfer transactions involving different send and receive currencies, we generate revenue based on the difference between the exchange rate set by us to the consumer and the rate at which we or our agents are able to acquire currency.

In a typical money transfer transaction, a consumer goes to one of our agent locations, completes a form specifying, among other things, the name and address of the recipient, and delivers it, along with the principal amount of the money transfer and the fee, to the agent. This sending agent enters the transaction information into our data processing system and the funds are made available for payment, usually within minutes. The recipient enters any agent location in the designated receiving area or country, presents identification and is paid the transferred amount. Recipients do not pay a fee (although in limited circumstances, a tax may be imposed on the payment of the remittance). We determine the fee paid by the sender, which generally is based on the principal amount of the transaction and the locations from and to which the funds are to be transferred.

We maintain three separate multi-currency, real-time money transfer processing systems through which a consumer can transfer money from a location within that system. Money transfer services are available under the Western Union®, Orlandi Valuta® and VigoSM brands, at least one of which is available in each location in the agent network. The development and maintenance of certain of our money transfer processing systems are outsourced to a third party.

Approximately 80% of our consumer-to-consumer transactions involve at least one non-United States location. No individual country outside the United States and Mexico accounted for more than 10% of the segment’s revenue for the nine months ended September 30, 2006 or the years ended December 31, 2005, 2004 and 2003. Mexico, shown separately in the table below, accounted for the largest single source of foreign country revenue in the segment. Certain of our agents facilitate a large number of transactions; however, no individual agent accounted for greater than 10% of the segment’s revenue during these periods. The table below presents the geographic components of segment revenue as a percentage of the combined total.

	Nine Months Ended September 30, 2006	Year Ended December 31,
		2005	2004	2003
International (a)	73%	72%	71%	69%
Domestic (b)	17%	19%	21%	23%
Mexico (c)	10%	9%	8%	8%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada paid in foreign countries and foreign country transactions paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.
(b)	Represents all transactions between and within the United States and Canada.
(c)	Represents all transactions to and from Mexico.

Seasonality

Consumer-to-consumer segment revenue typically increases sequentially from the first quarter to the fourth quarter each year and declines from the fourth quarter to the first quarter of the following year. This seasonal fluctuation is related to the holiday season in various countries during the fourth quarter.

Services

We offer money transfer services worldwide. The different ways consumers can send or receive money include the following:

Walk-in money transfer service. Walk-in money transfer service is available at each of our sending agent locations around the world. The majority of Western Union, Orlandi Valuta and Vigo remittances are “will call” transactions, in which cash is collected by the agent and payment (usually cash) is available for pick-up at another agent location in the designated receive country, usually within minutes.

Western Union continues to develop new services that enhance consumer convenience and choice and that are customized to meet the needs of consumers in the regions where these services are offered. In the United States, consumers can use a debit card to send transactions from many agent locations. In some United States outbound corridors and in select international corridors, Western Union provides Direct to Bank service, enabling a consumer to send a transaction from an agent location directly to a bank account in another country. In certain countries, Western Union offers payout options through a debit or stored-value card, or through a money order. In a number of countries in Latin America and the Caribbean, Western Union agents offer a bank deposit service, in which the paying agent provides the receiver the option to direct funds to a bank account or to a stored-value card. Vigo also offers Direct to Bank and home delivery service in certain receive countries.

Our “Next Day Delivery” option is a money transfer that is available for payment 24 hours after it is sent. This option is available in certain markets for domestic service within the United States, and in select United States outbound and international corridors, including Mexico. The Next Day Delivery service gives our consumers a lower-priced option for money transfers that do not need to be received within minutes. The service still offers the convenience, reliability and ease-of-use that the Western Union brand represents.

Our “Money Transfer by Phone” service is available in select Western Union agent locations in the United States. In a Money Transfer by Phone transaction, the consumer is able to use a telephone in the agent location to speak to a Western Union representative in one of several languages. Typically the sender provides the information necessary to complete the transaction to the Western Union operator on the phone and is given a transaction number, which the sender takes to the agent’s in-store representative to send the funds.

Online money transfer service. Our Internet website, westernunion.com, allows consumers to send funds on-line, using a credit or debit card, for pay-out at any of our Western Union branded agent locations around the world. Transaction capability at westernunion.com was launched in the United States in 2000 and in Canada in 2002. Since 2004, Western Union has expanded the service to additional countries outside the United States.

Telephone money transfer service. Our Telephone Money Transfer service allows Western Union consumers to send funds by telephone without visiting an agent location. Consumers call a toll-free number in the United States or the United Kingdom and use a debit card or credit card to initiate a transaction. The money transfer is paid at an agent location in the ordinary way.

Distribution and Marketing Channels

We offer our consumer-to-consumer service through our global network of third-party agents and the other initiation and payment methods discussed above. Western Union provides central operating functions such as transaction correction, marketing support and customer relationship management to our agents.

Some of our Western Union agents outside the United States manage subagents. Although these subagents are under contract with our primary agents (and not with Western Union directly), the subagent locations have access to the same technology and services that our agent locations do.

Our international agents are able to customize services as appropriate for their geographic markets. In some markets individual agents are independently offering specific services such as stored-value payout options and direct to bank service. Our marketing relies on feedback from our agents and consumers, and our agents also market our services.

In February 2005, Western Union International Bank began operations. We chartered the bank in order to adapt to the challenges presented by the growing trend among the member states of the European Union to regulate the money transfer business. Western Union International Bank holds a full credit institution license, allowing it to offer a range of financial services throughout the 25 member states of the European Union. Today, the bank offers retail and online money transfer services in a few countries.

Industry Trends

We participate in a large and growing market for money transfer. Growth in the money transfer business tends to correlate to immigration and related employment rates worldwide. Therefore, an indicator for future growth is the size of the international migrant population, which to a certain extent follows economic opportunity worldwide. In 2006, the United Nations reported that there were 191 million people living outside their country of origin in 2005. We anticipate that demand for money transfer services will continue to grow as individuals continue to migrate to countries outside of their country of origin.

Aite, an independent research and advisory firm, estimated in a January 2005 report that the total value of remittances sent by workers to developed and emerging regions would be $249 billion in 2005 and that this amount would grow annually at a rate of 8% through 2007. These figures were estimated primarily by using balance of payments data reported by the International Monetary Fund, the Inter-American Development Bank, central banks and money transmitters. They do not capture money transfers sent through informal channels and do not measure the size of the intra-country market. The World Bank estimates that unrecorded remittances are at least half as large as recorded remittances.

By comparison, in 2005, consumers transferred $42 billion in consumer-to-consumer transactions through our company in both cross-border and intra-country transactions. Funds transferred through our agent network have increased at a compound annual growth rate of 24% from 2003 to 2005.

Another significant trend impacting the money transfer industry is the increase in regulation in recent years. Regulation in the United States and elsewhere focuses, in part, on anti-money laundering and anti-terrorist financing compliance efforts. Regulations require money transfer providers, banks and other financial institutions to develop systems to monitor and report appropriately on certain transactions. One of the goals of increased regulation is to find ways to move consumers away from informal, unregulated networks into formal and reported channels where transactions can be recorded, monitored and, when required, reported to law enforcement or other public authorities.

Competition

We face robust competition in the highly-fragmented consumer-to-consumer money transfer industry. We compete with a variety of money transfer service providers, including:

•	Global money transfer providers—Global money transfer providers allow consumers to send money to a wide variety of locations, in both their home countries and abroad.

•	Regional money transfer providers—Regional money transfer companies, or “niche” players, provide the same services as global money transfer providers, but focus on a small group of corridors or services within one region, such as North America to the Caribbean, Central or South America, or western Europe to north Africa.

•	Banks—Banks of all sizes compete with us in a number of ways, including bank wire services and card-based services. We believe that banks often use wire transfer services and other money transfer methods to attract immigrant consumers to open bank accounts.

•	Informal networks—Informal networks enable people to transfer funds without formal mechanisms, such as receipts, and, often, without compliance with government reporting requirements.

•	Alternative channels—Alternative channels, including mail and commercial courier services, online money transfer services that allow consumers to send money over the Internet and card-based options, such as ATM cards and stored-value cards, allow consumers to send or receive money.

The most significant competitive factors in consumer-to-consumer remittances relate to brand recognition, distribution network, consumer experience and price.

For additional details regarding our consumer-to-consumer segment, including financial information regarding our international and United States operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes to those statements included elsewhere in this prospectus.

Consumer-to-Business Segment

We provide a portfolio of electronic and cash payment options that provide consumers with fast and convenient ways to make one-time or recurring payments. These services facilitate payments to billers. Revenues from this segment represented 15% of our combined revenue for 2005.

Operations

Our revenue in this segment is derived primarily from transaction fees paid by the consumer or the biller. These fees are typically less than the fees charged in our consumer-to-consumer segment. In order to make an electronic payment, the consumer or biller initiates a transaction over the telephone or the Internet which we process using the consumer’s credit card, debit card or bank account (processed through the ACH). In order to make a cash payment, the consumer goes to an agent location and makes the payment to the agent. While we continue to pursue international expansion of our offerings in select markets, substantially all of the segment’s 2005 revenue was generated in the United States. No individual biller accounted for greater than 10% of this segment’s revenue during all periods presented.

Services

Our consumer-to-business services strive to give consumers choices as to the payment type and method of payment, and include the following:

Electronic payments. Consumers and billers use our Speedpay service in the United States and the United Kingdom to make consumer payments to a variety of billers using credit cards and debit cards and ACH. Payments are initiated through a number of channels, including biller hosted websites, IVR units and call centers.

Our Equity Accelerator service is provided in the mortgage service industry, enabling consumers to make mortgage payments by ACH. It is marketed as a convenient way for homeowners to schedule additional recurring principal payments on their mortgages. Consumers enroll in the service, customize their payment schedule and make payments through one or more bank accounts.

Cash payments. Consumers use our Quick Collect service to send guaranteed funds to businesses and government agencies from over 50,000 Western Union agent locations across the United States and Canada, using cash and, in select locations, a debit card. Increasingly, correctional institutions are using the Quick Collect service as a way for relatives to fund the commissary accounts of inmates. This service is also available on our website, and on a limited basis under the Quick Pay name at agent locations outside the United States and Canada. Consumers use our Convenience Pay service to send payments by cash or check from a smaller number of Convenience Pay agent locations primarily to utilities and telecommunication providers. We also offer Quick Cash, a cash disbursement service used by businesses and government agencies to send money to employees or individuals with whom they have accounts or other business relationships.

Distribution and Marketing Channels

Our electronic payment services are available primarily through IVR and over the Internet, while our cash-based services are available through our agent networks. Billers market our services to consumers in a number of ways, and we market our services directly to consumers using a variety of means, including advertising materials and promotional activities at our agent locations. Consumers can also participate in the Western Union Gold Card program when making cash payments to billers.

Industry Trends

The consumer-to-business payment industry has evolved with technological innovations that created new methods of processing payments from individuals to businesses. We believe that the United States is in the midst of a trend away from paper checks toward electronic payment methods accessible through multiple technologies. We believe that the market will reward those companies that are able to provide consumers with fast and reliable ways to make payments by the method and through the means of their choice. Historically, the majority of bills in the United States was paid through checks in the mail. In 1989, Western Union began offering an agent-based cash bill payment solution called “Quick Collect,” which provided consumers with a convenient, walk-in, cash-based way to pay their bills. Further innovation in the industry led to the creation of electronic options for consumer payments including telephone and online services. In a February 2005 report, Aite estimated that more than 18 billion bill payments would be made in 2005 in the United States alone.

The consumer-to-business payment industry outside the United States is at varying stages of development. In some countries, walk-in cash payments at a biller’s office or through a third party network are widely used, while in other countries electronic payment options are finding ready acceptance by consumers and businesses alike.

Competition

We face robust competition in the highly-fragmented consumer-to-business payment industry. Competition in electronic payments includes financial institutions (which may offer bill-payment services in their own name or may “host” payment services operated under the names of their clients), billers offering their own or third-party services to their own customers, and third-party providers of all sizes offering services directly to consumers. In many cases, competitors specialize in a small number of industries. Competitors for cash payments include a biller’s own walk-in locations, or those provided by others, some only on a regional basis, as well as mail and courier services. There is also competition between electronic and cash-based payments methods.

The most significant competitive factors in this segment relate to brand recognition, convenience, variety of payment methods and price.

For additional details regarding our consumer-to-business segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes to those statements included elsewhere in this prospectus.

Other

The remainder of our business units are grouped in the “Other” category, which includes money orders and prepaid services.

We sell Western Union branded money orders, issued by Integrated Payment Systems Inc., or “IPS,” a subsidiary of First Data, to consumers at non-bank retail locations. IPS pays us a commission based on an investment yield on the outstanding balances in the investment portfolio derived from the money orders sold. To a lesser extent, we also make money on per item fees charged for money order sales. In a money order transaction, a consumer purchases a money order from an agent. The agent selling the money order generally remits the funds collected from the consumer to IPS promptly following the sale date. Agents generally receive no commissions from us on money order sales, but rather are compensated by charging a fee to the consumer for the purchase of the money order.

Western Union’s prepaid services market:

•	a Western Union branded prepaid debit card (issued by a third party);

•	a Western Union branded telephone card; and

•	third-party top-up services (that, for example, allow mobile phone users to “top-up” or prepay for mobile service).

The Western Union branded prepaid debit card is sold through our agent network and the Internet. Our “top-up” services allow consumers to pre-pay for mobile phone or other services, and otherwise store value with service providers that can be accessed by the consumer in the future. In each of these transactions, the consumer pays a fee that is set by us and recorded as revenue. The agent earns a fixed commission per transaction.

Properties and Facilities

As of September 30, 2006, we owned or leased 102 domestic and international properties. Four of our leased properties are subleased from First Data. Our owned and leased facilities are used for operational, sales and administrative purposes, and are all currently being utilized.

	Leased Facilities	Owned Facilities
United States Facilities	40	3
International Facilities	59	—

Our owned facilities include our corporate headquarters, located in Englewood, Colorado. We believe that our facilities are suitable and adequate for our current business; however, we periodically review our space requirements and may acquire new space to meet the needs of our businesses or consolidate and dispose of or sublet facilities which are no longer required. See “Our Relationship with First Data—Subleases.”

Intellectual Property

The Western Union brand, consisting of trademark registrations in many countries, is material to our company. The loss of the Western Union® trademark or a diminution in the perceived quality associated with the name would harm our growth. The VigoSM service mark and the Orlandi Valuta®, Speedpay®, Western Union Quick Collect® and Paymap® trademarks are also important to our company. We own patents and patent applications covering aspects of our processes and services, but our business is not dependent on them.

We have been, and in the future may be, subject to claims and suits alleging that our technology or business methods infringe patents owned by others, both in and out of the United States. Unfavorable resolution of these claims could require us to change how we deliver services, result in significant financial consequences, or both, which could adversely affect our business, financial position and results of operations.

Risk Management

Our company has a substantial credit risk management department that evaluates and monitors our credit and fraud risks. We are exposed to credit risk related to receivable balances from agents in the money transfer and money order settlement process. We also are exposed to a small amount of credit risk directly from consumer transactions particularly through our online services and electronic consumer-to-business channels, where transactions are originated through means other than cash, and therefore are subject to “chargebacks,” insufficient funds or other collection impediments. The credit risk management team performs a credit investigation before each agent signing and conducts on-going analysis throughout each relationship. As a result, our company’s losses associated with bad debts have been less than 1% of our annual revenue in each of the last three fiscal years.

A key component of the Western Union business model is our ability to manage risk associated with conducting financial transactions worldwide. We settle accounts with the majority of our agents in United States dollars and euros. We utilize currency exchange contracts, primarily forward contracts, to mitigate the risks associated with currency fluctuations. Limited foreign currency risk arises with respect to the agent settlement process. The foreign currency exchange risk is limited because the majority of money transfer transactions are paid within 24 hours after they are initiated and agent settlements occur in a few days in most instances.

International Investment

We received $724.0 million in proceeds on the spin-off date in connection with the net settlement of the principal balance on certain intercompany notes receivable and payable with First Data, along with currency swap agreements associated with these notes. The net funding for these notes was generated through our international operations, and no provision has been made for United States federal and state income taxes, as we expect to reinvest these earnings outside the United States indefinitely. We believe the investment of these proceeds over a number of years will assist us in executing on our international strategies, including expanding and diversifying global distribution and exploring new service offerings, as follows:

•	providing the necessary capital to expand our international bank, which has the ability to establish branches and offer money transfer and other financial services directly to consumers in each of the 25 member states of the European Union;

•	providing us with the ability to acquire companies outside the United States that complement our existing businesses worldwide;

•	developing new or enhancing existing software to support the expansion of our international agent network;

•	expanding our international call center operations; and

•	funding our operating cash requirements outside the United States.

The timing of these investments will be based on specific opportunities.

Regulation

Our operations are subject to a wide range of laws and regulations enacted by the United States, states and localities and other countries. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations, money transfer and payment instrument licensing regulations, escheat laws and laws covering consumer privacy, data protection and information security. Our services also are subject to an increasingly strict set of legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. Failure to comply with any of these requirements—by either Western Union or its agents (who are third parties, over which Western Union has limited legal and practical control)—could result in the suspension or revocation of a license or registration required to provide money transfer services, the limitation, suspension or termination of services, and/or the imposition of civil and criminal penalties, including fines. We continue to implement policies and programs and adapt our business practices and strategies to help us comply with current legal standards, as well as with new and changing legal requirements affecting particular services, or the conduct of our business in general. These programs include dedicated compliance personnel, training and monitoring programs, as well as support and guidance to our agent network on compliance programs.

Money Transfer and Payment Instrument Licensing and Regulation

In the United States, most states license money transfer services providers and issuers of payment instruments. Many states exercise authority over the operations of our services related to money transmission and the sale of payment instruments and, as part of this authority, subject us to periodic examinations. Many states require, among other things, that proceeds from the sales of payment instruments and money transfers be invested in high-quality marketable securities prior to the settlement of the transactions. These licensing laws also may cover matters such as regulatory approval of controlling shareholders, regulatory approval of agent locations and consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain certain net worth levels. Many states also require money transmitters, issuers of payment instruments, and their agents to comply with federal and/or state anti-money laundering laws and regulations.

Our money transfer and money order services are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the “BSA”) and similar state laws and regulations. In addition, certain economic and trade sanctions programs that are administered by the Treasury Department’s Office of Foreign Assets Control prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. Through our third party agents, we provide limited services to Cuba, Syria, and Sudan pursuant to advisory opinions of, or specific authority granted under licenses from, the United States Department of the Treasury Office of Foreign Assets Control and in territories under the Palestinian Authority. Services in those areas are limited to small dollar amount money transfers in many cases only into these territories to approved individuals. The BSA, among other things, requires money transfer companies and the issuers and sellers of money orders, to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, in some cases, to collect and maintain certain information about the sender and receiver, and to maintain transaction records. States impose similar and, in some cases more stringent, requirements. These requirements also apply to our agents. The Treasury Department has interpreted these requirements to include due diligence and risk based monitoring of agents inside and outside the United States.

In addition, our money transfer business is subject to some form of regulation in the more than 200 countries and territories in which those services are offered. These regulations may include limitations on what types of entities may offer money transfer services, limitations on the amount of principal that can be moved into or out of a country, limitations on the number of money transfers that may be sent or received by a consumer, agreements on the rates of exchange between currencies, and laws and regulations intended to help detect and prevent money laundering and criminalize money laundering activity.

We have developed and are enhancing global compliance programs to monitor and address various aspects of legal and regulatory requirements and developments. Our money transfer network operates through third-party agents in most countries, and our legal and practical ability to control those agents’ compliance activities is limited. To assist in managing and monitoring money laundering risks, we have developed and continue to enhance an anti-money laundering compliance program comprised of policies, procedures, systems and internal controls. At present, we have over 200 employees in a number of our offices around the world dedicated to these efforts.

Government agencies both inside and outside the United States may impose new or additional rules on money transfers and sales of payment instruments affecting us or our agents, including regulations that:

•	prohibit transactions in, to or from certain countries, governments, nationals and individuals and entities;

•	impose additional identification, reporting or recordkeeping requirements;

•	limit the entities capable of providing money transfer services and/or the sale of payment instruments, or imposing additional licensing or registration requirements;

•	impose minimum capital or other financial requirements;

•	limit or restrict the revenue which may be generated from money transfers, including transaction fees and revenue derived from foreign exchange;

•	require additional disclosures to consumers; or

•	limit the number or principal amount of money transfers which may be sent to or from the jurisdiction.

Escheat Regulations

Our company is subject to unclaimed or abandoned property (escheat) laws in the United States and abroad. These laws require us to turn over to certain government authorities the property of others held by our company that has been unclaimed for a specified period of time, such as unredeemed money transfers. We hold property subject to escheat laws and we have an ongoing program to comply with the laws. We are subject to audits with regard to our escheatment practices.

In 2002, Affiliated Computer Services (“ACS”) notified First Data of its intent to audit First Data’s escheatment practices (and those of all its subsidiaries) on behalf of 19 states (the “ACS States”). The ACS States have subsequently increased to 44 states. However, the ACS States have agreed to allow First Data and its subsidiaries to conduct an internal examination of their escheatment practices utilizing third-party experts. First Data has independently entered into Voluntary Disclosure Agreements with four other states (the “VDA States”). Like the ACS States, the VDA States agreed to allow First Data and its subsidiaries to conduct their own internal review in place of an audit by the states.

First Data completed the majority of its internal review in December 2005. As a result of that review, and in addition to amounts already recorded, Western Union recognized an $8.2 million pretax charge in the fourth quarter of 2005 for domestic and international escheatment liabilities (portions of this charge are not scheduled to be remitted until periods beyond 2006). Western Union and First Data have agreed that First Data will continue discussions with the ACS States and VDA States on behalf of Western Union and is authorized to settle the escheat liabilities within specified parameters.

Western Union expects that the internal review and related discussions will be completed in 2007. Any difference between the amounts accrued by our company and those claimed by a state or foreign jurisdiction will be reflected in the periods in which any resolutions occur.

Privacy and Information Security Regulations

Our services are subject to privacy laws and regulations of the United States, states and other countries. United States privacy laws include the federal Gramm-Leach-Bliley Act, which applies directly to a broad range of financial institutions and indirectly to companies that provide services to financial institutions. Laws in other countries include those adopted by the member states of the European Union under Directive 95/46 EC of the European Parliament and of the Council of 24 October 1995, as well as the laws of other countries. In some cases, the laws of a member state may be more restrictive than the Directive and may impose additional duties on companies. Each of these laws restricts the collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for safeguarding personal information through the issuance of data security standards or guidelines. Certain state laws impose similar privacy obligations, as well as, in certain circumstances, obligations to provide notification to affected individuals, state officers and consumer reporting agencies, as well as businesses and governmental agencies that own data, of security breaches of computer databases that contain personal information.

In connection with governmental efforts to prevent money laundering and terrorist financing and pursuant to legal obligations and authorizations, Western Union makes information available to United States federal and state, as well as certain foreign, law enforcement agencies. In recent years, government agencies have increased their requests for such information from Western Union and other companies (both financial service providers and others), particularly in connection with efforts to prevent terrorist financing. During the same period, there has also been increased public attention to concerns about consumer privacy, accompanied by legislation and regulations intended to address issues of data protection, information security and privacy. These two policy goals—the prevention of money laundering and terrorist financing and the protection of consumer privacy—may conflict, and the law in these areas is not consistent or settled. While we believe that Western Union is compliant with its legal responsibilities, the legal, political and business environments in this area are rapidly evolving, and subsequent legislation, regulation, litigation, court rulings or other events could expose Western Union to liability and reputational damage.

Banking Regulation

Western Union International Bank operates under a banking license granted by the Austrian Financial Market Authority (“FMA”), allowing the bank to offer a range of financial services in the 25 member states of the European Union. The banking license subjects our bank to the Austrian Banking Act and the Austrian Financial Market Authority Act and regulation by the FMA. The bank also is subject to regulation, examination and supervision by the New York State Banking Department (the “Banking Department”), which has regulatory authority over our subsidiary that controls the bank, a limited liability investment company organized under Article XII of the New York Banking Law. An Agreement of Supervision with the Banking Department imposes various regulatory requirements including operational limitations, capital requirements, affiliate transaction limitations, and notice and reporting requirements. Banking Department approval is required under the Banking Law and the Agreement of Supervision prior to any change in control of the Article XII investment company.

Since Western Union International Bank does not, among other things, operate any banking offices in the United States and does not conduct business in the United States except as may be incidental to its activities outside the United States, our company’s affiliation with Western Union International Bank does not cause it to be subject to the provisions of the Bank Holding Company Act.

Other

Stored-value services offered by Western Union prepaid services are subject to federal and state laws and regulations related to consumer protection, licensing, escheat, money laundering, and payment of wages. These laws are evolving, unclear and sometimes inconsistent, and the extent to which these laws apply to Western Union or its consumers is in flux. We are unable to determine the impact that the clarification of these laws and their future interpretations may have on these services.

Legal Proceedings

We are party to a variety of legal proceedings that arise in the normal course of our business. While the results of these legal proceedings cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on our results of operations or financial position.

Employees and Labor

As of September 30, 2006, our businesses employed approximately 4,900 employees. Western Union has two four-year labor contracts (both expiring August 6, 2008) with the Communications Workers of America, AFL-CIO representing approximately 960 employees located primarily in Dallas, Texas; Bridgeton, Missouri and St. Charles, Missouri. Our United States based employees are not otherwise represented by any labor organization.

OUR RELATIONSHIP WITH FIRST DATA

General

We entered into agreements with First Data prior to the spin-off to govern the terms of the spin-off and to define our ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to First Data’s business and to Western Union’s business and obligations with respect to our employees, certain transition services and taxes. We entered into these agreements with First Data while we were still a wholly-owned subsidiary of First Data and certain terms of these agreements are not necessarily the same as could have been obtained from an independent third party.

Separation and Distribution Agreement

The separation and distribution agreement provided, among other things, for the principal corporate transactions that effected the contribution by First Data of the subsidiaries that operate our businesses, the distribution of our common stock to the holders of record of First Data common stock and certain other agreements governing our relationship with First Data after the spin-off.

The separation and distribution agreement provided for a full and complete release and discharge of all liabilities existing or arising from or based on facts existing prior to the spin-off, between or among us or any of our affiliates, on the one hand, and First Data or any of its affiliates (other than us), on the other hand, except as set forth in the separation and distribution agreement.

Western Union and First Data are each liable for, and agreed to perform, all liabilities with respect to their respective businesses. In addition, the separation and distribution agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of First Data’s retained businesses with First Data.

Transition Services Agreement

We entered into a transition services agreement with First Data pursuant to which First Data and Western Union are providing each other with a variety of administrative services for a period of time following the spin-off. Services provided by First Data to Western Union include data center hosting, disaster recovery and monitoring services, call center support, network connectivity, system support, information security system support, payroll, benefits and human resources. Services provided by Western Union to First Data include call center support, benefits resource support, software development and support, and network connectivity. Western Union and First Data have agreed to make each service available to the other on an as-needed basis for a period of time not to exceed one year following September 29, 2006, the date of the spin-off. The fees charged by Western Union and First Data are based on either cost plus or local market conditions for comparable services. As of September 30, 2006, minimal costs have been charged under these agreements.

Employee Matters Agreement

First Data and Western Union entered into an employee matters agreement, providing for their respective obligations to employees and former employees who are or were associated with Western Union (including those employees who transferred employment from First Data to Western Union in connection with the spin-off) and for other employment and employee benefits matters. The employee matters agreement also provides for sharing of specific employee and former employee information to enable First Data and Western Union to comply with their respective obligations.

Tax Allocation Agreement

We entered into a tax allocation agreement with First Data setting forth the rights and obligations of First Data and us with respect to:

•	taxes imposed on our respective businesses both prior to and after the spin-off, which we refer to as “General Taxes”; and

•	taxes and other liabilities that could be imposed as a result of a final determination that is inconsistent with the anticipated tax consequences, as set forth in the private letter ruling, in connection with the spin-off (and certain related transactions) if such transactions do not qualify for tax-free treatment under the Internal Revenue Code, which we refer to as “Restructuring Taxes.”

Under the terms of the tax allocation agreement, we are liable for General Taxes attributable to, or imposed in respect of, us or our affiliates, our business, or any employees, assets or transactions of our business, with respect to periods before and after the spin-off, adjusted to reflect the results of any audit (including any adjustments with respect to taxes associated with our foreign business that is the subject of the 2003 legal restructuring and the APA discussions with the Internal Revenue Service referred to under “Risk Factors—Risks Relating to the Spin-Off—Our separation from First Data could have negative consequences on our effective tax rate”). The portion of any General Taxes determined on a consolidated, combined or unitary basis that is attributable to us will be determined using a methodology consistent with the methodology currently used in making such allocation.

First Data generally is liable for all Restructuring Taxes, except that we are liable for (i) Restructuring Taxes attributable solely to actions taken by us; and (ii) 50% of Restructuring Taxes (A) that would not have been imposed but for the existence of both an action by us and an action by First Data or (B) where we and First Data each take actions that, standing alone, would have resulted in the imposition of such Restructuring Taxes. We may be similarly liable if we breach certain representations or covenants set forth in the tax allocation agreement.

First Data will prepare and file the consolidated federal and applicable combined or unitary state and local income tax returns in which we or one of our affiliates, on the one hand, and First Data or one of its affiliates, on the other hand, are included. Tax controversies generally will be controlled by the party bearing economic responsibility (directly or through indemnification) for the underlying tax liability, subject, in certain cases, to certain rights retained by the other party to protect its interests where appropriate.

Money Order Agreement

We manage the consumer-facing aspects of our money order business, including managing the agents who sell the Western Union® branded money orders that are issued by IPS. IPS is a subsidiary of First Data; however, in connection with the spin-off we entered into an agreement with IPS that permits us to continue to conduct our money order business. In general, under this arrangement, IPS continues to issue the money orders used in, and collects the revenue generated by, selling Western Union branded money orders, and continues to manage the investment portfolio consisting of the proceeds from the sale of money orders that are held until the money orders are cashed and performs the processing and clearing services necessary for payment of the money orders. Western Union provides a number of services, including product management, sales, marketing and relationship management, supply management (i.e., the purchase and distribution of the paper on which the money orders are printed), consumer and agent support, distribution and maintenance of POS equipment, data processing and programming. For these services, IPS agreed to pay us a fee at market based rates based on the outstanding balances in the investment portfolio derived from the money orders sold, subject to reduction based on the size of the investment portfolio.

Patent Ownership Agreement

We entered into a patent ownership agreement with First Data which governs the ownership of and rights relating to certain patents. Under the patent ownership agreement, (i) First Data transferred to Western Union all right, title and interest in certain specified patents, including the right to sue for past infringement, (ii) First Data retained ownership of certain other patents and (iii) certain other patents are jointly owned by First Data and Western Union. First Data and Western Union each granted to the other immunity from infringement claims for the patents owned by that party. Patents that are jointly owned by First Data and Western Union are designated as controlled by either First Data or Western Union. Except as provided in the patent ownership agreement, each party has the exclusive right to grant licenses to the patents controlled by that party, to sue third parties for infringement of those patents and to prosecute and maintain those patents.

Other Spin-Off Agreements

In addition to the separation related agreements, Western Union and First Data also entered into a number of commercial service agreements in connection with the spin-off. Services provided by First Data to Western Union include producing and mailing cards and other material on behalf of Western Union, check printing services, check clearing and remittance processing services, lockbox and escheatment services, interactive voice response and maintenance support, transaction validation services, hosting and operating banking software in its data center, access to a risk management application, software development services and payroll card services. Services provided by Western Union to First Data include providing bill payment processing services and payment services. The costs charged by Western Union and First Data for these services are based upon either cost plus or local market conditions for comparable services. These agreements have terms ranging from one to six years. As of September 30, 2006, minimal costs had been incurred under these agreements, as the agreements became effective in connection with the spin-off on September 29, 2006.

Existing Agreements

In addition to the commercial service agreements we entered into with First Data in connection with the spin-off, we continued several previously-existing agreements with First Data following the spin-off.

Subleases

First Data and Western Union entered into agreements beginning on September 29, 2006, the date of the spin-off, with respect to subleasing certain properties to each other. All subleases, the majority of which are subject to renewal within the next two years, are priced at levels reflecting either market rates or the pro rata share of square footage utilized. First Data has subleased property to Western Union in various states and countries including Georgia, Maryland, New Zealand and Ireland. Western Union has subleased property to First Data in California, Colorado, Florida, Georgia, Texas, India, Japan, South Africa and United Arab Emirates.

OUR MANAGEMENT

Our Directors and Executive Officers

Our board of directors is comprised of nine directors, eight of whom are considered independent under the independence requirements of the New York Stock Exchange.

Set forth below is information concerning our directors and executive officers. Our board of directors is divided into three classes with staggered terms, which means that the directors in one of these classes will be elected each year for a new three-year term. Class I directors have an initial term expiring in 2007, Class II directors have an initial term expiring in 2008 and Class III directors have an initial term expiring in 2009.

Name	Age	Position	Director Class
Christina A. Gold	59	Chief Executive Officer and Director	Class I
Richard Badler	55	Executive Vice President, Corporate Communications and Public Affairs
David Barnes	45	Executive Vice President, Finance and Strategic Development
Guy A. Battista	58	Executive Vice President and President of Western Union Financial Services, Inc.
Royal Cole III	45	Executive Vice President and General Manager, Western Union Payment Services
Hikmet Ersek	46	Executive Vice President, Europe/Middle East/Africa/South Asia
Robin Heller	41	Executive Vice President, Operations and IT
Ian Marsh	53	Executive Vice President and Managing Director, Asia Pacific Region
Scott Scheirman	44	Executive Vice President and Chief Financial Officer
David Schlapbach	48	Executive Vice President, General Counsel and Secretary
William D. Thomas	54	Executive Vice President and President of The Americas
Grover Wray	45	Executive Vice President of Human Resources
Jack M. Greenberg	64	Non-Executive Chairman of the Board of Directors	Class II
Dinyar S. Devitre	59	Director	Class I
Betsy D. Holden	51	Director	Class I
Alan J. Lacy	53	Director	Class II
Linda Fayne Levinson	64	Director	Class II
Roberto G. Mendoza	61	Director	Class III
Michael A. Miles	45	Director	Class III
Dennis Stevenson	61	Director	Class III

Christina A. Gold is our Chief Executive Officer and one of our directors. Prior to the spin-off, she was a Senior Executive Vice President of First Data and President of Western Union from May 2002 to 2006. From October 1999 to May 2002 she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Ms. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. In 1969 she joined Avon Products, Inc., serving as President and Chief Executive Officer of Avon Canada from 1989 to 1993 and President of Avon North America from 1993 to 1997 and Executive Vice President of Global Development from 1997 to 1998. Ms. Gold is a Director of ITT Industries, Inc., Torstar Corporation and New York Life Insurance Company.

Richard Badler is our Executive Vice President, Corporate Communications and Public Affairs. Prior to the spin-off, he served in a similar capacity with Western Union from June 2006. From July 1998 to May 2006, he was the Senior Vice President, Corporate Communications of Unisys Corporation, a computer services, hardware and software company.

David Barnes is our Executive Vice President, Finance and Strategic Development and a co-Principal Financial Officer of our company. Prior to joining Western Union in 2006, Mr. Barnes was Chief Financial Officer of Radio Shack Corporation starting in April 2005. In March 1999, Mr. Barnes joined Adolph Coors Company as Vice President and Treasurer of Adolph Coors and Vice President of Finance and Treasurer of Coors Brewing Company. In 2002, he became Chief Financial Officer of Coors U.S.

Guy A. Battista is our Executive Vice President and President of Western Union Financial Services, Inc. Prior to the spin-off, he was an Executive Vice President and Chief Information Officer of First Data from March 2001 to 2006. Mr. Battista joined First Data in 1990.

Royal Cole III is our Executive Vice President and General Manager, Western Union Payment Services. Prior to the spin-off, Mr. Cole had responsibility for Western Union’s Payment Services including Retail Money Orders and Prepaid Services from December 2005 to 2006. From December 2001 to December 2005, he was Senior Vice President and General Manager of Agent Network Management for Western Union. Prior to that time, Mr. Cole was Senior Vice President and General Manager of ValueLink from November 1999 to November 2001. Prior to joining Western Union in 1991, Mr. Cole held sales and sales management positions with the Pepsi-Cola Company.

Hikmet Ersek is our Executive Vice President, Europe/Middle East/Africa/South Asia. Prior to the spin-off, Mr. Ersek held various positions with Western Union. From March 2004 to 2006 he was Senior Vice President, Europe/Middle East/Africa/South Asia and from October 2002 to March 2004 he was Senior Vice President, Europe/Middle East/Africa. Prior to that time, Mr. Ersek was Regional Vice President, Central and Eastern Europe from July 2001 to October 2002. Prior to joining Western Union in September 1999, Mr. Ersek was with GE Capital specializing in European payment systems and consumer finance.

Robin Heller is our Executive Vice President, Operations and IT. Prior to the spin-off, she was Senior Vice President, Global Operations for First Data from November 2004 until 2006. From July 2003 to November 2004, Ms. Heller served in a similar capacity with Western Union. Prior to that time, she was Senior Vice President, Sales, Marketing and Operations for Western Union Commercial Services from July 2002 until June 2003 and Senior Vice President, Operations and Client Management for IPS, a First Data subsidiary, from July 2000 until June 2002. Ms. Heller joined First Data in 1988.

Ian Marsh is our Executive Vice President and Managing Director, Asia Pacific Region. Prior to the spin-off, he served in a similar capacity in Western Union from March 2004 to 2006. Prior to joining Western Union in 2004, Mr. Marsh was President, Reader’s Digest Europe from May 2001 to February 2003 and had a 30-year career with American Express, most recently serving as President and Chief Executive Officer, Japan.

Scott Scheirman is our Executive Vice President and Chief Financial Officer and a co-Principal Financial Officer of our company. Prior to the spin-off, Mr. Scheirman held a variety of positions with First Data, most recently serving as the Senior Vice President and Chief Financial Officer for Western Union from 1999 to 2006. Prior to joining First Data, Mr. Scheirman was with Ernst & Young LLP where he was responsible for leading multiple audit and business advisory services. Mr. Scheirman serves as the Chairman of the Western Union Foundation. Mr. Scheirman joined First Data in 1992.

David Schlapbach is our Executive Vice President, General Counsel and Secretary. Prior to the spin-off Mr. Schlapbach held a variety of positions at First Data since joining it in 1996, including Deputy General Counsel—International, with responsibility for First Data’s legal matters outside the United States. In this capacity, he worked in First Data’s Paris office for four years, returning in 2004 to become General Counsel for Western Union. Prior to joining First Data, Mr. Schlapbach was an attorney at the law firm of Blackwell Sanders Peper Martin LLP in St. Louis, Missouri.

William D. Thomas is our Executive Vice President and President of The Americas. Prior to the spin-off, he served as the President of The Americas for Western Union from June 2003 to 2006. Mr. Thomas joined Western Union in August 2000 as President of Western Union Financial Services International, based in Paris, France, a position he held until June 2003. Prior to joining Western Union, Mr. Thomas worked for Bristol-Meyers Squibb’s Mead Johnson Nutritional Division, where he spent 13 years and most recently held the position of President, International Operations.

Grover Wray is our Executive Vice President of Human Resources. He served in a similar capacity for Western Union since joining us in October 2005. Prior to joining Western Union, Mr. Wray held senior human resources positions for Janus Capital Group from 2004 to 2005, Heidrick & Struggles from 2003 to 2004 and Arthur Andersen LLP from 1988 to 2003.

Jack M. Greenberg is our Non-Executive Chairman of our board of directors. He was Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. He served as a director of First Data Corporation from 2003 to 2006. Mr. Greenberg is a Director of Abbott Laboratories, The Allstate Corporation, Hasbro, Inc., Innerworkings, Inc. and Manpower Inc.

Dinyar S. Devitre is one of our directors. He has been Senior Vice President and Chief Financial Officer of Altria Group, Inc. since March 2002. From 2001 to 2002 Mr. Devitre acted as a private business consultant and from 1998 to 2001 he was Executive Vice President at Citibank in Europe. He started with the Altria Group companies in 1970 and served in a variety of positions, serving as President Philip Morris, Asia, Chief Executive Officer Philip Morris, Japan, and Senior Vice President, Corporate Planning, Philip Morris Companies, Inc. from 1995 to 1998. Mr. Devitre is a Director of Kraft Foods Inc.

Betsy D. Holden is one of our directors. She served as President-Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group Inc., from January 2004 through June 2005; Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003; and President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Ms. Holden began her career at General Foods in 1982. She has been Director of Tribune Company since 2002.

Alan J. Lacy is one of our directors. Mr. Lacy is the former Vice Chairman and Chief Executive Officer of Sears Holding Corporation which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served in those positions from March 2005 through July 2006. He previously served Sears as Chairman of the Board since December 2000, and as President and Chief Executive Officer since October 2000. Also for Sears, Mr. Lacy was President, Services, from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999) and Executive Vice President and Chief Financial Officer from 1995 to 1997.

Linda Fayne Levinson is one of our directors. Ms. Levinson is an advisor to professionally funded, privately held ventures. She is presently Chair of the Board of VendareNetblue, a privately held internet media company. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From 1997 until May 2004, Ms. Levinson was a partner at GRP Partners, a venture capital firm, investing in early stage technology companies in the financial services, internet media and online retail sectors. Earlier in her career, Ms. Levinson was an executive at American Express and a partner at McKinsey & Co. She is a Director of NCR Corporation, Jacobs Engineering Group and Ingram Micro, Inc.

Roberto G. Mendoza is one of our directors. Mr. Mendoza has been Chairman of the Board and Managing Director of Integrated Finance Limited, a financing advisory company he co-founded, since 2002. He has also served as Managing Director of Goldman Sachs. From 1967 to 1972 and from 1975 to 2000, Mr. Mendoza held positions at J.P. Morgan & Co. Inc., serving from 1990 to 2000 as Director and Vice Chairman of the Board. He is a Director of Prudential plc.

Mike Miles is one of our directors. He has served Staples, Inc. as President since January 2006 and as Chief Operating Officer since September 2003. Prior to that, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003. From 1996 to 1999 he served Pizza Hut as Senior Vice President of Concept Development & Franchise.

Dennis Stevenson is one of our directors. Lord Stevenson has been Chairman of HBOS plc, based in the United Kingdom, since June 2001 and was Chairman of Pearson plc until October 2005. He has been an Honorary President of St James’s Place Capital plc since 1997 and the first Chancellor of The University of the Arts London since 2000. He is also currently Chairman of the House of Lords Appointments Commission.

Annual Meeting

Our amended and restated by-laws provides that an annual meeting of stockholders will be held each year on a date specified by our board of directors. We expect our first annual meeting of our stockholders to be held in 2007.

Committees of the Board of Directors

Pursuant to our amended and restated by-laws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of the directors’ time and capabilities, our board of directors established the following committees: audit committee, corporate governance committee, compensation and benefits committee and special committee for corporate finance matters. The membership and function of each committee are described below.

Audit Committee

The audit committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange and the Exchange Act, and are financially literate, as required by the New York Stock Exchange. At least one member of the audit committee is a financial expert, as defined by the rules and regulations of the SEC. No director is permitted to serve as a member of the audit committee if such director serves on the audit committee of more than two other public companies unless our board of directors determines that such simultaneous service would not impair the ability of such director to serve effectively on the audit committee. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our disclosure controls and procedures;

•	the independence and qualification of our independent registered public accounting firm;

•	the performance of our internal auditors and our independent registered public accounting firm;

•	our contingency plans for business continuity;

•	preparing the report of the audit committee to be included in our annual proxy statement;

•	reviewing any significant legal, compliance or regulatory matters that may have a material effect on us;

•	consulting with our management, internal auditors and independent registered public accounting firm regarding the procedures to insure compliance with laws and regulations to which we are subject; and

•	reviewing the program established by our management to monitor compliance with our code of conduct and approving any waiver of the code for our directors and executive officers.

Our audit committee has established a policy to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and all accounting firms. These services may include audit services, audit-related services, tax services and other services. The policy provides that pre-approval will generally provided for up to one year and that any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. The policy also provides that once pre-approved, the services and pre-approved amounts will be monitored against actual charges incurred and modified if appropriate. The audit committee is governed by the audit committee charter, which is available at our website www.westernunion.com.

Corporate Governance Committee

The corporate governance committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange. The corporate governance committee is responsible for:

•	recommending to our board of directors criteria for selecting new directors and committee members;

•	assessing, considering and recruiting candidates to fill positions on our board of directors;

•	evaluating current directors for re-nomination to our board of directors;

•	recommending the director nominees for approval by our board of directors and our stockholders;

•	recommending to our board of directors appointments to committees;

•	reviewing at least annually and recommending modifications to our board of directors corporate governance guidelines;

•	advising our board of directors with respect to the charters, structure, operations and membership qualifications for the various committees of our board of directors;

•	overseeing the development and implementation of an orientation and continuing education program for our directors;

•	establishing and implementing self-evaluation procedures for our board of directors and its committees and overseeing the reporting to our board of directors by the committees; and

•	reviewing and advising our board of directors regarding stockholder proposals submitted for inclusion in our proxy statement.

The corporate governance committee is governed by the corporate governance committee charter, which is available at our website www.westernunion.com.

Compensation and Benefits Committee

The compensation and benefits committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange, meet the requirements for “Non-Employee Directors” under the Exchange Act, and meet the requirements for “outside directors” under the Internal Revenue Code. The compensation and benefits committee is responsible for:

•	overseeing our compensation and benefit plans generally;

•	recommending to our board of directors compensation for outside directors;

•	establishing our general compensation philosophy and overseeing the development and implementation of compensation and benefit programs;

•	with input from our board of directors, reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluating the performance of our chief executive officer and other executive officers in light of those goals and objectives, and setting our chief executive officer’s and other executive officers’ compensation levels based on this evaluation;

•	establishing, overseeing and delegating authority to employee committees with respect to our employee compensation and benefit plans;

•	overseeing our regulatory compliance with respect to compensation matters;

•	reviewing and approving severance or similar termination payments to any of our current or former executive officers;

•	preparing reports on executive compensation;

•	reporting activities of the compensation and benefits committee to our board of directors on a regular basis and reviewing issues with our board of directors as the compensation and benefits committee deems appropriate;

•	preparing and reviewing with our board of directors an annual performance evaluation of the compensation and benefits committee; and

•	reviewing our management succession planning.

The compensation and benefits committee is governed by the compensation and benefits committee charter, which is available at our website www.westernunion.com.

Special Committee for Corporate Finance Matters

The special committee for corporate finance matters is comprised solely of directors who meet the independence requirements of the New York Stock Exchange. The special committee for corporate finance matters is a temporary committee that will remain in place only until March 31, 2007 and is responsible for overseeing, reviewing, evaluating and approving the incurrence of debt by Western Union.

Corporate Governance

Communications with the Board of Directors

Any holder of our stock who desires to contact the non-management directors or the other members of our board of directors may do so by writing to: The Western Union Company, Non-Executive Chairman of the Board of Directors, 12500 East Belford Avenue, Englewood, Colorado 80112. Communications that are intended specifically for non-management directors, whom we refer to as outside directors, should be addressed to the attention of the chairperson of the corporate governance committee. All communications will be forwarded to the chairperson of the corporate governance committee unless the communication is specifically addressed to another member of the board of directors, in which case, the communication will be forwarded to that director.

Presiding Director of Outside Director Meetings

Our outside directors will meet in regularly scheduled executive sessions without management to promote open and honest discussion. The non-executive chairperson of our board of directors or, if there is no non-executive chairperson, the chairperson of the corporate governance committee, will be the presiding director at these meetings.

Nomination of Directors

The board of directors is responsible for nominating directors for election by the stockholders and filling any vacancies on the board of directors that may occur. The corporate governance committee is responsible for identifying, screening and recommending candidates to the board of directors for membership. In formulating its recommendations, the corporate governance committee will consider recommendations offered by any stockholder, director or officer of Western Union.

Director Qualifications

General criteria for the nomination of director candidates include experience, integrity, skills, diversity, ability to make independent analytical inquiries, understanding of our business environment, international experience and willingness to devote adequate time to board of directors duties—all in the context of an assessment of the perceived needs of the board of directors at that point in time. In exercising its director nomination responsibilities, the corporate governance committee will consider women and minority candidates consistent with our nondiscrimination policies. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director or committee member.

Code of Ethics

Our Director Code of Conduct, Code of Ethics for Senior Financial Officers, Employee Complaint Policy for Accounting and Auditing Matters, Professional Conduct Policy for Attorneys, and the Employee Code of Conduct are available without charge through the “Governance” portion of our web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112.

Compensation of Directors

Cash Compensation

Each outside director (other than our Non-Executive Chairman) receives the following cash compensation for service on our board of directors and committees of our board of directors:

•	an annual retainer fee of $70,000;

•	an annual retainer fee of $15,000 for the chairperson of each committee of our board of directors other than the audit committee; and

•	an annual retainer fee of $25,000 for the chairperson of the audit committee of our board of directors and $10,000 for each other member of the audit committee of our board of directors.

Directors who also are our employees do not receive any of the compensation described above.

Equity Compensation

Each outside director has the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) a combination of 75% stock options and 25% fully vested stock units or (c) all fully vested stock units, with the equity awards being made pursuant to our 2006 Non-Employee Director Compensation Equity Plan (the “2006 Director’s Plan”). All stock units will be settled in shares of Western Union common stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

The purpose of the 2006 Director’s Plan is to advance the interest of Western Union and its stockholders by encouraging increased stock ownership by our outside directors, in order to promote long-term stockholder value through continuing ownership of our common stock.

Each outside director (other than our Non-Executive Chairman) receives the following equity compensation under the 2006 Director’s Plan for service on our board of directors and committees of our board of directors:

•	an annual grant of options to purchase shares of our common stock with a value of $75,000;

•	an annual grant of fully vested stock units with a value of $25,000; and

•	options to purchase shares of our common stock with a value of $75,000 and fully vested stock units with a value of $25,000 upon initially becoming a director and three years after initially becoming a director, if they are still a director at that time.

Directors who also are our employees do not receive any of the compensation described above.

Compensation of Our Non-Executive Chairman

In lieu of the compensation outlined above for other outside directors, our Non-Executive Chairman receives the following compensation:

•	an annual retainer fee of $100,000;

•	an annual grant of options to purchase shares of our common stock with a value of $262,500;

•	an annual grant of fully vested stock units with a value of $87,500; and

•	options to purchase shares of our common stock with a value of $75,000 and fully vested stock units with a value of $25,000 upon initially becoming our Non-Executive Chairman and upon reelection to serve in such capacity.

Our Non-Executive Chairman has the option to receive his annual retainer fee in the form of (a) all cash, (b) a combination of 75% stock options and 25% fully vested stock units, or (c) entirely in the form of fully vested stock units, with the equity awards being made pursuant to our 2006 Director’s Plan.

Reimbursements

Directors are reimbursed for their expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging.

Indemnification Agreements

On the date of the spin-off, we entered into director indemnification agreements with each of our outside directors. Consistent with the indemnification rights that are provided to all of our directors under our amended and restated certificate of incorporation, we will indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

EXECUTIVE COMPENSATION

In connection with the spin-off, all outstanding First Data stock options, restricted stock awards and restricted stock units (collectively, “Stock-Based Awards”) held by Western Union employees were converted to new Western Union Stock-Based Awards at a conversion ratio of 2.1955 Western Union Stock-Based Awards for every First Data Stock-Based Award held prior to the spin-off. The conversion was based on the pre-distribution First Data closing price with due bills of $42.00 relative to the Western Union when-issued closing price of $19.13 on September 29, 2006. Share amounts in the tables below are presented without giving effect to the conversion ratio.

Historical Compensation of Executive Officers

The following table contains compensation information for our Chief Executive Officer and four other persons who are our executive officers and who, based on employment with First Data, were the most highly compensated for the year ended December 31, 2005. We will refer to these executive officers as the “named executive officers.” All of the information included in this table reflects compensation earned by the named executive officers for services rendered to First Data and its subsidiaries. Unless the context suggests otherwise, references to “restricted stock,” “restricted stock units” and “stock options” mean shares of First Data common stock and options to purchase First Data common stock, respectively. Amounts shown are for the individuals in their last position with First Data and do not necessarily reflect the compensation which these individuals will earn in their new capacities as our executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation					All Other Compensation ($)(1)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Restricted Stock Awards($)		Securities Underlying Options (#)(3)	LTIP Payouts($)
Christina A. Gold Chief Executive Officer	2005	625,000	0	0		2,003,750	(2)	150,000	0		45,295
	2004	500,000	600,000	0		2,040,750	(2)	100,000	0		24,487
	2003	500,000	480,000	0		0		75,000	0		11,004

Guy A. Battista Executive Vice President and President, Western Union Financial Services, Inc.	2005	520,833	0	0		1,402,625	(4)	100,000	963,346	(5)	205,972
	2004	487,500	450,000	0		2,040,750	(4)	100,000	1,031,293	(6)	168,034
	2003	420,833	235,025	0		0		60,000	492,558	(7)	121,363

William D. Thomas President of The Americas	2005	397,500	120,000	0		0		50,000	578,008	(5)	43,090
	2004	383,333	280,000	296,228	(8)	0		100,000	0		17,661
	2003	350,000	209,371	540,248	(8)	0		50,000	0		18,729

Hikmet Ersek(9) Executive Vice President, Europe/ Middle East/Africa/South Asia	2005	355,712	99,367	0		0		0	0		25,354
	2004	368,028	197,081	0		0		80,000	0		25,710
	2003	324,956	117,601	0		0		36,600	0		20,899

Ian Marsh(9) Executive Vice President and Managing Director, Asia Pacific Region	2005	291,420	75,065	360,762	(10)	0		0	0		29,142
	2004	245,007	167,558	287,901	(10)	0		55,000	0		0
	2003	0	0	0		0		0	0		0

(1)	Amounts shown for the named executive officers include contributions by us to defined contribution plans and the dollar value of above market interest accrued in First Data’s Supplemental Incentive Savings Plan. For 2005, these amounts were, respectively, as follows: Ms. Gold: $36,750/$8,545, Mr. Battista: $181,813/$24,159, Mr. Thomas: $39,665/$3,425, Mr. Ersek: $25,354/$0 and Mr. Marsh: $29,142/$0.
(2)

The value at December 31, 2005 of Ms. Gold’s 100,000 shares of restricted stock was $4,288,000. 50,000 shares of Ms. Gold’s restricted stock award vest, if she is still employed by our company at the time, at 25% per year on the anniversary date of the grant (February 23, 2005). The remaining 50,000 shares vest, if she is still employed by our company at the time, on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of First Data’s common stock on the New York Stock Exchange is equal to or greater than

$70.00 per share. Vesting may be accelerated pursuant to the terms of The Western Union Company 2006 Long-Term Incentive Plan. Dividends on all restricted shares are paid at the same rate as paid to all stockholders; however, the cash dividends accrue during the restriction period(s) and are paid at the time the restrictions on the shares lapse.

(3)	Vesting of these options was accelerated on December 22, 2005.
(4)	The value at December 31, 2005 of Mr. Battista’s 85,000 shares of restricted stock was $3,644,800. 35,000 shares of Mr. Battista’s restricted stock award vest, if he is still employed by our company at the time, at 25% per year on the anniversary date of the grant (February 23, 2005). The remaining 50,000 shares vest, if he is still employed by our company at the time, on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of First Data’s common stock on the New York Stock Exchange is equal to or greater than $70.00 per share. Vesting may be accelerated pursuant to the terms of The Western Union Company 2006 Long-Term Incentive Plan. Dividends on all restricted shares are paid at the same rate as paid to all stockholders; however, the cash dividends accrue during the restriction period(s) and are paid at the time the restrictions on the shares lapse.
(5)	2005 LTIP Payout Awards for Mr. Battista and Mr. Thomas represent amounts for the two-year performance period ended December 31, 2002, as adjusted for the performance of First Data common stock in the following two years.
(6)	2004 LTIP Payout Awards for Mr. Battista represent amounts for the two-year performance period ended December 31, 2001, as adjusted for the performance of First Data common stock in the following two years.
(7)	2003 LTIP Payout Awards for Mr. Battista represent amounts for the two-year performance period ended December 31, 2000, as adjusted for the performance of First Data common stock in the following two years.
(8)	2004 amount includes payment of ex-patriate expenses associated with Mr. Thomas’ international assignment which totaled $235,739 and relocation expenses which totaled $59,165. 2003 amount includes payment of ex-patriate expenses associated with Mr. Thomas’ international assignment which totaled $480,436 and relocation expenses which totaled $24,150.
(9)	Compensation for Mr. Ersek and Mr. Marsh is paid in foreign currency which has been converted to U.S. dollars for each year at the exchange rate in effect for the last business day of each year.
(10)	Includes payment of ex-patriate expenses, such as housing, utilities, cost of living allowance and travel, associated with Mr. Marsh’s international assignment which totaled $354,784 in 2005 and $282,934 in 2004.

Stock Option Grants

The following table contains information relating to the First Data stock option grants made in 2005 to the named executive officers. In connection with the spin-off, we adopted The Western Union Company 2006 Long-Term Incentive Plan and options to acquire First Data common stock that were outstanding immediately prior to the spin-off and held by the named executive officers were replaced with substitute options to purchase our common stock.

Option Grants in 2005

	Number of Securities Underlying Option Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value(3)
Christina A. Gold	150,000	3.67	40.0750	02/23/2015	$2,699,385
Guy A. Battista	100,000	2.45	40.0750	02/23/2015	$1,799,590
William D. Thomas	50,000	1.22	40.0750	02/23/2015	$614,105
Hikmet Ersek	0	N/A	N/A	N/A	N/A
Ian Marsh	0	N/A	N/A	N/A	N/A

(1)	Options were granted under the First Data 2002 Long-Term Incentive Plan and carry an exercise price of 100% of the fair-market value of the underlying First Data common stock on the date of grant and vesting was accelerated on December 22, 2005.

(2)	Based on options to purchase an aggregate of 4,084,600 shares granted to employees of First Data under the First Data 2002 Long-Term Incentive Plan during 2005.
(3)	These values were calculated using the Black-Scholes single option-pricing model, a formula widely used and accepted for valuing traded stock options. Any ultimate value will depend on the market value of our common stock at a future date. First Data used assumptions that consider all substantive characteristics of the options and are based on an analysis of historical information, external data, and other factors. Assumptions used are based on grant date of the options. The following assumptions were used to calculate the values for grants under the First Data 2002 Long-Term Incentive Plan with the exception of Mr. Thomas: estimated future dividend yield of .567%; expected price volatility of 37.00%; weighted average risk-free rate of return of 4.143%. Estimated future dividend yield of .567%; expected price volatility of 31.40%; weighted average risk-free rate of return of 3.749% was used for Mr. Thomas. Refer to the “Stock Compensation Plans” notes in our historical financial statements.

Stock Option Exercises

The following table contains information relating to the exercise of options to purchase First Data common stock by the named executive officers in 2005, as well as the number and value of their unexercised options to purchase First Data common stock as of March 31, 2006.

Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)	Shares Subject to Options at March 31, 2006 (#)		Value of Unexercised In-The-Money Options at March 31, 2006(1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Christina A. Gold	0	0	475,000	250,000	3,425,250	341,250
Guy A. Battista	3,000	71,525	588,332	150,000	8,415,218	204,750
William D. Thomas	84,500	1,064,744	0	32,000	0	88,480
Hikmet Ersek	0	0	167,698	40,000	1,566,196	110,600
Ian Marsh	0	0	55,000	17,000	296,975	47,005

(1)	The amounts shown for options granted under the First Data 2002 Long-Term Incentive Plan reflect the $46.6950 average high and low prices of First Data common stock on March 31, 2006 less the option exercise price, but they do not reflect the impact of taxes.

Restricted Stock

The following table contains information relating to grants of First Data restricted stock made in 2005 to the named executive officers. In connection with the spin-off, outstanding restricted stock awards granted to the named executive officers under the First Data equity compensation plans were replaced with substitute Western Union restricted stock awards and continue to vest on the same schedule.

	Individual Grants
Name	Number of Restricted Stock Awards Issued		% of Total Restricted Stock Issued in 2005(1)	Market Value ($/share)	Total Issue Date Market Value ($)
Christina A. Gold	50,000	(2)	9.09	40.0750	2,003,750
Guy A. Battista	35,000	(2)	6.36	40.0750	1,402,625
William D. Thomas	0		0.00	N/A	N/A
Hikmet Ersek	0		0.00	N/A	N/A
Ian Marsh	0		0.00	N/A	N/A

(1)	Based on aggregate of 550,000 restricted stock awards granted to employees under the First Data 2002 Long-Term Incentive Plan during 2005.
(2)	Restricted stock award vests, if the executive is still employed by the company at the time, at 25% per year on the anniversary date of the grant. Vesting may be accelerated pursuant to the terms of The Western Union Company 2006 Long-Term Incentive Plan.

Defined Benefit Retirement Plan

First Data’s defined benefit retirement plans were frozen in 1997. Mr. Battista has a frozen benefit, which would provide for an annual payment at age 65 of approximately $6,052.32.

Employment Agreements

Western Union is a party to an employment agreement with David G. Barnes, pursuant to which Mr. Barnes serves as Executive Vice President of Finance and Strategic Development of Western Union. The terms of Mr. Barnes’ employment agreement provide for (i) an annual base salary of $475,000, subject to merit increases, (ii) a guaranteed bonus of 70% of Mr. Barnes’ annualized base salary for 2006, prorated from August 15, 2006 through December 2006, (iii) eligibility to participate in our Senior Executive Incentive Plan, (iv) sign-on bonus of $75,000, subject to forfeiture if Mr. Barnes’ employment is terminated within 12 months of his start date, unless such termination is involuntarily and not for cause, (v) eligibility to participate in Western Union’s retirement, health, welfare and financial security benefit programs, (vi) eligibility for an annual target grant of either stock options or a combination of stock options and restricted stock with respect to the Western Union common stock of approximately two times Mr. Barnes’ base salary and (vii) relocation assistance. The terms of Mr. Barnes’ agreement also provide that Mr. Barnes was eligible for a grant of stock options to purchase 50,000 shares of common stock of First Data, which options were replaced with substitute Western Union stock options in connection with the spin-off. The employment agreement does not have a fixed term and may be terminated by either party at any time for any reason, provided that if Mr. Barnes’ employment is involuntarily terminated and not for cause within the first two years of employment, Mr. Barnes will be eligible for 24 months termination pay equal to $1,615,000 subject to Section 409A of the Internal Revenue Code (“Section 409A”). If, however, the applicable Western Union executive severance plan provides for a severance payment that is equal to or greater than the severance payments provided for under the employment agreement, then Mr. Barnes will receive severance benefits equal to the applicable Western Union executive severance plan rather than the terms of the employment agreement. After the second anniversary of his employment date, Mr. Barnes will be subject to the then applicable Western Union executive severance plan, if any.

On September 30, 2006, Western Union entered into an employment agreement with Scott T. Scheirman pursuant to which Mr. Scheirman serves as Executive Vice President and Chief Financial Officer of Western Union and as a member of the Western Union Executive Committee. The terms of Mr. Scheirman’s employment agreement provide for (i) an annual base salary of $425,000, subject to merit increases, (ii) eligibility to participate in The Western Union Company 2006 Long-Term Incentive Plan and our Senior Executive Incentive Plan, (iii) receipt, on or about September 29, 2006, of Western Union stock options and restricted stock valued at approximately $1,912,500, (iv) financial planning services, (v) eligibility to receive stock options, restricted stock and other compensation consistent with similarly situated members of the Executive Committee and (vi) eligibility to participate in our retirement, health and welfare programs on the same basis as similarly situated employees. The employment period under the employment agreement commenced on October 1, 2006 and, unless terminated earlier pursuant to the terms of the employment agreement, ends on November 30, 2008. The employment agreement provides that during February 2008, either Western Union or Mr. Scheirman may give notice to the other party that the employment relationship will terminate effective November 30, 2008 (the “Termination Election”). The employment agreement further provides that the employment relationship may be terminated by Mr. Scheirman prior to February 29, 2008, subject to Western Union’s right to cure, for good reason (as defined in the employment agreement) or by Western Union prior to February 29, 2008 other than for cause (as defined in the employment agreement) (the “Good Reason or No Cause Termination”). The terms of Mr. Scheirman’s employment agreement provide for the following termination payments and provisions: (i) termination payments equal to two times the sum of Mr. Scheirman’s annual base salary and annual target bonus plus a prorated amount of Mr. Scheirman’s annual target bonus payable to Mr. Scheirman for 2008, in the case of a Termination Election, or the year in which termination occurs, in the case of a Good Reason or No Cause Termination, to be paid, subject to Section 409A, over a 24 consecutive month period, commencing on November 30, 2008, in the case of a Termination Election, or on the date of termination, in the case of a Good

Reason or No Cause Termination; (ii) effective March 1, 2008, in the case of a Termination Election, or the termination date, in the case of a Good Reason or No Cause Termination, the vesting of all non-qualified stock options and restricted stock awards granted in connection with the spin-off and any other non-qualified stock options and restricted stock awards granted from the date of the spin-off through February 29, 2008, in the case of a Termination Election, or the termination date, in the case of a Good Reason or No Cause Termination; (iii) Mr. Scheirman’s unvested awards will be exercisable until February 28, 2009, in the case of a Termination Election, or for three months following the termination date, in the case of a Good Reason or No Cause Termination, subject, in both cases, to Section 409A or until the terms of such awards have expired, if earlier; and (iv) a lump sum payment equal to the difference in cost between COBRA premiums and active employee premiums for 18 months of COBRA coverage. Western Union’s executive severance plan will govern Mr. Scheirman’s termination in the event of a change of control.

Western Union Hong Kong Limited, one of our subsidiaries, is party to an employment agreement with Mr. Marsh, pursuant to which Mr. Marsh has served as our Senior Vice President and Managing Director, Asia Pacific, since February 2004. The terms of Mr. Marsh’s employment agreement provide for (i) annual base salary of $280,000, (ii) eligibility to participate in health and welfare benefits programs, (iii) vacation leave, (iv) a car allowance, (v) an international service allowance, (vi) certain allowances related to maintaining a residence, (vii) club membership fees, (viii) certain travel expenses for Mr. Marsh’s children and (ix) tax preparation assistance. Mr. Marsh’s employment agreement also includes non-solicitation and confidentiality provisions. Mr. Marsh has also agreed, for a period of twelve months following termination of his employment for any reason, not to compete against Western Union in Taiwan, Hong Kong, China or any other country in which Mr. Marsh worked during the two-year period prior to the date of termination of his employment. Mr. Marsh will be paid one month’s salary for each month of his non-competition agreement. The employment agreement does not have a fixed term but either party may terminate the agreement upon one month’s prior written notice, provided that Western Union Hong Kong may terminate the employment agreement for justifiable cause (as defined in the agreement) without prior written notice to Mr. Marsh. The employment agreement does not provide for any severance payments upon termination of employment, other than the payments described above in connection with the non-competition provisions of the agreement.

Western Union Financial Services GmbH, one of our subsidiaries, is party to an employment agreement with Mr. Ersek, pursuant to which Mr. Ersek has served in various positions, most recently as Senior Vice President, Europe/Middle East/Africa/South Asia. The terms of Mr. Ersek’s employment agreement provide for (i) annual base salary of euro 232,217, (ii) a target bonus of euro 100,000, (iii) participation in a pension plan, (iv) vacation leave and (v) a company car. Mr. Ersek’s employment agreement also includes non-competition and confidentiality provisions. During his employment, Mr. Ersek is prohibited from competing with Western Union and from engaging in any activity outside of his employment with Western Union, even if the activity is not competitive with Western Union. Mr. Ersek has also agreed, for a period of one year following termination of his employment for any reason, not to compete against Western Union within Austria, provided that if Mr. Ersek is terminated without cause Western Union will be required to pay Mr. Ersek the amounts to which he was most recently entitled under his employment agreement. The employment agreement does not have a fixed term but either party may terminate the agreement upon six months’ prior notice. The employment agreement does not provide for any severance payments upon termination of employment, other than the payments described above in connection with the non-competition provisions of the agreement.

Executive Severance Plan

Effective as of the time of the spin-off, we established and adopted an executive severance plan for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change in control of Western Union. The purpose of the severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who, following a change in control of Western Union, are involuntarily terminated other than for “cause” or terminated for good reason, and to afford such executives and other employees the opportunity to protect the share value they have helped create in the event of any change in control. The plan provides for the following severance benefits, which will be the same in the event of a change in control or involuntary termination other than for “cause” except as indicated below:

•	A cash payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs, multiplied by two.

•	A cash payment equal to the senior executive’s prorated bonus at target for the year in which the termination occurs.

•	Provided that the senior executive properly elects continued health care coverage under applicable law, a lump sum payment equal to the difference between active employee premiums and continuation coverage premiums for eighteen months of coverage.

•	Upon a change in control only, all equity compensation awards that were made pursuant to The Western Union Company 2006 Long-Term Incentive Plan, including those that are performance based, will become fully vested and exercisable on the date of the change of control and the right to exercise awards will continue twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•	If a senior executive is involuntarily terminated without cause and no change in control has occurred, stock options granted pursuant to The Western Union Company 2006 Long-Term Incentive Plan will continue to vest and be exercisable for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms), and restricted stock awards and restricted stock unit awards will vest on a prorated basis based on the period from the grant date to the termination date.

•	If severance benefits payable after a change in control exceed 110% of the maximum amount of such benefits that would not be subject to the excise tax imposed by section 280G of the Internal Revenue Code of 1986, an additional cash payment in an amount that after payment of all taxes on such benefits (and on such amount) provides the senior executive with the amount necessary to pay such tax. (If the severance benefits so payable do not exceed such 110% threshold, the amount thereof will be reduced to the maximum amount not subject to such excise tax.)

Senior Executive Incentive Plan

Prior to completion of the spin-off, we adopted a Senior Executive Incentive Plan pursuant to which we will make annual incentive awards to eligible participants to provide them with an incentive to carry out our business plan and to reward them for having done so. We expect that the compensation and benefits committee will set performance goals in each year at the beginning of the year, and that it will determine the bonuses based on an evaluation of our performance in light of those goals. Amounts payable under the Senior Executive Incentive Plan are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code such that amounts payable under the Senior Executive Incentive Plan would be fully deductible, to the extent permitted by applicable law.

The Western Union Company 2006 Long-Term Incentive Plan

In connection with the spin-off, we adopted The Western Union Company 2006 Long-Term Incentive Plan (the “2006 LTIP”). The purposes of the 2006 LTIP are to (i) to advance the interests of Western Union by attracting and retaining high caliber employees and other key individuals, (ii) to align the interests of Western Union’s stockholders and recipients of awards under the 2006 LTIP by increasing the proprietary interest of such recipients in Western Union’s growth and success and (iii) to motivate award recipients to act in the long-term best interests of Western Union and its stockholders.

120.0 million shares of our common stock may be subject to awards under the 2006 LTIP (the “Plan Share Limit”), subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar event. Awards for shares of our common stock subject to stock options and stock appreciation rights shall apply against and reduce the Plan Share Limit as one share for every one share subject thereto. Shares of our common stock subject to restricted stock, bonus stock or restricted stock unit awards and performance grants shall also reduce the Plan Share Limit by one share for every one share subject thereto, except that to the extent such awards exceed 25% of the Plan Share Limit, such awards shall reduce the Plan Share Limit by three shares for every one share subject thereto. If with respect to any award that is cancelled, forfeited, or terminates or expires unexercised, shares subject to such award may again be issued under the 2006 LTIP in a manner that is consistent with the Plan Share Limit reductions described above in effect at the time such increase occurs.

Awards under the 2006 LTIP may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock unit awards, (v) phantom stock units, (vi) performance grants and (vii) bonus awards.

Retirement Savings Plans

Certain of our union employees participate in the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees (the “Western Union Financial Services 401(k) Plan”). In connection with the spin-off, the obligations and assets of the Western Union Financial Services 401(k) Plan were transferred to a trust maintained by Western Union. The Western Union Financial Services 401(k) Plan is a tax qualified plan under section 401 of the Internal Revenue Code. The Western Union Financial Services 401(k) Plan permits participants to make pre-tax deferrals of up to 16% of their eligible compensation. Under the Western Union Financial Services 401(k) Plan, we make contributions of 4% of eligible employee compensation. In addition, union employees who make voluntary contributions receive up to a 1.5% matching contribution and a $650 per employee lump-sum contribution per year. In general, participants become vested in these matching and additional contributions over a five-year service period.

In connection with the spin-off, we adopted a defined contribution retirement plan (the “Western Union 401(k) Plan”) for our United States non-union employees, including our executive officers, which is structured with the intention of qualifying under section 401(a) of the Internal Revenue Code. Under the Western Union 401(k) Plan, participants are permitted to make pre-tax deferrals of up to the maximum allowable amount under the Internal Revenue Code. In addition, we will make matching contributions equal to 100% of the first 3% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred.

Supplemental Incentive Savings Plan

In connection with the spin-off, we adopted a non-qualified supplemental savings compensation plan (the “Savings Plan”) to provide participants with a contribution equal to the difference between the contributions payable to a participant under our 401(k) plan, calculated without regard to the annual benefit and compensation limitations imposed by the Internal Revenue Code, and the maximum contribution allowable to the participant under our 401(k) plan. The Savings Plan is unfunded. Each of the named executive officers is eligible to participate in the Savings Plan.

OWNERSHIP OF OUR STOCK

The following table sets forth the beneficial ownership of our common stock as of November 10, 2006 by each of our directors and named executive officers, and all directors and executive officers as a group. The mailing address of each of these individuals is c/o The Western Union Company, 12500 East Belford Avenue, Englewood, CO 80112. As used in this prospectus, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No person was a beneficial owner of five percent or more of our common stock immediately following the spin-off.

Name	Shares Beneficially Owned(1)		Restricted Stock Beneficially Owned(1)	Stock Options Beneficially Owned(1)	Percent of Class(2)
Richard D. Badler	0		14,081	0	*
David G. Barnes	0		28,162	0	*
Guy A. Battista	2,494		190,572	1,291,682	*
Royal W. Cole	284		23,832	235,904	*
Hikmet Ersek	1,487		42,949	167,698	*
Christina A. Gold	3,202	(3)	324,425	1,042,862	*
Robin S. Heller	1,344		19,762	360,829	*
Ian K. Marsh	0		25,552	120,752	*
Scott T. Scheirman	666		28,616	400,105	*
David L. Schlapbach	235		22,044	153,685	*
William D. Thomas	0		40,426	0	*
Grover Wray	0		18,684	65,865	*
Jack M. Greenberg	8,659	(4)	0	280,504	*
Dinyar S. Devitre	9,149	(4)	0	21,281	*
Betsy D. Holden	7,515	(4)	0	21,281	*
Alan J. Lacy	19,149	(4)	0	21,281	*
Linda Fayne Levinson	2,941	(4)	0	21,281	*
Roberto G. Mendoza	4,248	(4)	0	30,739	*
Michael A. Miles	7,515	(4)	0	21,281	*
Dennis Stevenson	4,085	(4)	0	29,557	*
All directors and executive officers as a group (20 persons)	69,771		779,105	4,286,587	*

(1)	Except as otherwise noted, the directors and named executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock.

(3)	Includes 20 shares held by Ms. Gold’s husband in a broker-directed account.

(4)	Except for 10,000 shares beneficially owned by Mr. Lacy, all of the shares shown as being beneficially owned by these directors are covered by deferred unrestricted stock unit grants that will be settled in shares of Western Union common stock on the first business day in the month of January in the calendar year following the year in which such individuals were no longer directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

First Data historically provided us with a number of corporate functions, including treasury, tax, accounting and reporting, mergers and acquisitions, risk management, legal, internal audit, procurement, human resources, investor relations and information technology services. Prior to the spin-off, we also participated in certain First Data insurance, benefit and incentive plans, and received services directly related to the operations of our businesses, such as call center services, credit card processing, printing and mailing. First Data and its affiliates charged us $152.4 million and $135.7 million for these services in the nine months ended September 30, 2006 and 2005, respectively, and $166.3 million, $158.3 million and $142.2 million for these services in the years ended December 31, 2005, 2004 and 2003, respectively.

As of December 31, 2005 and 2004, we had notes payable to First Data of approximately $163.5 million and $9.9 million, respectively. These notes bore interest at rates ranging from 3.89% to 8.375% annually. As of December 31, 2005 and 2004, we had notes receivable from First Data of approximately $751.5 million and $278.2 million, respectively. These notes bore interest at rates ranging from 3.45% to 7.0% annually. As noted elsewhere in this prospectus, all notes between us, on the one hand, and First Data, on the other hand, were paid in connection with the spin-off. Certain of these notes receivable also had related foreign currency swap arrangements to mitigate the foreign exchange impact to us of certain euro denominated notes receivable with First Data. The fair market value of these swaps was recorded in “Receivables from First Data, net” in our balance sheets and were settled in cash along with the related notes receivable in connection with the spin-off.

During the years ended December 31, 2005, 2004 and 2003, we received transaction fee and commission revenue from IPS in connection with the sale and distribution of money orders through its agent network of approximately $63.9 million, $60.5 million and $61.4 million, respectively.

We have ownership interests in certain of our agents, all of which are accounted for under the equity method of accounting. We pay these agents, as we do our other agents, commissions for money transfer and other services provided on our behalf. Commissions paid to these agents, from the date of investment, for the nine months ended September 30, 2006 and 2005 totaled $154.2 million and $128.5 million, respectively, and for the years ended December 31, 2005, 2004 and 2003 totaled $177.7 million, $105.1 million and $69.0 million, respectively.

Also, in connection with the spin-off, we entered into certain other agreements with First Data to define our ongoing relationship with First Data after the spin-off. These other agreements define responsibility for obligations arising before and after the distribution date, including, among others, obligations relating to our employees, certain transition services and taxes. See “Our Relationship with First Data.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following information regarding certain of our indebtedness is a summary. It does not purport to be complete and is qualified in its entirety by reference to the documents governing such debt, including the definitions of certain terms therein.

Notes

On September 29, 2006, we issued to First Data $1.0 billion aggregate principal amount of the 2016 Notes, in partial consideration for the contribution by First Data to Western Union of its money transfer and consumer payments businesses in connection with the spin-off. On November 17, 2006, we issued $2,000,000,000 aggregate principal amount of fixed and floating rate notes, comprised of $500,000,000 aggregate principal amount of Floating Rate Notes, $1,000,000,000 aggregate principal amount of our 2011 Notes and $500,000,000 aggregate principal amount of our 2036 Notes. We used the net proceeds of the offering of the 2011 Notes, 2036 Notes and Floating Rate Notes, together with the proceeds of commercial paper we issued, to repay the entire $2.4 billion in principal amount outstanding under a bridge loan facility entered into by FFMC. This repayment resulted in the release and termination of the outstanding guarantees, in accordance with its terms, by FFMC of the Company’s 2016 Notes and the Company’s revolving credit facility.

To the extent that holders do not tender all of their old notes in the exchange offer, the old notes not tendered will remain outstanding. The old notes have terms substantially identical to the exchange notes except that the old notes contain terms with respect to transfer restrictions. For further information with respect to the terms of the old notes, please see “Description of the Exchange Notes.”

Credit Facility

We entered into a $1.5 billion five-year unsecured revolving credit facility with certain financial institutions on September 27, 2006. The revolving credit facility includes a letter of credit subfacility in an amount up to $250 million and a swing line subfacility in an amount up to $150 million and permits borrowings in euros and British pounds sterling up to $250 million. The revolving credit facility also provides for additional incremental revolving credit or term facilities in an aggregate principal amount of up to an additional $500 million.

The borrowings under the revolving credit facility are available to support our commercial paper program and for working capital and other general corporate purposes, including acquisitions. Borrowings under the revolving credit facility were used to finance the $100.0 million cash payment to First Data in connection with the spin-off.

The interest rates for borrowings under the facility are based on market rates and the facility contains customary covenants which are not expected to significantly affect our operations. Such covenants include limitations or restrictions on the incurrence of significant subsidiary indebtedness, the incurrence of liens and entry into sales and leasebacks, the sale (by merger, consolidation or otherwise) of all or substantially all assets and certain transactions limiting the ability of subsidiaries to pay dividends, in each case, subject to certain exceptions. The revolving credit facility also requires compliance with an interest coverage ratio.

DESCRIPTION OF THE EXCHANGE NOTES

General

We issued $1,000,000,000 principal amount of 5.930% Notes due 2016 (the “2016 Notes”) under an indenture, dated as of September 29, 2006, between us and Wells Fargo Bank, National Association, as trustee (the “September Indenture”). Exchange notes with respect to the 2016 Notes are to be issued under the September Indenture. We issued fixed rate notes of $1,500,000,000 aggregate principal amount, consisting of $1,000,000,000 principal amount of 5.400% Notes due 2011 (the “2011 Notes”), $500,000,000 principal amount of 6.200% Notes due 2036 (the “2036 Notes”) and floating rate notes of $500,000,000 aggregate principal amount due 2008 (the “Floating Rate Notes”) under an indenture, dated as of November 17, 2006, between us and Wells Fargo Bank, National Association, as trustee (the “November Indenture”). Exchange notes with respect to the 2011 Notes, 2036 Notes and Floating Rate Notes are to be issued under the November Indenture. The 2011 Notes, 2036 Notes and Floating Rate Notes are three separate series of notes under the November Indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consent to certain amendments to the November Indenture.

The terms of the exchange notes described below are substantially identical to those of the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. Wells Fargo Bank, National Association, as trustee of the notes, will authenticate and deliver the exchange notes for original issue only in exchange for a like principal amount of old notes. Each series of old notes and the exchange notes will constitute a single series of debt securities under the applicable indenture. If the exchange offer is consummated, holders of the old notes who do not exchange their old notes for exchange notes will vote together with the holders of exchange notes for all relevant purposes under the applicable indenture. In that regard, the indentures require that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indentures, any old notes which remain outstanding after the exchange offer will be aggregated with the exchange notes and the holders of each series of such old notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of the Exchange Notes” to specified percentages in aggregate principal amount of the notes then outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount then outstanding of the old notes and the exchange notes.

The definitions of certain capitalized terms used in this “Description of the Exchange Notes” are set forth below under the subheading “Certain definitions.” Certain defined terms used in this “Description of the Exchange Notes” but not defined below under “—Certain definitions” have the meanings assigned to them in the Indentures. For purposes of this section, we refer to the old notes and exchange notes together as the “notes.” In this section, “we,” “us,” “our” and similar words refer to The Western Union Company and not any of its Subsidiaries.

Copies of the indentures and the forms of certificates evidencing the old notes and the exchange notes have been filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated herein by reference. The following summaries of certain provisions of the indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures, including the definitions therein of certain terms.

Principal, Maturity and Interest

The fixed rate notes are limited to $2,500,000,000 aggregate principal amount, consisting of $1,000,000,000 principal amount of the 2011 Notes, $1,000,000,000 principal amount of the 2016 Notes and $500,000,000 principal amount of the 2036 Notes. The Floating Rate Notes are limited to $500,000,000 aggregate principal amount. We may issue additional notes of any or all series from time to time in the future. See “—Issuance of Additional Notes.” We refer to the 2011 Notes, 2016 Notes and 2036 Notes collectively as the “Fixed Rate Notes.”

The exchange notes will be issued in book-entry form only in denominations of $1,000 and multiples of $1,000.

The Floating Rate Notes will mature on November 17, 2008; the 2011 Notes will mature on November 17, 2011; the 2016 Notes will mature on October 1, 2016; and the 2036 Notes will mature on November 17, 2036.

Interest on the Floating Rate Notes will accrue at a rate per annum, reset quarterly, equal to three-month LIBOR plus 0.15%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the trustee. We will pay interest on the Floating Rate Notes quarterly in arrears on February 17, May 17, August 17 and November 17, starting on February 17, 2007. We will make each interest payment to the holders of record of the Floating Rate Notes on the immediately preceding February 2, May 2, August 2 and November 2. Interest on the Floating Rate Notes will accrue from the issue date or from the most recent date to which interest has been paid or provided for.

The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes then outstanding. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any holder of Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the Floating Rate Notes.

Interest on the 2011 Notes, 2016 Notes and 2036 Notes will accrue at a rate per annum of 5.400%, 5.930% and 6.200%, respectively, from the issue date or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on May 2 or November 2 immediately preceding the interest payment date on May 17 and November 17 of each year, starting on May 17, 2007 in the case of the 2011 Notes and 2036 Notes, and on March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, starting on April 1, 2007 in the case of the 2016 Notes.

The exchange notes will be issued under the applicable indenture. The indentures do not limit the aggregate principal amount of notes that we may issue thereunder. Capitalized terms used below have the meanings specified in the indentures.

Ranking

The exchange notes will be our unsecured obligations and rank on a parity with our other unsecured and unsubordinated indebtedness.

We primarily conduct our operations through our Subsidiaries. Our rights and the rights of our creditors, including the holders of the exchange notes, to participate in the distribution of assets of any of our Subsidiaries upon the liquidation or reorganization of that Subsidiary or otherwise will be subject to the prior claims of the Subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the Subsidiary or such Subsidiary guarantees the exchange notes. As a result, the exchange notes will be effectively subordinated to existing and future liabilities of our Subsidiaries.

The indentures do not limit our ability to incur additional indebtedness, nor do they afford holders of the exchange notes protection in the event of a highly leveraged or similar transaction involving our company. However, the indentures limit the amount of Indebtedness (as defined below under “—Certain Definitions”) our Restricted Subsidiaries (as defined below under “—Certain Definitions”) can incur and provide that neither we nor any of our Restricted Subsidiaries may subject certain of our property or assets to any mortgage or other encumbrance unless the exchange notes are secured equally and ratably with or prior to that other secured indebtedness. See “—Certain Covenants” below.

No Sinking Fund

The exchange notes will not be entitled to any sinking fund.

Issuance of Additional Notes

We may, without the consent of the holders of the notes of a series, increase the principal amount of the notes of such series by issuing additional notes from time to time in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes of such series, and with the same CUSIP number as the notes of such series offered hereby. Each series of notes and any such additional notes of such series would rank equally and ratably and would be treated as a single series of notes for all purposes under the indentures, including, without limitation, waivers, amendments and redemptions. Unless the context otherwise requires, for all purposes of the indentures and this “Description of the Exchange Notes,” references to the Floating Rate Notes include any additional Floating Rate Notes actually issued, references to the 2011 Notes include any additional 2011 Notes actually issued, references to the 2016 Notes include any additional 2016 Notes actually issued and references to the 2036 Notes include any additional 2036 Notes actually issued.

Payment and Paying Agents

We will maintain in the place of payment for each series of notes an office or agency where the notes of such series may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes of such series and the applicable indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee and at the principal London office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to each series of notes.

Optional Redemption

Each series of Fixed Rate Notes will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below under “—Certain Definitions”), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under “—Certain Definitions”), plus 15 basis points in the case of the 2011 Notes, plus 20 basis points in the case of the 2016 Notes, and plus 25 basis points in the case of the 2036 Notes, plus, in each case, accrued interest thereon to the date of redemption.

The Floating Rate Notes will be redeemable on or after May 17, 2007 in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

We are not required (i) to register, transfer or exchange notes of a series during the period from the opening of business 15 days before the day a notice of redemption relating to the notes of such series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

Certain Covenants

Limitation on Mortgages and Liens. Neither we nor any of our Restricted Subsidiaries may create or assume, except in favor of us or one of our wholly owned Subsidiaries, any Lien upon any Principal Facility (as defined below under “—Certain Definitions”) without equally and ratably securing any notes then outstanding. However, this limitation does not apply to certain permitted Liens as described in the indentures, including:

•	purchase money mortgages entered into within specified time limits, and Liens extending, renewing or refunding those purchase money mortgages;

•	Liens on acquired property existing at the time of the acquisition;

•	certain tax, materialmen’s, mechanics’ and judgment Liens, Liens arising by operation of law and other similar Liens;

•	Liens in connection with certain government contracts;

•	certain Liens in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

•	Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations and Liens on the proceeds of the foregoing;

•	deposits to secure the performance of bids, certain trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds and similar bonds and other obligations of like nature incurred in the ordinary course of business;

•	zoning restrictions, easements, rights-of-way and similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of our business or our Subsidiaries taken as a whole;

•	Liens on Purchased Receivables and related assets granted in connection with one or more Purchased Receivables Financing;

•	Liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

•	Liens not otherwise permitted if the sum of the indebtedness secured by those Liens plus the aggregate principal amount of the Indebtedness of our Restricted Subsidiaries subject to limitations under “—Limitation on Indebtedness of Restricted Subsidiaries” plus the aggregate sales price of property involved in sale and leaseback transactions referred to in the first bullet point under “—Limitation on Sale and Leaseback Transactions” below, does not exceed the greater of $300 million or 15% of our Consolidated Net Worth (as defined below under “—Certain Definitions”).

Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries may sell any Principal Facility owned on the date of the applicable indenture with the intention of taking back a lease of that facility for a period of more than 36 months other than certain computer hardware leases, unless:

•	the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted plus (x) the aggregate principal amount of the Indebtedness of our Restricted Subsidiaries subject to limitation under “—Limitation on Indebtedness of Restricted Subsidiaries” plus (y) the aggregate amount of indebtedness secured by Liens referred to in the last bullet point above under “—Limitation on Mortgages and Liens” does not exceed the greater of $300 million or 15% of our Consolidated Net Worth;

•	the sale and leaseback transaction is entered into between us and one or more of our Subsidiaries or between our Subsidiaries; or

•	the net proceeds of the sale or the fair market value of the Principal Facility, whichever is greater (which may be conclusively determined by our board of directors), are applied within 120 days to the optional retirement of notes then outstanding or to the optional retirement of our other Funded Debt (as defined below under “—Certain Definitions”) ranking on a parity with the notes; provided, that the amount required to be applied to the retirement of outstanding notes or our Funded Debt (as defined below under “—Certain Definitions”) pursuant to this bullet point shall be reduced by the principal amount of any notes or of our Funded Debt voluntarily retired by us within 120 days after such sale, whether or not any such retirement of the notes or Funded Debt shall be specified as being made pursuant to this bullet point.

Limitation on Indebtedness of Restricted Subsidiaries. We will not permit any Restricted Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Indebtedness (which for purposes of this covenant shall include, without duplication, Guarantee Obligations) unless immediately thereafter the aggregate amount of (x) all Indebtedness of Restricted Subsidiaries (excluding (A) any Guarantee Obligations in respect of Indebtedness under the Revolving Credit Facility, the 2011 Notes, 2016 Notes, 2036 Notes and Floating Rate Notes and (B) Indebtedness owed to us or a Restricted Subsidiary, including any renewal or replacement of any of the obligations under clauses (A) or (B)), (y) the aggregate amount of indebtedness secured by liens permitted under the final bullet point of “—Certain Covenants—Limitation on Mortgages and Liens” and (z) the discounted present value of all net rentals payable under leases covered by the first bullet point under “—Certain Covenants—Limitation on Sale and Leaseback Transactions” (and not expressly excluded therefrom) would not exceed the greater of $300 million or 15% of Consolidated Net Worth; provided, however, that, solely, for the purposes of this covenant, Indebtedness shall not include indebtedness incurred in connection with (a) overdraft or similar facilities related to settlement, clearing and related activities by a Restricted Subsidiary in the ordinary course of business consistent with past practice, (b) Purchased Receivables Financings, (c) to the extent the same constitutes Indebtedness, obligations in respect of net capital adjustments and/or earn-out arrangements pursuant to a purchase or acquisition otherwise permitted under the indenture, (d) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims or other statutory obligations and obligations in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business, (e) indebtedness owing to insurance companies to finance insurance premiums incurred in the ordinary course of business and (f) Guarantee Obligations with respect to Indebtedness and other liabilities otherwise permitted under the indenture; and provided, further, that any Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or is merged with or into us or a Restricted Subsidiary or other entity or (ii) assumed by us or a Subsidiary in connection with the acquisition of all or a portion of the business of such Person, shall not be deemed to be Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary or otherwise deemed to be Indebtedness of a Restricted Subsidiary for the purposes of this covenant.

Covenant to File Reports. Under the September Indenture, we will file with the Trustee, within 15 days after the Company is required to file with the SEC, copies of the annual reports and of the information, documents and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the

Exchange Act. Under the November Indenture, we will file with the trustee, within 15 days after we have filed with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Merger or Consolidation

We may not consolidate with or merge into any other entity or sell, lease, convey, assign, transfer or otherwise dispose of our properties and assets substantially as an entirety or as an entirety to any person, unless:

•	we are the survivor formed by or resulting from such consolidation or merger;

•	the surviving or successor entity is a domestic entity and expressly assumes, by supplemental indenture, all of our obligations under the indenture;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing;

•	if, as a result of the transaction, our properties or assets would become subject to a Lien covered by the provisions described above under “—Certain Covenants—Limitation on Mortgages and Liens,” and none of the exceptions therein apply, we or the surviving or successor entity takes such steps as are necessary to effectively secure all notes equally and ratably with (or prior to) all indebtedness secured by such Lien; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction and any supplemental indenture comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of the properties and assets substantially as an entirety or as an entirety of one or more of our Subsidiaries, which properties and assets, if held by us instead of such Subsidiary or Subsidiaries, would constitute our properties and assets substantially as an entirety or as an entirety on a consolidated basis, shall be deemed to be the transfer of our properties and assets substantially as an entirety or as an entirety.

Events of Default

“Event of Default” means, with respect to a series of notes, any of the following events:

•	failure to pay interest on the notes of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the notes of such series when due;

•	failure to perform or comply with any other covenant or warranty in the indenture with respect to the notes of such series for a period of 90 days after notice to us of such failure by (i) the trustee or (ii) the holders of at least 25% in principal amount of the outstanding notes of such series;

•	default under any Indebtedness of us or our Restricted Subsidiaries in an aggregate principal amount of $100 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after notice to us of such default by (i) the trustee or (ii) the holders of at least 25% in principal amount of the outstanding notes of such series;

•	the entry against us or our Restricted Subsidiaries of one or more final judgments, decrees or orders by a court for the payment of money aggregating in excess of $100 million, which judgment, decree or order is not paid, discharged or stayed for any period of 45 consecutive days or, in the case of a foreign judgment not being sought in the United States, 60 consecutive days, after the amount thereof is due; provided, however, that such amount is calculated after deducting certain insurance coverage;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to notes of such series pursuant to the indentures.

In general, the trustee is required to give notice of a default with respect to a series of notes to the holders of notes of such series. However, the trustee may withhold notice of any default (except a default in payment of principal or interest on the notes) if the trustee determines it is in the interest of the holders of notes of such series to do so.

In the case of the November Indenture, our failure to comply with Section 314(a) of the Trust Indenture Act of 1939, as amended (relating to the filing of reports, information and other documents with the SEC), shall not constitute a Default or an Event of Default with respect to any series of notes.

If there is a continuing Event of Default with respect to a series of notes, then the trustee or the holders of at least 25% in principal amount of the notes of such series may require us to repay the principal amount on the notes of such series immediately. Upon payment of the principal or other specified amount, our obligations in respect of the payment of principal of the notes of such series will terminate.

Subject to the provisions of the indentures relating to the duties of the trustee, in the case of a continuing Event of Default with respect to a series of notes, the trustee may refuse to exercise any of its rights or powers under the applicable indenture with respect to such series of notes at the request, order or direction of any of the holders of notes of such series unless it first receives reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. Subject to this limitation, the holders of a majority in principal amount of the outstanding notes of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture with respect to such series of notes or exercising any trust or power conferred on the trustee with respect to the notes of such series.

At any time before a judgment or decree for payment of money due has been obtained by the trustee as provided in the applicable indenture following a declaration of acceleration with respect to a series of notes, the holders of a majority in principal amount of the outstanding notes of such series may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay (i) all overdue installments of interest or other payments with respect to coupons on all the notes of such series, (ii) the principal of, premium, if any, and interest on any notes of such series which have become due otherwise than by such declaration of acceleration, (iii) to the extent that such payment is lawful, interest on overdue installments of interest or other payments with respect to coupons on each note of such series at a rate established for such notes, and (iv) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default with respect to the notes of such series, other than the nonpayment of principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable indenture.

No such rescission and waiver will affect any subsequent default or impair any right consequent thereon.

We are required to provide the trustee with an officers’ certificate each fiscal year stating whether or not we have complied with all conditions and covenants under the indentures.

Modification or Waiver

We and the trustee may, at any time and from time to time, amend the indentures without the consent of the holders of outstanding notes for any of the following purposes:

•	to effect the assumption of our obligations under the indentures by a successor corporation;

•	to impose additional covenants and events of default for the benefit of the holders of the notes;

•	to add or change any of the provisions of the indentures relating to the issuance or exchange of the notes in registered form, but only if such action does not adversely affect the interests of the holders of outstanding notes or related coupons in any material respect;

•	to change or eliminate any of the provisions of the indentures, but only if the change or elimination becomes effective when there is no outstanding note or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the notes;

•	to supplement any of the provisions of the indentures to permit or facilitate the defeasance and discharge of any notes, but only if such action does not adversely affect the interests of the holders of outstanding notes or related coupons in any material respect;

•	to establish the form or terms of the notes and coupons, if any, of any notes as permitted by the indentures;

•	to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indentures to facilitate the administration of the trusts by more than one trustee; and

•	to correct any mistakes or defects in the indentures, but only if such action does not adversely affect the interests of the holders of outstanding notes or related coupons in any material respect.

In addition, we and the trustee may modify the indentures with the consent of the holders of not less than a majority in principal amount of the series of notes affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of notes of such series under, the indentures. But we may not take any of the following actions without the consent of each holder of outstanding notes affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any note or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on any note following maturity thereof;

•	reduce the percentage in principal amount of outstanding notes required for consent to any waiver of defaults or compliance with certain provisions of the indentures; or

•	modify any provision of the indentures relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding notes affected thereby.

The holders of a majority in principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of such series, waive any past default under the indentures with respect to the notes of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such notes or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of notes of such series. Upon any such waiver, the default will cease to exist with respect to such series of notes and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the notes of such series under the indentures, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the indenture or a series of notes (except as otherwise provided in the covenants described above under “—Certain Covenants”) if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding notes of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding notes (except as otherwise provided in the applicable indenture) when:

•	either (i) all the notes have been delivered to the trustee for cancellation, or (ii) all the notes not delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year (or, in the case of the Floating Rate Notes, within the remaining term of the then current Interest Period); or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

and we, in the case of clause (i), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars sufficient for payment of all principal of, premium, if any, and interest on those notes when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those notes will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the applicable indenture;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with; and

•	we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and discharge.

We may elect (i) to be discharged from our obligations with respect to a series of the outstanding Fixed Rate Notes (except as otherwise specified in the applicable indenture) or (ii) to be released from our obligation to comply with the provisions of the indentures described above under “—Certain Covenants” and under “—Merger or Consolidation” with respect to the outstanding Fixed Rate Notes (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of notes), in either case, if we satisfy each of the following conditions:

•	we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding notes of such series when due;

•	such deposit does not cause the trustee with respect to the notes of such series to have a conflicting interest with respect to the notes of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	on the date of such deposit, there is no continuing Event of Default with respect to the notes of such series or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the notes of such series and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the applicable indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•	we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to such series of notes under the provisions of the applicable indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of notes under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indentures described above under “—Certain Covenants” and under “—Merger or Consolidation” with respect to those notes will be reinstated.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Exchange notes initially will be represented by one or more notes in registered, global form without interest coupons. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for notes in definitive registered form, a global note may not be transferred except as a whole by the depositary for such global note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a registered global note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon transfer of a definitive note to an investor, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

Upon the issuance of a registered global note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global note, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the registered global note for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global note will not be entitled to have the notes represented by the registered global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global note must rely on the procedures of the depositary for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of notes take physical delivery of these notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global note as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global note held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the applicable indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the obligors, the initial purchasers, nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, the obligor will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes of any series shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but neither we nor any initial purchaser takes any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture or the notes. We refer you to the indentures or notes, as applicable, for the full definition of these terms.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

“Calculation Agent” means a financial institution appointed by Western Union to calculate the interest rate payable on the Floating Rate Notes in respect of each Interest Period, which Calculation Agent shall initially be the Trustee.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Assets” means the gross book value of the assets of us and our Subsidiaries (which under GAAP would appear on the consolidated balance sheet of us and our Subsidiaries) less all reserves (including, without limitation, depreciation, depletion and amortization) applicable thereto and less (i) minority interests and (ii) liabilities which, in accordance with their terms, will be settled within one year after the date of determination.

“Consolidated Net Income” means the net income of us and our Subsidiaries (which under GAAP would appear on the consolidated income statement of us and our Subsidiaries), excluding, however, (i) any equity of us or a Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, (ii) gains from the write-up in the book value of any asset and (iii) in the case of an acquisition of any Person which is accounted for on a purchase basis, earnings of such Person prior to its becoming a Subsidiary.

“Consolidated Net Worth” means the sum of (i) the par value (or value stated on the books of such corporation) of the capital stock of all classes of us and our Subsidiaries, plus (or minus in the case of a deficit), (ii) the amount of the consolidated surplus, whether capital or earned, of us and our Subsidiaries, and plus (or minus in the case of a deficit) and (iii) retained earnings of us and our Subsidiaries, all as determined in accordance with GAAP; provided, however, that Consolidated Net Worth shall exclude the effects of currency translation adjustments and the application of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Funded Debt” means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which, in accordance with its terms, will be settled beyond one year after the date of determination, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any liabilities which, in accordance with their terms, will be settled within one year after the date of determination).

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), and without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing the payment or in effect guaranteeing the payment of any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) any bond or guarantee given by us or any Subsidiary on behalf of any Subsidiary solely for the performance of contractual obligations with customers or on behalf of customers in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary payment obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by us in good faith.

“Indebtedness” of any Person means, at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities not more than 60 days past due incurred in the ordinary course of business and payable in accordance with customary practices or endorsements for the purpose of collection in the ordinary course of business and excluding the deferred purchase price of property or services to be repaid through earnings of the purchaser to the extent such amount is not characterized as indebtedness in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all payment obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; provided that, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such indebtedness and (ii) the book value of the property subject to such Lien at the time of determination. For the purposes of this definition, the following shall not constitute Indebtedness: the issuance of payment instruments, consumer funds transfers, or other amounts paid to or received by us, any of our Subsidiaries or any agent thereof in the ordinary course of business in order for us or such Subsidiary to make further distribution to a third party, to the extent payment in respect thereof has been received by us, such Subsidiary or any agent thereof.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the issue date and end on and include February 16, 2007 for the Floating Rate Notes and May 16, 2007 for the Fixed Rate Notes.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), it being understood that the holding of money or investments for the purpose of honoring payment instruments or consumer funds transfers, or other amounts paid to or received by us, any of our Subsidiaries, or any agent thereof in the ordinary course of business in order for us or any of our Subsidiaries to make further distributions to a third party, shall not be considered a “Lien” for the purposes of this definition.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any Subsidiary, except any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Subsidiaries, taken as a whole.

“Purchased Receivables” means accounts receivable purchased by us or any of our Subsidiaries from third parties and not originally created by the sale of goods or services by us or any of our Subsidiaries.

“Purchased Receivables Financing” means any financing transaction pursuant to which Purchased Receivables are sold, transferred, securitized or otherwise financed by any Receivables Subsidiary and as to which there is no recourse to us or any of our other Subsidiaries (other than customary representations and warranties made in connection with the sale or transfer of Purchased Receivables).

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Receivables Subsidiary” means any Subsidiary which purchases Purchased Receivables directly or to which Purchased Receivables are transferred by us or any of our Subsidiaries, in either case with the intention of engaging in a Purchased Receivables Financing.

“Reference Treasury Dealer” means (i) in the case of the 2016 Notes, each of one Primary Treasury Dealer (as defined below) jointly selected by Barclays Capital Inc. and J.P. Morgan Securities Inc. and, in the case of the 2011 Notes, 2036 Notes and Floating Rate Notes, each of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (each a Primary Treasury Dealer), and three other Primary Treasury Dealers selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Subsidiary” means at any date, any Subsidiary of ours which, together with its Subsidiaries, (i) has a proportionate share of Consolidated Net Assets that exceeds 10% at the time of determination or (ii) has equity in the Consolidated Net Income that exceeds 10% for the period of the four most recently completed fiscal quarters preceding the time of determination.

“Revolving Credit Facility” means the $1.5 billion credit agreement dated as of September 27, 2006, among Western Union, the lenders party thereto and Citibank, N.A., as administrative agent, and any refinancings thereof.

“Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of ours.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of (i) the exchange of old notes for exchange notes pursuant to this exchange offer and (ii) the ownership and disposition of the exchange notes to beneficial owners of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that hold the notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, and persons holding notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners of such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of (i) the exchange of old notes for exchange notes pursuant to this exchange offer and (ii) the ownership and disposition of the exchange notes.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

Exchange of Notes Pursuant to Exchange Offer

The exchange of old notes for exchange notes pursuant to this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes will not be a taxable event to Holders for U.S. federal income tax purposes. As a result, (1) a Holder will not recognize taxable gain or loss as a result of exchanging such Holder’s old notes for exchange notes; (2) the holding period of the exchange notes will include the holding period of the old notes exchanged therefor; and (3) the adjusted issue price and adjusted tax basis of the exchange notes will be the same as the adjusted issue price and adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

For U.S. federal income tax purposes, the issue price of the 2016 Notes, which were issued to First Data in connection with the spin-off, was equal to their fair market value immediately before the spin-off. We are taking the position that the fair market value (and, accordingly, the issue price) of the 2016 Notes was equal to their principal amount and, therefore, that the 2016 Notes will not be treated as having been issued with “original issue discount” or “OID.” Notwithstanding the foregoing, the Internal Revenue Service might assert that the principal amount of the 2016 Notes exceeded the issue price by more than a de minimis amount, in which case the 2016 Notes will be treated as having been issued with OID. U.S. Holders of 2016 Notes should consult their own tax advisors regarding the tax consequences that would result if the Internal Revenue Service were successful in asserting this position.

Amortizable Bond Premium

If a U.S. Holder acquires a note in a secondary market transaction for an amount in excess of, in general, its principal amount, such U.S. Holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder’s yield. If the U.S. Holder elects to amortize bond premium, such U.S. Holder must reduce its tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the Internal Revenue Service.

Market Discount

If a U.S. Holder acquires a note in a secondary market transaction for an amount that is less than, in general, its principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes to such U.S. Holder, unless such difference is considered to be de minimis, as described in section 1278(a)(2)(C) of the Internal Revenue Code. Under the market discount rules of the Internal Revenue Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange or redemption or other taxable disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis, although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry notes with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired on or after the first day of the taxable year to which such election applies and is irrevocable without the consent of the Internal Revenue Service. The tax basis in a note will be increased by the amount of market discount included in income as a result of such election. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership, and disposition of notes with market discount.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under “—Market Discount.” The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes (subject to the adjustments described above under “—Amortizable Bond Premium” and “—Market Discount,” if applicable).

Except as described above under “—Market Discount,” the gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For individuals, long-term capital gains are generally taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” (such as a domestic corporation) will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and either

•	(i) the Non-U.S. Holder certifies under penalties of perjury on Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Internal Revenue Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us with a properly executed Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the withholding tax previously discussed if the Non-U.S. Holder provides us with a properly completed and executed Form W-8ECI (Certificate of Foreign Person’s Claim That Income is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Internal Revenue Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to a Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Internal Revenue Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Internal Revenue Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Internal Revenue Code) and it satisfies certain other conditions or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. You should consult your own tax advisor with respect to the tax consequences to you of (i) the exchange of old notes for exchange notes pursuant to this exchange offer and (ii) the ownership and disposition of the exchange notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market making activities or other trading activities. Under the registration rights agreements, to the extent required by the applicable rules of the SEC, we will make the prospectus contained in this registration statement and any amendment or supplement thereto available to any broker-dealer for use in connection with any resale of any exchange notes for a period of not less than 90 calendar days after the last exchange date.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer, other than any underwriting discounts, transfer taxes or commissions with respect to sales pursuant to a shelf registration statement, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our combined financial statements and schedule at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, as set forth in their report. We have included our combined financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 to register the exchange notes to be issued in exchange for the old notes. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are also available at the SEC’s Internet Web site at http:/ /www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

We will make available free of charge most of our future SEC filings through our Internet website (www.westernunion.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You will be able to access these future SEC filings on our website. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Attention: Investor Relations

Telephone (866) 405-5012

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

THE WESTERN UNION COMPANY

Index To Combined and Condensed Consolidated Financial Statements and Schedule

Annual Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2005 and 2004	F-3
Combined Statements of Income for each of the three years in the period ended December 31, 2005	F-4
Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2005	F-5
Combined Statements of Net Investment in The Western Union Company for each of the three years in the period ended December 31, 2005	F-6
Notes to Combined Financial Statements	F-7
Schedule II—Valuation and Qualifying Accounts	F-35

Interim Financial Statements (Unaudited):
Report of Independent Registered Public Accounting Firm	F-36
Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2006 and 2005	F-37
Condensed Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F-38
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	F-39
Condensed Consolidated Statement of Stockholders’ (Deficiency)/Net Investment in The Western Union Company for the year ended December 31, 2005 and for the nine months ended September 30, 2006	F-40
Notes to Condensed Consolidated Financial Statements	F-41

All other financial statement schedules for The Western Union Company have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the respective financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors of The Western Union Company

We have audited the accompanying Combined Balance Sheets of The Western Union Company as of December 31, 2005 and 2004, and the related Combined Statements of Income, Net Investment in The Western Union Company, and Cash Flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index to Combined and Condensed Consolidated Financial Statements and Schedule at page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Western Union Company at December 31, 2005 and 2004, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Denver, Colorado

June 1, 2006, except for Note 14,

as to which the date is August 22, 2006

THE WESTERN UNION COMPANY

Combined Balance Sheets

(Dollars in millions, except per share amounts)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$510.2	$469.7
Settlement assets	929.1	716.9
Receivables from First Data, net	192.8	42.6
Notes receivable from First Data	751.5	278.2
Property and equipment, net	82.4	70.7
Goodwill	1,618.0	1,343.6
Other intangible assets, net	180.4	119.9
Other assets	342.0	288.6

Total assets	$4,606.4	$3,330.2

Liabilities and net investment in The Western Union Company
Liabilities:
Accounts payable and accrued liabilities	$238.6	$218.2
Settlement obligations	926.7	711.0
Pension obligations	69.8	82.9
Deferred tax liability, net	248.1	204.5
Notes payable to First Data	163.5	9.9
Other liabilities	147.9	169.2

Total liabilities	1,794.6	1,395.7

Commitments and contingencies (Notes 11 and 12)

Net investment in The Western Union Company:
Net investment in The Western Union Company	2,873.9	1,994.5
Accumulated other comprehensive loss	(62.1)	(60.0)

Total net investment in The Western Union Company	2,811.8	1,934.5

Total liabilities and net investment in The Western Union Company	$4,606.4	$3,330.2

See accompanying notes.

THE WESTERN UNION COMPANY

Combined Statements of Income

(Dollars in millions)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Transaction fees	$3,354.8	$3,006.1	$2,679.0
Foreign exchange revenue	531.0	449.6	380.9
Commission and other revenues	102.1	91.9	91.7

Total revenues	3,987.9	3,547.6	3,151.6
Expenses:
Cost of services	2,118.9	1,859.4	1,618.6
Selling, general and administrative	599.8	576.1	530.0

Total expenses *	2,718.7	2,435.5	2,148.6

Operating income	1,269.2	1,112.1	1,003.0
Derivative gains/(losses), net	45.8	(30.2)	(37.9)
Foreign exchange effect on notes receivable from First Data, net	(5.9)	7.5	—
Interest income from First Data, net	24.3	9.1	—
Other income/(expense), net	10.7	0.1	(2.5)

Income before income taxes	1,344.1	1,098.6	962.6
Provision for income taxes	416.7	347.0	328.9

Net income	$927.4	$751.6	$633.7

*	As further described in Note 3, total expenses include amounts paid to related parties of $344.0 million, $263.4 million and $211.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

See accompanying notes.

THE WESTERN UNION COMPANY

Combined Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net income	$927.4	$751.6	$633.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79.5	79.2	78.4
Deferred income tax provision	24.9	47.6	63.3
Realized (gain)/loss on derivative instruments	0.5	23.2	30.8
Other non-cash items, net	25.8	13.9	18.7
Increase/(decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	(8.8)	(13.8)	(27.5)
Accounts payable and accrued liabilities	(17.9)	(6.3)	(11.8)
Other liabilities	(28.6)	34.8	7.2

Net cash provided by operating activities	1,002.8	930.2	792.8

Cash flows from investing activities
Capitalization of contract costs	(22.5)	(7.3)	(57.7)
Capitalization of software development costs	(7.7)	(15.7)	(18.5)
Purchases of property and equipment	(34.8)	(26.5)	(23.6)
Notes receivable issued to agents	(8.4)	—	—
Acquisition of businesses, net of cash acquired, and contingent purchase consideration paid	(349.1)	(28.7)	(43.7)
Cash paid on maturity of foreign currency forwards	(0.5)	(23.2)	(30.8)
Purchase of equity method investments	(5.4)	(42.0)	—

Net cash used in investing activities	(428.4)	(143.4)	(174.3)

Cash flows from financing activities
Advances (to)/from affiliates of First Data	(153.2)	250.0	(359.0)
Capital contributed by First Data in connection with acquisitions	369.2	28.7	44.1
Notes payable issued to First Data	400.1	255.0	9.9
Repayments of notes payable to First Data	(246.5)	(255.0)	—
Additions to notes receivable from First Data	(504.7)	(270.7)	—
Proceeds from repayments of notes receivable from First Data	18.4	—	—
Dividends to First Data	(417.2)	(659.8)	(324.2)

Net cash used in financing activities	(533.9)	(651.8)	(629.2)

Net change in cash and cash equivalents	40.5	135.0	(10.7)
Cash and cash equivalents at beginning of period	469.7	334.7	345.4

Cash and cash equivalents at end of period	$510.2	$469.7	$334.7

Supplemental cash flow information
Interest paid (primarily to First Data)	$3.5	$5.5	$0.1
Income taxes paid (primarily to First Data)	391.8	299.4	265.6

See accompanying notes.

THE WESTERN UNION COMPANY

Combined Statements of Net Investment in The Western Union Company

(Dollars in millions)

	Net Investment in The Western Union Company	Accumulated Other Comprehensive Income/(Loss)	Total Net Investment in The Western Union Company	Comprehensive Income/(Loss)
Balance at December 31, 2002	$1,520.4	$(49.7)	$1,470.7
Net Income	633.7		633.7	$633.7
Dividends to First Data	(324.2)		(324.2)
Capital contributed by First Data in connection with acquisitions	44.1		44.1
Other comprehensive income/(loss):
Unrealized losses on investment securities, net of tax		(1.4)	(1.4)	(1.4)
Foreign currency translation adjustment, net of tax		11.1	11.1	11.1
Minimum pension plan liability, net of tax		(5.1)	(5.1)	(5.1)

Comprehensive income				$638.3

Balance at December 31, 2003	1,874.0	(45.1)	1,828.9
Net income	751.6		751.6	$751.6
Dividends to First Data	(659.8)		(659.8)
Capital contributed by First Data in connection with acquisitions	28.7		28.7
Other comprehensive income/(loss):
Unrealized losses on investment securities, net of tax		(3.0)	(3.0)	(3.0)
Foreign currency translation adjustment, net of tax		1.7	1.7	1.7
Minimum pension plan liability, net of tax		(13.6)	(13.6)	(13.6)

Comprehensive income				$736.7

Balance at December 31, 2004	1,994.5	(60.0)	1,934.5
Net income	927.4		927.4	927.4
Dividends to First Data	(417.2)		(417.2)
Capital contributed by First Data in connection with acquisitions	369.2		369.2
Other comprehensive income/(loss):
Unrealized losses on investment securities, net of tax		(2.2)	(2.2)	(2.2)
Foreign currency translation adjustment, net of tax		(4.8)	(4.8)	(4.8)
Minimum pension plan liability, net of tax		4.9	4.9	4.9

Comprehensive income				$925.3

Balance at December 31, 2005	$2,873.9	$(62.1)	$2,811.8

See accompanying notes.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Distribution, Description of Business and Basis of Presentation

Distribution and Description of the Business

On January 26, 2006, First Data Corporation (“First Data”) announced that its board of directors had authorized in principle the separation of its money transfer and consumer payments businesses into an independent publicly traded company, The Western Union Company, through a spin-off of 100% of the common stock of The Western Union Company to the holders of record of First Data’s common stock (the “Distribution”). The Distribution will be pursuant to a separation and distribution agreement by which First Data will contribute to The Western Union Company the subsidiaries that operate its money transfer and consumer payments businesses and its interest in a Western Union money transfer agent, as well as related assets, including intellectual property and real estate (together with the subsidiaries and other assets to be contributed by First Data, “Western Union” or the “Company”). The spin-off is intended to be tax free to the stockholders and to First Data and Western Union. First Data will distribute all of the shares of Western Union common stock as a dividend on First Data common stock as of the record date for the Distribution. First Data and Western Union will each be independent and have separate public ownership, boards of directors and management. The Distribution is subject to final approval by First Data’s board of directors, which approval is subject to, among other things, receipt of a private letter ruling from the Internal Revenue Service and an opinion of Sidley Austin LLP, counsel to First Data (or other nationally recognized tax counsel), in each case with respect to the tax-free nature of the spin-off. Completion is expected on September 29, 2006. The Western Union Company was incorporated in Delaware as a wholly owned subsidiary of First Data on February 17, 2006; 1,000 shares of the common stock of Western Union, par value $0.01 per share, were authorized and 100 shares are issued and outstanding. The Company will increase the number of shares of its common stock to facilitate the Distribution.

The Western Union business consists of the following services:

•	Consumer-to-consumer provides money transfer services between consumers, primarily through a global network of third-party agents using its multi-currency, real-time money transfer processing systems. This service is available for both intra-country transfers—that is, money transfers from one location to another in the same country—and internationally—that is, the transfer of funds into or out of the country.

•	Consumer-to-business focuses on payments from consumers to businesses and other organizations that receive consumer payments, including utilities, auto finance companies, mortgage servicers, financial service providers and government agencies, through Western Union networks of third-party agents and various electronic channels. This service is generally available only inside a particular country, although in some instances Western Union provides the ability for senders to make payments from one country to another.

•	Other includes the Company’s money order business and prepaid services. The Company sells Western Union branded money orders issued by Integrated Payment Systems Inc. (“IPS”), a subsidiary of First Data, to consumers at non-bank retail locations. Western Union’s prepaid service business markets a Western Union branded prepaid debit card, and a Western Union branded phone card, and provides top-up services for third parties that allow consumers to pay in advance for mobile phone and other services.

The primary entities providing the services described above to be distributed in connection with the spin-off are Western Union Financial Services, Inc. (“WUFSI”), Vigo Remittance Corp. (“Vigo”), Orlandi Valuta, E Commerce Group and Paymap Inc., as well as the Convenience Pay and money order services. There are additional legal entities included with the Distribution that do not have significant operating activity including First Financial Management Corporation (“FFMC”), WUFSI’s parent company.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Various aspects of the Company’s services and businesses are subject to U.S. federal, state and local regulation, as well as regulation by foreign jurisdictions, including banking regulations in certain foreign countries.

As of December 31, 2005, Western Union has two four-year labor contracts (both expiring August 6, 2008) with the Communications Workers of America, AFL-CIO representing approximately 20% of the Company’s workforce.

Basis of Presentation

The accompanying combined financial statements were prepared in connection with the Distribution. The accompanying combined financial statements reflect the combined historical results of operations, financial position and cash flows of the First Data subsidiaries that operate its money transfer and consumer payments businesses and a Western Union money transfer agent in which First Data holds an interest, as described above under the caption “Distribution and Description of the Business,” as if such businesses had been combined for all periods presented. All significant intercompany transactions and accounts have been eliminated. The assets and liabilities have been reflected in these combined financial statements on a historical basis, as prior to the Distribution all of the assets and liabilities presented are 100% owned by First Data and are being transferred within the First Data consolidated group. Management believes the assumptions underlying the combined financial statements, including the assumptions around allocating general corporate overhead costs from First Data (Note 3), are reasonable. However, these combined financial statements do not include all of the actual expenses that would have been incurred had Western Union been a stand-alone entity during the periods presented and do not reflect Western Union’s combined results of operations, financial position and cash flows had Western Union been a stand-alone company during the periods presented.

Due to the limited number of shares outstanding of Western Union prior to the Distribution, earnings per share has not been presented in these combined financial statements.

The accompanying Combined Balance Sheets are unclassified due to the short-term nature of Western Union’s settlement obligations, contrasted with its ability to invest cash awaiting settlement in long-term investment securities.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

Western Union utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided it is able to exercise significant influence over the entity’s operations.

Western Union consolidates financial statements when it will absorb a majority of an entity’s expected losses or residual returns or when it has the ability to exert control over the entity. Control is normally established when ownership interests exceed 50% in an entity. However, when Western Union does not have the ability to

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

exercise control over a majority-owned entity as a result of other investors having contractual rights over the management and operations of the entity, it accounts for the entity under the equity method. As of December 31, 2005 and 2004, there were no greater-than-50%-owned affiliates whose financial statements were not consolidated.

Fair Value of Financial Instruments

Carrying amounts for Western Union financial instruments, including cash and cash equivalents, settlement assets (other than investment securities) and settlement obligations, approximate fair value due to their short maturities. Investment securities, included in settlement assets, are carried at fair market value and are considered available for sale (Note 6).

Cash and Cash Equivalents

Highly liquid investments (other than those included in settlement assets) with maturities of three months or less at the date of purchase (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value.

Western Union maintains cash and cash equivalent balances with various financial institutions. Western Union limits the concentration of its cash and cash equivalents with any one institution; however, such balances may at times exceed federal insurance limits. Western Union periodically evaluates the credit worthiness of these institutions to minimize risk.

Allowance for Doubtful Accounts

Western Union records an allowance for doubtful accounts when it is probable that the related receivable balance will not be collected based on its history of collection experience, known collection issues, such as agent suspensions and bankruptcies, and other matters the Company identifies in its routine collection monitoring. The allowance for doubtful accounts was $8.4 million and $13.3 million at December 31, 2005 and 2004, respectively.

Settlement Assets and Obligations

Settlement assets represent funds received or to be received from agents for unsettled money transfers and consumer payments. Western Union records corresponding settlement obligations relating to amounts payable under money transfer and payment service arrangements.

Settlement assets are comprised of cash and cash equivalents, receivables from selling agents and investment securities. Cash received by Western Union agents generally becomes available to Western Union within one week after initial receipt by the agent. Cash equivalents consist of short-term time deposits, commercial paper and other highly liquid investments. Receivables from selling agents represent funds collected by such agents, but in transit to Western Union. Western Union has a large and diverse agent base, thereby reducing the credit risk of the Company from any one agent. In addition, Western Union performs ongoing credit evaluations of its agents’ financial condition and credit worthiness. See Note 6 for information concerning the Company’s investment securities.

Settlement obligations consist of money transfer and payment service payables and payables to agents. Money transfer payables represent amounts to be paid to transferees when they request their funds. Payment service payables represent amounts to be paid to utility companies, collection agencies, finance companies, mortgage servicers, government entities and others. Most agents typically settle with transferees first and then

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

obtain reimbursement from Western Union. Due to the agent funding and settlement process, payables to agents represent amounts due to agents for money transfers that have been settled with transferees.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, which is computed using the straight-line method over the lesser of the estimated life of the related assets (generally three to 10 years) or the lease term. Maintenance and repairs, which do not extend the useful life of the respective assets, are charged to expense as incurred.

Deferred Customer Set Up Costs

The Company capitalizes direct incremental costs associated with the enrollment of customers in the Equity Accelerator program, a service that allows consumers to complete ACH transactions to make recurring mortgage payments. Deferred customer set up costs, included in “Other assets” in the Combined Balance Sheets, are amortized to “Cost of services” in the Combined Statements of Income over the length of the customer’s expected participation in the program (generally five to seven years). Actual customer attrition data is assessed at least annually and the amortization period is adjusted prospectively.

Goodwill

Goodwill represents the excess of purchase price over the fair value of tangible and other intangible assets acquired, less liabilities assumed arising from business combinations. The Company’s annual goodwill impairment test did not identify any goodwill impairment in 2004 or 2003; however, Western Union recorded a goodwill impairment charge of $8.7 million in 2005 due to a change in strategic direction relating to one of its majority owned prepaid businesses (Note 4). The majority of goodwill on Western Union’s Combined Balance Sheets arose in connection with FFMC’s acquisition of WUFSI in November 1994. FFMC is WUFSI’s direct parent company and was acquired by First Data in October 1995.

Other Intangible Assets

Other intangible assets primarily consist of contract costs (primarily amounts paid to agents in connection with establishing and renewing long-term contracts) and software. Other intangible assets are amortized on a straight-line basis over the length of the contract or benefit periods. Included in “Cost of services” in the Combined Statements of Income is amortization expense of approximately $47.5 million, $45.2 million and $42.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company capitalizes initial payments for new and renewed agent contracts to the extent recoverable through future operations, contractual minimums and/or penalties in the case of early termination. The Company’s accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees the Company would receive in the event of early termination of the contract.

The Company develops software that is used in providing services. Software development costs are capitalized once technological feasibility of the software has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is available for general use. Software development costs and purchased software are amortized over a term of three to five years.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table provides the components of other intangible assets (in millions):

	December 31, 2005			December 31, 2004
	Weighted- Average Amortization Period (in years)	Initial Cost	Net of Accumulated Amortization	Initial Cost	Net of Accumulated Amortization
Capitalized contract costs	5.3	$118.2	$56.7	$105.5	$56.1
Acquired contracts	8.8	55.0	42.0	21.7	12.1
Acquired trademarks	25.0	28.6	28.0	—	—
Developed software	4.2	57.2	16.0	57.2	25.0
Purchased or acquired software	3.4	38.4	15.9	28.0	12.4
Other intangibles	8.9	38.3	21.8	27.0	14.3

Total other intangibles	7.8	$335.7	$180.4	$239.4	$119.9

The estimated future aggregate amortization expense for existing other intangible assets as of December 31, 2005 is expected to be $50.4 million in 2006, $36.5 million in 2007, $19.3 million in 2008, $12.5 million in 2009, $8.9 million in 2010 and $52.8 million thereafter.

Other intangible assets are reviewed for impairment on an annual basis and whenever events indicate that their carrying amount may not be recoverable. In such reviews, estimated undiscounted cash flows associated with these assets or operations are compared with their carrying values to determine if a write-down to fair value (normally measured by the present value technique) is required. Western Union did not record any impairment related to other intangible assets during the years ended December 31, 2005, 2004 and 2003.

Revenue Recognition

The majority of the Company’s revenues are comprised of consumer money transfer transaction fees that are based on the principal amount of the money transfer and the locations from and to which funds are transferred. Consumer money transfer transaction fees are set by the Company and recorded as revenue at the time of sale. In certain consumer money transfer transactions involving different send and receive currencies, the Company generates revenue based on the difference between the exchange rate set by Western Union to the consumer and the rate at which Western Union or its agents are able to acquire currency. This foreign exchange revenue is recorded at the time the related transaction fee revenue is recognized.

The Company also offers several consumer-to-business payment services, including payments from consumers to utility companies, collection agencies, finance companies, mortgage servicers, government entities and others. Revenues for these services are primarily derived from transaction fees, which are recorded as revenue when payments are sent to the intended recipients.

The Company’s Equity Accelerator service requires a consumer to pay an upfront enrollment fee to participate in this mortgage payment service. These enrollment fees are deferred and recognized into income over the length of the customer’s expected participation in the program. Actual customer attrition data is assessed at least annually and the period over which revenue is recognized is adjusted prospectively. Many factors impact the duration of the expected customer relationship, including interest rates, refinance activity and trends in consumer behavior.

The Company sells money orders issued by IPS under the Western Union brand and manages the agent network through which such money orders are sold. Western Union recognizes monthly commissions from IPS

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

based on an investment yield on the average investable balance resulting from the sale of money orders. Western Union also recognizes transaction fees received, collected by IPS and remitted to Western Union at the time a money order is issued to the consumer.

Loyalty Program

Western Union operates a loyalty program which consists of points that are awarded to program participants. Such points may be redeemed for either a discount on future money transfers or merchandise. The Company estimates the distribution between awards of merchandise and discounts based on recent redemption history and trends, measured on a quarterly basis. Revenue is deferred for the portion of points expected to be ultimately redeemed for discounts in a manner that reflects the consumer’s progress toward earning such discounts. Costs associated with the redemption of merchandise are reflected in “Selling, general and administrative” expenses in the Combined Statements of Income.

Cost of Services

Cost of services consists of costs directly associated with providing services to consumers, including commissions paid to agents, which are generally recognized at the time of sale. Some agents outside the U.S. also receive additional commissions based on a portion of the foreign exchange revenue associated with money transfer transactions. Other costs included in costs of services include personnel, software, equipment, telecommunications, bank fees, depreciation and amortization, and other operating expenses incurred in connection with providing money transfers and other payment services.

Advertising Costs

Advertising costs, which are included in “Selling, general and administrative” expenses in the Combined Statements of Income, are expensed as incurred or at the time the advertising first takes place. Advertising costs for the years ended December 31, 2005, 2004 and 2003 were $243.3 million, $227.9 million and $183.5 million, respectively.

Income Taxes

Western Union’s taxable income has historically been included in the consolidated U.S. federal income tax return of First Data and also in a number of state income tax returns, which are filed as consolidated returns. Western Union files its own separate tax returns in foreign jurisdictions. Western Union’s provision for income taxes has been computed as if it were a separate tax-paying entity. Federal and state income taxes payable are remitted to First Data. The state and other income tax provisions represent applicable taxes payable to the various jurisdictions in which Western Union operates. Foreign taxes are paid in each respective jurisdiction locally.

Western Union accounts for income taxes under the liability method, which requires that deferred tax assets and liabilities be determined based on the expected future income tax consequences of events that have been recognized in the combined financial statements.

Deferred tax assets and liabilities are recognized based on temporary differences between the combined financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

Foreign Currency Translation

The U.S. dollar is the functional currency for all of Western Union’s businesses except certain investments located primarily in the United Kingdom, Ireland and Argentina. Foreign currency denominated assets and

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

liabilities for those entities for which the local currency is the functional currency are translated into U.S. dollars based on exchange rates prevailing at the end of the period. Revenues and expenses are translated at average exchange rates prevailing during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the U.S. dollar are included as a component of accumulated other comprehensive income or loss. Foreign currency translation gains and losses on assets and liabilities of foreign operations in which the U.S. dollar is the functional currency are recognized in operations.

Derivative Financial Instruments

Western Union utilizes derivative instruments to mitigate foreign currency risk. Western Union recognizes all derivative financial instruments as assets or liabilities at fair value and has reported such amounts with nonaffiliated parties in the “Other assets” or “Other liabilities” captions in the accompanying Combined Balance Sheets. These derivatives do not meet the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and SFAS No. 149 (“SFAS No. 133”), to be accounted for as hedges. Accordingly, the change in fair value of these derivatives is included in net income in the accompanying Combined Statements of Income.

Certain of the Company’s derivatives are short-term, generally less than two weeks, and others have longer terms, generally one year. The change in the fair value of the derivatives with longer maturities are recorded in the caption “Derivative (losses)/gains, net” in the accompanying Combined Statements of Income. Derivatives with shorter maturities are reported in operating expenses in the accompanying Combined Statements of Income as such derivatives are used to mitigate the risk of foreign exchange rate fluctuations on settlement assets and settlement obligations. Foreign exchange rate fluctuations on settlement assets and settlement obligations are also recorded in operating expenses.

The Company also has certain other foreign currency swap arrangements with First Data to mitigate the foreign exchange impact on certain euro denominated notes receivable with First Data. These foreign currency swaps do not qualify for hedge accounting and, accordingly, the fair value changes of these agreements are reported in the accompanying Combined Statements of Income as “Foreign exchange effect on notes receivable from First Data, net.” The fair market value of these swaps is recorded in “Receivables from First Data, net” in the accompanying Combined Balance Sheets and they will be settled in cash along with the related notes receivable in connection with the spin-off.

The estimated fair value of Western Union’s derivative financial instruments is based on market and dealer quotations. Accordingly, these estimated values may not be representative of actual values that could have been realized as of December 31, 2005 or 2004 or that will be realized in the future.

Stock-Based Compensation

Western Union participates in First Data’s stock-based compensation plans that provide for the granting of First Data stock options, restricted stock awards and employee stock purchase plan rights to employees and other key individuals who perform services for the Company.

Effective January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective method. SFAS No. 123R requires all stock-based compensation to employees be measured at fair value and expensed over the requisite service period and also requires an estimate of forfeitures when calculating compensation expense. In accordance with the Company’s chosen method of adoption, results for prior periods have not been adjusted. Prior to the adoption of SFAS No. 123R, the Company

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

followed Accounting Principles Board (“APB”) Opinion No. 25 which accounts for stock-based payments to employees using the intrinsic value method and, as such, generally recognized no compensation cost for employee stock options. Refer to Note 15 for additional discussion regarding details of the Company’s stock-based compensation plans and pro forma stock-based compensation expense disclosures in accordance with SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS No. 123”).

New Accounting Pronouncement

The Financial Accounting Standards Board (“FASB”) has issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”), regarding accounting for, and disclosure of, uncertain tax positions. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on its combined results of operations and financial position.

3. Related Party Transactions

Related Party Transactions with First Data

The Combined Statements of Income include expense allocations for certain corporate functions historically provided to Western Union by First Data. If possible, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to Western Union by First Data were allocated to Western Union based on relative percentages, as compared to First Data’s other businesses, of headcount or other appropriate methods depending on the nature of each item of cost to be allocated.

Charges for functions historically provided to Western Union by First Data are primarily attributable to First Data’s performance of many shared services that the Company benefits from such as treasury, tax, accounting and reporting, mergers and acquisitions, risk management, legal, internal audit, procurement, human resources, investor relations and information technology. The Company also participates in certain First Data insurance, benefit and incentive plans, and it receives services directly related to the operations of its businesses such as call center services, credit card processing, printing and mailing. The Combined Statements of Income reflect charges from First Data and its affiliates for these services of $166.3 million, $158.3 million and $142.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of these services will continue to be provided subsequent to the Distribution for varying periods. Included in the charges above are amounts recognized for stock-based compensation expense (Note 15), as well as net periodic benefit income associated with the Company’s pension plans (Note 10).

As of December 31, 2005 and 2004, the Company has notes payable to First Data subsidiaries of approximately $163.5 million and $9.9 million, respectively. Included in “Receivables from First Data, net” in the Combined Balance Sheets, the Company has accrued interest payable on these notes of $4.1 and $1.0 million as of December 31, 2005 and 2004, respectively. Included in “Interest income from First Data, net” in the Combined Statements of Income for the years ended December 31, 2005 and 2004 was interest expense of $4.5 million and $6.4 million, respectively. No interest expense was incurred for the year ended December 31, 2003. These notes bear interest at rates ranging from 3.89% to 8.375% annually.

As of December 31, 2005 and 2004, the Company has notes receivable from First Data subsidiaries of approximately $751.5 million and $278.2 million, respectively. These notes were made to finance certain

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

international acquisitions made by these First Data subsidiaries. Included in “Receivables from First Data, net” in the Combined Balance Sheets, the Company has accrued interest receivable on these notes of $7.8 million and $8.3 million as of December 31, 2005 and 2004, respectively. Included in “Interest income from First Data, net” in the Combined Statements of Income for the years ended December 31, 2005 and 2004 was interest income of $28.8 million and $15.5 million, respectively. There was no interest income on notes receivable from First Data during 2003. These notes bear interest at rates ranging from 3.45% to 7.0% annually. Certain of these notes receivable also have related foreign currency swap arrangements to mitigate the foreign exchange impact to the Company on certain euro denominated notes receivable with First Data (Note 14). The fair market value of these swaps is recorded in “Receivables from First Data, net” in the Combined Balance Sheets and will be settled in cash along with the related notes receivable in connection with the spin-off.

During the years ended December 31, 2005, 2004 and 2003, Western Union received transaction fee and commission revenue from IPS in connection with the sale and distribution of money orders through its agent network of approximately $63.9 million, $60.5 million and $61.4 million, respectively.

Other Related Party Transactions

The Company has ownership interests in certain of its agents, all of which are accounted for under the equity method of accounting. The Company pays these agents, as it does its other agents, commissions for money transfer and other services provided on the Company’s behalf. Commissions paid to these agents, from the date of investment, for the years ended December 31, 2005, 2004 and 2003 totaled $177.7 million, $105.1 million and $69.0 million, respectively.

Richard Kiphart, a director of First Data, is the manager of the corporate finance department and a principal at William Blair & Company, L.L.C. (“William Blair”). Prior to First Data’s acquisition of GMT Group, Inc. (“GMT”), the parent company of Vigo, in October 2005 (Note 4), GMT hired William Blair to advise it in connection with its consideration of the proposed acquisition and to provide a fairness opinion in connection with the acquisition. GMT paid William Blair a fee of $2.8 million upon completion of the acquisition and reimbursed William Blair for all of its out of pocket expenses reasonably incurred by it in connection with its services (including fees and expenses of its counsel). GMT has also agreed to indemnify William Blair against potential liabilities arising out of its engagement.

4. Acquisitions

In October 2005, First Data acquired 100% of GMT, the owner of Vigo, a provider of consumer-to-consumer money transfer services to various countries with nearly 18,000 agent locations, for approximately $369.2 million, including cash acquired of $20.1 million. GMT is being contributed to Western Union in connection with the Distribution and the purchase price is reflected as a capital contribution in the Combined Statements of Net Investment in The Western Union Company. The results of Vigo’s operations have been included in the combined financial statements since the acquisition date. The purchase price allocation resulted in $78.4 million of identifiable intangible assets, which are being amortized over 3.5 to 11 years, except for acquired trademarks aggregating $28.6 million, which are being amortized over 25 years. Goodwill of $283.1 million was recorded in connection with the acquisition of GMT, none of which is expected to be deductible for tax purposes. The purchase price allocation is preliminary and subject to the finalization of certain liabilities.

In 2004, the Company purchased 30% equity interests in two of its international money transfer agents. The aggregate consideration paid during 2004 for these agents was $42.0 million, net of $5.4 million of holdback reserves to cover claims arising from the acquisitions, which was paid in 2005 upon successful resolution of the

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

related claims. The aggregate purchase price allocation for these acquisitions resulted in $12.9 million of identifiable intangible assets, which are being amortized over three to seven years. Western Union’s investments in these agents are accounted for under the equity method of accounting.

In August 2003, the Company acquired a 51% ownership interest in EPOSS Limited (“Eposs”), a United Kingdom-based seller of cellular prepaid products in Europe, for approximately $12.2 million, including cash acquired of $9.2 million. The purchase price allocation resulted in identifiable intangible assets of $7.2 million, which were being amortized over three to nine years, and goodwill of $28.0 million. In the fourth quarter of 2005, Western Union recorded a goodwill impairment charge of $8.7 million due to a change in strategic direction. The Company’s majority interest in Eposs was sold on April 28, 2006 and the fair value of net assets on disposition approximated the net book value subsequent to the recognition of the impairment charge noted above.

The pro forma impact of all acquisitions on net income in 2005, 2004 and 2003 was immaterial.

The following table presents changes to goodwill for the years ended December 31, 2005 and 2004 (in millions):

	Consumer-to- Consumer	Consumer-to- Business	Other	Total
January 1, 2004 balance	$1,107.6	$159.5	$29.2	$1,296.3
Purchase price adjustments and contingent consideration paid	—	35.6	11.7	47.3

December 31, 2004 balance	1,107.6	195.1	40.9	1,343.6
Acquisitions	283.1	—	—	283.1
Impairments	—	—	(8.7)	(8.7)

December 31, 2005 balance	$1,390.7	$195.1	$32.2	$1,618.0

The terms of certain of the Company’s acquisition agreements provide for additional consideration to be paid if the acquired entity’s results of operations exceed certain targeted levels. Such additional consideration is paid in cash and is recorded as additional purchase price when targeted levels are achieved. Additional consideration paid in 2004 and 2003 totaled $28.7 million and $40.7 million, respectively. There was no additional consideration paid in 2005, and there are no potential additional consideration payments remaining as of December 31, 2005.

5. Settlement Assets and Settlement Obligations

Settlement assets represent funds received or to be received from agents for unsettled money transfers and consumer payments. Western Union records corresponding settlement obligations relating to amounts payable under money transfer and payment service arrangements. The difference in the aggregate amount of settlement assets and obligations is primarily due to unrealized net investment gains and losses, which are reported as a component of other comprehensive income or loss.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Settlement assets and obligations are comprised of the following (in millions):

	December 31,
	2005	2004
Settlement assets:
Cash and cash equivalents	$183.9	$215.1
Receivables from selling agents, net	593.4	331.6
Investment securities	151.8	170.2

	$929.1	$716.9

Settlement obligations:
Money transfer and payment services payables	$535.9	$430.7
Payables to agents	390.8	280.3

	$926.7	$711.0

6. Investment Securities

Investment securities consist primarily of high-quality state and municipal debt instruments. All of the Company’s investment securities were marketable securities during all periods presented. The Company is required to maintain specific grades of investments and such investments are restricted to satisfy outstanding settlement obligations in accordance with applicable state regulations. Western Union does not hold financial instruments for trading purposes, and all investment securities are classified as available-for-sale and recorded at fair value, which is based primarily on market quotations. Investment securities are exposed to market risk due to changes in interest rates and credit risk. Western Union regularly monitors credit risk and attempts to mitigate its exposure by making high quality investments. At December 31, 2005, all investment securities had credit ratings of “AA” or better from a major credit rating agency.

Unrealized gains and losses on available-for-sale securities are excluded from earnings and presented as a component of accumulated other comprehensive income or loss, net of related deferred income taxes. There were no significant realized gains transferred out of other comprehensive income during the periods presented.

Realized gains and losses on investments are calculated using the specific-identification method and are recognized during the period the investment is sold or when an investment experiences an other than temporary decline in value below cost or amortized cost. When an investment is deemed to have an other than temporary decline in value it is reduced to its fair value, which becomes the new cost basis of the investment. Western Union considers both qualitative and quantitative indicators, including, but not limited to, the length of time the investment has been in an unrealized loss position, when judging whether a decline in value is other than temporary in nature.

The components of investment securities, all of which are classified as available-for-sale, are as follows (in millions):

December 31, 2005	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Gains (Losses)
State and municipal obligations	$142.4	$144.9	$2.6	$(0.1)	$2.5
Preferred stock	6.9	6.9	—	—	—

	$149.3	$151.8	$2.6	$(0.1)	$2.5

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2004	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Gains (Losses)
State and municipal obligations	$156.3	$162.9	$6.9	$(0.3)	$6.6
Preferred stock	8.0	7.3	—	(0.7)	(0.7)

	$164.3	$170.2	$6.9	$(1.0)	$5.9

No individual investment balance included within investment securities represents greater than 10% of total investment securities as of December 31, 2005 and 2004.

The following summarizes contractual maturities of state and municipal obligations as of December 31, 2005 (in millions):

	Amortized Cost	Fair Value
Due within 1 year	$24.7	$25.0
Due after 1 year through 5 years	104.8	107.0
Due after 5 years	12.9	12.9

	$142.4	$144.9

Preferred stock is not included above because the securities do not have fixed maturities. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligations.

The following tables present the gross unrealized losses and fair value of Western Union’s investment securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2005 and 2004 (in millions):

	Less than 12 months		Greater than 12 months		Total Fair Value	Total Unrealized Losses
December 31, 2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal obligations	$18.5	$(0.1)	$—	$—	$18.5	$(0.1)

	$18.5	$(0.1)	$—	$—	$18.5	$(0.1)

	Less than 12 months		Greater than 12 months		Total Fair Value	Total Unrealized Losses
December 31, 2004	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal obligations	$—	$—	$3.3	$(0.3)	$3.3	$(0.3)
Preferred stock	3.3	(0.3)	3.9	(0.4)	7.2	(0.7)

	$3.3	$(0.3)	$7.2	$(0.7)	$10.5	$(1.0)

The Company’s unrealized losses related to the following:

State and municipal obligations—The unrealized losses as of December 31, 2005 and 2004 on the Company’s investments in state and municipal obligations were the result of increases in interest rates and were not related to credit quality. These unrealized losses were deemed to be not other-than-temporary because the Company has the ability and intent to hold these investments until a recovery of fair value occurs, which may be upon maturity.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Preferred stock—The majority of the Company’s investments in preferred stock are in government sponsored mortgage entities. The unrealized losses on preferred stock as of December 31, 2004 resulted primarily from the illiquidity of such investments and a decline in interest rates and were not related to credit quality. Analyses of the unrealized losses on preferred stock performed during 2005 and 2004 indicated other-than-temporary impairments on a portion of the Company’s investments, resulting in impairment charges of $1.1 million and $1.0 million for 2005 and 2004, respectively.

7. Property and Equipment

Property and equipment consists of the following (in millions):

	December 31,
	2005	2004
Equipment	$222.0	$197.6
Leasehold improvements	27.1	25.1
Furniture and fixtures	16.6	13.5
Projects in process	0.3	0.3

	266.0	236.5
Less accumulated depreciation	(183.6)	(165.8)

Property and equipment, net	$82.4	$70.7

Amounts charged to expense for depreciation of property and equipment were $32.0 million, $34.0 million and $35.8 million during the years ended December 31, 2005, 2004 and 2003, respectively.

8. Other Assets and Liabilities

The following table summarizes the components of other assets and other liabilities (in millions):

	December 31,
	2005	2004
Other assets:
Equity method investments	$150.2	$156.4
Deferred customer set up costs	46.2	40.7
Amounts advanced to agents	46.0	7.1
Accounts receivable, net	24.8	22.3
Prepaid expenses	9.0	6.4
Derivative financial instruments	19.4	—
Other	46.4	55.7

Total other assets	$342.0	$288.6

Other liabilities:
Deferred revenue	$87.1	$82.1
Derivative financial instruments	1.1	31.1
Due to minority interest holder	23.8	24.6
Other liabilities	35.9	31.4

Total other liabilities	$147.9	$169.2

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Amounts advanced to agents

From time to time the Company makes advances and loans to agents. These advances and loans generally are secured by settlement funds payable by the Company to these agents. In January 2006, the Company signed a six year agreement with one of its existing agents which included a four year loan of $140.0 million to the agent. The terms of the loan agreement require that a percentage of commissions earned by the agent (39% in 2006, 52% in 2007, 61% in 2008 and 64% in 2009) be withheld by the Company as repayment of the loan and the agent remains obligated to repay the loan if commissions earned are not sufficient.

9. Income Taxes

The components of pretax income are as follows (in millions):

	Year ended December 31,
	2005	2004	2003
Components of pretax income:
Domestic	$801.9	$689.7	$861.9
Foreign	542.2	408.9	100.7

	$1,344.1	$1,098.6	$962.6

The provision for income taxes is as follows (in millions):

	Year ended December 31,
	2005	2004	2003
Federal	$322.0	$276.2	$273.7
State and local	45.1	35.7	31.3
Foreign	49.6	35.1	23.9

	$416.7	$347.0	$328.9

The Company’s effective tax rates differ from statutory rates as follows:

	Year ended December 31,
	2005	2004	2003
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefits	2.0%	2.0%	2.1%
Foreign rate differential	(5.8)%	(4.7)%	(1.3)%
Federal tax credits	(0.4)%	(0.5)%	(0.5)%
Other	0.2%	(0.2)%	(1.1)%

Effective tax rate	31.0%	31.6%	34.2%

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Western Union’s income tax provision consists of the following components (in millions):

	Year ended December 31,
	2005	2004	2003
Current:
Federal	$310.5	$228.9	$213.8
State and local	41.9	30.7	26.6
Foreign	39.4	39.8	25.2

Total current taxes	391.8	299.4	265.6

Deferred:
Federal	11.6	47.2	60.0
State and local	3.1	5.0	4.7
Foreign	10.2	(4.6)	(1.4)

Total deferred taxes	24.9	47.6	63.3

	$416.7	$347.0	$328.9

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of Western Union’s assets and liabilities. The following table outlines the principal components of deferred tax items (in millions):

	December 31,
	2005	2004
Deferred tax assets related to:
Reserves and accrued expenses	$15.1	$4.4
Pension obligations	25.6	30.3
Deferred revenue	6.2	3.4
Other	11.0	10.4

Total deferred tax assets	57.9	48.5

Deferred tax liabilities related to:
Property, equipment and intangibles	292.8	239.3
Net undistributed earnings	—	3.0
Other	13.2	10.7

Total deferred tax liabilities	306.0	253.0

Net deferred tax liability	$248.1	$204.5

At December 31, 2005, no provision had been made for U.S. federal and state income taxes on foreign earnings of approximately $552.5 million, which are expected to be reinvested outside the United States indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, Western Union would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits), state income taxes, and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. tax liability is not practicable because of the complexities associated with its hypothetical calculation.

To address certain aspects of a 2003 restructuring of Western Union’s international operations, First Data initiated discussions with the Internal Revenue Service (“IRS”) pursuant to the IRS’s Advance Pricing Agreement (“APA”) Program. If an APA is successfully negotiated, the Company generally will avoid further

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

examination, during the term of the APA, of the transfer pricing methods applicable to, and valuations of, the covered transactions. The Company continues to negotiate with the IRS in the APA process, and while it is hopeful of reaching resolution through the process, there can be no assurances that the APA negotiations will be resolved in a manner acceptable to the Company. If not so resolved, the matter would then likely proceed to other forums within the IRS. The Company has established contingency reserves for material, known tax exposures, including the potential for tax audit adjustments with respect to taxes associated with its foreign business that is the subject of the 2003 restructuring and the IRS’s APA Program discussions referenced above. These tax reserves reflect what the Company believes to be reasonable assumptions as to the likely resolution of the issues involved if subject to judicial review. While the Company believes that its reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed the Company’s related reserve. Regarding the 2003 restructuring, the Company has benefited by having its income from certain foreign-to-foreign money transfer transactions taxed at relatively low foreign tax rates rather than the U.S. and state combined statutory tax rate. The amount of taxes attributable to such rate differential is included in the “Foreign rate differential” line in the effective tax rate reconciliation above and cumulatively totaled $131.6 million through December 31, 2005. Any differences from Western Union’s positions as recorded in its financial statements upon resolution of these issues will be reflected as a part of income tax expense in the period during which the resolution occurs. Such resolution could also affect Western Union’s effective tax rate for future periods.

Western Union is subject to other tax matters which management believes will not result in a material adverse effect on Western Union’s financial position, results of operations or cash flows. Western Union accrues for loss contingencies as they become probable and estimable.

10. Employee Benefit Plans

Defined Contribution Plans

Eligible full-time employees of Western Union are covered under one of two defined contribution retirement and savings plans. Non-union employees participate in a First Data sponsored plan. Non-union employees make voluntary contributions to this plan and receive up to a 3% Western Union matching contribution, service related contributions of 1.5% to 3% of eligible employee compensation and additional discretionary Western Union contributions. Union employees receive a contribution from the Company of 4% of eligible employee compensation, and those union employees who make voluntary contributions receive up to a 1.5% matching contribution and a $650 per employee lump-sum contribution per year. In addition, First Data provides non-qualified deferred compensation plans for certain highly compensated employees. These plans provide tax-deferred contributions, matching and the restoration of Company contributions under the defined contribution plans otherwise limited by IRS or plan limits. The aggregate amount charged to expense in connection with these plans was $8.1 million, $7.5 million and $6.5 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Defined Benefit Plans

FFMC’s acquisition of WUFSI in November 1994 included the assumption of $304.0 million of underfunded pension obligations related to two frozen defined benefit pension plans. Benefit accruals under these plans were frozen in 1988. First Data reduced these underfunded obligations by contributing $35.6 million in 2004 and $20.2 million in 2003 to the plans. No contributions were made by First Data in 2005. As part of the Distribution, Western Union will be responsible for any remaining underfunded pension obligations. Western Union does not expect to contribute to the pension plans in 2006. A September 30 measurement date is used for the Company’s plans.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table provides a reconciliation of the changes in the pension plans’ benefit obligations and fair value of assets for the plan years ended September 30, 2005 and 2004, and a statement of the funded status of the plans as of September 30, 2005 and 2004 (in millions):

	September 30,
	2005	2004
Change in benefit obligation
Benefit obligation at October 1,	$515.7	$515.0
Interest costs	25.6	29.0
Actuarial loss	0.4	20.8
Benefits paid	(47.6)	(49.1)

Benefit obligation at September 30,	494.1	515.7

Change in plan assets
Fair value of plan assets at October 1,	432.8	411.9
Actual return on plan assets	39.1	34.4
Benefits paid	(47.6)	(49.1)
Contributions	—	35.6

Fair value of plan assets at September 30,	424.3	432.8

Funded status of the plan	(69.8)	(82.9)
Unrecognized amounts, principally net loss	114.2	121.8

Total recognized	$44.4	$38.9

According to SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”), the pension obligations and changes in the value of plan assets to meet those obligations are not recognized as actuarial gains and losses of the plan as they occur but are recognized systematically over subsequent periods. These differences are treated as an unrecognized net gain/loss and not an immediate recognized amount.

The following table provides the amounts recognized in the Combined Balance Sheets (in millions):

	December 31,
	2005	2004
Accrued benefit liability	$(69.8)	$(82.9)
Accumulated other comprehensive income	114.2	121.8

Net amount recognized	$44.4	$38.9

For the plan years ended September 30, 2005 and 2004, the projected benefit obligation was equal to the accumulated benefit obligation.

The following table provides the components of net periodic benefit income for the plans (in millions):

	Year ended December 31,
	2005	2004	2003
Interest cost	$25.6	$29.0	$31.9
Expected return on plan assets	(33.8)	(35.3)	(35.1)
Amortization	2.7	0.7	—

Net periodic benefit income	$(5.5)	$(5.6)	$(3.2)

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The minimum pension liability included in other comprehensive income (loss), net of tax, decreased $4.9 million in 2005, increased $13.6 million in 2004 and increased $5.1 million in 2003.

The weighted-average rate assumptions used in the measurement of the Company’s benefit obligation are as follows:

	2005	2004
Discount rate	5.25%	5.18%

The weighted-average rate assumptions used in the measurement of the Company’s net cost (income) are as follows:

	2005	2004	2003
Discount rate	5.19%	5.90%	6.40%
Expected long-term return on plan assets	7.75%	8.00%	8.00%

SFAS No. 87 requires the sponsor of a defined benefit plan to measure the plan’s obligations and annual expense using assumptions that reflect best estimates and are consistent to the extent that each assumption reflects expectations of future economic conditions. As the bulk of the pension benefits will not be paid for many years, the computation of pension expenses and benefits is based on assumptions about future interest rates and expected rates of return on plan assets. In general, pension obligations are most sensitive to the discount rate assumption, and it is set based on the rate at which the pension benefits could be settled effectively.

Western Union employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established using a building block approach with proper consideration of diversification and re-balancing. Peer data and historical returns are reviewed to check for reasonableness and appropriateness.

Pension plan asset allocation at September 30, 2005 and 2004, and target allocations based on investment policies, are as follows:

	Percentage of Plan Assets at Measurement Date
Asset Category	2005	2004
Equity securities	44%	44%
Debt securities	55%	54%
Other	1%	2%

	100%	100%

Target Allocation
Equity securities	30-50%
Debt securities	50-60%
Other	0-10%

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table details plan assets invested in related party securities:

	2005
Plan Asset Holdings	Shares (in thousands)	Fair Market Value (in millions)	% of Total Plan Assets
First Data common stock	18.1	$0.7	0.16%
Bank of New York common stock	23.8	$0.7	0.16%
Hewitt Associates, Inc. common stock	5.5	$0.1	0.02%

	2004
Plan Asset Holdings	Shares (in thousands)	Fair Market Value (in millions)	% of Total Plan Assets
First Data common stock	54.2	$2.4	0.55%
Bank of New York common stock	42.8	$1.2	0.28%
Hewitt Associates, Inc. common stock	11.8	$0.3	0.07%

The maturities of debt securities at September 30, 2005 range from current to 49 years with a weighted-average maturity of 14 years.

Western Union employs a total return investment approach whereby a mix of equities and fixed income investments are used in an effort to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities and plan funded status. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as securities deemed to be growth, value, and small and large capitalizations. Other assets, primarily private equity, are used judiciously in an effort to enhance long-term returns while improving portfolio diversification. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset and liability studies.

The estimated future benefit payments are expected to be $46.2 million in 2006, $45.0 million in 2007, $44.0 million in 2008, $42.9 million in 2009, $41.8 million in 2010 and $189.8 million in 2011 through 2015.

Western Union administers a post-retirement health care plan to union employees that was in effect when First Data acquired FFMC. Generally, retired employees bear the entire cost of the premiums. Western Union also offers a short-term disability plan for union employees.

11. Operating Lease Commitments

Western Union leases certain real properties for use as customer service centers and administrative and sales offices. Western Union also leases data communications terminals, computers and office equipment. Certain of these leases contain renewal options and escalation provisions. Total rent expense under operating leases was $28.6 million, $26.3 million and $21.8 million during the years ended December 31, 2005, 2004 and 2003, respectively.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005, the minimum aggregate rental commitments under all noncancelable operating leases, net of sublease income commitments, are as follows (in millions):

Year Ending December 31,
2006	$25.1
2007	19.1
2008	15.6
2009	8.7
2010	7.0
Thereafter	23.8

Total future minimum lease payments	$99.3

12. Commitments and Contingencies

In the normal course of business, Western Union is subject to claims and litigation. Management of Western Union believes such matters involving a reasonably possible chance of loss will not, individually or in the aggregate, result in a materially adverse effect on Western Union’s combined financial position, results of operations or cash flows. Western Union accrues for loss contingencies as they become probable and estimable.

Western Union is subject to unclaimed or abandoned property (escheat) laws in the United States and abroad which require the Company to turn over to certain government authorities the property of others held by the Company that has been unclaimed for a specified period of time, such as unredeemed money transfers. The Company holds property subject to escheat laws and the Company has an ongoing program to comply with those laws. The Company is subject to audit with regard to its escheatment practices.

In 2002, Affiliated Computer Services (“ACS”) notified First Data of its intent to audit First Data’s escheatment practices (and those of all its subsidiaries) on behalf of 19 states (the “ACS States”). The ACS States have subsequently increased to 44 states. However, the ACS States have agreed to allow First Data and its subsidiaries to conduct an internal examination of their escheatment practices utilizing third-party experts. First Data has independently entered into Voluntary Disclosure Agreements with four other states (the “VDA States”). Like the ACS States, the VDA States agreed to allow First Data and its subsidiaries to conduct their own internal review in place of an audit by the states.

First Data completed the majority of its internal review in December 2005. As a result of that review, and in addition to amounts already recorded, the Company recognized an $8.2 million pretax charge in the fourth quarter of 2005 for domestic and international escheatment liabilities (portions of this charge are not scheduled to be remitted until periods beyond 2006).

Western Union plans to complete the internal review and discuss the results thereof with the ACS States and the VDA States in 2006. Any difference between the amounts accrued by the Company and that claimed by a state or foreign jurisdiction will be reflected in the periods in which any resolutions occur.

The Company has $32.8 million in outstanding letters of credit at December 31, 2005 with expiration dates through 2010, certain of which contain a one-year renewal option. The letters of credit are held in connection with lease arrangements and agent settlement agreements. The Company expects to renew the letters of credit prior to expiration.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

13. Accumulated Other Comprehensive Loss

The income tax effects allocated to and the cumulative balance of each component of accumulated other comprehensive loss are as follows (in millions):

December 31, 2005	Beginning Balance	Pretax Gain (Loss)	Tax Benefit (Expense)	Net of Tax Amount	Ending Balance
Unrealized gains (losses) on investment securities	$3.8	$(3.4)	$1.2	$(2.2)	$1.6
Foreign currency translation adjustment	15.3	(7.2)	2.4	(4.8)	10.5
Minimum pension liability	(79.1)	7.6	(2.7)	4.9	(74.2)

	$(60.0)	$(3.0)	$0.9	$(2.1)	$(62.1)

December 31, 2004	Beginning Balance	Pretax Gain (Loss)	Tax Benefit (Expense)	Net of Tax Amount	Ending Balance
Unrealized gains (losses) on investment securities	$6.8	$(4.6)	$1.6	$(3.0)	$3.8
Foreign currency translation adjustment	13.6	2.7	(1.0)	1.7	15.3
Minimum pension liability	(65.5)	(20.8)	7.2	(13.6)	(79.1)

	$(45.1)	$(22.7)	$7.8	$(14.9)	$(60.0)

December 31, 2003	Beginning Balance	Pretax Gain (Loss)	Tax Benefit (Expense)	Net of Tax Amount	Ending Balance
Unrealized gains (losses) on investment securities	$8.2	$(2.1)	$0.7	$(1.4)	$6.8
Foreign currency translation adjustment	2.5	17.1	(6.0)	11.1	13.6
Minimum pension liability	(60.4)	(7.9)	2.8	(5.1)	(65.5)

	$(49.7)	$7.1	$(2.5)	$4.6	$(45.1)

14. Derivative Financial Instruments and Financial Statement Restatement

Western Union is exposed to risk relating to fluctuations in foreign currency exchange rates, primarily the euro, Swiss franc, British pound and Canadian dollar. Western Union utilizes longer term foreign currency forward contracts, generally with maturities of one year, to mitigate some of this risk. In addition, Western Union utilizes short-term foreign exchange forward contracts to offset foreign exchange rate fluctuations on settlement assets and settlement obligations. The Company’s policy is to minimize its exposure related to adverse changes in foreign currency exchange rates. The Company’s objective is to engage in risk management strategies that provide adequate downside protection.

The Company had intended to account for certain derivatives as cash flow hedges under SFAS No. 133. There are specific documentation requirements that must be met for derivatives to qualify as cash flow hedges pursuant to SFAS No. 133, which the Company previously believed were being met. However, the Company determined based on an evaluation of such documentation requirements that it did not have adequate documentation at the inception of its derivative agreements to qualify for hedge accounting. In addition, the Company determined that the Combined Financial Statements did not properly reflect translation gains and losses related to certain notes receivable from First Data repayable in euros (Note 3) or the changes in fair value of certain related foreign currency swap agreements with First Data. Accordingly, the accompanying Combined Financial Statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 were previously restated and filed with the Securities and Exchange Commission to account for changes in the fair value of the Company’s foreign currency forward contracts in the Combined Statements of Income rather than accumulated other comprehensive income (loss) pursuant to SFAS No. 133 and record the translation of the

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

euro denominated notes receivable from First Data and the change in fair value of the related foreign currency swap agreements with First Data in the Combined Statements of Income. For all periods presented, the Company had no foreign currency derivatives that qualified as hedges under SFAS No. 133.

Western Union does not believe its derivative financial instruments expose it to more than a nominal amount of credit risk as the counterparties are established, well-capitalized financial institutions with credit ratings of “A” or better from major rating agencies. The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of a counterparty to the agreements. Western Union performs a review at inception of the hedge, as circumstances warrant, and at least on a quarterly basis of the credit risk of these counterparties. Western Union also monitors the concentration of its contracts with any individual counterparty. Western Union anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. Western Union’s exposures are in liquid currencies so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

The aggregate notional amount of foreign currency forward contracts held by the Company with external third parties as of the balance sheet dates (denominated in the respective foreign currency) are as follows (in millions):

	December 31,
	2005	2004
Euro	243.0	219.7
British pound	27.7	26.7
Swiss franc	18.2	—
Canadian dollar	35.9	30.8

As of December 31, 2005 and 2004, the carrying value and fair value of Western Union’s foreign currency forward contracts with external third parties was an $18.3 million net asset and a $31.1 million net liability, respectively, which are included in the “other assets” and “other liabilities” captions in the accompanying Combined Balance Sheets.

The aggregate notional amount of foreign currency swap arrangements held by the Company with First Data (Note 3) totaled 238.1 million euros at December 31, 2005. No such foreign currency swap arrangements existed at December 31, 2004. The fair market value of these swaps ($7.2 million asset as of December 31, 2005) will be settled in cash along with the related notes receivable in connection with the spin-off.

15. Stock Compensation Plans

Stock Options and Employee Stock Purchase Plan Rights

Western Union participates in the First Data plans that provide for the granting of stock options to employees and other key individuals who perform services for the Company. A total of 237.8 million shares of First Data common stock have been reserved for issuance under the plans and a total of 44.8 million shares remain available for future grant at December 31, 2005. The options have been issued at prices equivalent to or in excess of the fair market value of First Data common stock at the dates of grant, have 10-year terms and become exercisable in three or four equal annual increments beginning 12 months after the dates of grant. The requisite service period for stock options is the same as the vesting period, with the exception of retirement eligible employees who have shorter requisite service periods ending when the employees become retirement eligible. Compensation expense related to stock options is recognized over the requisite service period, except as discussed further below for certain options granted prior to the adoption of SFAS No. 123R (Note 2).

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In October 1996, First Data instituted an employee stock purchase plan (“ESPP”) for which a total of 24.0 million First Data shares have been reserved for issuance, of which 7.0 million shares remain available for future purchase at December 31, 2005. Amounts accumulated through payroll deductions elected by eligible employees are used to make quarterly purchases of First Data common stock at a 15% discount from the lower of the market price at the beginning or end of the quarter. The fair value of these awards will be recognized as compensation expense in the Combined Statements of Income in accordance with the provisions of SFAS No. 123R.

First Data received all cash proceeds and realized and retained all tax benefits related to the exercise of stock options and ESPP purchases by Western Union employees during all periods presented.

A summary of First Data stock option activity relating to Western Union employees for the years ended December 31, 2005, 2004 and 2003 is as follows (options in millions):

	2005		2004		2003
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
Outstanding at January 1,	8.1	$36	6.3	$33	6.0	$32
Granted	0.5	40	3.2	40	1.6	35
Exercised	(0.8)	29	(0.6)	26	(0.9)	25
Canceled	(0.4)	39	(0.4)	39	(0.6)	35
Net employee transfers from (to) other FDC businesses	0.5	35	(0.4)	34	0.2	34

Outstanding at December 31,	7.9	$37	8.1	$36	6.3	$33

Options exercisable at December 31,	7.0	$37	2.5	$31	1.8	$26

The following summarizes information about First Data stock options outstanding at December 31, 2005 for Western Union employees (options in millions):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/05	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/05	Weighted- Average Exercise Price
$12.02–$17.00	0.2	3	$14	0.2	$14
$18.28–$22.44	0.3	4	$22	0.3	$22
$24.06–$29.83	0.7	5	$29	0.7	$29
$32.45–$35.95	1.4	7	$34	1.3	$34
$36.04–$91.37	5.3	8	$40	4.5	$40

	7.9	7	$37	7.0	$37

Restricted Stock Awards and Restricted Stock Units

In February 2005, First Data awarded 50,000 shares of restricted stock to the Chief Executive Officer of Western Union. The stock award vests at 25% per year on the anniversary date of the grant if the Chief Executive

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Officer is still employed by First Data at the time. The fair value of the 2005 grant of $2.0 million was recorded based on the market value of the shares on the date of grant and is being amortized over four years.

In February 2004, First Data awarded 50,000 shares of restricted stock to the Chief Executive Officer of Western Union. The stock award vests if the Chief Executive Officer is still employed on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of the First Data’s common stock on the New York Stock Exchange is equal to or greater than $70.00 per share. The fair value of the 2004 grant of $2.0 million was recorded based on the market value of the shares on the date of grant and is being amortized over five years.

Stock-Based Compensation

In December 2005, First Data accelerated vesting of all outstanding unvested stock options granted by First Data to its officers and employees under First Data’s 2002 Long-Term Incentive Plan. The decision to accelerate the vesting of these stock options was made primarily to reduce stock-based compensation expense that otherwise likely would be recorded in future periods following the adoption of SFAS No. 123R, which became effective January 1, 2006. The Company recognized compensation expense of $1.8 million during the fourth quarter of 2005 resulting from accelerated vesting. The Company must recognize compensation expense related to any awards outside of the 2002 Long-Term Incentive Plan that are not fully vested as of January 1, 2006, as well as options granted after that date.

For periods prior to the adoption of SFAS No. 123R, which the Company adopted effective January 1, 2006 following the modified prospective method, pro forma information regarding the Company’s net income is required by SFAS No. 123, as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The Company’s pro forma information for the years ended December 31, 2005, 2004 and 2003 under SFAS No. 123, which reflects compensation expense equal to the fair value of the options, restricted stock awards and ESPP rights for Western Union Employees recognized over their vesting periods, is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
Reported net income	$927.4	$751.6	$633.7
Restricted stock expense and effect of accelerated vesting included in reported net income, net of tax	1.9	—	—
SFAS No. 123 expense, net of tax	(37.7)	(14.9)	(14.1)

Pro forma net income	$891.6	$736.7	$619.6

Certain of the Company’s employee stock-based compensation awards have terms that provide for vesting to continue after retirement. Prior to the adoption of SFAS No. 123R, the Company accounted for this type of arrangement by recognizing pro forma compensation cost over the stated vesting period for the SFAS No. 123 pro forma disclosures. Upon adoption of SFAS No. 123R, compensation cost is being recognized over a shorter period that ends with retirement eligibility. The impact of applying SFAS No. 123R requirements for accelerated expense recognition would have impacted pro forma SFAS No. 123 compensation expense, net of tax, by a benefit of $1.7 million during the year ended December 31, 2005, and charges of $1.0 million and $0.7 million for the years ended December 31, 2004 and 2003, respectively.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The fair value for First Data stock options and ESPP rights granted to Western Union employees for the years ended December 31, 2005, 2004 and 2003 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,
	2005	2004	2003
Stock Options Granted:
Weighted average risk-free interest rate	4.14%	3.25%	2.95%
Weighted average dividend yield	0.58%	0.20%	0.22%
Volatility	32.7%	30.5%	37.0%
Expected term (in years)	6.0	5.0	5.0
Weighted average fair value	$15	$13	$13

ESPP:
Weighted average risk-free interest rate	3.12%	1.69%	2.89%
Weighted average dividend yield	0.58%	0.20%	0.22%
Volatility	19.1%	20.5%	35.9%
Expected term (in years)	0.25	0.25	0.25
Weighted average fair value	$8	$8	$7

Expected volatility—Prior to 2006, the Company used historical volatility to estimate the grant-date fair value of stock options and ESPP rights. The Company changed its method of estimating expected volatility for all stock options granted and ESPP rights after January 1, 2006 to implied volatility in conjunction with the adoption of SFAS No. 123R.

Expected dividend yield—The dividend yield is the calculation of a rolling 12-month average First Data stock price divided by the annualized First Data dividend rate.

Expected term—The Company has aggregated stock option awards into classes. For each class, the expected term is primarily based on the results of a study performed on the historical exercise and post-vesting employment termination behavior for similar grants. The expected terms are as follows: 4.5 year life for employees (Non-Board of Directors, Non-Executive Committee), 7 year life for the Board of Directors and 7.5 year life for the Executive Committee. The expected term of ESPP rights is determined to be 0.25 years as purchase rights are achieved over the course of the quarter in which the employee participates in the ESPP. Once the shares have been purchased, the employee can sell their respective shares.

Risk-free interest rate—The risk-free rate for stock options granted during the period is determined by using a zero-coupon U.S. Treasury rate for the period that coincides with the expected terms listed above. The risk-free rate for ESPP rights is determined by using a 3-month maturity U.S. Treasury bond rate for the 90 day period that coincides with the expected terms listed above.

16. Segment Information

The Company classifies its businesses into two reportable segments: consumer-to-consumer and consumer-to-business (Note 1). Operating segments are defined by SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The consumer-to-consumer reporting segment is viewed as one global network where a money transfer can be sent from one location to another, anywhere in the world. The segment is managed as three regions, primarily to coordinate agent network management and marketing activities. The Company’s CODM makes decisions regarding resource allocation and monitors performance based on specific corridors within and across these regions, but also reviews total revenue and operating profit of each region. Each region and corridor offer the same services distributed by the same agent network, have the same types of customers, are subject to similar regulatory requirements, are processed on the same system, and have similar economic characteristics, allowing the geographic regions to be aggregated into one reporting segment. Consumer-to-consumer segment revenue typically increases sequentially from the first quarter to the fourth quarter each year and declines from the fourth quarter to the first quarter of the following year. This seasonal fluctuation is related to the holiday season in various countries in the fourth quarter.

All businesses that have not been classified into consumer-to-consumer or consumer-to-business, primarily the Company’s money order business and prepaid services, are reported as “Other.” The Company previously operated internet auction payments, messaging and international prepaid cellular top-up businesses. These three businesses, representing aggregated revenues in 2005, 2004 and 2003 of $28.9 million, $35.4 million and $38.1 million, respectively, and operating losses before taxes of $16.2 million, $8.2 million and $1.4 million, respectively, were shut down or sold in 2005 and early 2006. Due to the immaterial nature of these three businesses, they have not been presented separately as discontinued operations.

The Company’s reportable segments are reviewed separately below because each reportable segment represents a strategic business unit that offers different products and serves different markets. The business segment measurements provided to, and evaluated by, the Company’s CODM are computed in accordance with the following principles:

•	The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

•	Segment revenue includes intersegment revenue.

•	Corporate overhead is allocated to the segments based on a percentage of each segment’s revenue.

•	Costs incurred to effect the spin-off are not allocated to the segments.

•	Excluded all items not included in operating income.

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following tables present the Company’s reportable segment results for the years ended December 31, 2005, 2004 and 2003, respectively (in millions):

	Year Ended December 31,
	2005	2004	2003
Revenues:
Consumer-to-Consumer:
External revenue
Transaction fees	$2,724.0	$2,390.9	$2,050.8
Foreign exchange revenue	529.6	448.3	379.7
Other revenues	25.6	22.5	23.4

	3,279.2	2,861.7	2,453.9
Consumer-to-Business:
External revenue
Transaction fees	565.0	545.4	553.7
Foreign exchange revenue	1.4	1.3	1.2
Other revenues	33.8	29.6	31.2

	600.2	576.3	586.1
Other:
External revenue
Transaction fees	65.8	69.8	74.5
Commission and other revenues	42.7	39.8	37.1
Internal revenue	5.2	6.0	1.5

	113.7	115.6	113.1
Eliminations	(5.2)	(6.0)	(1.5)

Total revenues	$3,987.9	$3,547.6	$3,151.6

Operating income:
Consumer-to-Consumer	$1,047.9	$886.5	$765.2
Consumer-to-Business	220.4	219.5	230.0
Other	0.9	6.1	7.8

Total operating income	$1,269.2	$1,112.1	$1,003.0

Assets:
Consumer-to-Consumer	$3,774.0	$2,548.0	$2,330.8
Consumer-to-Business	587.0	565.8	504.4
Other	245.4	216.4	194.7

Total	$4,606.4	$3,330.2	$3,029.9

Depreciation and amortization:
Consumer-to-Consumer	$54.0	$51.4	$49.4
Consumer-to-Business	19.8	21.2	23.4
Other	5.7	6.6	5.6

Total	$79.5	$79.2	$78.4

Capital expenditures:
Consumer-to-Consumer	$48.3	$31.6	$70.2
Consumer-to-Business	12.7	12.8	24.7
Other	4.0	5.1	4.9

Total	$65.0	$49.5	$99.8

THE WESTERN UNION COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Information concerning principal geographic areas was as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
Revenue:
United States	$1,842.7	$1,708.3	$1,640.7
International	2,145.2	1,839.3	1,510.9

Total	$3,987.9	$3,547.6	$3,151.6

Long-lived assets:
United States	$73.4	$64.0	$70.7
International	9.0	6.7	9.0

Total	$82.4	$70.7	$79.7

The geographic split of revenue above has been determined based upon the country where a money transfer is initiated and the country where a money transfer is paid with revenue being split 50% between the two countries. Long-lived assets, consisting of “Property and equipment, net,” are presented based upon the location of the assets.

A majority of Western Union’s consumer-to-consumer transactions involve at least one non-United States location. Based on the method used to attribute revenue between countries described in the paragraph above, no individual country outside the United States accounted for more than 10% of segment revenue for the years ended December 31, 2005, 2004 and 2003. In addition, no individual agent or biller accounted for greater than 10% of consumer-to-consumer or consumer-to-business segment revenue, respectively, during these periods.

17. Quarterly Financial Information (Unaudited)

Summarized quarterly results for the years ended December 31, 2005 and 2004 are as follows (in millions):

2005 by Quarter:	Q1	Q2	Q3	Q4	Year Ending December 31, 2005
Revenues	$919.6	$980.8	$1,019.3	$1,068.2	$3,987.9
Expenses	624.0	663.8	676.6	754.3	2,718.7
Other income, net	20.1	21.9	8.6	24.3	74.9

Income before income taxes	315.7	338.9	351.3	338.2	1,344.1
Income tax expense	97.9	105.1	109.4	104.3	416.7

Net income	$217.8	$233.8	$241.9	$233.9	$927.4

2004 by Quarter:	Q1	Q2	Q3	Q4	Year Ending December 31, 2004
Revenues	$829.3	$866.6	$903.5	$948.2	$3,547.6
Expenses	568.8	599.3	601.7	665.7	2,435.5
Other income (expense), net	0.7	2.4	(1.4)	(15.2)	(13.5)

Income before income taxes	261.2	269.7	300.4	267.3	1,098.6
Income tax expense	82.5	85.2	94.9	84.4	347.0

Net income	$178.7	$184.5	$205.5	$182.9	$751.6

THE WESTERN UNION COMPANY

SCHEDULE II—Valuation and Qualifying Accounts

(Dollars in Millions)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts for the years ended:
December 31, 2005	$13.3	$16.1	$(21.0)	$8.4
December 31, 2004	$16.3	$13.6	$(16.6)	$13.3
December 31, 2003	$18.9	$13.7	$(16.3)	$16.3

Report of Independent Registered Public Accounting Firm

The Board of Directors of The Western Union Company

We have reviewed the condensed consolidated balance sheet of The Western Union Company as of September 30, 2006, and the related condensed consolidated statements of income for the three-month and nine-month periods ended September 30, 2006 and 2005, the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2006 and 2005, and the condensed consolidated statement of stockholders’ (deficiency)/net investment in The Western Union Company for the nine-month period ended September 30, 2006. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the combined balance sheet of The Western Union Company as of December 31, 2005, and the related combined statements of income, net investment in The Western Union Company, and cash flows for the year then ended and in our report dated June 1, 2006, except for Note 14, as to which the date is August 22, 2006, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005 and condensed consolidated statement of stockholders’ (deficiency)/net investment in The Western Union Company for the year ended December 31, 2005, is fairly stated, in all material respects, in relation to the combined balance sheet and statement of net investment in The Western Union Company from which it has been derived.

/s/ Ernst & Young LLP

Denver, Colorado

November 6, 2006, except for Note 14,

as to which the date is November 17, 2006

THE WESTERN UNION COMPANY

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Transaction fees	$940.1	$853.9	$2,731.7	$2,458.1
Foreign exchange revenue	169.0	137.4	478.6	386.0
Commission and other revenues	31.3	28.0	86.7	75.6

Total revenues	1,140.4	1,019.3	3,297.0	2,919.7
Expenses:
Cost of services	626.0	528.5	1,779.4	1,523.8
Selling, general and administrative	177.3	148.1	541.4	440.6

Total expenses *	803.3	676.6	2,320.8	1,964.4

Operating income	337.1	342.7	976.2	955.3
Derivative gains/(losses), net	5.4	1.8	(21.8)	38.6
Foreign exchange effect on notes receivable from First Data, net	14.2	(0.8)	10.1	(10.6)
Interest income from First Data, net	12.2	5.1	35.7	14.3
Interest expense	(1.1)	—	(1.1)	—
Other income, net	12.1	2.5	29.5	8.3

Income before income taxes	379.9	351.3	1,028.6	1,005.9
Provision for income taxes	121.8	109.4	331.8	312.4

Net income	$258.1	$241.9	$696.8	$693.5

Earnings per share:
Basic	$0.34	$0.32	$0.91	$0.91
Diluted	$0.34	$0.32	$0.91	$0.91
Weighted-average shares outstanding:
Basic	763.9	763.9	763.9	763.9
Diluted	764.0	763.9	763.9	763.9

*	As further described in Note 3, total expenses include amounts paid to related parties of $110.1 million and $93.0 million for the three months ended September 30, 2006 and 2005, respectively, and $306.6 million and $264.2 million for the nine months ended September 30, 2006 and 2005, respectively.

See Notes to Condensed Consolidated Financial Statements.

THE WESTERN UNION COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except per share amounts)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$1,327.6	$510.2
Settlement assets	1,218.3	929.1
Receivables from First Data, net	—	192.8
Notes receivable from First Data	—	751.5
Property and equipment, net of accumulated depreciation of $206.2 and $183.6, respectively	157.8	82.4
Goodwill	1,600.7	1,618.0
Other intangible assets, net of accumulated amortization of $191.0 and $155.6, respectively	260.3	180.4
Other assets	473.9	342.0

Total assets	$5,038.6	$4,606.4

Liabilities and Stockholders’ (Deficiency)/Net Investment in The Western Union Company
Liabilities:
Accounts payable and accrued liabilities	$418.6	$238.6
Settlement obligations	1,216.5	926.7
Pension obligations	69.2	69.8
Deferred tax liability, net	268.8	248.1
Notes payable to First Data	—	163.5
Borrowings	3,499.6	—
Other liabilities	140.5	147.9

Total liabilities	5,613.2	1,794.6

Commitments and contingencies (Note 4)

Stockholders’ (Deficiency)/Net Investment in The Western Union Company:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 766.5 shares issued and outstanding at September 30, 2006	7.7	—
Capital deficiency	(525.4)	—
Net investment in The Western Union Company	—	2,873.9
Retained earnings/(deficit)	(1.5)	—
Accumulated other comprehensive loss	(55.4)	(62.1)

Total Stockholders’ (Deficiency)/Net Investment in The Western Union Company	(574.6)	2,811.8

Total Liabilities and Stockholders’ (Deficiency)/ Net Investment in The Western Union Company	$5,038.6	$4,606.4

See Notes to Condensed Consolidated Financial Statements.

THE WESTERN UNION COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in millions)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities
Net income	$696.8	$693.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24.8	23.8
Amortization	50.4	34.1
Deferred income tax provision	19.5	21.5
Realized (gain)/loss on derivative instruments	(4.1)	7.9
Other non-cash items, net	34.9	12.9
Decrease in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	(37.1)	(39.2)
Accounts payable and accrued liabilities	(6.4)	(9.0)
Other liabilities	(1.2)	(34.5)

Net cash provided by operating activities	777.6	711.0

Cash flows from investing activities
Capitalization of contract costs	(106.7)	(9.4)
Capitalization of software development costs	(8.4)	(7.0)
Purchases of property and equipment	(42.5)	(23.2)
Notes receivable issued to agents	(140.0)	(8.4)
Proceeds from repayments of notes receivable issued to agents	12.8	—
Cash received/(paid) on maturity of foreign currency forwards	4.1	(7.9)
Purchase of equity method investments	—	(5.8)

Net cash used in investing activities	(280.7)	(61.7)

Cash flows from financing activities
Advances from/(to) affiliates of First Data	160.2	(525.7)
Dividends to First Data	(2,953.9)	—
Proceeds from issuance of debt	2,500.0	—
Repayments of notes payable to First Data	(154.5)	(227.0)
Notes payable issued to First Data	—	262.8
Proceeds from repayments of notes receivable from First Data	776.2	—
Additions to notes receivable from First Data	(7.5)	(374.7)

Net cash provided by/(used in) financing activities	320.5	(864.6)

Net change in cash and cash equivalents	817.4	(215.3)
Cash and cash equivalents at beginning of period	510.2	469.7

Cash and cash equivalents at end of period	$1,327.6	$254.4

Supplemental cash flow and non-cash activities information:
Notes issued in conjunction with dividend to First Data, net of debt issuance costs and discount	$995.1	$—
Net liabilities and (assets) transferred from First Data in connection with the September 29, 2006 spin-off	148.2	—
Interest paid (primarily to First Data, prior to the September 29, 2006 spin-off)	3.1	0.1
Income taxes paid (primarily to First Data, prior to the September 29, 2006 spin-off)	312.4	290.9

See Notes to Condensed Consolidated Financial Statements.

THE WESTERN UNION COMPANY

Condensed Consolidated Statement of Stockholders’ (Deficiency) /

Net Investment in The Western Union Company

(Unaudited)

(in millions)

	Common Stock		Net Investment in The Western Union Company	Capital Deficiency	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ (Deficiency)/ Net Investment in The Western Union Company
	Shares	Amount
Balance, January 1, 2005	—	—	$1,994.5	—	—	$(60.0)	1,934.5
Net income	—	—	927.4	—	—	—	927.4
Dividends to First Data	—	—	(417.2)	—	—	—	(417.2)
Capital contributed by First Data	—	—	369.2	—	—	—	369.2
Unrealized losses on investment securities, net of tax	—	—	—	—	—	(2.2)	(2.2)
Foreign currency translation adjustment, net of tax	—	—	—	—	—	(4.8)	(4.8)
Minimum pension liability adjustment, net of tax of $2.7	—	—	—	—	—	4.9	4.9

Balance, December 31, 2005	—	—	2,873.9	—	—	(62.1)	2,811.8
Net income	—	—	698.3	—	(1.5)	—	696.8
Dividends to First Data	—	—	(4,097.2)	—	—	—	(4,097.2)
Conversion of net investment in The Western Union Company into capital deficiency	765.3	7.7	525.0	(532.7)	—	—	—
Stock-based compensation	1.2	—	—	7.3	—	—	7.3
Unrealized losses on investment securities, net of tax	—	—	—	—	—	(0.4)	(0.4)
Unrealized gains on hedging activities, net of tax	—	—	—	—	—	0.1	0.1
Foreign currency translation adjustment, net of tax	—	—	—	—	—	7.0	7.0

Balance, September 30, 2006	766.5	$7.7	$—	$(525.4)	$(1.5)	$(55.4)	$(574.6)

See Notes to Condensed Consolidated Financial Statements.

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Formation of the Entity and Basis of Presentation

The spin-off by First Data Corporation (“First Data”) of its money transfer and consumer payments business to The Western Union Company (“Western Union” or the “Company”) became effective on September 29, 2006 through a distribution of 100% of the common stock of The Western Union Company to the holders of record of First Data’s common stock (the “Distribution”). The Distribution was pursuant to a separation and distribution agreement by which First Data contributed to The Western Union Company the subsidiaries that operated its money transfer and consumer payments businesses and its interest in a Western Union money transfer agent, as well as related assets, including real estate. The Company has received a private letter ruling from the Internal Revenue Service and an opinion from tax counsel indicating that the spin-off was tax free to the stockholders, First Data and Western Union.

The Western Union business consists of the following segments:

•	Consumer-to-consumer—provides money transfer services between consumers, primarily through a global network of third-party agents using its multi-currency, real-time money transfer processing systems. This service is available for both international cross-border transfers—that is, the transfer of funds from one country to another and intra-country transfers—that is, money transfers from one location to another in the same country.

•	Consumer-to-business—focuses on payments from consumers to businesses and other organizations that receive consumer payments, including utilities, auto finance companies, mortgage servicers, financial service providers and government agencies, through Western Union’s network of third-party agents and various electronic channels. This service is generally available only within the United States.

All businesses that have not been classified into the consumer-to-consumer or consumer-to-business segments are reported as “Other” and include the Company’s money order and prepaid services businesses. The Company’s money order business sells Western Union branded money orders issued by Integrated Payment Systems Inc. (“IPS”), a subsidiary of First Data, to consumers at non-bank retail locations. Western Union’s prepaid service business markets a Western Union branded prepaid debit card and provides top-up services for third parties that allow consumers to pay in advance for mobile phone and other services. Also included in “Other” are certain expenses incurred by Western Union to effect the spin-off.

The primary entities providing the services described above are Western Union Financial Services, Inc. (“WUFSI”), Vigo Remittance Corp. (“Vigo”), Orlandi Valuta, E Commerce Group and Paymap, Inc. There are additional legal entities included in the Condensed Consolidated Financial Statements of The Western Union Company, including First Financial Management Corporation (“FFMC”), WUFSI’s immediate parent company.

Various aspects of the Company’s services and businesses are subject to U.S. federal, state and local regulation, as well as regulation by foreign jurisdictions, including banking regulations in certain foreign countries.

As of September 30, 2006, Western Union has two four-year labor contracts (both expiring August 6, 2008) with the Communications Workers of America, AFL-CIO representing approximately 20% of the Company’s workforce.

Spin-off from First Data

In order to effect the spin-off from First Data, on September 27, 2006, prior to being contributed to the Company, FFMC entered into a $2.4 billion bridge financing facility with a syndicate of lenders and declared and

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

paid a $2.4 billion dividend to First Data, as sole stockholder in FFMC, by execution and delivery of a promissory note to First Data. On September 29, 2006, FFMC borrowed an aggregate amount of $2.4 billion under the bridge facility and used the proceeds to settle the outstanding promissory note issued to First Data.

On September 27, 2006, the Company entered into an unsecured, revolving credit facility with a syndicate of lenders. On September 29, 2006, the Company borrowed $100 million on such revolving credit facility and transferred the proceeds to First Data, issued notes to First Data of $1.0 billion and issued 765,255,273 shares of its common stock to First Data, all in consideration for the contribution of First Data’s money transfer and consumer payments businesses and related subsidiaries, including FFMC. Immediately following completion of the spin-off, First Data exchanged the $1.0 billion in notes with two financial institutions for indebtedness of First Data that these two financial institutions held at that time. The financial institutions then received the proceeds from the subsequent sale of the notes in a private offering. Refer to Note 9 for more information on the borrowings of the Company.

As the money transfer and consumer payments businesses, which were contributed by First Data to the Company, have already been reflected in the Company’s historical financial statements as if such businesses had always been a part of the Company, the total amount of the cash and debt securities transferred to First Data of $3.5 billion, including the $2.4 billion dividend declared by FFMC, has been reflected as a dividend to First Data in the Condensed Consolidated Financial Statements.

The remaining approximately $602 million reflected as a dividend to First Data was comprised of cash, consideration for an ownership interest held by a First Data subsidiary in one of the Company’s agents which had already been reflected as part of the Company, settlement of net intercompany receivables (exclusive of certain intercompany notes discussed in the following paragraph), and transfers of certain liabilities, net of assets.

The Company also settled certain intercompany notes receivable and payable with First Data along with related interest and currency swap agreements associated with such notes as part of the spin-off. The net settlement of the principal and related swaps resulted in a net cash inflow of $724.0 million to the Company’s cash flows from financing activities. The net settlement of interest on such notes receivable and payable of $40.7 million was reflected in cash flows from operating activities in the Company’s Condensed Consolidated Statement of Cash Flows.

Amounts included in “Retained earnings/(deficit)” reflect the Company’s earnings subsequent to the spin-off date of September 29, 2006.

Basis of Presentation

The accompanying Condensed Consolidated Interim Financial Statements are unaudited and are prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. In compliance with those instructions, certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted.

The unaudited Condensed Consolidated Financial Statements in this quarterly report for the periods presented prior to the Distribution are presented on a combined basis and represent those entities that were ultimately transferred to the Company as part of the spin-off. The assets and liabilities presented have been reflected on a historical basis, as prior to the Distribution such assets and liabilities presented were 100% owned by First Data. However, the combined financial statements for the periods presented prior to the Distribution do

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

not include all of the actual expenses that would have been incurred had Western Union been a stand-alone entity during the periods presented and do not reflect Western Union’s combined results of operations, financial position and cash flows had Western Union been a stand-alone company during the periods presented. The results of operations for the three and nine months ended September 30, 2006 and 2005 and the cash flows for the nine months ended September 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006 or any other future period as a result of the presentation described above.

In the opinion of management, these Condensed Consolidated Financial Statements include all the normal recurring adjustments necessary to fairly present the Company’s condensed consolidated results of operations, financial position and cash flows as of September 30, 2006 and for all periods presented. These Condensed Consolidated Financial Statements should be read in conjunction with the Company’s combined financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included within the Company’s registration statement on Form 10, as amended. Significant accounting policies disclosed therein have not changed.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Earnings Per Share

The calculation of basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Prior to September 29, 2006, all outstanding shares of Western Union were owned by First Data. Accordingly, for all periods prior to the completion of the Distribution on September 29, 2006, basic and diluted earnings per share are computed using Western Union’s shares outstanding as of that date. Unvested shares of restricted stock are excluded from basic shares outstanding. Diluted earnings per share subsequent to September 29, 2006 reflects the potential dilution that could occur if outstanding stock options at the presented dates are exercised and shares of restricted stock have vested and shares have been transferred in settlement of stock unit awards.

Prior to completion of the Distribution, First Data converted options, restricted stock awards, and restricted stock units held by First Data and Western Union employees. For First Data employees, one replacement First Data option and one Western Union option was distributed for every First Data option held prior to the spin-off. For Western Union employees, outstanding First Data options were converted to substitute options to purchase Western Union common stock at a conversion ratio of 2.1955 options to purchase Western Union common stock for every option to purchase First Data common stock prior to the spin-off. The new awards maintained both the pre-conversion aggregate intrinsic value of each award and the ratio of the exercise price per share to the fair market value per share as of the spin-off date. Refer to Note 11, “Stock Compensation Plans,” for a more detailed discussion of our stock-based compensation plans.

As of September 30, 2006, there were outstanding options to purchase 20.8 million shares of Western Union stock, for which the exercise price of the options exceeded or was equal to the Company’s stock price. Accordingly, these options are excluded from the diluted earnings per share calculation.

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following table provides the calculation of diluted weighted average shares outstanding, and only considers the potential dilution for stock options, restricted stock awards and restricted stock units for the period subsequent to the spin-off date of September 29, 2006 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Basic weighted-average shares	763.9	763.9	763.9	763.9
Common stock equivalents existing after the spin-off	0.1	—	—	—

Diluted weighted-average shares outstanding	764.0	763.9	763.9	763.9

Significant Non-Cash Financing and Investing Activities

In connection with the spin-off, the Company executed the following transactions which involved no cash:

•	The Company issued $1.0 billion in notes to First Data in partial consideration for the contribution by First Data to the Company of its money transfer and consumer payments businesses (Note 9). The Company did not receive any proceeds from the subsequent private offering of the notes.

•	First Data transferred to the Company its headquarters in Englewood, Colorado and certain other fixed assets with a net book value of $66.5 million.

•	The Company transferred to First Data certain investments with a net book value of $20.9 million.

•	The Company reclassified certain tax and employee-related obligations from intercompany liabilities totaling $193.8 million.

•	First Data distributed 765.3 million shares of Western Union’s common stock to holders of First Data common stock.

Stock-Based Compensation

Prior to the spin-off, employees of Western Union participated in First Data’s stock-based compensation plans. The Company currently has a stock-based compensation plan that grants Western Union stock options, restricted stock awards and restricted stock units to employees and other key individuals who perform services for the Company. In addition, the Company has a stock-based compensation plan that provides for grants of Western Union stock options and stock unit awards to non-employee directors of the Company.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective method. SFAS No. 123R requires all stock-based compensation to employees be measured at fair value and expensed over the requisite service period and also requires an estimate of forfeitures when calculating compensation expense. The Company recognizes compensation expense on awards on a straight-line basis over the requisite service period for the entire award. In accordance with the Company’s chosen method of adoption, results for prior periods have not been adjusted. Prior to the adoption of SFAS No. 123R, the Company followed Accounting Principles Board (“APB”) Opinion No. 25 which accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognized no compensation expense for employee stock options. Refer to Note 11 for additional discussion regarding details of the Company’s stock-based compensation plans and the adoption of SFAS No. 123R.

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”), regarding accounting for, and disclosure of, uncertain tax positions. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact of the adoption of FIN 48 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the potential impact of the adoption of SFAS No. 157 on its consolidated financial position, results of operations and cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of SFAS No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). The statement requires employers to recognize the overfunded and underfunded portion of a defined benefit plan as an asset or liability, respectively, and any unrecognized gains and losses or prior service costs as a component of accumulated other comprehensive income. SFAS No. 158 also requires a plan’s funded status to be measured at the employer’s fiscal year-end. The requirement to recognize the funded status of a defined benefit plan and the disclosure requirements of SFAS No. 158 are effective for the Company as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end is effective for the Company in 2008. The Company is currently evaluating the potential impact of the adoption of SFAS No.158 but does not expect it to have a material impact due to the frozen status of the Company’s defined benefit pension plans. However, the Company will need to change its measurement date from September 30 to December 31 no later than 2008.

2. Acquisitions and Disposals

In October 2005, First Data acquired 100% of GMT Group, Inc. (“GMT”), the owner of Vigo, a provider of consumer-to-consumer money transfer services to various countries, for approximately $369.2 million, including cash acquired of $20.1 million. GMT was contributed to Western Union in connection with the spin-off. The results of Vigo’s operations have been included in the Condensed Consolidated Financial Statements since the acquisition date. The purchase price allocation resulted in $83.6 million of identifiable intangible assets, which are being amortized over 3.5 to 11 years, except for acquired trademarks aggregating $28.6 million, which are being amortized over 25 years. Goodwill of $285.2 million was recorded in connection with the acquisition of GMT, none of which is expected to be deductible for tax purposes.

In August 2003, the Company acquired a 51% ownership interest in EPOSS Limited (“Eposs”), a United Kingdom based seller of prepaid products in Europe, for $12.2 million, including cash acquired of $9.2 million. The purchase price allocation resulted in identifiable intangible assets of $7.2 million and goodwill of $28.0

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million. In the fourth quarter of 2005, Western Union recorded a goodwill impairment charge of $8.7 million due to a change in strategic direction. In the second quarter 2006, the Company sold its majority interest in EPOSS Limited. The fair value of net assets on disposition approximated the net book value subsequent to the recognition of the goodwill impairment charge noted above.

3. Related Party Transactions

Related Party Transactions with First Data

The Condensed Consolidated Statements of Income prior to the spin-off include expense allocations for certain corporate functions historically provided to Western Union by First Data. If possible, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to Western Union by First Data were allocated to Western Union based on relative percentages, as compared to First Data’s other businesses, of headcount or other appropriate methods depending on the nature of each item or cost to be allocated.

Charges for functions historically provided to Western Union by First Data are primarily attributable to First Data’s performance of many shared services that the Company benefited from prior to the spin-off, of which certain of these services continue to be provided through transition services agreements as described below. In addition, prior to the spin-off, the Company also participated in certain First Data insurance, benefit and incentive plans, and it received services directly related to the operations of its businesses such as call center services, credit card processing, printing and mailing. The Condensed Consolidated Statements of Income reflect charges from First Data and its affiliates for these services of $55.3 million and $48.5 million for the three months ended September 30, 2006 and 2005, respectively, and $152.4 million and $135.7 million for the nine months ended September 30, 2006 and 2005, respectively. Included in the charges above are amounts recognized for stock-based compensation expense, as well as net periodic benefit income associated with the Company’s pension plans.

The Company has entered into certain transition services agreements with First Data pursuant to which First Data and Western Union are providing each other with a variety of administrative services for a period of time following the spin-off. Services provided by First Data to Western Union include data center hosting, disaster recovery and monitoring services, call center support, network connectivity, system support, information security system support, payroll, benefits and human resources. Services provided by Western Union to First Data include call center support, benefits resource support, software development and support, and network connectivity. Western Union and First Data have agreed to make each service available to the other on an as-needed basis for a period of time not to exceed one year following September 29, 2006, the date of the spin-off. The fees charged by Western Union and First Data are based on either cost plus or local market conditions for comparable services. As of September 30, 2006, minimal costs had been incurred under these agreements.

Western Union and First Data entered into a number of commercial service agreements in connection with the spin-off pursuant to which First Data or its subsidiaries and Western Union are providing services to each other. Services provided by First Data to Western Union include producing and mailing cards and other material on behalf of Western Union, check printing services, check clearing and remittance processing services, lockbox and escheatment services, interactive voice response and maintenance support, transaction validation services, hosting and operating banking software in its data center, access to a risk management application, software development services and payroll card services. Services provided by Western Union to First Data include providing bill payment processing services and payment services. The costs charged by Western Union and First Data for these services are based upon either cost plus or local market conditions for comparable services. These

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agreements have terms ranging from one to six years. As of September 30, 2006, minimal costs had been incurred under these agreements, as the agreements became effective in connection with the spin-off on September 29, 2006.

First Data and Western Union entered into agreements beginning on September 29, 2006, the date of the spin-off, with respect to subleasing certain properties to each other. All subleases, the majority of which are subject to renewal within the next two years, are priced at levels reflecting either market rates or the pro-rata share of square footage utilized. First Data has subleased property to Western Union in various states and countries including Georgia, Maryland, New Zealand and Ireland. Western Union has subleased property to First Data in California, Colorado, Florida, Georgia, Texas, India, Japan, South Africa and United Arab Emirates.

Other Related Party Transactions

The Company has ownership interests in certain of its agents, all of which are accounted for under the equity method of accounting. The Company pays these agents, as it does its other agents, commissions for money transfer and other services provided on the Company’s behalf. Commissions paid to these agents for the three months ended September 30, 2006 and 2005 totaled $54.8 million and $44.5 million, respectively, and $154.2 million and $128.5 million for the nine months ended September 30, 2006 and 2005, respectively.

4. Commitments and Contingencies

In the normal course of business, Western Union is subject to claims and litigation. Management of Western Union believes such matters involving a reasonably possible chance of loss will not, individually or in the aggregate, result in a materially adverse effect on Western Union’s financial position, results of operations or cash flows. Western Union accrues for loss contingencies as they become probable and estimable.

On August 21, 2006, the Interregional Inspectorate No. 50 of the Federal Tax Service of the Russian Federation for the City of Moscow (“Tax Inspectorate”) issued a tax audit report to OOO Western Union MT East (“MT East”), an indirect wholly owned subsidiary of the Company, asserting claims for the underpayment of Russian Value Added Taxes (“VAT”) related to the money transfer activities of MT East in Russia during 2003 and 2004. On October 24, 2006, the Tax Inspectorate issued its final decision for tax assessment and tax demand notices to MT East for approximately $20 million, including a 20% penalty and applicable interest to date. The Company believes that the services provided in Russia by MT East qualify as banking services which are exempt from Russian VAT and intends to defend this position vigorously in Russian courts. In the event MT East is unsuccessful in defending its position, the Tax Inspectorate likely would commence a tax audit of periods subsequent to 2004 and assert a position similar to the position reflected in the current assessment. As of September 30, 2006, the Company has not accrued any potential loss or associated penalties and interest in connection with the Tax Inspectorate’s claim based on the current status of the claim and the Company’s belief that such services qualify as banking services which are not subject to VAT.

Western Union is subject to unclaimed or abandoned property (escheat) laws in the United States and abroad. These laws require the Company to turn over to certain government authorities the property of others held by the Company that has been unclaimed for a specified period of time, such as unredeemed money transfers. The Company holds property subject to escheat laws and the Company has an ongoing program to comply with the laws. The Company is subject to audits with regard to its escheatment practices.

In 2002, Affiliated Computer Services (“ACS”) notified First Data of its intent to audit First Data’s escheatment practices (and those of all its subsidiaries) on behalf of 19 states (the “ACS States”). The ACS

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States have subsequently increased to 44 states. However, the ACS States have agreed to allow First Data and its subsidiaries to conduct an internal examination of their escheatment practices utilizing third-party experts. First Data has independently entered into Voluntary Disclosure Agreements with four other states (the “VDA States”). Like the ACS States, the VDA States agreed to allow First Data and its subsidiaries to conduct their own internal review in place of an audit by the states.

First Data completed the majority of its internal review in December 2005. As a result of that review, and in addition to amounts already recorded, the Company recognized an $8.2 million pretax charge in the fourth quarter of 2005 for domestic and international escheatment liabilities (portions of this charge are not scheduled to be remitted until periods beyond 2006). Western Union and First Data have agreed that First Data will continue discussions with the ACS States and VDA States on behalf of Western Union and is authorized to settle the escheat liabilities within specified parameters.

Western Union expects that the internal review and related discussions will be completed in 2007. Any difference between the amounts accrued by the Company and those claimed by a state or foreign jurisdiction will be reflected in the periods in which any resolutions occur.

5. Settlement Assets and Settlement Obligations

Settlement assets represent funds received or to be received from agents for unsettled money transfers and consumer payments. Western Union records corresponding settlement obligations relating to amounts payable under money transfer and payment service arrangements. The difference in the aggregate amount of settlement assets and obligations is due to cumulative unrealized net investment gains and losses.

Settlement assets and obligations are comprised of the following (in millions):

	As of September 30, 2006	As of December 31, 2005
Settlement assets:
Cash and cash equivalents	$416.1	$183.9
Receivables from selling agents, net	647.9	593.4
Investment securities	154.3	151.8

	$1,218.3	$929.1

Settlement obligations:
Money transfer and payment services payables	$715.5	$535.9
Payables to agents	501.0	390.8

	$1,216.5	$926.7

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6. Other Comprehensive Income

The components of other comprehensive income are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$258.1	$241.9	$696.8	$693.5
Unrealized gain (loss) on investment securities	0.4	0.2	(0.4)	1.7
Unrealized gain on hedging activities	0.1	—	0.1	—
Foreign currency translation adjustment	3.2	0.7	7.0	4.2

Total other comprehensive income	$261.8	$242.8	$703.5	$699.4

7. Employee Benefit Plans

The Company’s Board of Directors approved The Western Union Company Incentive Savings Plan (“401(k)”) as of September 29, 2006, covering eligible non-union employees of Western Union. Employees that make voluntary contributions to this plan receive up to a 4% Western Union matching contribution. All matching contributions are immediately 100% vested. In addition, Western Union’s Board of Directors adopted a non-qualified deferred compensation plan for highly compensated employees. The plan provides tax-deferred contributions, matching and the restoration of Company matching contributions otherwise limited under the 401(k). No amounts have been charged to expense in connection with the plans as of September 30, 2006 since both plans were adopted on September 29, 2006 and, therefore, no matching contributions were made.

Also, in connection with the spin-off, Western Union adopted The Western Union Company Senior Executive Incentive Plan (“SEIP”), which will become effective on January 1, 2007 and will allow Western Union to make annual cash-based awards to eligible senior executives based on performance against goals established at the beginning of each year by the Compensation and Benefits Committee of the Company’s Board of Directors.

The Company also has a 401(k) plan covering its union employees and two frozen defined benefit pension plans covering retirees, certain non-union management and union employees which were not impacted by the spin-off. The following table provides the components of net periodic benefit expense for the defined benefit pension plans (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest costs	$6.2	$6.4	$18.6	$19.2
Expected return on plan assets	(7.5)	(8.4)	(22.4)	(25.3)
Amortization	1.1	0.7	3.2	2.0

Net periodic benefit expense	$(0.2)	$(1.3)	$(0.6)	$(4.1)

8. Derivative Financial Instruments

The Company is exposed to risks relating to fluctuations in foreign currency exchange rates, primarily the euro and British pound, related to forecasted revenues and also on settlement assets and obligations. The

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Company’s policy is to minimize its exposure related to adverse changes in foreign currency exchange rates while prohibiting speculative or market-making activities. The Company uses longer-term foreign currency forward contracts, generally with maturities of one year or less, to mitigate some of the risk related to forecasted revenues. Short-term foreign currency forward contracts, generally with maturities of less than two weeks, are utilized to offset foreign exchange rate fluctuations on settlement assets and settlement obligations between transaction initiation and settlement.

The Company previously restated its financial statements for certain derivatives originally intended to qualify as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and SFAS No. 149 (“SFAS No. 133”). On September 29, 2006, the Company either settled its outstanding derivatives that were determined to not qualify for hedge accounting or offset such derivatives with new derivatives that were not designated as hedges in accordance with SFAS No. 133. In addition, on September 29, 2006, the Company entered into new derivative contracts in accordance with its revised foreign currency derivatives and hedging processes, which were designated and qualify as cash flow hedges under SFAS No. 133. Due to the short duration between execution of these contracts and the balance sheet date, changes in the fair value of these derivative instruments were not significant.

The Company recognizes all derivative instruments in the “Other assets” and “Other liabilities” captions in the accompanying Condensed Consolidated Balance Sheets at their fair value. Changes in the fair value of derivatives, which are designated and qualify as cash flow hedges, are recorded in other comprehensive income (loss) and reclassified into revenue in the same period or periods the hedged item affects earnings to the extent the change in the fair value of the instrument is effective in offsetting the change in fair value of the hedged item. The portion of the change in fair value that is considered ineffective, primarily changes in the fair value due to changes in interest rate differentials between the two currencies, and any change in fair value during periods in which the instrument is not designated as a hedge are recognized immediately in “Derivative gains/(losses), net.” Derivative contracts entered into to reduce the variability related to settlement assets and obligations are not designated as hedges for accounting purposes and, as such, changes in their fair value are included in operating expenses consistent with foreign exchange rate fluctuations on the related settlement assets and obligations.

For derivatives designated as hedges (i.e. foreign currency forward contracts generally with maturities of one year or less used to mitigate some of the risks related to forecasted revenues), the details of the hedging relationship are formally documented at the inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risks being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness, if any, will be measured. The derivative must be highly effective in offsetting the changes in cash flows, and effectiveness is continually evaluated on a retrospective and prospective basis. The Company assesses the effectiveness of its hedges based on changes in the spot rate of the affected currencies; accordingly, the primary ineffectiveness that could be recorded in earnings is the interest rate differential mentioned earlier.

As of September 30, 2006, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with foreign currency risk related to future revenues is 12 months. Therefore, all gains or losses in accumulated other comprehensive loss related to the forward contracts are expected to be reclassified into revenue within the next 12 months. No amounts have been reclassified into earnings as a result of the underlying transaction no longer being considered probable of occurring within the specified time period.

Western Union does not believe its derivative financial instruments expose it to more than a nominal amount of credit risk as the counterparties are established, well-capitalized financial institutions with credit

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ratings of “A” or better from major rating agencies. The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of a counterparty to the agreements. Western Union performs a review of the credit risk of these counterparties at the inception of the hedge, on a quarterly basis and as circumstances warrant. Western Union also monitors the concentration of its contracts with any individual counterparty. Western Union anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. Western Union’s exposures are in liquid currencies, so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

The aggregate United States dollar equivalent notional amount of foreign currency forward contracts held by the Company with external third parties as of the balance sheet dates are as follows (in millions):

	As of September 30, 2006	As of December 31, 2005
Contracts not designated as hedges:
Euro	$207.1	$497.8
British pound	39.0	82.0
Other	48.0	78.1
Contracts designated as hedges:
Euro	286.7	—
British pound	61.1	—

As of September 30, 2006 and December 31, 2005, the carrying value and fair value of Western Union’s foreign currency forward contracts with external third parties was a $7.8 million net liability and an $18.3 million net asset, respectively.

The aggregate notional amount of foreign currency swap arrangements held by the Company with First Data affiliates totaled 238.1 million euros at December 31, 2005. The fair market value of these swaps ($7.2 million asset as of December 31, 2005) was settled in cash along with the related notes receivable in connection with the spin-off on September 29, 2006 (Note 1).

9. Borrowings

The Company’s and its subsidiary’s outstanding borrowings at September 30, 2006 consisted of the following (in millions):

September 30, 2006
Short-term:
Revolving credit facility	$100.0
Bridge loan facility, due September 2007	2,400.0

Long-term:
5.930% notes, due 2016	999.6

Total borrowings	$3,499.6

No borrowings existed at December 31, 2005. The Company’s obligations under all of its financing facilities, as described below, rank equally.

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Revolving Credit Facility

On September 27, 2006, the Company entered into a five-year unsecured revolving credit facility, which includes a $1.5 billion revolving credit facility, a $250.0 million letter of credit sub-facility and a $150.0 million swing line sub-facility (the “Revolving Credit Facility”). The Revolving Credit Facility contains certain covenants that limit or restrict the ability of the Company and other significant subsidiaries to incur debt, collateralize, sell, assign, transfer or otherwise dispose of specified assets, or enter into specified sale and leaseback transactions. The Company is also required to maintain compliance with a consolidated interest coverage ratio covenant. In addition, until the amount of indebtedness of the Company’s subsidiaries is below an amount specified in the Revolving Credit Facility, FFMC fully and unconditionally guarantees the obligations of the Company under the agreement. On September 29, 2006, the Company made an initial borrowing under the Revolving Credit Facility in an aggregate principal amount equal to $100.0 million in connection with the spin-off. The unused commitment on the Revolving Credit Facility as of September 30, 2006 was $1.4 billion.

Interest due under the Revolving Credit Facility is fixed for the term of each borrowing and is payable according to the terms of that borrowing. Generally, interest is calculated using LIBOR plus an interest rate margin. A facility fee is also payable quarterly on the total facility, regardless of usage (6 basis points as of September 30, 2006). The facility fee percentage is determined based on the Company’s credit rating assigned by Standard & Poor’s Ratings Services (“S&P”) and/or Moody’s Investor Services, Inc. (“Moody’s”). In addition, to the extent the aggregate outstanding borrowings under the Revolving Credit Facility exceed 50% of the related aggregate commitments, a utilization fee based upon such ratings is payable to the lenders on the aggregate outstanding borrowings (5 basis points as of September 30, 2006). As of September 30, 2006, the Company’s interest rate on its outstanding borrowing was 5.51%.

Bridge Loan

On September 27, 2006, FFMC entered into an unsecured bridge financing facility in an aggregate principal amount of $2.4 billion (the “Bridge Loan”) with a syndicate of lenders. On September 29, 2006, FFMC borrowed under the Bridge Loan an aggregate principal amount equal to $2.4 billion in connection with the spin-off. The Bridge Loan matures on September 26, 2007 and contains certain covenants that limit or restrict the ability of FFMC and other significant subsidiaries to incur debt, collateralize, sell, assign, transfer or otherwise dispose of specified assets, or enter into specified sale and leaseback transactions.

Interest due under the Bridge Loan is fixed for the term of each borrowing and is payable according to the terms of that borrowing. Generally, the applicable interest rate is calculated using LIBOR plus an interest rate margin. A facility fee is also payable quarterly on the total facility, regardless of usage (6 basis points as of September 30, 2006). The facility fee percentage is determined based on the Company’s credit rating assigned by S&P and/or Moody’s. As of September 30, 2006, the Company’s interest rate under the Bridge Loan was 5.51%.

Notes

On September 29, 2006, the Company issued to First Data $1.0 billion aggregate principal amount of unsecured notes maturing on October 1, 2016 (the “Notes”) in partial consideration for the contribution by First Data to the Company of its money transfer and consumer payments businesses in connection with the spin-off. The Notes were issued in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended. Immediately after the spin-off, First Data exchanged the Notes with two financial institutions for indebtedness of First Data that the financial institutions held at that time. The financial institutions then sold the Notes in transactions exempt from the registration requirements of the Securities Act of 1933. The Company did not receive any of the proceeds from the subsequent private sale of the Notes.

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Interest on the Notes is payable semiannually on April 1 and October 1 each year based on a fixed per annum interest rate of 5.93%. The indenture governing the Notes contains covenants that limit or restrict the ability of the Company and other significant subsidiaries to incur debt, collateralize, sell, assign, transfer or otherwise dispose of specified assets, or enter into sale and leaseback transactions. The Company may redeem the Notes at any time prior to maturity at the applicable treasury rate plus 20 basis points. FFMC has fully and unconditionally guaranteed the obligations of the Company under the indenture agreement. The guarantee will terminate if the amount of indebtedness of the Company’s subsidiaries is reduced below an amount specified in the Notes.

In connection with the issuance of the Notes on September 29, 2006, the Company entered into a Registration Rights Agreement which will give the holders of the Notes certain exchange and registration rights with respect to the Notes.

Commercial Paper Program

On November 3, 2006, the Company established a commercial paper program pursuant to which the Company is authorized to issue unsecured commercial paper notes (the “Commercial Paper Notes”) in an amount not to exceed $1.5 billion outstanding at any time. The Commercial Paper Notes may have maturities of up to 397 days from date of issuance.

10. Income Taxes

The Company has established contingency reserves for material, known tax exposures, including potential tax audit adjustments with respect to its foreign business which was restructured in 2003. The Company’s tax reserves reflect what it believes to be reasonable assumptions as to the likely resolution of the issues involved if subject to judicial review. While the Company believes that its reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed its related reserve. Any difference from the Company’s position as recorded in its financial statements and the final resolution of a tax issue will be reflected in the Company’s income tax expense in the period during which the issue is resolved. Such resolution could also affect the Company’s effective tax rate in future periods.

To address certain tax aspects of the 2003 restructuring of the Company’s international operations, discussions were initiated with the Internal Revenue Service (“IRS”) pursuant to the IRS’s Advance Pricing Agreement, or “APA,” Program. The Company, however, was notified by the IRS in late October 2006 that it will not be able to conclude an arrangement acceptable to the Company through the APA Program and, therefore, expects that the tax aspects of the 2003 restructuring will be addressed as part of the ongoing federal income tax audit.

The Company has benefited from the 2003 restructuring by having its income from certain foreign-to-foreign money transfer transactions taxed at relatively low foreign tax rates rather than the U.S. and state combined statutory tax rate. The amount of taxes attributable to such rate differential cumulatively totaled $190.7 million through September 30, 2006.

At September 30, 2006, no provision had been made for U.S. federal and state income taxes on foreign earnings of approximately $771.6 million, which are expected to be reinvested outside the United States indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be

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subject to U.S. income taxes (subject to an adjustment for foreign tax credits), state income taxes, and withholding taxes payable to various foreign countries. Determination of the amount of unrecognized deferred U.S. tax liability is not practicable because of the complexities associated with its hypothetical calculation.

11. Stock Compensation Plans

Stock Compensation Plans After the Spin-Off and Conversion of Existing Awards Under First Data Plans

Prior to and in connection with the spin-off, on September 28, 2006 the Company adopted, and First Data as its sole stockholder prior to the spin-off approved The Western Union Company 2006 Long-Term Incentive Plan (“2006 LTIP”) and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (“2006 Director Plan”). The 2006 LTIP provides for the granting of stock options, restricted stock awards and units, unrestricted stock awards and units, and other equity-based awards, to employees and other key individuals who perform services for the Company. The 2006 Director Plan provides for the granting of equity-based awards to non-employee directors of the Company.

Options granted under the 2006 LTIP are issued with exercise prices equal to the fair market value of Western Union common stock on the grant date, have 10-year terms, and vest over four equal annual increments beginning 12 months after the date of grant. Compensation expense related to stock options is recognized over the requisite service period. The requisite service period for stock options is the same as the vesting period, with the exception of retirement eligible employees, who have shorter requisite service periods ending when the employees become retirement eligible.

Restricted stock awards and units granted under the 2006 LTIP typically become 100% vested on the three year anniversary of the grant date. The fair value of the awards granted is measured based on the fair market value of the shares on the date of grant, and the related compensation expense is recognized over the requisite service period which is the same as the vesting period. A maximum of 120.0 million shares of common stock may be awarded under the 2006 LTIP. On September 29, 2006, the Company issued 6.3 million options and 1.1 million restricted stock awards and units to certain employees of the Company under the 2006 LTIP.

On September 29, 2006, the Company awarded a founders’ grant of either restricted stock awards or units to certain employees who are not otherwise eligible to receive stock-based awards under the 2006 LTIP. These awards vest in two equal annual increments beginning 12 months from the grant date. The fair value of the awards granted is measured based on the when-issued trading price of the Company’s common stock of $19.13 at closing on the grant date and is recognized ratably over the vesting period. Included in the 1.1 million restricted stock awards and units issued under the 2006 LTIP described above, were 0.3 million restricted stock awards or units issued in connection with the founders’ grant.

Options granted under the 2006 Director Plan are issued at prices equal to the fair market value of Western Union common stock at the grant date, have 10-year terms, and vest immediately. Since options and stock units under this plan vest immediately, compensation expense is recognized on the date of grant based on the fair market value of the awards when granted. Awards under the plan may be settled immediately unless the participant elects to defer the receipt of the common shares under applicable plan rules. A maximum of 1.5 million shares of common stock may be awarded under the 2006 Director Plan. On September 29, 2006, the Company issued 0.2 million options and 0.1 million unrestricted stock units to non-employee directors of the Company.

At the time of the spin-off, First Data converted stock options, restricted stock awards, and restricted stock units (collectively, “Stock-Based Awards”) on First Data stock held by First Data and Western Union employees.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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For First Data employees, one replacement First Data Stock-Based Award and one Western Union Stock-Based Award were distributed for every First Data Stock-Based Award held prior to the spin-off, which maintained both the pre-conversion aggregate intrinsic value and the ratio of the exercise price per share to the fair market value per share. For Western Union employees, outstanding First Data Stock-Based Awards were converted to new Western Union Stock-Based Awards at a conversion ratio of 2.1955 Western Union Stock-Based Awards for every First Data Stock-Based Award held prior to the spin-off. The conversion was based on the pre-distribution First Data closing price with due bills of $42.00 relative to the Western Union when-issued closing price of $19.13 on September 29, 2006. The new Western Union Stock-Based Awards maintained both the pre-conversion aggregate intrinsic value of each option and the ratio of the exercise price per share to the fair market value per share. Substantially all converted Stock-Based Awards are subject to the terms and conditions applicable to the original First Data stock options, restricted stock awards and restricted stock units. These Western Union options are considered to have been issued under the 2006 LTIP.

The conversion of each First Data stock option to 2.1955 Western Union stock options constituted a modification of those stock option awards under the provisions of SFAS No. 123R. Stock-based compensation relating to the incremental fair value between First Data awards held prior to the spin-off and Western Union awards subsequent to the modification resulted in additional stock based compensation charges of $3.4 million of which $1.8 million was recognized in September 2006, and $1.6 million will be recognized over the remaining vesting period of the associated modified unvested options.

The substitute stock options, representing those stock options held by Western Union employees that were converted from First Data stock options to Western Union options at a conversion ratio of 2.1955, have exercise prices equal to the fair market value of a share of common stock on the grant date and substantially all have a term of 10 years. The substitute stock options maintained their original vesting schedules. Generally, these stock options had an original vesting schedule of four years and vested ratably in four equal annual increments. A similar conversion process was completed to determine the number of the Company’s restricted stock awards and restricted stock units substituted on September 29, 2006 to replace First Data restricted stock awards and restricted stock units held prior to the spin-off. The restricted stock awards and restricted stock units also maintain their original vesting schedules.

After the spin-off, the Company will receive all cash proceeds related to the exercise of Western Union stock options held by First Data employees; however, First Data will recognize all associated expense and resulting tax benefit relating to such stock options. The Company recognizes compensation expense, receives all cash proceeds and retains all tax benefits relating to Western Union awards held by Western Union employees.

First Data Stock Options and Employee Stock Purchase Plan Rights

Prior to the Distribution, Western Union participated in the First Data plans that provided for the granting of stock options to employees and other key individuals who performed services for the Company. Options granted under the First Data plans were issued with exercise prices equivalent to the fair market value of First Data common stock on the dates of grant, substantially all had 10-year terms and became exercisable in four equal annual increments beginning 12 months after the dates of grant. The requisite service period for stock options was the same as the vesting period, with the exception of retirement eligible employees who have shorter requisite service periods ending when the employees become retirement eligible. Compensation expense related to stock options was recognized over the requisite service period, except as discussed further under “Stock-Based Compensation” below for certain options granted prior to the adoption of SFAS No. 123R.

In October 1996, First Data instituted an employee stock purchase plan (“ESPP”). Amounts accumulated through payroll deductions elected by eligible employees were used to make quarterly purchases of First Data

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

common stock at a 15% discount from the lower of the market price at the beginning or end of the quarter. The fair value of these awards was recognized as compensation expense in the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2006 in accordance with the provisions of SFAS No. 123R. Western Union has not adopted an Employee Stock Purchase Plan.

First Data received all cash proceeds and realized and retained all tax benefits related to the exercise of stock options and ESPP shares sold by Western Union employees during all periods prior to the spin-off.

Stock Option Activity

A summary of Western Union stock option activity relating to Western Union and First Data employees for the nine months ended September 30, 2006 is as follows (options and aggregate intrinsic value in millions). All awards have been adjusted to reflect the conversion ratio as of the date of the spin-off, as all stock options prior to the spin-off were options in First Data stock. Approximately 51.2 million Western Union stock options were distributed to First Data employees on September 29, 2006.

	Nine Months Ended September 30, 2006
	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1,	17.3	$16.87
Granted	10.7	$19.49
Western Union options issued to First Data employees on spin-off date	51.2	$17.46
Exercised	(3.6)	$15.93
Cancelled / forfeited	(0.1)	$19.40
Transfer from First Data, net (a)	4.3	$17.39

Outstanding at September 30,	79.8	$17.67	7	$328.7

Western Union options exercisable at September 30,	59.0	$16.97	6	$323.8

(a)	Transfer from First Data, net represents stock options held by First Data employees who became employees of Western Union during the year or on the date of the spin-off.

The conversion factor for the number of shares and exercise price for the information displayed above is the ratio of the First Data pre-distribution closing stock price with due bills ($42.00) to the Company’s when-issued stock price on the date of the spin-off ($19.13).

The total intrinsic value of stock options exercised during the nine months ended September 30, 2006 and 2005 was $18.3 million and $5.5 million, respectively.

Restricted Stock Awards and Restricted Stock Units

During the first quarter of 2006, First Data issued restricted stock awards or restricted stock units to certain employees which were contingent upon the achievement of certain performance criterion which were met on the date of the Distribution. The awards vest at a rate of 33% per year on the anniversary date of the grant. The fair value of the awards granted in February 2006 was measured based on the fair market value of the shares on the date of grant and is being amortized over three years.

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In February 2005, First Data awarded to two of its executives, who are currently executives of Western Union, an aggregate of 85,000 shares of First Data restricted common stock. The unvested balance was converted to 139,963 shares of Western Union restricted stock based on the conversion ratio at the date of and in connection with the spin-off. The stock awards vest at a rate of 25% per year on the anniversary date of the grant if the executives are still employed by the Company at the time. The fair value of the 2005 grant of $3.4 million was recorded based on the fair market value of the shares on the date of grant and is being amortized over four years.

In February 2004, First Data awarded to two of its executives, who are currently executives of Western Union, an aggregate of 100,000 shares of restricted common stock, which was subsequently converted to 219,550 shares of Western Union restricted stock based on the conversion ratio at the date of and in connection with the spin-off. The stock awards vest if the executives are still employed on the earlier of (i) February 25, 2009 or (ii) at any time after February 25, 2007 if on each trading day during the previous 30-day period the highest intra-day trading price of Western Union’s common stock on the New York Stock Exchange is equal to or greater than $31.8833 per share. The fair value of the 2004 grant of $4.1 million was recorded based on the fair market value of the shares on the date of grant and is being amortized over five years.

Approximately 1.1 million restricted stock awards and units were distributed to First Data employees on September 29, 2006. A summary of First Data restricted stock award and unit activity relating to Western Union employees for the nine months ended September 30, 2006 and restricted stock awards and units issued to First Data employees on the spin-off date based on the conversion ratio established at the date of the spin is as follows (awards/units in millions):

	Nine Months Ended September 30, 2006
	Number Outstanding	Weighted-Average Grant-Date Fair Value
Non-vested at January 1,	0.2	$18.42
Granted	1.9	$19.49
Western Union unvested restricted stock awards and units issued to First Data employees on spin-off date	1.1	$20.49
Vested	(0.1)	$18.25
Forfeited	—	$21.77

Non-vested at September 30,	3.1	$19.82

Stock-Based Compensation

In December 2005, First Data accelerated vesting of all outstanding unvested stock options granted by First Data to its officers and employees under First Data’s 2002 Long-Term Incentive Plan. The decision to accelerate the vesting of these stock options was made primarily to reduce stock-based compensation expense that otherwise likely would be recorded in future periods following the adoption of SFAS No. 123R. The Company recognized compensation expense of $1.8 million during the fourth quarter of 2005 resulting from accelerated vesting. The Company must recognize compensation expense related to any awards outside of the First Data 2002 Long-Term Incentive Plan that are not fully vested as of January 1, 2006, as well as options granted after that date under either the First Data plan or the Western Union plans.

As discussed in Note 1, effective January 1, 2006, the Company adopted SFAS No. 123R following the modified prospective method. The following table sets forth the total impact on earnings for stock-based

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

compensation expense recognized in the Condensed Consolidated Statements of Income resulting from First Data stock options, restricted stock awards, restricted stock units, as well as ESPP rights for Western Union employees for the three and nine month periods ended September 30, 2006 (in millions). A benefit to earnings is reflected as a positive and a reduction to earnings is reflected as a negative.

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Income before income taxes	$(10.2)	$(16.3)
Income tax benefit from stock-based compensation expense	3.8	6.1

Net income	$(6.4)	$(10.2)

Earnings per share:
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

There was no stock-based compensation capitalized during the nine months ended September 30, 2006. In addition, the Company was allocated stock compensation expense of $0.7 million and $6.8 million during the three and nine months ended September 30, 2006, respectively, related to employees of First Data providing administrative services to the Company prior to the spin-off.

For periods prior to the adoption of SFAS No. 123R, pro forma information regarding the Company’s net income is required by SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS No. 123”), as if the Company had accounted for its employee stock options in First Data stock under the fair value method prescribed by SFAS No. 123. The Company’s pro forma information for the three and nine month periods ended September 30, 2005, which reflects compensation expense equal to the fair value of the options, restricted stock awards and ESPP rights for Western Union employees recognized over their vesting periods, is as follows (in millions):

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Reported net income	$241.9	$693.5
Restricted stock expense included in reported net income, net of tax	0.2	0.4
SFAS No. 123 expense, net of tax	(4.0)	(12.2)

Pro forma net income	$238.1	$681.7

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Reported earnings per share—basic	$0.32	$0.91
Reported earnings per share—diluted	$0.32	$0.91
Pro forma earnings per share—basic	$0.31	$0.89
Pro forma earnings per share—diluted	$0.31	$0.89

Certain of the Company’s employee stock-based compensation awards have terms that provide for vesting to continue after retirement. Prior to the adoption of SFAS No. 123R, the Company accounted for this type of arrangement by recognizing pro forma compensation cost over the stated vesting period for the SFAS No. 123 pro forma disclosures. Upon adoption of SFAS No. 123R, compensation cost is being recognized over a shorter

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

period that ends with retirement eligibility. The impact of applying SFAS No. 123R requirements for accelerated expense recognition would have impacted pro forma SFAS No. 123 compensation expense, net of tax, by benefits of $0.1 million and $0.3 million during the three and nine months ended September 30, 2005, respectively.

As of September 30, 2006, there was $59.4 million of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of four years, and there was $28.1 million of total unrecognized compensation cost related to non-vested restricted stock awards and restricted stock units which is expected to be recognized over a weighted-average period of three years.

The fair value of First Data stock options and ESPP rights granted to Western Union employees for the three and nine months ended September 30, 2006 and 2005 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Stock options granted (post-spin grants):
Weighted average risk-free interest rate	4.64%	—	4.64%	—
Weighted average dividend yield	0.21%	—	0.21%	—
Volatility	26.5%	—	26.5%	—
Expected term (in years)	7	—	7	—
Weighted average fair value	$ 7	—	$ 7	—
Stock options granted (pre-spin grants):
Weighted average risk-free interest rate	4.80%	4.04%	4.62%	4.01%
Weighted average dividend yield	0.55%	0.59%	0.58%	0.57%
Volatility	22.5%	30.0%	23.5%	34.2%
Expected term (in years)	5	5	5	6
Weighted average fair value	$11	$13	$12	$15

ESPP:
Weighted average risk-free interest rate	5.03%	3.44%	4.85%	2.88%
Weighted average dividend yield	0.55%	0.59%	0.56%	0.58%
Volatility	22.9%	18.7%	23.0%	18.9%
Expected term (in years)	0.25	0.25	0.25	0.25
Weighted average fair value	$ 9	$ 8	$ 9	$ 8

For periods presented prior to the spin-off date of September 29, 2006, all stock-based compensation awards were made by First Data, and used First Data assumptions for volatility, dividend yield and term. Western Union assumptions, which are described in the paragraphs below, were utilized for Western Union’s September 29, 2006 stock-based compensation awards.

Expected volatility—Western Union’s expected weighted-average volatility of 26.5% was determined based on the calculated historical peer group volatility for companies in similar industries, stage of life cycle, and market capitalization since there is not sufficient historical volatility data for Western Union common stock. Expected volatility for the Company’s September 29, 2006 grant, which varies by group based on the expected option term, was 28.4% for the Board of Directors and executives and 24.8% for non-executive employees. Beginning in 2006, First Data used the implied volatility method for estimating expected volatility for all stock options granted and ESPP rights. First Data calculated its implied volatility on a daily basis using a Black-Scholes option pricing model,

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

incorporating the market prices of a variety of traded options, the market price of First Data stock, the exercise price and remaining term of the traded options, the expected dividends and the risk-free rate.

Expected dividend yield—The management of Western Union expects the Company’s annual dividend yield to be 0.21%, based on Western Union’s closing stock price on the date of spin. This assumed annual dividend rate of four cents per common share is subject to board approval. First Data’s dividend yield is the calculation of the annualized First Data dividend amount of $0.24 divided by a rolling 12 month average First Data stock price as of the most recent grant date for which First Data granted options to Western Union employees.

Expected term—Western Union’s expected term is 5.8 years for non-executive employees, and 7.5 years for the Board of Directors and executives. The Company’s expected term of options was based upon, among other things, historical exercises (including the exercise history of First Data’s awards), the vesting term of the Company’s options, the cancellation history of the Company’s employees options in First Data stock and the options’ contractual term of ten years. First Data has also aggregated stock option awards into classes. For each class, the expected term is primarily based on the results of a study performed on the historical exercise and post-vesting employment termination behavior for similar grants. First Data’s expected terms were as follows: 4.5 years for non-executive employees, 7 years for the Board of Directors and 7.5 years for its executives. The expected term of ESPP rights were determined to be 0.25 years as purchase rights are achieved over the course of the quarter in which the employee participated in the ESPP. Once the shares have been purchased, the employee can sell their respective shares.

Risk-free interest rate—The risk-free rate for stock options granted during the period is determined by using a U.S. Treasury rate for the period that coincided with the expected terms listed above. The risk-free rate for ESPP rights was determined using a 3-month maturity U.S. Treasury bond rate for the 90-day period that coincided with the expected terms listed above.

The assumptions used to calculate the fair value of options granted will be evaluated and revised, as necessary, to reflect market conditions and the Company’s historical experience and future expectations. The calculated fair value is recognized as compensation cost in the Company’s financial statements over the requisite service period of the entire award. Compensation cost is recognized only for those options expected to vest, with forfeitures estimated at the date of grant and evaluated and adjusted periodically to reflect the Company’s historical experience and future expectations. Any change in the forfeiture assumption will be accounted for as a change in estimate, with the cumulative effect of the change on periods previously reported being reflected in the financial statements of the period in which the change is made. In the future, as more historical data is available to calculate the volatility of Western Union stock and the actual terms Western Union employees hold options, expected volatility and expected term may change which could substantially change the grant-date fair value of future stock option awards and, ultimately, the recorded compensation expense.

12. Segments

The Company classifies its businesses into two reportable segments: consumer-to-consumer and consumer-to-business.

•	The consumer-to-consumer reporting segment provides money transfer services between consumers, primarily through a global network of third-party agents using our multi-currency, real-time money transfer processing systems.

•	The consumer-to-business reporting segment provides payments from consumers to billers through a network of third-party agents and other various electronic channels, including the telephone and Internet.

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

All businesses that have not been classified into consumer-to-consumer or consumer-to-business, primarily the Company’s money order and prepaid services businesses, and certain expenses incurred in connection with the spin-off are reported as “Other.” The Company previously operated internet auction payments, messaging and international prepaid cellular top-up businesses. These three businesses, representing aggregated revenues in 2005 of $28.9 million and an operating loss before taxes of $16.2 million, were shut down or sold in 2005 and early 2006 and are included in “Other.” Due to the immaterial nature of these three businesses, they have not been presented separately as discontinued operations.

Transaction fees and foreign exchange revenue for the nine months ended September 30, 2006 were impacted by the seasonal nature of the consumer-to-consumer segment. Consumer-to-consumer segment revenue typically increases sequentially from the first quarter to the fourth quarter each year and declines from the fourth quarter to the first quarter of the following year. This seasonal fluctuation is related to the holiday season in various countries during the fourth quarter.

The following table presents the Company’s reportable segment results for the three and nine months ended September 30, 2006 and 2005 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Consumer-to-Consumer:
External revenue
Transaction fees	$783.6	$695.8	$2,253.0	$1,985.8
Foreign exchange revenue	168.6	137.0	477.5	385.0
Other revenues	9.0	8.3	24.5	19.6

	$961.2	841.1	2,755.0	2,390.4
Consumer-to-Business:
External revenue
Transaction fees	146.8	143.0	444.5	422.8
Foreign exchange revenue	0.4	0.4	1.1	1.0
Other revenues	10.6	8.7	28.5	24.6

	157.8	152.1	474.1	448.4
Other:
External revenue
Transaction fees	9.7	15.1	34.2	49.5
Commission and other revenues	11.7	11.0	33.7	31.4
Internal revenue	—	1.2	0.9	3.9

	21.4	27.3	68.8	84.8
Eliminations	—	(1.2)	(0.9)	(3.9)

Total revenues	$1,140.4	$1,019.3	$3,297.0	$2,919.7

Operating income:
Consumer-to-Consumer	$280.2	$283.1	$796.8	$778.1
Consumer-to-Business	53.8	56.6	166.0	168.6
Other	3.1	3.0	13.4	8.6

Total operating income	$337.1	$342.7	$976.2	$955.3

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

13. Guarantor Financial Information

FFMC fully and unconditionally guarantees the Company’s obligations under the Notes and the Revolving Credit Facility entered into on the date of the spin-off (Note 9) until the amount of indebtedness of the Company’s subsidiaries is below an amount specified in the Revolving Credit Facility and the Notes. The following are the Condensed Consolidating Statements of Income for The Western Union Company, FFMC and the non-guarantor subsidiaries for the three and nine months ended September 30, 2006 and 2005, the Condensed Consolidating Balance Sheets as of September 30, 2006 and December 31, 2005, and the Condensed Consolidating Statements of Cash Flows for the nine months ended September 30, 2006 and 2005. These condensed consolidating financial statements reflect both The Western Union Company’s and FFMC’s ownership interests in the entities as if the spin-off had occurred at the beginning of all periods presented.

The Condensed Consolidating Statement of Income for the three months ended September 30, 2006 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Revenues:
Transaction fees	$—	$—	$940.1	$—	$940.1
Foreign exchange revenue	—	—	169.0	—	169.0
Commission and other revenues	—	—	184.9	(153.6)	31.3

Total revenues	—	—	1,294.0	(153.6)	1,140.4
Expenses:
Cost of services	—	—	627.3	(1.3)	626.0
Selling, general and administrative	—	—	329.6	(152.3)	177.3

Total expenses	—	—	956.9	(153.6)	803.3

Operating income	—	—	337.1	—	337.1
Derivative gains, net	—	—	5.4	—	5.4
Foreign exchange effect on notes receivable from First Data, net	—	—	14.2	—	14.2
Interest income from First Data, net	—	—	12.2	—	12.2
Interest expense	(0.4)	(0.7)	—	—	(1.1)
Other income/(expense), net	258.4	237.5	12.1	(495.9)	12.1

Income before taxes	258.0	236.8	381.0	(495.9)	379.9
(Benefit)/provision for taxes	(0.1)	(0.3)	122.2	—	121.8

Net income	$258.1	$237.1	$258.8	$(495.9)	$258.1

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Statement of Income for the three months ended September 30, 2005 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Revenues:
Transaction fees	$—	$—	$853.9	$—	$853.9
Foreign exchange revenue	—	—	137.4	—	137.4
Commission and other revenues	—	—	171.5	(143.5)	28.0

Total revenues	—	—	1,162.8	(143.5)	1,019.3
Expenses:
Cost of services	—	—	528.5	—	528.5
Selling, general and administrative	—	—	291.6	(143.5)	148.1

Total expenses	—	—	820.1	(143.5)	676.6

Operating income	—	—	342.7	—	342.7
Derivative gains, net	—	—	1.8	—	1.8
Foreign exchange effect on notes receivable from First Data, net	—	—	(0.8)	—	(0.8)
Interest income from First Data, net	—	—	5.1	—	5.1
Other income/(expense), net	241.9	226.3	2.5	(468.2)	2.5

Income before taxes	241.9	226.3	351.3	(468.2)	351.3
Provision for taxes	—	—	109.4	—	109.4

Net income	$241.9	$226.3	$241.9	$(468.2)	$241.9

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Statement of Income for the nine months ended September 30, 2006 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Revenues:
Transaction fees	$—	$—	$2,731.7	$—	$2,731.7
Foreign exchange revenue	—	—	478.6	—	478.6
Commission and other revenues	—	—	542.8	(456.1)	86.7

Total revenues	—	—	3,753.1	(456.1)	3,297.0
Expenses:
Cost of services	—	—	1,783.1	(3.7)	1,779.4
Selling, general and administrative	—	—	993.8	(452.4)	541.4

Total expenses	—	—	2,776.9	(456.1)	2,320.8

Operating income	—	—	976.2	—	976.2
Derivative losses, net	—	—	(21.8)	—	(21.8)
Foreign exchange effect on notes receivable from First Data, net	—	—	10.1	—	10.1
Interest income from First Data, net	—	—	35.7	—	35.7
Interest expense	(0.4)	(0.7)	—	—	(1.1)
Other income/(expense), net	697.1	649.0	29.5	(1,346.1)	29.5

Income before taxes	696.7	648.3	1,029.7	(1,346.1)	1,028.6
(Benefit)/provision for taxes	(0.1)	(0.3)	332.2	—	331.8

Net income	$696.8	$648.6	$697.5	$(1,346.1)	$696.8

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Statement of Income for the nine months ended September 30, 2005 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Revenues:
Transaction fees	$—	$—	$2,458.1	$—	$2,458.1
Foreign exchange revenue	—	—	386.0	—	386.0
Commission and other revenues	—	—	496.3	(420.7)	75.6

Total revenues	—	—	3,340.4	(420.7)	2,919.7
Expenses:
Cost of services	—	—	1,523.8	—	1,523.8
Selling, general and administrative	—	—	861.3	(420.7)	440.6

Total expenses	—	—	2,385.1	(420.7)	1,964.4

Operating income	—	—	955.3	—	955.3
Derivative gains, net	—	—	38.6	—	38.6
Foreign exchange effect on notes receivable from First Data, net	—	—	(10.6)	—	(10.6)
Interest income from First Data, net	—	—	14.3	—	14.3
Other income/(expense), net	693.5	658.7	8.3	(1,352.2)	8.3

Income before taxes	693.5	658.7	1,005.9	(1,352.2)	1,005.9
Provision for taxes	—	—	312.4	—	312.4

Net income	$693.5	$658.7	$693.5	$(1,352.2)	$693.5

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Balance Sheet as of September 30, 2006 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Assets
Cash and cash equivalents	$—	$—	$1,327.6	$—	$1,327.6
Settlement assets	—	—	1,218.3	—	1,218.3
Property and equipment, net	65.0	—	92.8	—	157.8
Goodwill	—	—	1,600.7	—	1,600.7
Other intangible assets, net	—	—	260.3	—	260.3
Other assets	11.0	0.3	462.6	—	473.9
Investment in subsidiaries	474.3	2,700.8	—	(3,175.1)	—

Total assets	$550.3	$2,701.1	$4,962.3	$(3,175.1)	$5,038.6

Liabilities and Stockholders’ (Deficiency)/Net Investment in The Western Union Company
Liabilities:
Accounts payable and accrued liabilities	$23.1	$0.6	$394.9	$—	$418.6
Settlement obligations	—	—	1,216.5	—	1,216.5
Pension obligations	—	—	69.2	—	69.2
Deferred tax liability, net	2.2	(0.2)	266.8	—	268.8
Borrowings	1,099.6	2,400.0	—	—	3,499.6
Other liabilities	—	—	140.5	—	140.5

Total Liabilities	1,124.9	2,400.4	2,087.9	—	5,613.2
Stockholders’ (Deficiency)/Net Investment in The Western Union Company:
Preferred Stock	—	—	—	—	—
Common Stock	7.7	—	—	—	7.7
Capital Deficiency	(525.4)	357.4	2,931.0	(3,288.4)	(525.4)
Net investment in The Western Union Company	—	—	—	—	—
Retained earnings/(deficit)	(1.5)	(1.3)	(1.2)	2.5	(1.5)
Accumulated other comprehensive loss	(55.4)	(55.4)	(55.4)	110.8	(55.4)

Total Stockholders’ (Deficiency)/Net Investment in The Western Union Company	(574.6)	300.7	2,874.4	(3,175.1)	(574.6)

Total Liabilities and Stockholders’ (Deficiency)/Net Investment in The Western Union Company	$550.3	$2,701.1	$4,962.3	$(3,175.1)	$5,038.6

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Balance Sheet as of December 31, 2005 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Assets
Cash and cash equivalents	$—	$—	$510.2	$—	$510.2
Settlement assets	—	—	929.1	—	929.1
Receivables from First Data, net	—	—	192.8	—	192.8
Notes receivable from First Data	—	—	751.5	—	751.5
Property and equipment, net	—	—	82.4	—	82.4
Goodwill	—	—	1,618.0	—	1,618.0
Other intangible assets, net	—	—	180.4	—	180.4
Other assets	—	—	342.0	—	342.0
Investment in subsidiaries	2,811.8	2,617.1	—	(5,428.9)	—

Total assets	$2,811.8	$2,617.1	$4,606.4	$(5,428.9)	$4,606.4

Total Liabilities and Stockholders’ (Deficiency)/Net Investment in The Western Union Company
Liabilities:
Accounts payable and accrued liabilities	$—	$—	$238.6	$—	$238.6
Settlement obligations	—	—	926.7	—	926.7
Pension obligations	—	—	69.8	—	69.8
Deferred tax liability, net	—	—	248.1	—	248.1
Notes payable to First Data	—	—	163.5	—	163.5
Other liabilities	—	—	147.9	—	147.9

Total liabilities	—	—	1,794.6	—	1,794.6
Stockholders’ (Deficiency)/ Net Investment in The Western Union Company:
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Capital deficiency	—	—	—	—	—
Net investment in The Western Union Company	2,873.9	2,692.5	2,873.9	(5,566.4)	2,873.9
Accumulated other comprehensive loss	(62.1)	(75.4)	(62.1)	137.5	(62.1)

Total Stockholders’ (Deficiency)/Net Investment in The Western Union Company	2,811.8	2,617.1	2,811.8	(5,428.9)	2,811.8

Total Liabilities and Stockholders’ (Deficiency)/Net Investment in The Western Union Company	$2,811.8	$2,617.1	$4,606.4	$(5,428.9)	$4,606.4

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Statement of Cash Flows for the nine months ended September 30, 2006 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Cash flows from operating activities
Net cash provided by operating activities	$2,856.2	$400.1	$783.0	$(3,261.7)	$777.6

Cash flows from investing activities
Capitalization of contract costs	—	—	(106.7)	—	(106.7)
Capitalization of software development costs	—	—	(8.4)	—	(8.4)
Purchases of property and equipments	—	—	(42.5)	—	(42.5)
Notes receivable issued to agents	—	—	(140.0)	—	(140.0)
Proceeds from repayments of notes receivable issued to agents	—	—	12.8	—	12.8
Cash received on maturity of foreign currency forwards	—	—	4.1	—	4.1

Net cash used in investing activities	$—	$—	$(280.7)	$—	$(280.7)

Cash flows from financing activities
Advances (to)/ from affiliates of First Data	(2.3)	—	162.5	—	160.2
Dividends to First Data	(2,953.9)	(2,800.1)	(461.6)	3,261.7	(2,953.9)
Proceeds from issuance of debt	100.0	2,400.0	—	—	2,500.0
Repayments of notes payable to First Data	—	—	(154.5)	—	(154.5)
Proceeds from repayments of notes receivable from First Data	—	—	776.2	—	776.2
Additions to notes receivable from First Data	—	—	(7.5)	—	(7.5)

Net cash (used in)/provided by financing activities	$(2,856.2)	$(400.1)	$315.1	$3,261.7	$320.5

Net change in cash and cash equivalents	—	—	817.4	—	817.4
Cash and cash equivalents at beginning of year	—	—	510.2	—	510.2

Cash and cash equivalents at end of year	$—	$—	$1,327.6	$—	$1,327.6

THE WESTERN UNION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Condensed Consolidating Statement of Cash Flows for the nine months ended September 30, 2005 (in millions):

	The Western Union Company	Guarantor- FFMC	Non-Guarantors	Eliminations	Total
Cash flows from operating activities
Net cash provided by operating activities	$—	$—	$711.0	$—	$711.0

Cash flows from investing activities
Capitalization of contract costs	—	—	(9.4)	—	(9.4)
Capitalization of software development costs	—	—	(7.0)	—	(7.0)
Purchases of property and equipments	—	—	(23.2)	—	(23.2)
Notes receivable issued to agents	—	—	(8.4)	—	(8.4)
Cash paid on maturity of foreign currency forwards	—	—	(7.9)	—	(7.9)
Purchase of equity method investments	—	—	(5.8)	—	(5.8)

Net cash used in investing activities	$—	$—	$(61.7)	$—	$(61.7)

Cash flows from financing activities
Advances to affiliates of First Data	—	—	(525.7)	—	(525.7)
Repayments of notes payable to First Data	—	—	(227.0)	—	(227.0)
Notes payable issued to First Data	—	—	262.8	—	262.8
Additions to notes receivable from First Data	—	—	(374.7)	—	(374.7)

Net cash used in financing activities	$—	$—	$(864.6)	$—	$(864.6)

Net change in cash and cash equivalents	—	—	$(215.3)	—	$(215.3)
Cash and cash equivalents at beginning of year	—	—	469.7	—	469.7

Cash and cash equivalents at end of year	$—	$—	$254.4	$—	$254.4

14. Subsequent Events

On November 17, 2006, the Company issued $2 billion aggregate principal amount of the Company’s fixed and floating rate notes, comprised of $500 million aggregate principal amount of the Company’s Floating Rate Notes due 2008 (the “Floating Rate Notes”), $1 billion aggregate principal amount of 5.400% Notes due 2011 (the “2011 Notes”) and $500 million aggregate principal amount of 6.200% Notes due 2036 (the “2036 Notes”). Interest on the Floating Rate Notes will be set at a per annum rate equal to the three month LIBOR plus 0.15%, which will be reset quarterly.

The Company used the net proceeds of the offering of the Floating Rate Notes, the 2011 Notes and the 2036 Notes, together with the proceeds of approximately $400 million of commercial paper the Company issued, to repay the entire $2.4 billion in principal amount outstanding under a bridge loan facility entered into by the Company’s subsidiary, FFMC. This repayment resulted in the release and termination of the outstanding guarantees by FFMC of the Company’s 5.930% notes due 2016 and the Company’s revolving credit facility.

Until                     , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Exchange Offer for

$1,000,000,000 5.400% Notes due 2011

$1,000,000,000 5.930% Notes due 2016

$500,000,000 6.200% Notes due 2036

and

$500,000,000 Floating Rate Notes due 2008

$1,000,000,000 5.400% Notes due 2011

$1,000,000,000 5.930% Notes due 2016

$500,000,000 6.200% Notes due 2036

$500,000,000 Floating Rate Notes due 2008

Which Have Been Registered Under the Securities Act of 1933

PROSPECTUS

                    ,

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The registrant’s certificate of incorporation provides that each person who was or is a director shall be indemnified to the fullest extent permitted by Delaware law and further provides that the registrant may, to the extent deemed appropriate by the registrant’s board of directors and as authorized under Delaware law, indemnify any officers, employees and agents of the registrant. The registrant’s by-laws provide that each person who is, or was, an officer or employee of the registrant, and each person who is, or was, serving at the registrant’s request as an officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified by the registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The registrant’s certificate of incorporation provides that this right to indemnification will not be exclusive of any other right which any person may otherwise have or acquire. The registrant’s certificate of incorporation also permits the registrant to secure and maintain insurance on behalf of any director, officer, employee or agent of the registrant and each person who is, or was, serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity.

The registrant has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers. In addition, the registrant has entered into indemnification agreements with each of the registrant’s outside directors that requires the registrant to indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the Delaware General Corporation Law in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

The separation and distribution agreement between the registrant and First Data Corporation (“First Data”) provides for indemnification by First Data of the registrant’s directors and officers and employees for certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, related to filings in connection with the spin-off of the registrant from First Data.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits: The following is a list of all the exhibits filed as part of this registration statement.

Exhibit Number	Description

2.1	Separation and Distribution Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

3.1	Amended and Restated Certificate of Incorporation of The Western Union Company (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (registration no. 333-137665) and incorporated herein by reference thereto).

3.2	Amended and Restated By-laws of The Western Union Company (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (registration no. 333-137665) and incorporated herein by reference thereto).

4.1	Indenture, dated as of September 29, 2006, between The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.2	Form of 5.930% Note due 2016 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.3	Supplemental Indenture, dated as of September 29, 2006, among The Western Union Company, First Financial Management Corporation and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.4	Second Supplemental Indenture, dated as of November 17, 2006, among The Western Union Company, First Financial Management Corporation and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.5	Registration Rights Agreement, dated as of September 29, 2006, among The Western Union Company and J.P. Morgan Securities Inc. and Barclays Capital Inc., as initial purchasers (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.6	Indenture, dated as of November 17, 2006, between The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.7	Form of Floating Rate Note due 2008 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.8	Form of 5.400% Note due 2011 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.9	Form of 6.200% Note due 2036 (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.10	Registration Rights Agreement, dated as of November 17, 2006, among The Western Union Company and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, as initial purchasers (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.11	Form of 5.930% Note due 2016

4.12	Form of Floating Rate Note due 2008

4.13	Form of 5.400% Note due 2011

4.14	Form of 6.200% Note due 2036

5.1	Opinion of Sidley Austin LLP.

Exhibit Number	Description

10.1	Tax Allocation Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.2	Employee Matters Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.3	Transition Services Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.4	Patent Ownership Agreement and Covenant Not to Sue, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.5	Retail Money Order Issuance and Management Agreement, dated as of August 14, 2006, between Integrated Payment Systems Inc. and Western Union Financial Services Inc. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.6	Revolving Credit Agreement, dated as of September 27, 2006, among The Western Union Company, the banks named therein, as lenders, Wells Fargo Bank, National Association, as syndication agent, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.6.1	Subsidiary Guaranty, dated as of September 29, 2006, from First Financial Management Corporation in favor of Citibank, N.A., as agent for the Guaranteed Parties named therein (filed as Exhibit 10.6.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.7	Credit Agreement, dated as of September 27, 2006, among First Financial Management Corporation, the banks named therein, as lenders, Wachovia Bank, National Association, as syndication agent, Morgan Stanley Bank, as documentation agent, Citicorp North America, Inc., as administrative agent, and Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Morgan Stanley Bank, as lead arrangers and book runners (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.8	Form of Director Indemnification Agreement (filed as Exhibit 10.11 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

10.9	Letter Agreement, dated July 12, 2006, between The Western Union Company and David G. Barnes (filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.10	Employment Agreement, dated as of September 30, 2006, by and between Western Union LLC, The Western Union Company and Scott T. Scheirman (filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.11	The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (file no. 333-137665) and incorporated herein by reference thereto).

Exhibit Number	Description

10.12	The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (file no. 333-137665) and incorporated herein by reference thereto).

10.13	The Western Union Company Non-Employee Director Deferred Compensation Plan (filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.14	The Western Union Company Severance/Change in Control Policy (filed as Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.15	The Western Union Company Senior Executive Incentive Plan (filed as Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.16	The Western Union Company Supplemental Incentive Savings Plan (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8 (file no. 333-137665) and incorporated herein by reference thereto).

10.17	The Western Union Company Grandfathered Supplemental Incentive Savings Plan (filed as Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.18	Form of Unrestricted Stock Unit Award Agreement Under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (filed as Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.19	Form of Nonqualified Stock Option Award Agreement Under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (filed as Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.20	Form of Restricted Stock Award Agreement for Executive Committee Members Residing in the United States Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.21	Form of Restricted Stock Unit Award Agreement for Executive Committee Members Residing Outside the United States Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.21 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.22	Form of Nonqualified Stock Option Award Agreement for Executive Committee Members Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.22 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.23	Form of Nonqualified Stock Option Award Agreement for Scott T. Scheirman Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.24	Form of Restricted Stock Award Agreement for Scott T. Scheirman Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

Exhibit Number	Description

10.25	Form of The Western Union Company Executive Severance Plan (filed as Exhibit 10.7 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

10.26	Employment Agreement, dated as of January 30, 2004, between Western Union Hong Kong Limited and Ian Marsh (filed as Exhibit 10.11 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

10.27	Employment Agreement, dated as of April 29, 1999, between Western Union Financial Services GmbH and Hikmet Ersek (filed as Exhibit 10.12 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

12	Computation of Ratio of Earnings to Fixed Charges.

15	Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information.

21	Subsidiaries of The Western Union Company (filed as Exhibit 21.1 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (set forth on the signature pages to this Registration Statement).

25	Statement regarding eligibility of Trustee on Form T-1 of Wells Fargo Bank, National Association.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of our Client’s Letter.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(b)	Financial Schedules

Schedule II—Valuation and Qualifying Accounts (page F-35)

Item 22. Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 22, 2006.

THE WESTERN UNION COMPANY
(Registrant)

By:	/s/ CHRISTINA A. GOLD
Christina A. Gold President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints David Schlapbach, Michael Rodin and Sarah Kilgore, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-4 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTINA A. GOLD Christina A. Gold	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2006

/s/ DAVID G. BARNES David G. Barnes	Executive Vice President, Finance and Strategic Development (Co-Principal Financial Officer)	December 22, 2006

/s/ SCOTT T. SCHEIRMAN Scott T. Scheirman	Executive Vice President and Chief Financial Officer (Co-Principal Financial Officer)	December 22, 2006

/s/ AMINTORE T.X. SCHENKEL Amintore Schenkel	Senior Vice President and Controller (Principal Accounting Officer)	December 22, 2006

/s/ JACK M. GREENBERG Jack M. Greenberg	Non-Executive Chairman of the Board of Directors	December 22, 2006

/s/ DINYAR S. DEVITRE Dinyar S. Devitre	Director	December 22, 2006

Signature	Title	Date

/s/ BETSY D. HOLDEN Betsy D. Holden	Director	December 22, 2006

/s/ ALAN J. LACY Alan J. Lacy	Director	December 22, 2006

/s/ LINDA FAYNE LEVINSON Linda Fayne Levinson	Director	December 22, 2006

/s/ ROBERTO G. MENDOZA Roberto G. Mendoza	Director	December 22, 2006

/s/ MICHAEL A. MILES Michael A. Miles	Director	December 22, 2006

Dennis Stevenson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Separation and Distribution Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

3.1	Amended and Restated Certificate of Incorporation of The Western Union Company (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (registration no. 333-137665) and incorporated herein by reference thereto).

3.2	Amended and Restated By-laws of The Western Union Company (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (registration no. 333-137665) and incorporated herein by reference thereto).

4.1	Indenture, dated as of September 29, 2006, between The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.2	Form of 5.930% Note due 2016 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.3	Supplemental Indenture, dated as of September 29, 2006, among The Western Union Company, First Financial Management Corporation and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.4	Second Supplemental Indenture, dated as of November 17, 2006, among The Western Union Company, First Financial Management Corporation and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.5	Registration Rights Agreement, dated as of September 29, 2006, among The Western Union Company and J.P. Morgan Securities Inc. and Barclays Capital Inc., as initial purchasers (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on October 2, 2006 and incorporated herein by reference thereto).

4.6	Indenture, dated as of November 17, 2006, between The Western Union Company and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.7	Form of Floating Rate Note due 2008 (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.8	Form of 5.400% Note due 2011 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.9	Form of 6.200% Note due 2036 (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.10	Registration Rights Agreement, dated as of November 17, 2006, among The Western Union Company and Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, as initial purchasers (filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and incorporated herein by reference thereto).

4.11	Form of 5.930% Note due 2016

4.12	Form of Floating Rate Note due 2008

4.13	Form of 5.400% Note due 2011

4.14	Form of 6.200% Note due 2036

5.1	Opinion of Sidley Austin LLP.

10.1	Tax Allocation Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

Exhibit Number	Description

10.2	Employee Matters Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.3	Transition Services Agreement, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.4	Patent Ownership Agreement and Covenant Not to Sue, dated as of September 29, 2006, between First Data Corporation and The Western Union Company (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.5	Retail Money Order Issuance and Management Agreement, dated as of August 14, 2006, between Integrated Payment Systems Inc. and Western Union Financial Services Inc. (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.6	Revolving Credit Agreement, dated as of September 27, 2006, among The Western Union Company, the banks named therein, as lenders, Wells Fargo Bank, National Association, as syndication agent, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.6.1	Subsidiary Guaranty, dated as of September 29, 2006, from First Financial Management Corporation in favor of Citibank, N.A., as agent for the Guaranteed Parties named therein (filed as Exhibit 10.6.1 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.7	Credit Agreement, dated as of September 27, 2006, among First Financial Management Corporation, the banks named therein, as lenders, Wachovia Bank, National Association, as syndication agent, Morgan Stanley Bank, as documentation agent, Citicorp North America, Inc., as administrative agent, and Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Morgan Stanley Bank, as lead arrangers and book runners (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.8	Form of Director Indemnification Agreement (filed as Exhibit 10.11 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

10.9	Letter Agreement, dated July 12, 2006, between The Western Union Company and David G. Barnes (filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.10	Employment Agreement, dated as of September 30, 2006, by and between Western Union LLC, The Western Union Company and Scott T. Scheirman (filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.11	The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (file no. 333-137665) and incorporated herein by reference thereto).

10.12	The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (file no. 333-137665) and incorporated herein by reference thereto).

10.13	The Western Union Company Non-Employee Director Deferred Compensation Plan (filed as Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

Exhibit Number	Description

10.14	The Western Union Company Severance/Change in Control Policy (filed as Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.15	The Western Union Company Senior Executive Incentive Plan (filed as Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.16	The Western Union Company Supplemental Incentive Savings Plan (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8 (file no. 333-137665) and incorporated herein by reference thereto).

10.17	The Western Union Company Grandfathered Supplemental Incentive Savings Plan (filed as Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on October 3, 2006 and incorporated herein by reference thereto).

10.18	Form of Unrestricted Stock Unit Award Agreement Under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (filed as Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.19	Form of Nonqualified Stock Option Award Agreement Under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan (filed as Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.20	Form of Restricted Stock Award Agreement for Executive Committee Members Residing in the United States Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.20 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.21	Form of Restricted Stock Unit Award Agreement for Executive Committee Members Residing Outside the United States Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.21 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.22	Form of Nonqualified Stock Option Award Agreement for Executive Committee Members Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.22 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.23	Form of Nonqualified Stock Option Award Agreement for Scott T. Scheirman Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.24	Form of Restricted Stock Award Agreement for Scott T. Scheirman Under The Western Union Company 2006 Long-Term Incentive Plan (filed as Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 and incorporated herein by reference thereto).

10.25	Form of The Western Union Company Executive Severance Plan (filed as Exhibit 10.7 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

10.26	Employment Agreement, dated as of January 30, 2004, between Western Union Hong Kong Limited and Ian Marsh (filed as Exhibit 10.11 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

10.27	Employment Agreement, dated as of April 29, 1999, between Western Union Financial Services GmbH and Hikmet Ersek (filed as Exhibit 10.12 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

Exhibit Number	Description

12	Computation of Ratio of Earnings to Fixed Charges.

15	Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information.

21	Subsidiaries of The Western Union Company (filed as Exhibit 21.1 to the Company’s Registration Statement on Form 10 (file no. 001-32903) and incorporated herein by reference thereto).

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (set forth on the signature pages to this Registration Statement).

25	Statement regarding eligibility of Trustee on Form T-1 of Wells Fargo Bank, National Association.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of our Client’s Letter.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.